As filed with the Securities and Exchange Commission on July 22, 2025

Registration No. 333-278769

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

________________________

POST-EFFECTIVE AMENDMENT NO. 3 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

________________________

ZEO ENERGY CORP.
(Exact name of registrant as specified in its charter)

________________________

Delaware	4931	001-40927
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7625 Little Rd, Suite 200A
New Port Richey, FL 34654
(727) 375-9375
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

________________________

Timothy Bridgewater, Chief Executive Officer
7625 Little Rd, Suite 200A
New Port Richey, FL 34654
(727) 375-9375
(Name, address, including zip code, and telephone number, including area code, of agent for service)

________________________

Copies to:
Stuart Neuhauser, Esq.
Scott Miller, Esq.
Ellenoff Grossman & Schole LLP
1345 6th Ave
New York, NY 10105
Tel: (212) 370-1300

________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. ☐

Large accelerated filer:	☐	Accelerated filer:	☐
Non-accelerated filer:	☒	Smaller reporting company:	☒
		Emerging growth company:	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Rule 429 Statement

Pursuant to Rule 429 under the Securities Act, the prospectus contained in this Registration Statement on Form S-1 (referred to herein as the Registration Statement) will be used as a combined prospectus in connection with this Registration Statement and the registrant’s Registration Statement on Form S-4 (File No. 333-274551), that was originally declared effective by the Securities and Exchange Commission on February 13, 2024 (as amended, the “Prior Registration Statement”). Accordingly, this Registration Statement also constitutes Post-Effective Amendment No. 3 on Form S-4 to the Prior Registration Statement. Such Post-Effective Amendment will become effective concurrently with the effectiveness of this Registration Statement accordance with Section 8(c) of the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

References throughout this Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 to “Zeo Energy,” “we,” “us,” the “Company” or “our company” are to Zeo Energy Corp., unless the context otherwise indicates.

The Company is filing this Post-Effective Amendment No. 3 (“Post Effective Amendment No. 3”) to the Registration Statement on Form S-1, originally filed with the Securities and Exchange Commission (“SEC”) on April 17, 2024, as amended on May 23, 2024 (the “Original Filing”), declared effective by the SEC on May 31, 2024 and subsequently amended by Post-Effective Amendment No. 1 to the Registration Statement on S-1 filed with the SEC on September 27, 2024, and declared effective by the SEC on October 1, 2024 (“Post-Effective Amendment No. 1”), and further amended by Post-Effective Amendment No. 2 to the Registration Statement on Form S-1filed with the SEC on February 7, 2025, and declared effective by the SEC on February 11, 2025 (“Post-Effective Amendment No. 2”).

No additional securities are being registered by this Post- Effective Amendment No. 3. All applicable registration fees were paid at the time of filing the Original Filing.

On March 20, 2024, the Company filed with the SEC a Current Report on Form 8-K (the “Original Report”), in which the Company reported, among other events, the completion of a Business Combination (as defined in the Original Report). The Company subsequently amended the Original Report on March 25, 2024 to include its audited financial statements, Management’s Discussion and Analysis of Financial Condition and Results of Operation, and unaudited pro forma combined financial information for the fiscal year ended December 31, 2023.

Subsequently, the Company filed Amendment No. 3 on Form 8-K/A on August 19, 2024 to restate its audited financial statements, Management’s Discussion and Analysis of Financial Condition and Results of Operation and unaudited pro forma combined financial information for the fiscal year ended December 31, 2023.

On November 14, 2024, the Company filed a Form 8-K with the SEC (the “Non-Reliance 8-K”) noting that during the preparation of the Company’s consolidated interim financial statements for the quarter ended September 30, 2024, the Company’s management identified the following misstatements and adjustments previously not recorded during the audit, as deemed immaterial at the time, to the Company’s financial statements for the year ended December 31, 2023 and the quarterly periods ended March 31, 2024 and June 30, 2024.

•        For the years ended December 31, 2023 and 2022, cost of goods sold (exclusive of depreciation and amortization) included selling expenses related to commissions earned by the sales team and third party dealers related to obtaining sales orders and contracts. The Company has further determined that selling expenses should not be included in the cost of goods sold (exclusive of depreciation and amortization) but instead in sales and marketing expense as they do not relate to the direct delivery of the product or service but rather to the acquiring of the customer and sale of the product or service. This misstatement has no impact on total operating expenses, income from operations or net income. Additionally, this misstatement has no impact on the balance sheets, statements of members’ equity or statements of cash flows.

•        As of December 31, 2023, finance lease assets and liabilities were included in property, equipment and other fixed assets, net and in the current portion of long-term debt and long-term debt. The Company has further determined that the vehicles should be recorded as right-of-use finance lease assets and finance lease liabilities. Adjustments have been made to depreciation and amortization expense and interest expense on the statement of operations as well as adjustments to reflect the presentation of finance leases in the statement of cash flows.

•        As of December 31, 2023 and 2022, adjustments have been made to reflect the correct presentation of operating leases within the statement of cash flows. This has no impact on total operating cash flows.

•        For the years ended December 31, 2023 and 2022, due to the nature of the underlying costs, reclassifications of expenses have been made between cost of goods sold (exclusive of depreciation and amortization), sales and marketing and general and administrative. This misstatement has no impact on total operating expenses, income from operations or net income. Additionally, this misstatement has no impact on the balance sheets, statements of changes in members’ equity or statements of cash flows.

As described in the Non-Reliance 8-K, on November 13, 2024, the audit committee of the Company’s board of directors, after discussion with the Company’s management concluded, that (i) the Company’s previously issued financial statements for the fiscal year ended December 31, 2023 and 2022 included in the Original Report as filed with the SEC on March 20, 2024 and as amended on March 25, 2024 and August 19, 2024, (ii) the Company’s unaudited condensed consolidated interim financial statements for the three months ended March 31, 2024 included in the Quarterly Report on Form 10-Q/A as filed with the SEC on August 19, 2024, (iii) the Company’s unaudited condensed consolidated interim financial statements for the three and six months ended June 30, 2024 included in the Quarterly Report on Form 10-Q as filed with the SEC on August 19, 2024 and (iv) the financial statements noted in items (i) through (iii) above included in the Original Filing, as amended, should no longer be relied upon due to the misstatements described above. Additionally, the Company’s management have discussed with Grant Thornton LLP, the Company’s independent registered public accounting firm, the matters disclosed in the Non-Reliance 8-K.

On May 28, 2025, the Company filed with the SEC its Annual Report on Form 10-K, which includes the Company’s audited financial statements for the years ended December 31, 2024 and 2023. On June 16, 2025, the Company filed with the SEC its Quarterly Report on Form 10-Q, as amended on July 9, 2025, which includes unaudited interim financial statements for the three-month periods ended March 31, 2025 and 2024. On July 2, 2025, the Company filed with the SEC a Registration Statement on Form S-4, which serves as a proxy statement to the shareholders of Heliogen, in connection with the Company’s proposed merger with Heliogen, with Heliogen ultimately becoming a wholly-owned subsidiary of the Company, in the event that the proposed merger is consummated. The Registration Statement on S-4, in addition to the financial statements of the Company, also includes Heliogen’s audited financial statements for the years ended December 31, 2024 and 2023 and unaudited interim financial statements of Heliogen for the three months ended March 31, 2025 and 2024. Also, included in the Registration Statement on Form S-4 are unaudited pro forma condensed combined financial statements reflecting certain combined financial statements information for the Company and Heliogen. The unaudited pro forma condensed combined balance sheet is presented as if the proposed merger occurred on March 31, 2025. The unaudited pro forma condensed combined statement of operations is presented as if the proposed merger occurred on January 1, 2024, the beginning of the earliest period presented.

As such, the Company is filing this Post-Effective Amendment No. 3 to update all of the information provided in Post-Effective Amendment No. 2 including all updated financial information and information relating to the Company’s proposed merger with Heliogen.

This Post-Effective Amendment No. 3 reflects events that occurred after the filing of Post-Effective Amendment No. 2 and modifies and updates all disclosures in Post-Effective Amendment No. 2.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated July 22, 2025.

Zeo Energy Corp.

13,800,000 Shares of Class A Common Stock Underlying Warrants
(For Issuance)

40,118,434 Shares of Class A Common Stock (For Resale)

This prospectus relates to the issuance by us of 13,800,000 shares of Class A Common Stock issuable upon the exercise of 13,800,000 warrants at an exercise price of $11.50 per warrant (the “Warrants”), that were originally issued by ESGEN as part of its initial public offering of units at a price of $10.00 per unit, with each unit consisting of one share of ESGEN class A common stock and one-half ESGEN redeemable warrant.

This prospectus also relates to the resale from time to time by the selling securityholders (including their transferees, donees, pledgees and other successors-in-interest) named in this prospectus (the “selling securityholders”) of up to 40,118,434 shares of Class A Common Stock, which includes:

•        4,000,004 outstanding shares of Class A Common Stock issued to the Sponsor and certain former holders of ESGEN Class B ordinary shares, issued to such holders at an equity consideration value of $10.00 per share;

•        50,000 outstanding shares of Class A Common Stock issued to Piper Sandler & Co. at an equity consideration value of $5.00 per share;

•        1,838,430 shares of Class A Common Stock issuable upon exchange of an equivalent number of Convertible OpCo Preferred Units and Class V Common Stock issued to the Sponsor pursuant to the Sponsor Subscription Agreement at an equity consideration value of $10.00 per share;

•        33,730,000 shares of Class A Common Stock issuable upon exchange of an equivalent number of Exchangeable OpCo Units and Class V Common Stock issued to the Sellers pursuant to the Business Combination Agreement at an equity consideration value of $10.00 per share; and

•        500,000 shares of Class A Common Stock issuable to Sun Managers, LLC upon potential forfeiture of an equivalent number of shares of Class A Common Stock previously issued to Sponsor and certain former holders of ESGEN Class B ordinary shares at an equity consideration value of $10.00 per share.

The selling securityholders can sell, under this prospectus, up to 40,118,434 shares of our Class A Common Stock, constituting more than 181% of our outstanding shares of Common Stock as of July 15, 2025. Sales of a substantial number of our shares of Class A Common Stock in the public market by the selling securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could increase the volatility of and cause a significant decline in the market price of our securities and could impair our ability to raise capital through the sale of additional equity securities. See “Risk Factors — Sales of a substantial number of our securities in the public market by the selling securityholders and/or by our existing securityholders could cause the price of our shares of Class A Common Stock and Warrants to fall.”

All the securities offered in this prospectus by the selling securityholders may be resold for so long as the registration statement, of which this prospectus forms a part, is available for use. The sale of all or a portion of the securities being offered in this prospectus could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, some of the selling securityholders may still experience a positive rate of return on the securities they purchased due to the price at which such selling securityholder initially purchased the securities.

We are registering the securities for resale pursuant to the selling securityholders’ registration rights under certain agreements between us, on the one hand, and the selling securityholders, on the other hand. Our registration of the securities covered by this prospectus does not mean that the selling securityholders will offer or sell any of the securities registered for resale.

We will receive the proceeds from any exercise of the Warrants for cash, but not from the net share exercise of any Warrants on a cashless basis or from the resale of any shares of Class A Common Stock by the selling securityholders pursuant to this prospectus or the sale of the shares of Class A Common Stock issuable upon the exercise of the Warrants. Each Warrant entitles the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per Warrant. The Warrants are exercisable on a cashless basis under certain circumstances specified in the warrant agreement governing those securities. To the extent that any Warrants are exercised on a cashless basis, the aggregate amount of cash we would receive from the exercise of the Warrants will decrease.

We will bear all costs, expenses, and fees in connection with the registration of the shares of Class A Common Stock. The selling securityholders may offer, sell or distribute all or a portion of their shares of Class A Common Stock publicly or through private transactions at prevailing market prices or at negotiated prices. The selling securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of Class A Common Stock. We provide more information about how the selling securityholders may sell the shares of Class A Common Stock in the section titled “Plan of Distribution.” Our shares of Class A Common Stock and Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “ZEO” and “ZEOWW” respectively. On July 15, 2025, the closing price of our Class A Common Stock was $2.23 per share and the closing price for our Warrants was $0.06 per warrant.

We are an “emerging growth company” and a “smaller reporting company” under the federal securities laws and will be subject to reduced disclosure and public reporting requirements. See “Summary — Emerging Growth Company” and “Summary — Smaller Reporting Company.”

Investing in shares of our securities involves risks that are described in the “Risk Factors” section beginning on page 9 of this prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July     , 2025.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using the “shelf” registration process. Under the shelf registration process, the selling securityholders may, from time to time, sell the securities offered by them described in this prospectus through any means described in the section titled “Plan of Distribution.” More specific terms of any securities that the selling securityholders and their permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. This prospectus also relates to the issuance by us of shares of Class A Common Stock from time to time upon the occurrence of the events described in this prospectus.

We may also provide a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described under “Where You Can Find More Information.”

As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Registrant,” “Zeo Energy,” and “Zeo” refer to Zeo Energy Corp. following the Business Combination and Sunergy Renewables, LLC prior to the Business Combination.

INDUSTRY AND MARKET DATA

This prospectus contains, and any amendment or any prospectus supplement may contain, industry and market data which have been obtained from industry publications, market research and other publicly available information. Such information is supplemented, where necessary, with the Company’s own internal estimates, taking into account publicly available information about other industry participants and the judgment of the Company’s management where information is not publicly available.

Industry publications and market research generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed and that the projections they contain are based on a number of significant assumptions. In some cases, the sources from which this data is derived is not expressly referred to. While the Company compiled, extracted and reproduced industry data from these sources, and believes that the information used is reliable, the Company did not independently verify the data that was extracted or derived from such industry publications or market reports, and cannot guarantee its accuracy or completeness.

The industry and market data that appears in this prospectus is inherently uncertain, involves a number of assumptions and limitations and may not necessarily be reflective of actual market conditions and you are cautioned not to give undue weight to such industry and market data because it may differ from current data due to material changes in market conditions or otherwise. Such statistics are based on market research, which itself is based on sampling and subjective judgements by both the researchers and the respondents, including judgements about what types of products and transactions should be included in the relevant market. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

The Company does not intend or assume any obligation to update industry or market data set forth in this prospectus. Because market behavior, preferences and trends are subject to change, prospective investors should be aware that market and industry information in this prospectus and estimates based on any data therein may not be reliable indicators of future market performance or the Company’s future results of operations.

TRADEMARKS

This prospectus contains, and any amendment or any prospectus supplement may contain, references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names, referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

FREQUENTLY USED TERMS AND BASIS OF PRESENTATION

As used in this prospectus, unless otherwise noted or the context otherwise requires, references to:

When used in this prospectus, unless the context otherwise requires:

•        “2024 Plan” refers to the 2024 Omnibus Incentive Equity Plan of Zeo.

•        “A&R Registration Rights Agreement” refers to the Amended and Restated Registration Rights Agreement entered into at Closing, by Zeo, the Sponsor, Piper, the holders of ESGEN Class B ordinary shares and the Sellers pursuant to which, among other things, the Sponsor, Piper, the holders of ESGEN Class B ordinary shares and the Sellers were granted certain registration rights with respect to their respective shares of Common Stock, in each case, on the terms and subject to the conditions set forth therein.

•        “affiliate” refers to, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

•        “Amendment to the Letter Agreement” refers to the agreement entered into by the Sponsor, the independent directors of ESGEN and the Westwood Client Accounts, dated April 19, 2023, which was subsequently amended and restated on January 24, 2024 (as amended from time to time).

•        “Board” refers to the board of directors of Zeo.

•        “Business Combination” refers to the transactions contemplated by the Business Combination Agreement.

•        “Business Combination Agreement” refers to the Business Combination Agreement dated as of April 19, 2023, as amended by the First Amendment thereto, dated as of January 24, 2024, by and among ESGEN, Sunergy, OpCo, the Sellers, the Sponsor, for the limited purposes set forth therein, and Timothy Bridgewater, an individual, in his capacity as the Sellers Representative.

•        “Bylaws” refers to the new bylaws of Zeo adopted in connection with the Business Combination.

•        “Charter” refers to the certificate of incorporation of Zeo adopted in connection with the Business Combination.

•        “Class A Common Stock” refers to shares of Class A common stock, par value $0.0001 per share, of Zeo.

•        “Class V Common Stock” refers to shares of Class V common stock, par value $0.0001 per share, of Zeo.

•        “Closing” refers to the closing of the Business Combination.

•        “Closing Date” refers to the date on which the Business Combination closed, March 13, 2024.

•        “Common Stock” refers to the collective shares of Class A Common Stock and Class V Common Stock.

•        “Convertible OpCo Preferred Unit Conversion” refers to a Convertible OpCo Preferred Unit Optional Conversion, Convertible OpCo Preferred Unit Maturity Date Conversion, and Convertible OpCo Preferred Unit Transaction Event Conversion, collectively.

•        “Convertible OpCo Preferred Unit Dividend Payment Date” refers to the last day of March, June, September and December of each calendar year during which the Convertible OpCo Preferred Units are outstanding.

•        “Convertible OpCo Preferred Unit Maturity Date” means the date that is three (3) years following the Closing Date.

•        “Convertible OpCo Preferred Unit Maturity Date Conversion” refers to the conversion of all, but not less than all, Convertible OpCo Preferred Units into an amount of Exchangeable OpCo Units as is determined by dividing the Convertible OpCo Preferred Unit Original Issue Price plus the aggregate accumulated and unpaid Convertible OpCo Preferred Unit Accruing Dividends with respect to such Convertible OpCo Preferred Units, if any, through the date the conversion occurs, by a weighted average of the daily market price of the Class A Common Stock during the five (5) trading days prior to the date thereof, upon the Convertible OpCo Preferred Unit Maturity Date, subject to certain restrictions set forth in the OpCo A&R LLC Agreement, followed by an immediate exchange of such Exchangeable OpCo Units (together with an equal number of shares of Class V Common Stock) into an equal number of shares of Class A Common Stock.

•        “Convertible OpCo Preferred Unit Optional Conversion” refers to the conversion of all, but not less than all, Convertible OpCo Preferred Units, into an amount of Exchangeable OpCo Units as is determined by dividing the Convertible OpCo Preferred Unit Original Issue Price plus the aggregate accumulated and unpaid Convertible OpCo Preferred Unit Accruing Dividends with respect to such Convertible OpCo Preferred Units, if any, through the date the conversion occurs, by $11.00, at the option of Sponsor, subject to certain restrictions set forth in the OpCo A&R LLC Agreement, followed by an immediate exchange of such Exchangeable OpCo Units (together with an equal number of shares of Class V Common Stock) into an equal number of shares of Class A Common Stock.

•        “Convertible OpCo Preferred Unit Redemption” refers to a Convertible OpCo Preferred Unit Required Redemption and Convertible OpCo Preferred Unit Put Option Redemption, collectively.

•        “Convertible OpCo Preferred Unit Transaction Event Conversion” refers to, in the event of certain change of control transactions or qualified financings, the conversion of all, but not less than all, Convertible OpCo Preferred Units, into an amount of Exchangeable OpCo Units as is determined by dividing the Convertible OpCo Preferred Unit Original Issue Price plus the aggregate accumulated and unpaid Convertible OpCo Preferred Unit Accruing Dividends with respect to such Convertible OpCo Preferred Units, if any, through the date the conversion occurs, by $11.00, at the option of Sponsor, subject to certain restrictions set forth in the OpCo A&R LLC Agreement, followed by an immediate exchange of such Exchangeable OpCo Units (together with an equal number of shares of Class V Common Stock) into an equal number of shares of Class A Common Stock.

•        “Convertible OpCo Preferred Unit Original Issue Price” refers to $10.00.

•        “Convertible OpCo Preferred Units” refers to the Class A OpCo convertible preferred units issued to the Sponsor pursuant to the Sponsor Subscription Agreement.

•        “CST” refers to Continental Stock Transfer & Trust Company.

•        “DGCL” refers to the Delaware General Corporation Law.

•        “Domestication” refers to the continuation of ESGEN by way of domestication of ESGEN into a Delaware corporation, with the ESGEN ordinary shares becoming shares of common stock of the Delaware corporation under the applicable provisions of the Cayman Islands Companies Act (As Revised) and the DGCL; the term includes all matters and necessary or ancillary changes in order to effect such Domestication, including the adoption of the Charter consistent with the DGCL and changing the name and registered office of ESGEN.

•        “DTC” refers to Depository Trust Company.

•        “Early Lock-Up Termination” refers to the termination of the lock-up period under the Amendment to the Letter Agreement when, subsequent to Closing, the last sale price of Class A Common Stock quoted on Nasdaq is greater than or equal to $12 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-consecutive trading day period commencing at least 90 days after Closing.

•        “Energy Spectrum” refers to Energy Spectrum Partners VIII LP.

•        “ESGEN” refers to ESGEN Acquisition Corporation, a former blank check company incorporated as a Cayman Islands exempt company.

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•        “ESGEN Class A ordinary shares” refers to the Class A ordinary shares, par value $0.0001 per share, of ESGEN.

•        “ESGEN Class B ordinary shares” refers to the Class B ordinary shares, par value $0.0001 per share, of ESGEN.

•        “ESGEN ordinary shares” refers to ESGEN Class A ordinary shares and ESGEN Class B ordinary shares.

•        “ESGEN Private Placement Warrants” refers to the warrants to purchase ESGEN Class A ordinary shares that were issued to the Initial Shareholders in a private placement concurrently with the IPO.

•        “ESGEN Public Warrants” refers to the redeemable warrants issued in the IPO, entitling the holder thereof to purchase ESGEN Class A ordinary shares.

•        “ESGEN Share Conversion” refers to the conversion of each ESGEN Class B ordinary share into one ESGEN Class A ordinary share prior to the Domestication.

•        “ESGEN Warrants” refers collectively to the ESGEN Private Placement Warrants together with the ESGEN Public Warrants.

•        “Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

•        “Exchangeable OpCo Units” refers to the Class B units of OpCo.

•        “FASB” refers to the Financial Accounting Standards Board.

•        “Heliogen” refers to Heliogen, Inc., a Delaware corporation.

•        “Initial Shareholders” collectively refers to the Sponsor, ESGEN’s former four independent directors who held ESGEN Class B ordinary shares and the Westwood Client Accounts.

•        “Investment Company Act” refers to the Investment Company Act of 1940, as amended.

•        “IPO” refers to ESGEN’s initial public offering of its ESGEN Class A ordinary shares (the “Public Shares”) and ESGEN Public Warrants pursuant to the ESGEN’s Registration Statement on Form S-1, filed with the SEC (File No. 333-252730), on September 28, 2021, and completed on October 22, 2021.

•        “Lock-Up Agreement” refers to the lock-up agreement entered into in connection with the Closing between the Sellers and Zeo.

•        “Mandatory Exchange” refers to Zeo’s right to require, (i) upon a Change of Control Transaction (as defined in the OpCo A&R LLC Agreement) or (ii) in the discretion of Zeo, with the consent of holders of the OpCo Units holding more than 72% of the OpCo Units (excluding OpCo Units held by Zeo), each holder of Exchangeable OpCo Units to exchange all of its Exchangeable OpCo Units.

•        “Nasdaq” refers to the Nasdaq Stock Market.

•        “OpCo” refers to ESGEN OpCo, LLC, a Delaware limited liability company.

•        “OpCo A&R LLC Agreement” refers to the Amended and Restated Limited Liability Company Agreement of OpCo.

•        “OpCo Exchange Right” refers to the rights of holders of Exchangeable OpCo Units to cause OpCo to redeem one or more of such Exchangeable OpCo Units, together with the cancellation of an equal number of shares of such holder’s Seller Class V Common Stock, for shares of Class A Common Stock on a one-for-one basis, or, at the election of Zeo (as manager of OpCo), cash.

•        “OpCo Manager Units” refers to the Class A units of OpCo issued to Zeo in connection with the Business Combination.

•        “OpCo Units” refers to the Exchangeable OpCo Units and the OpCo Manager Units, collectively.

•        “Organizational Documents” refers to the Charter and the Bylaws of Zeo.

•        “Person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

•        “Sarbanes-Oxley Act” refers to the Sarbanes-Oxley Act of 2002.

•        “SEC” refers to the U.S. Securities and Exchange Commission.

•        “Securities Act” refers to the Securities Act of 1933, as amended.

•        “Seller Class V Common Stock” refers to a number of newly issued shares of Class V Common Stock, equal to the number of Exchangeable OpCo Units, issued to the Sellers by OpCo in exchange for the Sellers’ contribution of the Sunergy Company Interests to OpCo in connection with the Business Combination.

•        “Sellers” refers to the holders of the Sunergy Company Interests immediately prior to the Closing of the Business Combination.

•        “Sponsor” refers to ESGEN LLC, a Delaware limited liability company.

•        “Sponsor Forfeited Shares” refers to the 2,361,641 ESGEN ordinary shares forfeited by the Sponsor at Closing pursuant to the Letter Agreement Amendment.

•        “Sponsor PIPE Investment” refers to the Sponsor’s commitment to purchase an aggregate of 1,000,000 Convertible OpCo Preferred Units concurrently with the Closing at a cash purchase price of $10.00 per share, and up to an additional 500,000 Convertible OpCo Preferred Units during the six months after Closing if called for by Zeo.

•        “Sponsor PIPE Securities” refers to the 1,000,000 Convertible OpCo Preferred Units and up to an additional 500,000 Convertible OpCo Preferred Units during the six months after Closing if called for by Zeo, to be sold to the Sponsor pursuant to the Sponsor Subscription Agreement.

•        “Sponsor Subscription Agreement” refers to that certain subscription agreement, dated as of April 19, 2023, which was subsequently amended and restated on January 24, 2024, by and between ESGEN, OpCo and the Sponsor, entered into in connection with the Business Combination Agreement.

•        “Sunergy” refers to Sunergy Renewables, LLC, a Nevada limited liability company.

•        “Sunergy Company Interests” refers to the limited liability company interests of Sunergy.

•        “Sunergy Convertible Interests” refers to any options, warrants or rights to subscribe for or purchase any equity interests of Sunergy or any subsidiary of Sunergy or securities (including debt securities) convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire, any equity interests of Sunergy or any subsidiary thereof.

•        “Tax Receivable Agreement” refers to the tax receivable agreement that Zeo entered into with the Sellers in connection with the Closing.

•        “TRA Holders” refers to the persons from time to time that become a party to the Tax Receivable Agreement.

•        “Trust Account” refers to the trust account of ESGEN which held the net proceeds from the IPO and certain of the proceeds received in respect of the sale of the ESGEN Private Placement Warrants, together with interest earned thereon, less amounts released to pay taxes.

•        “U.S. Holder” has the meaning set forth in “Material U.S. Federal Income Tax Considerations — U.S. Holders.”

•        “Warrants” refers to the redeemable warrants issued in the IPO, entitling the holder thereof following completion of the Domestication to purchase Class A Common Stock.

•        “Westwood Client Accounts” refers to one or more client accounts of Westwood Holdings Group, Inc., a Delaware corporation, the successor to Salient Capital Partners, LLC, a Texas limited liability company, that purchased ESGEN Class B ordinary shares and ESGEN Private Placement Warrants concurrently with the IPO.

•        “Zeo” or “Zeo Energy” refers to Zeo Energy Corp., a Delaware corporation.

Unless specified otherwise, amounts in this prospectus are presented in U.S. dollars.

Defined terms in the financial statements contained in this prospectus have the meanings ascribed to them in the financial statements.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, the plans, strategies and prospects, both business and financial, of the Company. These statements are based on the beliefs and assumptions, whether or not identified in this prospectus, of the management of the Company. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “project,” “scheduled,” “seek,” “should,” “will” or similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements contained in this prospectus include, but are not limited to, statements about the ability of the Company to:

•        the failure to realize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of Zeo to grow and manage growth profitably, maintain relationships with customers and suppliers and retain key employees;

•        the outcome of any legal proceedings that may be instituted in connection with the Business Combination;

•        Zeo’s success in retaining or recruiting its principal officers, key employees or directors;

•        intense competition and competitive pressures from electric utilities and other companies in the industry in which Zeo operates;

•        factors relating to the business, operations and financial performance of Zeo, including market conditions and global and economic factors beyond Zeo’s control;

•        changes in general economic conditions, including unemployment, inflation (including the impact of tariffs) or deflation, financial institution disruptions and geopolitical conflicts such as the conflict between Russia and Ukraine and the conflict in the Gaza Strip;

•        the reduction or elimination of government economic incentives to the renewable energy market;

•        the ability of Zeo to issue equity or equity-linked securities or obtain debt financing;

•        the demand for renewable energy not being sustained or growing in size;

•        impacts of climate change, changing weather patterns and conditions and natural disasters;

•        increases in costs of solar energy system components and raw materials;

•        loss of a supplier or other supply chain disruptions;

•        problems with the quality or performance of the solar energy systems that Zeo sells;

•        the effect of legal, tax and regulatory changes; and

•        each of the other factors detailed under the section entitled “Risk Factors.”

Forward-looking statements are provided for illustrative purposes only and are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the factors discussed under the heading “Risk Factors” and elsewhere in this prospectus, could affect the future results of the Company, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this prospectus.

In addition, the risks described under the heading “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect the businesses, financial conditions, or results of operations of the Company. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can the Company assess the impact of all such risk factors on the business of the Company, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to the Company or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, this prospectus contains statements of belief and similar statements that reflect the beliefs and opinions of the Company on the relevant subject. These statements are based upon information available to the Company as of the date of this prospectus, and while the Company believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that the Company has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

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SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should read this entire document carefully, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

ZEO Energy

Mission

Our company and personnel are passionate about delivering cost savings and increased independence and reliability to energy consumers. Our mission is to expedite the U.S.’ transition to renewable energy by offering our customers an affordable and sustainable means of achieving energy independence.

Business Overview

We are a vertically integrated company offering energy solutions and services that include sale, design, procurement, installation, and maintenance of residential solar energy systems. Many of our solar energy system customers also purchase other energy efficiency-related equipment or services or roofing services from us. The majority of our customers are located in Florida, Texas, Arkansas, Missouri, Ohio, and Illinois, and we have an expanding base of customers in California, Colorado, Minnesota, Missouri, Ohio, Utah, and Virginia.

Business History

We were originally incorporated under the name “ESGEN Acquisition Corp.” as a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. As discussed in this section, we completed a business combination with Sunergy Renewables, LLC, a Nevada limited liability company, which we refer to as Sunergy, on March 13, 2024 and changed our name to “Zeo Energy Corp.”

Sunergy was created through a business contribution of Sunergy Solar LLC (“Sunergy Solar”) and Sun First Energy, LLC (“Sun First Energy”) to Sunergy on October 1, 2021, which we refer to as the Contribution. Sunergy Solar, formed in 2005, and initially focused on providing heating, ventilation and air conditioning products and services in Florida, later expanded into installing residential solar energy systems sold directly by the company and third-party sales dealerships. Sun First Energy was established in 2019, and, from its formation to the date of the Contribution, it sold residential solar energy systems in Florida that were installed by other companies. Prior to the Contribution, Sunergy Solar and Sun First Energy had collaborated on residential solar energy system installations and shared a commitment to quality, integrity and customer satisfaction. The Contribution established our vertically integrated company offering residential solar energy solutions. Many of our solar energy system customers also purchase other energy efficiency-related equipment or services or roofing services from us.

The number of our installations, sales support, and administrative personnel was approximately 190 as of December 31, 2024. In January 2022, we began selling and installing residential solar energy systems and other energy efficiency-related equipment in Texas, in January 2023, we expanded into Arkansas, in September 2023, we entered Missouri, and in February 2024, we entered Ohio and Illinois. In 2025, we expanded our services in California, Colorado, Minnesota, Utah, and Virginia. In November 2024, we also began serving customers for whom Lumio HX, Inc. (as described under Recent Developments below) had begun but not completed residential energy systems prior to completion of its bankruptcy, primarily in California, Maryland, New Jersey, North Carolina, Oklahoma, and South Carolina.

The Business Combination and Related Transactions

On the Closing Date, we consummated the Business Combination. Prior to the Closing, (i) except as otherwise specified in the Business Combination Agreement, each issued and outstanding ESGEN Class B ordinary share was converted into one ESGEN Class A ordinary share; and (ii) ESGEN was domesticated into the State of Delaware so as to become a Delaware corporation. In connection with the Closing, we changed our name from “ESGEN Acquisition Corporation” to “Zeo Energy Corp.”

Following the Domestication, each then-outstanding ESGEN Class A ordinary share was converted into one share of Class A Common Stock, and each then-outstanding ESGEN Public Warrant converted automatically into a Warrant, exercisable for one share of Class A Common Stock. Additionally, each outstanding unit of ESGEN was cancelled and separated into one share of Class A Common Stock and one-half of one Warrant.

In accordance with the terms of the Business Combination Agreement, Sunergy caused all holders of any options, warrants or rights to subscribe for or purchase any equity interests of Sunergy or its subsidiaries or securities (including debt securities) convertible into or exchangeable for, or that otherwise conferred on the holder any right to acquire, any equity interests of Sunergy or any subsidiary thereof (collectively, the “Sunergy Convertible Interests”) existing immediately prior to the Closing to either exchange or convert all such holder’s Sunergy Convertible Interests into limited liability interests of Sunergy (the “Sunergy Company Interests”) in accordance with the governing documents of Sunergy or the Sunergy Convertible Interests.

At the Closing, ESGEN contributed to OpCo (1) all of its assets (excluding its interests in OpCo, but including the amount of cash in ESGEN’s Trust Account as of immediately prior to the Closing (after giving effect to the exercise of redemption rights by ESGEN shareholders)), and (2) a number of newly issued shares of Class V Common Stock, which are non-economic, voting shares of Zeo, equal to the number of Seller OpCo Units (as defined in the Business Combination Agreement) and (y) in exchange, OpCo issued to ESGEN (i) a number of Class A common units of OpCo (the “OpCo Manager Units”) which equaled the total number of shares of Class A Common Stock issued and outstanding immediately after the Closing and (ii) a number of warrants to purchase OpCo Manager Units which equaled the number of Warrants issued and outstanding immediately after the Closing (the transactions described above in this paragraph, the “ESGEN Contribution”). Immediately following the ESGEN Contribution, (x) the Sellers contributed to OpCo the Sunergy Company Interests and (y) in exchange therefor, OpCo transferred to the Sellers the Seller OpCo Units and the Seller Class V Common Stock.

Prior to the Closing, Sellers transferred 24.167% of their Sunergy Company Interests (which were thereafter exchanged for Seller OpCo Units and Seller Class V Common Stock at the Closing, as described above) pro rata to Sun Managers, LLC, a Delaware limited liability company (“Sun Managers”), in exchange for Class A Units (as defined in the Sun Managers limited liability company agreement (the “SM LLCA”)) in Sun Managers. In connection with such transfer, Sun Managers executed a joinder to, and became a “Seller” for purposes of, the Business Combination Agreement. Sun Managers intends to grant Class B Units (as defined in the SM LLCA) in Sun Managers through the Sun Managers, LLC Management Incentive Plan (the “Management Incentive Plan”) adopted by Sun Managers to certain eligible employees or service providers of OpCo, Sunergy or their subsidiaries, in the discretion of Timothy Bridgewater, as manager of Sun Managers. Such Class B Units may be subject to a vesting schedule, and once such Class B Units become vested, there may be an exchange opportunity through which the grantees may request (subject to the terms of the Management Incentive Plan and the OpCo A&R LLC Agreement) the exchange of their Class B Units into Seller OpCo Units (together with an equal number of shares of Seller Class V Common Stock), which may then be converted into Class A Common Stock (subject to the terms of the Management Incentive Plan and the OpCo A&R LLC Agreement). Grants under the Management Incentive Plan will be made after Closing. As of September 30, 2024, no such grants have occurred.

As of the Closing Date, upon consummation of the Business Combination, the only outstanding shares of capital stock of the registrant were shares of Class A Common Stock and Class V Common Stock.

Recent Developments

On October 25, 2024, the Company closed an Asset Purchase Agreement (the “Lumio Asset Purchase Agreement”) with Lumio Holdings, Inc., a Delaware corporation (“Lumio”), and Lumio HX, Inc., a Delaware corporation (together with Lumio, the “Lumio Sellers”), pursuant to which, subject to the terms and conditions set forth in the Lumio Asset Purchase Agreement, the Company agreed to acquire certain assets of the Lumio Sellers on an as-is, where-is basis, including uninstalled residential solar energy contracts, certain inventory, intellectual property and intellectual property rights, equipment, records, goodwill and other intangible assets (collectively, the “Lumio Assets”), free and clear of any liens other than certain specified liabilities of the Lumio Sellers that are being assumed therein (collectively, the acquisition of such Lumio Assets and assumption of such liabilities together, the “Lumio Transaction”) for a total purchase price of (i) $4 million in cash and (ii) 6,206,897 shares of the Company’s Class A Common Stock, to be paid to LHX Intermediate, LLC, a Delaware limited liability company (“LHX”).

The Lumio Assets included certain uninstalled or partially completed residential solar energy contracts through which a customer purchased the solar energy system, and additional uninstalled or partially completed residential solar energy projects where a third party leasing company (either Palmetto Solar, LLC d/b/a LightReach, or Sunnova) owns the solar energy system and leases the output of the system to a customer living in the home where the system is installed. Various of these Lumio projects are located in states where the Company has not previously operated, principally in California, Maryland, New Jersey, North Carolina, Oklahoma, and South Carolina, and the Company has newly established operations or is in the process of establishing operations in these states.

On December 24, 2024, the Company issued a Promissory Note (the “Lumio Promissory Note”) to LHX pursuant to which the Company could borrow up to an aggregate principal amount of $4,000,000 (the “Lumio Loan”). Subject to the terms and conditions set forth in the Lumio Promissory Note, the Lumio Loan shall be provided to the Company in three tranches: (i) $2,500,000 was provided upon execution of the Lumio Promissory Note (the “Initial Advance”), (ii) $750,000 if the Company achieves a specified Tranche 2 Milestone within 60 days from the Initial Advance (the “Tranche 2 Advance”) and (iii) $750,000 if the Company achieves the Tranche 3 Milestone within 60 days from the Tranche 2 Advance. “Tranche 2 Milestone” means the submission by the Company to the applicable regulatory bodies at least 340 permits to install solar energy systems sold through the Company’s year-round sales program. “Tranche 3 Milestone” means the completion by the Company of the installation of at least 296 solar energy systems sold through the Company’s year-round sales program. LHX may also waive any milestone described above and advance the applicable amounts to the Company.

On April 15, 2025, the Lumio Promissory Note was amended to provide that the Tranche 2 Advance will be delivered if a Tranche 2 Milestone is met within 120 days of the Initial Advance, and the Tranche 3 Advance6 will be delivered if a Tranche 3 Milestone is met within 120 days of the Tranche 2 Advance.

The Lumio Loan will be repaid in full by issuing to LHX or its designee of a number of the Company’s shares of Class A Common Stock equal to the quotient of (i) the outstanding and unpaid amount of the Lumio Loan, divided by (ii) $1.35 (the “Lumio Share Issuance”). This repayment shall take place immediately following the later of: (x) the day falling on the first anniversary of December 24, 2024 (or the immediately previous business day) and (y) the date on which the stockholders of the Company approve the Lumio Share Issuance.

The Lumio Promissory Note contains customary representations, warranties and covenants of the parties, including an obligation of the Company to file a registration statement registering the resale of the shares issuable in the Lumio Share Issuance and to use reasonable efforts to have such registration statement declared effective as soon as practicable thereafter.

In connection with the Lumio Promissory Note, on December 24, 2024, LHX entered into a Voting Agreement with the Company and certain stockholders of the Company (the “Voting Agreement”), pursuant to which such stockholders agreed to vote (or cause to be voted), in person or by proxy, all the shares of Class A Common Stock and Class V Common Stock owned by such stockholders (i) in favor of the nomination and appointment of LHX’s designee to the board of directors of the Company, (ii) in favor of the issuance by the Company to LHX of shares of Class A Common Stock in connection with an option that may be granted to LHX to purchase up to 4,000,000 shares of Class A Common Stock, subject to the terms and conditions therein and (iii) in favor of the Lumio Share Issuance, when required pursuant to the Lumio Promissory Note.

Pending Merger

On May 28, 2025, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Heliogen, Inc. (“Heliogen”), Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub I”), and Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”). Pursuant to the Merger Agreement, and subject to the satisfaction or waiver of the conditions specified therein, Merger Sub I will merge with and into Heliogen, with Heliogen surviving the merger as a direct, wholly owned subsidiary of the Company (the “First Merger”). Immediately following the First Merger and on the same day, the surviving entity of the First Merger will merge with and into Merger Sub II, with Merger Sub II surviving as the final surviving company (the “Second Merger” and, together with the First Merger, the “Merger”) and remaining a wholly owned subsidiary of the Company (the “Combined Company”).

As a result of the Merger, Heliogen will cease to be a publicly traded company, and holders of Heliogen’s shares of common stock will not retain any equity interest in the surviving company following the completion of the Merger in return of their pro-rate merger consideration as per the Merger Agreement.

On July 2, 2025, the Company filed a Registration Statement on Form S-4 (File No. 333-288489) in connection with the Merger. The Merger is expected to close in the second half of 2025, subject to the satisfaction of all closing conditions, including the approval of Heliogen’s stockholders and receipt of any required regulatory or stock exchange approvals. There can be no assurance that the Merger will be consummated. Failure to complete the Merger could negatively impact the Company’s future operations, financial condition, and stock price.

Emerging Growth Company

We qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have not elected to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of our consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Potential Resales of a Substantial Number of Shares

The market price of shares of our Class A Common Stock could decline as a result of substantial sales of our Class A Common Stock by our selling securityholders, including the Sponsor, or the perception in the market that holders of a large number of shares intend to sell their shares. Sales of a substantial number of shares of our common stock in the public market could occur at any time. See “Risk Factors — Sales of a substantial number of our securities in the public market by the selling securityholders and/or by our existing securityholders could cause the price of our shares of Class A Common Stock and Warrants to fall.”

Heliogen

Heliogen is a renewable energy technology company focused on delivering round-the-clock, low-carbon U.S. energy production, using concentrated sunlight and thermal energy storage to deliver cost-effective, load-following, high-capacity factor thermal and electric energy.

Heliogen continues to prioritize commercial deployment of its energy solutions with a technology-centric business model, by focusing on:

•        the development and implementation of its enhanced concentrated solar energy technology and thermal energy storage;

•        providing engineering, maintenance and project development support to third parties seeking reliable, low-carbon energy and storage solutions;

•        supporting owner-operators to deploy Heliogen’s technology (Heliogen will partner with engineering, procurement and construction companies for facility construction); and

•        the long-term, licensing of Heliogen’s intellectual property and providing engineering and maintenance support to third parties interested in manufacturing and installing the hardware.

During the year ended December 31, 2024, Heliogen took several actions to align its operating structure and reduce costs. Heliogen took these actions in order to allocate its resources to the design and deployment of concentrated solar power plants, that are commercial utility scale and use molten salt for thermal energy storage. The actions Heliogen took included:

•        deciding not to pursue construction of the commercial-scale concentrated solar energy facility to be built in Mojave, California;

•        implementing a targeted plan, in May 2024, including a workforce reduction, the closing of its manufacturing facility in Long Beach, California, and a reduction in third-party costs;

•        closing its research and development facility in Lancaster, California; and

•        halting construction of its steam plant in Plains, Texas.

Heliogen’s common stock is currently quoted on the OTCQX under the ticker symbol “HLGN.”

Summary Risk Factors

You should carefully read this prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to the Company are summarized below. Unless the context otherwise requires, all references in this subsection to the “we,” “us” or “our” refer to the business of the Company.

Risks Related to Zeo’s Business

•        The solar energy industry is an emerging market which is constantly evolving and additional demand for solar energy systems may not develop to the size or at the rate expected.

•        A material reduction in the retail price of electricity charged by electric utilities or other retail electricity providers would harm Zeo’s business, financial condition and results of operations.

•        Sales and installation of solar energy systems depends heavily on suitable meteorological and environmental conditions such that, if meteorological or environmental conditions are unexpectedly unfavorable, the electricity production from Zeo’s solar service offerings may be below its expectations, and Zeo’s ability to timely deploy new systems may be adversely impacted.

•        Zeo’s business has benefited from the declining cost of solar energy and energy storage system components and may be harmed to the extent the cost of such components stabilize or increase in the future.

•        Zeo’s growth depends in part on the success of its relationships with third parties, including its equipment suppliers, contractors and dealers, including dealers who market to customers and bring the resulting solar contracts to it for fulfillment.

•        Zeo depends on a limited number of suppliers of solar energy system components and technologies to adequately meet demand for its solar energy systems and, due to the limited number of suppliers in Zeo’s industry, the acquisition of any of these suppliers by a competitor or any shortage, delay, price change, announcement or imposition of tariffs or duties or other limitation in Zeo’s ability to obtain components or technologies Zeo uses could result in sales and installation delays, cancelations and loss of customers.

•        If Zeo fails to manage its recent and future growth effectively, it may be unable to execute its business plan, maintain high levels of customer service, or adequately address competitive challenges.

•        Warranties provided by the manufacturers of equipment Zeo sells or services may be limited by the ability of a supplier and manufacturer to satisfy its warranty or performance obligations or by the expiration of applicable time or liability limits, which could reduce or void the warranty protections and increase Zeo’s costs to customers for the systems Zeo offers.

•        Technical and regulatory limitations regarding the interconnection of solar energy systems to the electrical grid may significantly delay interconnections and customer in-service dates, harming Zeo’s growth rate and customer satisfaction.

•        Zeo’s business is concentrated in certain markets, putting us at risk of region-specific disruptions, including hurricanes or other extreme weather events.

•        Zeo’s expansion into new sales channels could be costly and time-consuming, and as Zeo enters new channels, it could be at a disadvantage relative to other companies who have more history in these spaces.

•        Zeo may not realize the anticipated benefits of past or future investments, strategic transactions, or acquisitions, and integration of these acquisitions may disrupt its business and management.

•        Zeo’s rebranding involved substantial costs and may not produce the intended benefits if it is not favorably received by Zeo’s customers, contractors and dealers.

•        Zeo has previously been, and may in the future be, subject to regulatory inquiries and litigation, all of which are costly, distracting to its core business and could result in an unfavorable outcome, or a material adverse effect on its business, financial condition, results of operations, or the trading price of our securities.

•        Zeo’s business currently depends on the availability of utility rebates, tax credits and other benefits, tax exemptions and exclusions, and other financial incentives on the federal, state, and/or local levels that may be adversely affected by changes in, and application of these laws or other incentives to Zeo, and the expiration, elimination or reduction of these benefits could adversely impact Zeo’s business.

•        Zeo relies on certain utility rate structures, such as net metering, to offer competitive pricing to customers, and changes to those policies may significantly reduce demand for Zeo’s solar energy systems.

•        Electric utility policies, statutes, and regulations and changes to such statutes or regulations may present technical, regulatory and economic barriers to the purchase and use of Zeo’s solar energy offerings that may significantly reduce demand for such offerings.

Risks Related to This Offering and Ownership of Zeo Securities

•        Sales, or the perception of sales, of a substantial number of our securities in the public market by the selling securityholders and/or by our existing securityholders could cause the price of our shares of Class A Common Stock and Warrants to fall.

•        Certain existing securityholders purchased, or may purchase, securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in the Company may not experience a similar rate of return.

•        Our management team has limited experience managing a public company, and regulatory compliance obligations may divert its attention from the day-to-day management of our businesses.

•        We incur significant costs as a result of operating as a public company.

•        We have identified material weaknesses in our internal controls over financial reporting. If we are unable to remediate these material weaknesses, if management identifies additional material weaknesses in the future or if we otherwise fail to maintain effective internal controls over financial reporting, we may not be able to accurately or timely report our financial position or results of operations, which may adversely affect our business and stock price or cause our access to the capital markets to be impaired.

•        Nasdaq may delist Zeo’s securities from trading on its exchange.

•        An active, liquid market for Zeo’s securities may not develop, which would adversely affect the liquidity and price of Zeo’s securities.

•        Warrants issued in the IPO are exercisable for Class A Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to the stockholders of Zeo.

•        Zeo may redeem unexpired Warrants prior to their exercise at a time that is disadvantageous for holders of Warrants.

•        We are a holding company. Our only material asset is our equity interest in OpCo, and we are accordingly dependent upon distributions from OpCo to pay taxes, make payments under the Tax Receivable Agreement and cover our corporate and other overhead expenses.

•        If OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, we and OpCo might be subject to potentially significant tax inefficiencies, and we would not be able to recover payments previously made by us under the Tax Receivable Agreement even if the corresponding tax benefits were subsequently determined to have been unavailable due to such status.

•        In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits that Zeo realizes in respect of the tax attributes subject to the Tax Receivable Agreement.

Corporate Information

We were originally incorporated under the name “ESGEN Acquisition Corp.” as a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses, which we refer to throughout this prospectus as our initial business combination. We completed our initial business combination with Sunergy Renewables, LLC, a Nevada limited liability company, on March 13, 2024, and changed our name to “Zeo Energy Corp.” We are a holding company whose principal assets are the OpCo Manager Units we hold in OpCo.

Our principal executive office is located at 7625 Little Rd, Suite 200A, New Port Richey, FL 34654. Our telephone number is (727) 375-9375. Our website address is https://www.zeoenergy.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

THE OFFERING

Shares of Class A Common Stock offered by us	Up to 13,800,000 shares of Class A Common Stock issuable upon exercise of 13,800,000 Warrants
Shares of Class A Common Stock offered by the selling securityholders	Up to 40,118,434
Shares of Class A Common Stock outstanding prior to this offering	22,824,845
Shares of Class V Common Stock outstanding prior to this offering	26,480,000
Shares of Class A Common Stock outstanding assuming conversion of Class V Common Stock	49,304,845
Terms of the Offering	The selling securityholders will determine when and how they will dispose of any shares of Class A Common Stock registered under this prospectus for resale.
Use of proceeds

We will not receive any proceeds from the sale of shares of Class A Common Stock by the selling securityholders pursuant to this prospectus.

We will receive up to an aggregate of approximately $158,700,000 from the exercise of all of the Warrants assuming the exercise in full of all such Warrants for cash. Our warrants are currently “out-of-the money,” which means that the trading price of the shares of our Common Stock underlying our Warrants is below the $11.50 exercise prices, as applicable (subject to adjustment as described herein), of the Warrants. For so long as the Warrants remain “out-of-the money,” we do not expect Warrant holders to exercise their Warrants and, therefore, we do not expect to receive cash proceeds from any such exercise. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such Warrants for general corporate purposes.

Risk factors

You should carefully read the “Risk Factors” beginning on page 9 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Class A Common Stock.

Material U.S. Federal Income Tax Considerations	For a discussion of material U.S. federal income tax consequences that may be relevant to holders of Class A Common Stock, see “Material U.S. Federal Income Tax Considerations.”
Nasdaq symbol for our Class A Common Stock	“ZEO”
Nasdaq symbol for our Warrants	“ZEOWW”

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business, prospects, financial condition or operating results. The following discussion should be read in conjunction with our financial statements and notes to the financial statements included herein.

Risks Related to the Solar Industry

The solar energy industry is an emerging market which is constantly evolving and additional demand for solar energy systems may not develop to the size or at the rate we expect.

The solar energy industry is an emerging and constantly evolving market opportunity. We believe the solar energy industry is still developing and maturing, and we cannot be certain that additional demand for solar energy systems will grow to the size or at the rate we expect. Any future growth of the solar energy market and the success of our solar service offerings depend on many factors beyond our control, including recognition and acceptance of the solar service market by consumers, the pricing of alternative sources of energy, a favorable regulatory environment, the continuation of expected tax benefits and other incentives, and our ability to provide our solar service offerings cost effectively. If additional demand for solar energy systems does not develop to the size or at the rate we expect, our business may be adversely affected.

Solar energy has yet to achieve broad market acceptance and depends in part on continued support in the form of rebates, tax credits, and other incentives from federal, state and local governments or utilities. If support diminishes materially for solar policy related to rebates, tax credits and other incentives, demand for our products and services may decrease and our ability to obtain external financing on acceptable terms, or at all, could be materially adversely affected. These types of funding limitations could lead to inadequate financing support for the anticipated growth in our business. Furthermore, growth in residential solar energy depends in part on macroeconomic conditions, retail prices of electricity and customer preferences, each of which can change quickly. Declining macroeconomic conditions, including in the job markets and residential real estate markets, could contribute to instability and uncertainty among customers and impact their financial wherewithal, credit scores or interest in entering into long-term contracts, even if such contracts would generate immediate and/or long-term savings.

Furthermore, market prices of retail electricity generated by utilities or other energy sources could decline for a variety of reasons, as discussed further below. Any such declines in macroeconomic conditions, changes in retail prices of electricity or changes in customer preferences would adversely impact our business.

At the international level, the United Nations-sponsored Paris Agreement requires member states, including the United States, to submit non-binding, individually-determined greenhouse gas reduction goals known as “Nationally Determined Contributions” every five years after 2020. Former President Joe Biden committed the United States to a goal of reducing greenhouse gas emissions by 50 – 52% below 2005 levels by 2030, a target consistent with the Paris Agreement’s goal of “net-zero” greenhouse gas emissions by 2050. In contrast to the stated goals of President Biden’s administration, the administration of the newly-elected President Donald Trump, is less likely to create or support incentives to reduce greenhouse gas emissions. In January the newly-elected President Trump announced the United States will exit the Paris Agreement. As a result, support from the U.S. government for addressing climate change is likely to decrease, and as a result, consumer demand for clean energy may decrease. Additional international agreements or any legislation, regulation, or executive action within the U.S. addressing climate change, including any climate-related disclosure requirements and legislation or regulation.

We face competition from electric utilities, retail electric providers, independent power producers, renewable energy companies and other market participants.

The solar energy and renewable energy industries are both highly competitive and continually evolving as participants strive to distinguish themselves within their markets and compete with large electric utilities. We believe our primary competitors are the electric utilities that supply electricity to our potential customers. We compete with these electric utilities primarily based on price (cents per kWh), predictability of future prices (by providing pre-determined annual price escalations) and the ease by which customers can switch to electricity generated by our solar energy systems. We may also compete based on other value-added benefits, such as reliability and carbon-friendly power. If we cannot offer compelling value to our customers based on these factors, our business may not grow.

Electric utilities generally have substantially greater financial, technical, operational and other resources than we do. As a result, these competitors may be able to devote more resources to the research, development, promotion and sale of their products or services or respond more quickly to evolving industry standards and changes in market conditions than we can. Electric utilities could also offer other value-added products or services that could help them to compete with us even if the cost of electricity they offer is higher than ours. In addition, a majority of utilities’ sources of electricity is non-solar, which may allow utilities to sell electricity more cheaply than electricity generated by our solar energy systems. Electric utilities could also offer customers the option of purchasing electricity obtained from renewable energy resources, including solar, which would compete with our offerings. Moreover, regulated utilities are increasingly seeking approval to “rate-base” their own solar energy system and energy storage system businesses. Rate-basing means that utilities would receive guaranteed rates of return for their solar energy system and energy storage system businesses. This is already commonplace for utility-scale solar projects and commercial solar projects. While few utilities to date have received regulatory permission to rate-base residential solar energy systems or energy storage systems, our competitiveness would be significantly harmed should more utilities receive such permission because we do not receive guaranteed profits for our solar service offerings.

We also compete with retail electric providers and independent power producers not regulated like electric utilities but which have access to the utilities’ electricity transmission and distribution infrastructure pursuant to state, territorial and local pro-competition and consumer choice policies. These retail electric providers and independent power producers are able to offer customers electricity supply-only solutions that are competitive with our solar energy system options on both price and usage of renewable energy technology while avoiding the physical installations our current business model requires. This may limit our ability to acquire new customers, particularly those who have an aesthetic or other objection to putting solar panels on their roofs.

We also compete with solar companies with vertically integrated business models like our own. For example, some of our competitors offer their own consumer financing products to customers and/or produce one or more components of the solar energy system or energy storage system. In addition to financing and manufacturing, some other business models also include sales, engineering, installation, maintenance and monitoring services. Many of our vertically integrated competitors are larger than we are and offer certain vertical services that we do not. As a result, these competitors may be able to devote more resources to the research, development, promotion and sale of their products or services or respond more quickly to evolving industry standards and changes in market conditions than we can. Solar companies with vertically integrated business models could also offer other value-added products or services that could help them to compete with us. Larger competitors may also be able to access financing at a lower cost of capital than we are able to obtain.

In addition, we compete with other residential solar companies who sell or finance products directly to consumers, inclusive of programs like Property-Assessed Clean Energy financing programs established by local governments. For example, we face competition from solar installation businesses that seek financing from external parties or utilize competitive loan products or state and local programs.

We also compete with solar companies that are marketed to potential customers by dealers, and we may also face competition from new entrants into the market as a result of the passage of the Inflation Reduction Act of 2022 (the “IRA”) and its impacts and benefits to the solar industry. Some of these competitors specialize in the distributed solar energy market and some may provide energy at lower costs than we do. Some of our competitors offer or may offer similar services and products as we do, such as direct outright sales of solar energy systems. Many of our competitors also have significant brand name recognition, lower barriers to entry into the solar market, greater capital resources than we have and extensive knowledge of our target markets. In addition, some of our competitors have an established business of providing construction, electrical contracting, or roofing services.

We also compete with community solar products offered by solar companies or sponsored by local governments and municipal power companies, as well as utility companies that provide renewable power purchase programs. Some customers might choose to subscribe to a community solar project or renewable subscriber programs instead of having a solar energy system installed on their home or business, which could affect our sales. Additionally, some utility companies (and some utility-like entities, such as community choice aggregators) have generation portfolios that are increasingly renewable in nature. As utility companies offer increasingly renewable portfolios to retail customers, those customers might be less inclined to have a solar energy system installed on their home or business, which could adversely affect our growth.

We have historically provided our services only to residential customers, but we may expand to other markets, including commercial and industrial customers. There is intense competition in the solar energy sector in the markets in which we operate and the markets into which we may expand. As new entrants continue to enter into these markets, and as we enter into new markets, we may be unable to grow or maintain our operations and we may be unable to compete with companies that have already established themselves in both the residential market and non-residential market.

As the solar industry grows and evolves, we will also face new competitors and technologies who are not currently in the market (including those resulting from the consolidation of existing competitors). Our industry is characterized by low technological barriers to entry, and well-capitalized companies, including utilities and integrated energy companies, could choose to enter the market and compete with us. Our failure to adapt to changing market conditions and to compete successfully with existing or new competitors will limit our growth and will have a material adverse effect on our business, financial condition and results of operations.

A material reduction in the retail price of electricity charged by electric utilities or other retail electricity providers would harm our business, financial condition and results of operations.

Decreases in the retail price of electricity from electric utilities or from other retail electric providers, including other renewable energy sources such as larger-scale solar energy systems, could make our offerings less economically attractive. The price of electricity from utilities could decrease as a result of:

•        the construction of a significant number of new power generation plants, whether generated by natural gas, nuclear power, coal or renewable energy;

•        the construction of additional electric transmission and distribution lines;

•        a reduction in the price of natural gas or other natural resources as a result of increased supply due to new drilling techniques or other technological developments, a relaxation of associated regulatory standards or broader economic or policy developments;

•        less demand for electricity due to energy conservation technologies and public initiatives to reduce electricity consumption or to recessionary economic conditions; and

•        development of competing energy technologies that provide less expensive energy.

A reduction in electric utilities’ rates or changes to peak hour pricing policies or rate design (such as the adoption of a fixed or flat rate) could also make our offerings less competitive with the price of electricity from the electrical grid. If the cost of energy available from electric utilities or other providers were to decrease relative to solar energy generated from solar energy systems or if similar events impacting the economics of our offerings were to occur, we may have difficulty attracting new customers. For example, large utilities in some states have started transitioning customers to time-of-use rates and also have adopted a shift in the peak period for time-of-use rates to later in the day. Unless grandfathered under a different rate, customers with solar energy systems may be required to take service under time-of-use rates with the later peak period. Moving utility customers to time-of-use rates or the shift in the timing of peak rates for utility-generated electricity to include times of day when solar energy generation is less efficient or non-operable could also make our offerings less competitive. Time-of-use rates could also result in higher costs for our customers whose electricity requirements are not fully met by our offerings during peak periods.

Sales and installation of solar energy systems depend heavily on suitable meteorological and environmental conditions. If meteorological or environmental conditions are unexpectedly unfavorable, the electricity production from our solar service offerings may be below our expectations, and our ability to timely deploy new systems may be adversely impacted.

The energy produced and revenue and cash flows generated by a solar energy system depend on suitable solar and weather conditions, both of which are beyond our control. Furthermore, components of our systems, such as panels and inverters, could be damaged by severe weather or natural catastrophes, such as hailstorms, tornadoes, fires, or earthquakes. Homeowner insurance or homeowners generally bear the expense of repairing weather-related damage to solar energy systems. However, in these circumstances, we make our install teams available to remove, repair and reinstall the systems. Sustained unfavorable weather or environmental conditions also could unexpectedly delay the installation of our solar energy systems, leading to increased expenses and decreased revenue and cash flows in the relevant periods. Extreme weather conditions, including those associated with climate change, as well as the natural catastrophes that could result from such conditions, can severely impact our operations by delaying the installation of our systems, lowering sales, and causing a decrease in the output from our systems due to smoke or haze. Weather patterns could change, making it harder to predict the average annual amount of sunlight striking each location where our solar energy systems are installed. This could make our solar service offerings less economical overall or make individual systems less economical. Our economic model and projected returns on our solar energy systems require achievement of certain production results from our systems and, in some cases, we guarantee these results to our consumers. If the solar energy systems underperform for any reason, our business could suffer. Any of these events or conditions could harm our business, financial condition, and results of operations.

Climate change may have long-term impacts on our business, our industry, and the global economy.

Climate change poses a systemic threat to the global economy, and we believe it will continue to do so until our society transitions to renewable energy and decarbonizes. While our core business model seeks to accelerate this transition to renewable energy, there are inherent climate-related risks to our business operations. Warming temperatures throughout the United States, including Florida, our biggest market, have contributed to extreme weather, intense drought, and increased wildfire risks. These events have the potential to disrupt our business, the operations of our third-party suppliers, and our customers, and may cause us to incur additional operational costs. For instance, natural disasters and extreme weather events associated with climate change can impact our operations by delaying the installation of our systems, leading to increased expenses and decreased revenue and cash flows. They can also cause a decrease in the output from our systems due to smoke or haze. Additionally, if weather patterns significantly shift due to climate change, it may be harder to predict the average annual amount of sunlight striking each location where our solar energy systems are installed and energy output from our systems could be reduced in the short-term or long-term in certain areas. This could make our solar service offerings less economical overall, make individual systems less economical, or reduce demand for our products, as well as damage our reputation to the extent energy generation from our products does not meet customer expectations. For more information regarding risks posed by meteorological conditions, see “Risk Factors — Sales and installation of solar energy systems depend heavily on suitable meteorological and environmental conditions. If meteorological or environmental conditions are unexpectedly unfavorable, the electricity production from our solar service offerings may be below our expectations, and our ability to timely deploy new systems may be adversely impacted.”

Our business has benefited from the declining cost of solar energy systems and energy storage system components and may be harmed to the extent the cost of such components stabilizes or increases in the future.

Our business has benefited from the declining cost of solar energy system and energy storage system components, and to the extent such costs stabilize, decline at a slower rate or increase, our future growth rate may be negatively impacted. The declining cost of solar energy system and energy storage system components and the raw materials necessary to manufacture them has been a key driver in the price of solar energy systems and energy storage systems and customer adoption of solar energy. While historically solar energy system and energy storage system components and raw material prices have declined, the cost of these components and raw materials have recently increased and may continue to increase in the future, and such products’ availability could decrease, due to a variety of factors, including growth in the solar energy system and energy storage system industries and the resulting increase in demand for solar energy system and energy storage system components and the raw materials necessary to manufacture them, supply chain disruptions, tariff penalties, duties, and trade barriers, export regulations, regulatory or contractual limitations, industry market requirements and industry standards, changes in technology, the loss of or changes in economic governmental incentives, inflation or other factors. An increase in the prices of solar energy system components and raw materials could slow our growth and cause our business and results of operations to suffer. See “Risk Factors — Increases in the cost or reduction in supply of solar energy system and energy storage system components due to tariffs or trade restrictions announced or imposed by the U.S. government could have an adverse effect on our business, financial condition and results of operations.”

Risks Related to Operations

We may be unable to sustain our net losses.

We may incur net losses as we increase our spending to finance the expansion of our operations, expand our installation, engineering, administrative, sales and marketing staffs, increase spending on our brand awareness and other sales and marketing initiatives, make significant investments to drive future growth in our business and implement internal systems and infrastructure to support our growth and operate as a publicly traded company. We do not know whether our revenue will grow rapidly enough to absorb these costs and our limited operating history makes it difficult to assess the extent of these expenses or their impact on our results of operations. Our ability to operate profitably depends on a number of factors, including but not limited to:

•        growing our customer base;

•        reducing our operating costs by lowering our customer acquisition costs and optimizing our design and installation processes and supply chain logistics even as we expand into additional geographic markets;

•        maintaining or further lowering our cost of capital;

•        reducing the cost of components for our solar service offerings;

•        growing and maintaining our sales network;

•        maintaining high levels of product quality, performance, and customer satisfaction; and

•        growing our direct-to-consumer business to scale.

Even if we do operate profitably, we may be unable to achieve positive cash flows from operations in the future.

Our growth depends in part on the success of our relationships with third parties such as our equipment suppliers, subcontractors and dealers, including dealers who market to customers and bring the resulting solar contracts to us for fulfillment.

A key component of our growth strategy is to develop or expand our relationships with third parties, such as our equipment suppliers, subcontractors and dealers. A significant portion of our business depends on attracting and retaining new and existing sales dealers who market to customers and bring the resulting contracts to us for fulfillment. Negotiating relationships with subcontractors, dealers and other third parties, training such third parties, and monitoring them for compliance with our standards require significant time and resources and may present greater risks and challenges than expanding our direct sales and installation team. If we are unsuccessful in establishing or maintaining our relationships with these third parties, our ability to grow our business and address our market opportunity could be impaired. Even if we are able to establish and maintain these relationships, we may not be able to execute our goal of leveraging these relationships to meaningfully expand our business, brand recognition and customer base. This would limit our growth potential and our opportunities to generate significant additional revenue or cash flows.

Due to the limited number of suppliers in our industry, the acquisition of any of these suppliers by a competitor or any shortage, delay, price change, announcement or imposition of tariffs or duties or other limitation in our ability to obtain components or technologies we use could result in sales and installation delays, cancellations and loss of customers.

We purchase solar panels, inverters, energy storage systems and other system components and instruments from a limited number of suppliers, qualified and approved by our engineering and design teams, making us susceptible to quality issues, shortages and price changes that may occur in the supply chain. There are a limited number of suppliers of solar energy system components, instruments and technologies, and our ability to obtain components or technologies we use could be affected by circumstances beyond our control, including:

•        Industry-wide shortages of key components and instruments, including batteries and inverters, in times of rapid industry growth.    The manufacturing infrastructure for some of these components has a long lead-time, requires significant capital investment and relies on the continued availability of key commodity materials, potentially resulting in an inability to meet demand for these components. The solar industry is currently experiencing rapid growth and, as a result, shortages of key components or instruments, including solar panels, may be more likely to occur, which in turn may result in price increases for such components. Even if industry-wide shortages do not occur, suppliers may decide to allocate key components or instruments with high demand or insufficient production capacity to more profitable customers, customers with long-term supply agreements or customers other than us. As a result, our ability to originate solar energy systems and energy storage systems may be reduced.

•        Natural disasters and other events beyond our control (such as earthquakes, wildfires, flooding, hurricanes, freezes, tsunamis, typhoons, volcanic eruptions, droughts, tornadoes, power outages or other natural disasters, the effects of climate change and related extreme weather, public health issues and pandemics, war, terrorism, government restrictions or limitations on trade, impediments to international shipping and geopolitical unrest and uncertainties).

•        Human rights and forced labor issues in foreign countries and the U.S. government’s response to them.    In particular, the withhold release order issued by U.S. Customs and Border Protection in June 2021 applicable to certain silica-based products manufactured in the Xinjiang Uyghur Autonomous Region (“XUAR”) of China, and any other allegations regarding forced labor in China and U.S. trade regulations to prohibit the importation of any goods derived from forced labor, has affected and may continue to affect our operations. Further, the Uyghur Forced Labor Prevention Act (“UFLPA”) that former President Biden signed into law on December 23, 2021, which took effect on June 21, 2022, has affected and may continue to affect our supply chain and operations. Intensive examinations, withhold release orders, and related governmental procedures have resulted in supply chain and operational delays throughout the industry. These and other similar trade restrictions that may be imposed in the future could cause delivery and installation delays and restrict the global supply of polysilicon and solar products. While we believe the items described above have contributed to price increases for components that we purchase, we believe that these increases to the cost of our components were also due to a combination of other factors including supply chain constraints, increased demand for solar systems in the U.S. and Europe, rising inflation, and higher labor, material, and shipping costs. We do not have information that allows us to quantify the specific amount of price increases attributable to the tariffs and trade regulations described. For more information regarding UFLPA and risks related thereto, see “Risk Factors — Increases in the cost or reduction in supply of solar energy system and energy storage system components due to tariffs or trade restrictions announced or imposed by the U.S. government could have an adverse effect on our business, financial condition and results of operations.”

•        Russia’s war on Ukraine.    We do not materially rely directly or indirectly on goods or services sourced in Russia, Ukraine or Belarus, or have any material business relationships, connections to, or assets in, Russia, Belarus, or Ukraine. While we believe Russia’s war on Ukraine has contributed to price increases for components that we purchase, we believe that the increases to the cost of our components were also due to a combination of other factors, including supply chain constraints, tariffs and trade regulations, increased demand for solar systems in the U.S. and Europe, U.S. tariffs, rising inflation, and higher labor, material, and shipping costs. We do not have information that allows us to quantify the specific amount of price increases attributable to Russia’s war on Ukraine.

•        Disruptions to global shipping.    Historically, we have relied on foreign suppliers and manufacturers for a number of solar energy system components, instruments and technologies that we purchase. Our success in the future may be dependent on our ability to import or transport such products from overseas vendors in a timely and cost-effective manner. We may rely heavily on third parties, including ocean carriers and truckers, both of which are experiencing disruptions, shortages and rate increases, in that process. The global shipping industry has experienced and may continue to experience ocean shipping disruptions, trucking shortages, increased ocean shipping rates and increased trucking and fuel costs. There has been and may in the future be a shortage of shipping capacity from China and other parts of Asia, among other regions, and as a result, our receipt of imported products may be disrupted or delayed. The shipping industry has also experienced issues with port congestion and pandemic-related port closures and ship diversions. The global shipping industry also experienced unprecedented increases in shipping rates from the trans-Pacific and other ocean carriers due to various factors, including limited availability of shipping capacity. In 2023 and 2024, we did not experience any appreciable delays in supply. We may find it necessary to rely on an increasingly expensive spot market and other alternative sources to make up any shortfall in shipping needs.

If we cannot obtain substitute materials or components on a timely basis or on acceptable terms, we could be prevented from installing our solar energy systems within the time frames required in our customer contracts. Any such delays could increase our overall costs, reduce our profit, delay the timing for solar energy systems to be placed in service and ultimately have a material adverse effect on our business, financial condition and results of operations.

We depend on a limited number of suppliers of solar energy system components and technologies to adequately meet demand for our solar energy systems. If we needed to identify alternative suppliers or to qualify alternative products on commercially reasonable terms, our ability to satisfy demand may be adversely affected.

Our primary supplier is Consolidated Electrical Distributors, Inc. (d/b/a Greentech Renewables) (“Greentech”), from which we purchased at least approximately 70% of the equipment that we installed in 2024. If Greentech or one or more of our other suppliers we rely upon to meet anticipated demand (i) ceases or reduces production due to its financial condition, acquisition by a competitor or otherwise, (ii) is unable to increase production as industry demand increases, (iii) raises their prices to an extent that cannot be passed on to our customers without affecting demand or (iv) is otherwise unable to allocate sufficient production to us, it may be difficult to quickly identify alternative suppliers or to qualify alternative products on commercially reasonable terms. As a result, our ability to satisfy demand may be adversely affected.

Although we buy the majority of our equipment through Greentech, we believe that if our relationship with Greentech were terminated, we could readily obtain supplies from other distributors of the same or similar equipment, though in some locations, replacement distributors may take some time to develop efficient logistics with respect to shipping equipment directly to job sites. This could result in additional costs and delays in acquiring and deploying our solar energy systems or energy storage systems.

Increased scrutiny of environmental, social, and governance (“ESG”) matters could have an adverse effect on our business, financial condition and results of operations and damage our reputation.

In recent years, companies across all industries are facing increasing scrutiny from a variety of stakeholders, including investor advocacy groups, proxy advisory firms, certain institutional investors and lenders, investment funds and other influential investors and rating agencies, related to their ESG and sustainability practices. If we do not adapt to or comply with investor or other stakeholder expectations and standards on ESG matters as they continue to evolve, or if we are perceived to have not responded appropriately or quickly enough to growing concern for ESG and sustainability issues, regardless of whether there is a regulatory or legal requirement to do so, we may suffer from reputational damage and our business, financial condition and/or stock price could be materially and adversely affected. In addition, organizations that provide information to investors on corporate governance and related matters have developed ratings processes for evaluating companies on their approach to ESG matters. Such ratings are used by some investors to inform their investment and voting decisions. Unfavorable ESG ratings could lead to increased negative investor sentiment toward us and our industry and to the diversion of investment to other industries, which could have a negative impact on our stock price and our access to and costs of capital.

We and our suppliers and subcontractors are subject to risks associated with construction, cost overruns, delays, customer cancellations, regulatory compliance, and other contingencies, any of which could have a material adverse effect on our business and results of operations.

We are a licensed contractor in certain communities that we service, and we are ultimately responsible as the contracting party for every solar energy system installation we provide. We may be liable, either directly or through our subcontractors, to customers for any damage we or our subcontractors cause to them, their home, belongings or property during the installation of our systems. For example, we, either directly or through our subcontractors, frequently penetrate customers’ roofs during the installation process and may incur liability for the failure to adequately weatherproof such penetrations following the completion of construction. In addition, because the solar energy systems we or our subcontractors deploy are high voltage energy systems, we may incur liability for any failure to comply with electrical standards and manufacturer recommendations. Legal proceedings that are not resolved in our favor could potentially result in fines, public reprimand, probation, or the suspension or revocation of certain of our licenses.

Completing the sale and installation of a solar energy system requires many different steps including a site audit, completion of designs, permitting, installation, electrical sign-off and interconnection. Customers may cancel their customer agreement for a limited period, subject to certain conditions, and we have experienced increased customer cancellations in certain geographic markets during certain periods in our operating history. We or our dealers or subcontractors may face customer cancellations, delays or cost overruns, which may adversely affect our or our dealers’ or subcontractors’ ability to ramp up the volume of sales or installations in accordance with our plans. These cancellations, delays or overruns may be the result of a variety of factors, such as labor shortages or other labor issues, defects in materials and workmanship, adverse weather conditions, transportation constraints, construction change orders, site changes or roof conditions, geographic factors and other unforeseen difficulties, any of which could lead to increased cancellation rates, reputational harm and other adverse effects. For example, some customer orders are cancelled after a site visit if we determine that a customer needs to make repairs to or install a new roof, or that there is excessive shading on their property. If we continue to experience increased customer cancellations, our financial results may be materially and adversely affected.

In addition, the installation of solar energy systems and other energy-related products requiring building modifications are subject to oversight and regulation in accordance with national, state and local laws and ordinances relating to building, fire and electrical codes, safety, environmental protection, utility interconnection and metering, and related matters. We also rely on certain of our and our subcontractors’ employees to maintain professional licenses in many of the jurisdictions in which we operate, and our failure to employ properly licensed personnel could adversely affect our licensing status in those jurisdictions. It is difficult and costly to track the requirements of every individual authority having jurisdiction over our installations and to design solar energy systems to comply with these varying standards. Any new government regulations or utility policies pertaining to our systems may result in significant additional expenses to us and our customers and, as a result, could cause a significant reduction in demand for our solar service offerings.

As the demand for solar plus storage offerings grows, we anticipate facing additional operational challenges associated with the complexity of deploying storage solutions. For example, solar plus storage offerings tend to have longer cycle times due to factors such as lengthened permitting and inspection times and potential need of a main panel upgrade.

We have a variety of quality standards that we apply in the selection, supervision, and oversight of our third-party suppliers and subcontractors. However, because our suppliers and subcontractors are third parties, ultimately, we cannot guarantee that they will follow applicable laws and regulations, any standards we impose, or ethical business practices, such as fair wage practices and compliance with environmental, safety and other local laws, despite our efforts to hold them accountable to our standards. A lack of demonstrated compliance with contractual obligations, applicable laws and regulations or our standards could lead us to seek alternative suppliers or subcontractors, which could increase our costs and result in delayed delivery or installation of our products, product shortages or other disruptions of our operations. Violation of labor or other laws by our suppliers and subcontractors or the divergence of a supplier’s or subcontractor’s labor or other practices from those generally accepted as ethical in the United States or other markets in which we do business could also attract negative publicity for us and harm our business, brand and reputation in the market.

We use subcontractors to perform certain services, which makes us vulnerable to the extent we rely on them.

We rely on subcontractors to install some of the solar energy systems we sell, as well as install energy efficiency equipment such as hybrid electric water heaters and pool pumps and provide roofing and insulation services. We currently do not have long term agreements with our subcontractors. In addition, either the subcontractor or Zeo can terminate the relationship for convenience. If a subcontractor terminates their relationship with us or refuses to continue working with us on reasonable terms, and we cannot find a suitable replacement subcontractor on a timely basis, our business may be adversely affected.

Compliance with occupational safety and health requirements and best practices can be costly, and noncompliance with such requirements may result in potentially significant penalties, operational delays and adverse publicity.

The installation and ongoing operations and maintenance of solar energy systems and energy storage systems requires our employees or those of third-party contractors to work with complicated and potentially dangerous electrical systems and/or at potentially dangerous heights. The evaluation and modification of buildings as part of the installation process requires these individuals to work in locations that may contain potentially dangerous levels of asbestos, lead, mold or other materials known or believed to be hazardous to human health. We also maintain large fleets of vehicles that these employees use in the course of their work. There is substantial risk of serious illness, injury, or death if proper safety procedures are not followed. Our operations are subject to regulation under the U.S. Occupational Safety and

Health Act (“OSHA”), Department of Transportation (“DOT”) regulations, and equivalent state laws. Changes to such regulatory requirements, or stricter interpretation or enforcement of existing laws or regulations, could result in increased costs. If we fail to comply with applicable workplace safety and health regulations, even if no work-related serious illness, injury, or death occurs, we may be subject to civil or criminal enforcement and be required to pay substantial penalties, incur significant capital expenditures, or suspend or limit operations. Any accidents, citations, violations, illnesses, injuries or failure to comply with industry best practices may subject us to adverse publicity, damage our reputation and competitive position and adversely affect our business. Because individuals hired by us or on our behalf to perform installation and ongoing operations and maintenance of our solar energy systems and energy storage systems, including our third-party contractors, are compensated on a per project basis, they are incentivized to work more quickly than installers compensated on an hourly basis. While we have not experienced a high level of injuries to date, this incentive structure may result in higher injury rates than others in the industry and could accordingly expose us to increased liability.

If we fail to manage our recent and future growth effectively, we may be unable to execute our business plan, maintain high levels of customer service, or adequately address competitive challenges.

We have experienced significant growth in recent periods, and we intend to continue to expand our business within existing markets and in a number of new locations in the future. This growth has placed, and any future growth may continue to place, a significant strain on our management, operational and financial infrastructure. In particular, we have been in the past, and may in the future, be required to expand, train and manage our growing employee base and subcontractors. Our management will also be required to maintain and expand our relationships with customers, suppliers, and other third parties and attract new customers and suppliers, as well as to manage multiple geographic locations.

In addition, if customer growth results in a backlog of installation projects, our installation capacity may be outpaced by the growth of such backlog. An increase in backlog creates higher costs incurred in the period relative to completed installations. If we fail to appropriately manage our backlog in relation to the rate at which we install, it could adversely affect our financial performance and hinder our ability to compete effectively.

Our current and planned operations, personnel, systems and procedures might also be inadequate to support our future growth and may require us to make additional unanticipated investment in our infrastructure, including additional costs for the expansion of our employee base and our subcontractors as well as marketing and branding costs. Our success and ability to further scale our business will depend, in part, on our ability to manage these changes in a cost-effective and efficient manner. If we cannot manage our growth, we may be unable to take advantage of market opportunities, execute our business strategies or respond to competitive pressures. This could also result in declines in quality or customer satisfaction, increased costs, difficulties in introducing new solar service offerings or other operational difficulties. Any failure to effectively manage growth could adversely impact our business, operating results, financial condition and reputation.

The execution of our growth strategy is dependent upon the continued availability of third-party financing arrangements for our customers’ purchases and is affected by general economic conditions and other factors.

Our growth strategy depends on third-party financing arrangements for our customers’ purchases. Most purchasers of our systems have entered into such third-party arrangements to finance their systems over an extended period of time.

Credit markets are unpredictable, and if they become more challenging, customers may be unable or unwilling to finance the cost of our products or the parties that have historically provided this financing may cease to do so, or only do so on terms that are substantially less favorable for our customers, either of which could materially and adversely affect our revenue and growth. In addition, a rise in interest rates would likely increase our customers’ cost of financing our products and could reduce their profits and expected returns on investment in our products. The general reduction in available credit to would-be borrowers or lessees, worldwide economic uncertainty, and the condition of worldwide housing markets could delay or reduce our sales of products to new homebuilders and authorized resellers.

The cost of maintenance or repair of solar energy systems or energy storage systems throughout the period for which we have offered warranties may be higher than projected today and adversely affect our financial performance and valuation.

Prior to 2023, we generally provided a 25-year workmanship warranty and 25-year roof penetration warranty to customers. Beginning in 2023, we generally provide a 10-year workmanship warranty and a roof penetration warranty of at least five and up to twenty-five years. For the first two years of the workmanship warranty, we cover all costs to repair failures covered by the warranty. After two years, the customer is responsible for certain “truck roll” or service fees, but we otherwise cover the costs of repair. For leases, we provide a twenty five-year limited workmanship warranty and cover all costs for repairs performed under such warranty.

If a solar system or energy storage system fails or malfunctions during the period for which we have offered our workmanship warranty and the failure is covered by such warranty, or if roof damage is covered by the roof penetration warranty, we will incur expenses for maintenance or repair. While our subcontractors provide warranties as to their workmanship, in the event such warranty providers file for bankruptcy, cease operations or otherwise become unable or unwilling to fulfill their warranty obligations, we may not be adequately protected by such warranty obligations. Even if such warranty providers fulfill their obligations, the warranty obligations may not be sufficient to protect us against all of our losses.

Furthermore, it is difficult to predict how future environmental regulations may affect the costs associated with the repair, removal, disposal or recycling of our solar energy systems. This could materially impair our future operating results.

Problems with product quality or performance may lower the residual value of our solar energy systems and may damage our market reputation and cause our financial results to decline.

Because of our limited operating history and the length of the term of our warranties, we have been required to make assumptions and apply judgments regarding a number of factors, including our anticipated rate of warranty claims and the durability, performance and reliability of our solar energy systems. Any widespread product failures or operating deficiencies may damage our market reputation and adversely impact our financial results.

Warranties provided by the manufacturers of equipment we sell or service may be limited by the ability of a supplier and manufacturer to satisfy its warranty or performance obligations or by the expiration of applicable time or liability limits, which could reduce or void the warranty protections of our customers and increase costs to customers for the systems we offer.

Manufacturers of the equipment we sell currently provide a manufacturer’s warranty for twenty-five years. If there is a covered failure of equipment, the manufacturer will pay for replacement or repair. These warranties are subject to liability and other limits. If a customer seeks warranty protection and a warranty provider is unable or unwilling to perform its warranty obligations, whether as a result of its financial condition or otherwise, or if the term of the warranty obligation has expired or a liability limit has been reached, there may be a reduction or loss of protection for the affected assets and an increase in costs to the customer. Any widespread product failures or operating deficiencies may damage our market reputation and adversely impact our financial results.

Product liability claims against us or accidents could result in adverse publicity and potentially significant monetary damages.

It is possible the solar energy systems, energy storage systems or other current or anticipated products or systems we sell could injure our customers or other third parties or those systems or products could cause property damage as a result of product malfunctions, defects, improper installation, fire or other causes. We rely on third-party manufacturing warranties and our general liability insurance to cover product liability claims and have not obtained separate product liability insurance. Our solar energy systems, energy storage systems and other products or their components could be subject to recalls either due to production defects or malfunctions. Any product liability claim we face could be expensive to defend and may divert management’s attention. The successful assertion of product liability claims against us could result in potentially significant monetary damages, potential increases in insurance expenses, penalties or fines, subject us to adverse publicity, damage our reputation and competitive position and adversely affect sales of solar energy systems or energy storage systems. In addition, product liability claims, injuries, defects or other problems experienced by other companies in the solar industry could lead to unfavorable market conditions to the industry as a whole and may have an adverse effect on our ability to expand our portfolio of solar energy systems and energy storage systems, thus affecting our business, financial condition and results of operations.

Technical and regulatory limitations regarding the interconnection of solar energy systems to the electrical grid may significantly delay interconnections and customer in-service dates, harming our growth rate and customer satisfaction.

Technical and regulatory limitations regarding the interconnection of solar energy systems to the electrical grid may curb or slow our growth in key markets. Utilities throughout the country follow different rules and regulations regarding interconnection and regulators or utilities have or could cap or limit the amount of solar energy that can be interconnected to the grid. Our solar energy systems generally do not provide power to a customer’s site until they are interconnected to the grid.

With regard to interconnection limits, the Federal Energy Regulatory Commission (“FERC”), in promulgating the first form of small generator interconnection procedures, recommended limiting customer-sited intermittent generation resources, such as our solar energy systems, to a certain percentage of peak load on a given electrical feeder circuit. Similar limits have been adopted by many states as a de facto standard and could constrain our ability to market to customers in certain geographic areas where the concentration of solar installations exceeds this limit.

Furthermore, in certain areas, we benefit from policies that allow for expedited or simplified procedures related to connecting solar energy systems and energy storage systems to the electrical grid. We also are required to obtain interconnection permission for each solar energy system from the local utility. In many states and territories, by statute, regulations or administrative order, there are standardized procedures for interconnecting distributed solar energy systems and related energy storage systems to the electric utility’s local distribution system. However, approval from the local utility could be delayed as a result of a backlog of requests for interconnection or the local utility could seek to limit the number of customer interconnections or the amount of solar energy on the grid. If expedited or simplified interconnection procedures are changed or cease to be available, if interconnection approvals from the local utility are delayed or if the local utility seeks to limit interconnections, this could decrease the attractiveness of new solar energy systems and energy storage systems to distributed solar power companies, including us, and the attractiveness of solar energy systems and energy storage systems to customers. Delays in interconnections could also harm our growth rate and customer satisfaction scores. Such limitations or delays could also adversely impact our access to capital and reduce our willingness to pursue solar energy systems and energy storage systems due to higher operating costs. Such limitations would negatively impact our business, results of operations, future growth and cash flows.

As adoption of solar distributed generation rises, along with the increased operation of utility-scale solar generation, the amount of solar energy being contributed to the electrical grid may surpass the capacity anticipated to be needed to meet aggregate demand. If solar generation resources reach a level capable of producing an over-generation situation, some existing solar generation resources may have to be curtailed to maintain operation of the electrical grid. In the event such an over-generation situation were to occur, this could also result in a prohibition on the installation of new solar generation resources. The adverse effects of such a curtailment or prohibition without compensation could adversely impact our business, results of operations, future growth and cash flows.

Our headquarters and other facilities, the facilities of certain subcontractors and suppliers, and our customers are concentrated in certain regions, putting us at risk of region-specific disruptions, including hurricanes or other extreme weather events.

For the twelve months ended December 31, 2024, approximately 53% of our sales were made in Florida, and for the twelve months ended December 31, 2023, approximately 92% of our sales were made in Florida. This concentration of our customer base and operational infrastructure could lead to our business and results of operations being particularly susceptible to adverse economic, regulatory, political, weather and other conditions in this market and in other markets that may become similarly concentrated.

In Florida, we maintain offices for operations personnel and warehouses, and we have warehouses in Texas and Ohio, and warehouse, sales, marketing, and executive offices in Utah. Any significant epidemic, hurricane, earthquake, flood, fire, or other natural disaster in these areas or in countries where our suppliers or the manufacturers of the products we sell are located could materially disrupt our operations, result in damage or destruction of all or a portion of our facilities or result in our experiencing a significant delay in delivery, or substantial shortage, of our products and services.

We may not have adequate insurance, including business interruption insurance, to compensate us for losses that may occur from any such significant events. A significant natural disaster such as a hurricane, a public health crisis such as a pandemic, or civil unrest could have a material adverse impact on our business, results of operations and financial condition. In addition, acts of terrorism or malicious computer viruses could cause disruptions in our or our subcontractors’ and suppliers’ businesses or the economy as a whole. To the extent that these disruptions result in delays or cancellations of installations or the deployment of our solar service offerings, our business, results of operations and financial condition would be adversely affected.

Expansion into new sales channels could be costly and time-consuming. As we enter new channels, we could be at a disadvantage relative to other companies who have more history in these spaces.

If we expand into new sales channels, such as direct-to-home, homebuilder, retail, and e-commerce channels, or adapt to a remote selling model, we may incur significant costs. In addition, we may not initially or ever be successful in utilizing these new channels. Furthermore, we may not be able to compete successfully with companies with a historical presence in such channels, and we may not realize the anticipated benefits of entering such channels, including efficiently increasing our customer base and ultimately reducing costs. Entering new channels also poses the risk of conflicts between sales channels. If we are unable to successfully compete in new channels, our operating results and growth prospects could be adversely affected.

Obtaining a sales contract with a potential customer does not guarantee that the potential customer will not decide to cancel or that we will not need to cancel due to a failed inspection, which could cause us to generate no revenue despite incurring costs and adversely affect our results of operations.

Even after we secure a sales contract with a potential customer, we (either directly or through our subcontractors) must perform an inspection to ensure the home, including the rooftop, meets our standards and specifications. If the inspection finds repairs to the rooftop are required in order to satisfy our standards and specifications to install the solar energy system, and a potential customer does not want to make such required repairs, we would lose that anticipated sale. In addition, per the terms of our customer agreements, a customer maintains the ability to cancel for a limited time after execution of the agreement, and in some other circumstances subject to specified conditions. An accumulation of delays or cancellations of anticipated sales could materially and adversely affect our financial results, as we may have incurred sales-related, design-related, and other expenses and generated no revenue.

We may not realize the anticipated benefits of past or future investments, strategic transactions, or acquisitions, and integration of these acquisitions may disrupt our business and management.

We have in the past and may in the future acquire one or more companies, project pipelines, projects, solar renewable energy credits (“SRECs”), products, or technologies or enter into joint ventures or other strategic transactions. We may not realize the anticipated benefits of past or future investments, strategic transactions, or acquisitions, and these transactions involve numerous risks that are not within our control. These risks include the following, among others:

•        failure to satisfy the required conditions and otherwise complete a planned acquisition, joint venture or other strategic transaction on a timely basis or at all;

•        legal or regulatory proceedings, if any, relating to a planned acquisition, joint venture or other strategic transaction and the outcome of such legal proceedings;

•        difficulty in assimilating the operations, systems, and personnel of the acquired company;

•        difficulty in effectively integrating the acquired technologies or products with our current products and technologies;

•        difficulty in maintaining controls, procedures and policies during the transition and integration;

•        disruption of our ongoing business and distraction of our management and employees from other opportunities and challenges due to integration issues;

•        difficulty integrating the acquired company’s accounting, management information and other administrative systems;

•        inability to retain key technical and managerial personnel of the acquired business;

•        inability to retain key customers, vendors and other business partners of the acquired business;

•        inability to achieve the financial and strategic goals for the acquired and combined businesses;

•        incurring acquisition-related costs or amortization costs for acquired intangible assets that could impact our results of operations;

•        significant post-acquisition investments that may lower the actual benefits realized through the acquisition;

•        potential failure of the due diligence processes to identify significant issues with product quality, legal, and financial liabilities, among other things;

•        moderating and anticipating the impacts of inherent or emerging seasonality in acquired customer agreements;

•        potential inability to assert that internal controls over financial reporting are effective; and

•        potential inability to obtain, or obtain in a timely manner, approvals from governmental authorities, which could delay or prevent such acquisitions.

Our failure to address these risks, or other problems encountered in connection with our past or future investments, strategic transactions, or acquisitions, could cause us to fail to realize the anticipated benefits of these acquisitions or investments, cause us to incur unanticipated liabilities, and harm our business generally. Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, amortization expenses, incremental expenses or the write-off of goodwill, any of which could harm our financial condition or results of operations.

Mergers and acquisitions are inherently risky, may not produce the anticipated benefits and could adversely affect our business, financial condition or results of operations.

Disruptions to solar production metering and energy storage solutions could negatively impact customer experiences, which could damage our market reputation and adversely impact our financial results.

Our customers’ ability to monitor solar energy production for various purposes depends on the operation of the metering solution. For example, some meters and/or inverters operate on either the 3G or 4G cellular data networks, which are expected to sunset in the near future, and newer technologies we use today may also become obsolete. Disruptions to solar production metering and energy storage solutions could negatively impact customer experiences, which could damage our market reputation and adversely impact our financial results.

Our business may be harmed if we fail to properly protect our intellectual property, or if we are required to defend against claims or indemnify others against claims that we infringe on the intellectual property rights of third parties.

We believe that the success of our business depends in part on our proprietary information, processes and know-how. We rely on copyright and trade secret protections to secure our intellectual property. We also typically require employees, consultants, and third parties, such as our vendors and customers, with access to our proprietary information to execute confidentiality agreements. Although we may incur substantial costs in protecting our intellectual property, we cannot be certain that we have adequately protected or will be able to adequately protect it because, among other reasons:

•        others may not be deterred from misappropriating our intellectual property despite the existence of laws or contracts prohibiting such misappropriation and information security measures designed to deter or prevent misappropriation of our intellectual property;

•        we have not obtained intellectual property assignment agreements from our founders or from a contract developer of certain software that we intend to use;

•        foreign intellectual property laws and associated foreign legal enforcement regimes may not adequately protect our intellectual property rights; and

•        policing unauthorized use of our intellectual property may be difficult, expensive, and time-consuming, the remedy obtained may be inadequate to restore protection of our intellectual property, and moreover, we may be unable to determine the extent of any unauthorized use.

In addition, we cannot be certain that our intellectual property provides us with a competitive advantage. Despite our precautions, it may be possible for third parties to develop similar intellectual property independently or obtain and use our intellectual property without our consent. Reverse engineering, unauthorized copying, or other misappropriation of our intellectual property could enable third parties to benefit from our intellectual property without compensating us for doing so. Unauthorized use of our intellectual property by third parties, any other inability to adequately protect our proprietary rights, and the expenses incurred in protecting our intellectual property rights may adversely affect our business.

In the future, we may also be required to defend against claims that we have infringed on the intellectual property of third parties, and we cannot be certain that we will prevail in any intellectual property dispute. Any future litigation required to enforce our intellectual property, to protect our trade secrets or know-how or to defend us or indemnify others against claimed infringement of the rights of third parties could harm our business, financial condition, and results of operations.

We use “open source” software components in our solutions as well as other licensed software, which may require that we release the source code of certain software subject to open source licenses or subject us to possible litigation or other actions that could adversely affect our business.

We utilize software that is licensed under so-called “open source,” “free” or other similar licenses, or that contain components that are licensed in such manner. Our use of open source software may entail different or greater risks than use of third-party commercial software. Open source licensors sometimes do not provide warranties or other contractual protections regarding infringement claims or the quality of the code, and open source software is sometimes made available to the general public on an “as-is” basis under the terms of a non-negotiable license. In addition, if we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. We do not believe we have combined any of our proprietary software with open source software in such a manner, but if that were to occur this would allow our competitors to create similar offerings with lower development effort and time.

We may also face claims alleging noncompliance with open source license terms or other license terms, or infringement or misappropriation of proprietary software. These claims could result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our software, any of which would have a negative effect on our business and results of operations. Few courts have interpreted open source licenses and these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to use our proprietary software. We cannot guarantee that we have incorporated or will incorporate open source or other software in our software in a manner that will not subject us to liability or require us to release the source code of our proprietary software to the public.

Any security breach, unauthorized access or disclosure, or theft of data, including personal information, we, our third party service providers, and suppliers gather, store, transmit, and use, or other hacking, cyber-attack, phishing attack, and unauthorized intrusions into or through our systems or those of our third party service providers, could harm our reputation, subject us to claims, litigation, financial harm, and have an adverse impact on our business.

In the ordinary course of business, we, our third party providers upon which we rely and our suppliers receive, store, transmit and use data, including the personal information of customers, such as names, addresses, email addresses, credit information and other housing and energy use information, as well as the personal information of our employees. Unauthorized disclosure of such personal information, whether through a breach of our or our third party service providers’ and suppliers’ systems by an unauthorized party, including, but not limited to hackers, threat actors, sophisticated nation-states, nation-state-supported actors, personnel theft or misuse of information or otherwise, could harm our business. In addition, we, our third party service providers upon which we rely and our suppliers may be subject to a variety of evolving threats, such as computer malware (including as a result of advanced persistent threat intrusions), ransomware, malicious code (such as viruses or worms), social engineering (including spear phishing and smishing attacks), telecommunications failures, natural disasters and extreme weather events, general hacking and other similar threats. Cybersecurity incidents have become more prevalent. As of the date of this prospectus, we have not experienced a material cybersecurity incident. However, cybersecurity incidents could occur on our systems and those of our third parties in the future. Our team members who work remotely pose increased risks to our information technology systems and data, because many of them utilize less secure network connections outside our premises.

Inadvertent disclosure of confidential data, such as personal information, or unauthorized access to this type of data in our possession by a third party, could result in future claims or litigation arising from damages suffered by those affected, government enforcement actions (for example, investigations, fines, penalties, audits and inspections), additional reporting requirements and/or oversight, indemnification obligations, reputational harm, interruptions in our operations, financial loss and other similar harms. In addition, we could incur significant costs in complying with the multitude of federal, state and local laws, and applicable independent security control frameworks, regarding the unauthorized disclosure of personal information. Although to our knowledge we have not experienced a material information security breach, we cannot assure you that the systems and processes we have to prevent or detect security breaches and protect the confidential information we receive, store, transmit and use, will provide absolute security. Finally, any perceived or actual unauthorized disclosure of such information, unauthorized intrusion or other cyberthreat could harm our reputation, substantially impair our ability to attract and retain customers, interrupt our operations and have an adverse impact on our business.

Our contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in our contracts are sufficient to protect us from liabilities, damages or claims related to our data privacy and security obligations.

Terrorist attacks or cyberattacks against centralized utilities could adversely affect our business.

Assets owned by utilities such as substations and related infrastructure have been physically attacked in the past and will likely be attacked in the future. These facilities are often protected by limited security measures, such as perimeter fencing. Any such attacks may result in interruption to electricity flowing on the grid and consequently interrupt service to our solar energy systems not combined with an energy storage system, which could adversely affect our operations. Furthermore, cyberattacks, whether by individuals or nation states, against utility companies could severely disrupt their business operations and result in loss of service to customers, which would adversely affect our operations.

We may be subject to information technology system failures or network disruptions that could damage our business operations, financial conditions or reputation.

We may be subject to information technology system failures and network disruptions. These may be caused by natural disasters, accidents, power disruptions, telecommunications failures, acts of terrorism or war, computer viruses, physical or electronic break-ins, or similar events or disruptions. System redundancy may be ineffective or inadequate, and our disaster recovery planning may not be sufficient for all eventualities. Such failures or disruptions could result in delayed or cancelled orders. System failures and disruptions could also impede the manufacturing and shipping of products, delivery of online services, transactions processing and financial reporting. Such system failures or network disruptions could damage our business operations, financial conditions or reputation.

Damage to our brand and reputation or failure to expand our brand would harm our business and results of operations.

We depend significantly on our brand and reputation for high-quality solar service offerings, engineering and customer service to attract customers, contractors and dealers, and grow our business. If we fail to continue to deliver our solar service offerings within the planned timelines, if our solar service offerings do not perform as anticipated or if we damage any customers’ properties or cancel projects, our brand and reputation could be significantly impaired. We also depend greatly on referrals from customers for our growth. Therefore, our inability to meet or exceed customers’ expectations would harm our reputation and growth through referrals. We have at times focused particular attention on expeditiously growing our direct sales force and our contractors, leading us in some instances to hire personnel or contractors who we may later determine do not fit our company culture and standards.

Given the sheer volume of interactions our sales force, dealers and contractors have with customers and potential customers, it is also unavoidable that some interactions will be perceived by customers and potential customers as less than satisfactory and result in complaints. If we cannot manage our hiring and training processes to limit potential issues and maintain appropriate customer service levels, our brand and reputation may be harmed and our ability to grow our business would suffer. In addition, if we were unable to achieve a similar level of brand recognition as our competitors, some of which may have a broader brand footprint, more resources and longer operational history, we could lose recognition in the marketplace among prospective customers, suppliers and subcontractors, which could affect our growth and financial performance. Our growth strategy involves marketing and branding initiatives that will involve incurring significant expenses in advance of corresponding revenue. We cannot assure you that such marketing and branding expenses will result in the successful expansion of our brand recognition or increase our revenue. We are also subject to marketing and advertising regulations in various jurisdictions, and overly restrictive conditions on our marketing and advertising activities may inhibit the sales of the affected products.

The loss of one or more members of our senior management or key personnel may adversely affect our operations.

We depend on our experienced management team, and the loss of one or more key executives could have a negative impact on our business. With any change in leadership, there is a risk to organizational effectiveness and employee retention as well as the potential for disruption to our business. We may be unable to replace key members of our management team and key personnel in the event we lose their services. Integrating new personnel into our management team could prove disruptive to our operations, require substantial resources and management attention and ultimately prove unsuccessful. An inability to attract and retain sufficient managerial personnel who have critical industry experience and relationships could limit or delay our strategic efforts, which could have a material adverse effect on our business, financial condition and results of operations.

A failure to hire and retain a sufficient number of employees and service providers in key functions would constrain our growth and our ability to timely complete customers’ projects and successfully manage customer accounts.

To support our growth, we need to hire, train, deploy, manage and retain a substantial number of skilled employees, engineers, design techs, installers, electricians, operations and sales managers and sales personnel.

Competition for qualified personnel in our industry is increasing, particularly for skilled personnel involved in the installation of solar energy systems. We have in the past been, and may in the future be, unable to attract or retain qualified and skilled installation personnel or installation companies to be our subcontractors, which would have an adverse effect on our business. We and our subcontractors also compete with the homebuilding and construction industries for skilled labor. As these industries grow and seek to hire additional workers, our cost of labor may increase. The unionization of the industry’s labor force could also increase our labor costs. Shortages of skilled labor could significantly delay a project or otherwise increase our costs. Because our profit on a particular installation is based in part on assumptions as to the cost of such project, cost overruns, delays or other execution issues may cause us to not achieve our expected margins or cover our costs for that project. Further, we need to continue to expand upon the training of our customer service team to provide high-end account management and service to customers before, during and following the point of installation of our solar energy systems. Identifying and recruiting qualified personnel and training them requires significant time, expense and attention. It can take several months before a new customer service team member is fully trained and productive at the standards that we have established. If we are unable to hire, develop and retain talented technical and customer service personnel, we may not be able to realize the expected benefits of this investment or grow our business.

In addition, to support the growth and success of our direct-to-consumer channel, we need to recruit, retain and motivate a large number of sales personnel on a continuing basis. We compete with many other companies for qualified sales personnel, and it could take many months before a new salesperson is fully trained on our solar service offerings. If we are unable to hire, develop and retain qualified sales personnel or if they are unable to achieve desired productivity levels, we may not be able to compete effectively.

If we or our subcontractors cannot meet our hiring, retention and efficiency goals, we may be unable to complete customers’ projects on time or manage customer accounts in an acceptable manner or at all. Any significant failures in this regard would materially impair our growth, reputation, business and financial results. If we are required to pay higher compensation than we anticipate, these greater expenses may also adversely impact our financial results and the growth of our business.

Regulators may limit the type of electricians qualified to install and service our solar and battery systems, or introduce other requirements on our installation staff, which may result in workforce shortages, operational delays, and increased costs.

Regulators may limit the type of electricians qualified to install and service our solar and battery systems, such as requiring that electricians installing such systems have a certain license, or introduce other requirements that would apply to our installation staff. While our workforce includes workers licensed to install and service our solar and battery systems, if we are unable to hire, develop and retain sufficient certified electricians, we may face operational delays and increased costs. In addition, our growth may be significantly constrained, which would negatively impact our operating results.

We have previously been subject to, and we may in the future be subject to, regulatory inquiries and litigation, all of which are costly, distracting to our core business and could result in an unfavorable outcome, or a material adverse effect on our business, financial condition, results of operations, or the trading price of our securities.

We have previously been subject to regulatory inquiries and litigation, and in the future, we may be involved in legal proceedings and receive inquiries from government and regulatory agencies from time to time. In the event that we are involved in significant disputes or are the subject of a formal action by a regulatory agency, we could be exposed to costly and time-consuming legal proceedings that could result in any number of outcomes. Although outcomes of such actions vary, any current or future claims or regulatory actions initiated by or against us, whether successful or not, could result in significant costs, costly damage awards or settlement amounts, injunctive relief, increased costs of business, fines or orders to change certain business practices, significant dedication of management time or diversion of significant operational resources, or otherwise harm our business.

If we are not successful in any legal proceedings and litigation, we may be required to pay significant monetary damages, which could hurt our results of operations. Lawsuits are time-consuming and expensive to resolve and divert management’s time and attention. Although we carry general liability insurance, our insurance may not cover potential claims or may not be adequate to indemnify us for all liability that may be imposed. We cannot predict how the courts will rule in any potential lawsuit against us. Decisions in favor of parties that bring lawsuits against us could subject us to significant liability for damages, adversely affect our results of operations and harm our reputation.

If we are unsuccessful in selling new services and products, our business, financial condition and results of operations could be adversely affected.

In the future, we may offer new products or services. There is a risk that such products or services may not work as intended, or that the marketing of the products or services may not be as successful as anticipated. The sale of new products and services generally requires substantial investment. We intend to continue to make substantial investments in new products and services, and it is possible that we may not acquire new products or product enhancements that compete effectively within our target markets or differentiate our products based on functionality, performance or cost, and thus our new products may not result in meaningful revenue. In addition, any delays in releasing new or enhanced products or services could cause us to lose revenue opportunities and potential customers. Any technical flaws in product releases could diminish the innovative impact of our products and have a negative effect on customer adoption and our reputation. If we fail to introduce new products or services that meet the demands of our customers or target markets or do not achieve market acceptance, or if we fail to penetrate new markets, our business, financial conditions and results of operations could be adversely affected.

Our operating results and our ability to grow may fluctuate on a seasonal basis and from quarter to quarter and year to year, which could make our future performance difficult to predict and could cause our operating results for a particular period to fall below expectations.

Our quarterly and annual operating results and our ability to grow are difficult to predict and may fluctuate significantly in the future. Historically, our sales volume has been highest during late spring, summer, and early fall. During this time, consumers in many locations see greater energy needs due to operating air conditioning systems and warm-weather appliances such as swimming pool pumps. Our door-to-door sales efforts are also aided during these months by increased daylight hours, and we have more sales personnel working during these months. We typically have largely or entirely scaled down our sales efforts during the late fall, winter and early spring. Snow, cold weather or other inclement weather can delay our installation of products and services.

We have experienced seasonal and quarterly fluctuations in the past and expect to experience such fluctuations in the future. In addition to the other risks described in this “Risk Factors” section, the following factors could cause our operating results to fluctuate:

•        expiration or initiation of any governmental rebates or incentives;

•        significant fluctuations in customer demand for our solar energy services, solar energy systems and energy storage systems;

•        our subcontractors’ ability to complete installations in a timely manner;

•        our and our subcontractors’ ability to gain interconnection permission for an installed solar energy system from the relevant utility;

•        the availability, terms and costs of suitable financing;

•        our ability to continue to expand our operations and the amount and timing of expenditures related to this expansion;

•        announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital-raising activities or commitments;

•        changes in our pricing policies or terms or those of our competitors, including electric utilities;

•        actual or anticipated developments in our competitors’ businesses, technology or the competitive landscape; and

•        natural disasters or other weather or meteorological conditions.

For these or other reasons, the results of any prior quarterly or annual periods should not be relied upon as indications of our future performance.

We may be unable to generate sufficient cash flows or obtain access to external financing necessary to fund our operations and make adequate capital investments as planned due to the general economic environment, cost inflation, and/or the market pressure driving down the average selling prices of our products and services, among other factors.

To acquire new products, support future growth, achieve operating efficiencies and maintain product quality, we may need to make significant capital investments in product and process technology as well as enhancing our digital capabilities. The delayed disposition of such projects, or the inability to realize the full anticipated value of such projects on disposition, could have a negative impact on our liquidity.

Certain municipalities where we install systems also require performance bonds in cash, issued by an insurance company or bonding agency, or bank guarantees or letters of credit issued by financial institutions, which are returned to us upon satisfaction of contractual requirements.

We manage our working capital requirements and fund our committed capital expenditures with our current cash and cash equivalents and cash generated from operations. If our capital resources are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity investments or debt securities or obtain debt financing. Market conditions, however, could limit our ability to raise capital by issuing new equity or debt securities on acceptable terms, or at all, and lenders may be unwilling to lend funds on acceptable terms, or at all. The sale of additional equity investments may result in additional dilution to our equity holders. Debt financing would result in increased expenses and could impose new restrictive covenants. Financing arrangements may not be available to us or may not be available in amounts or on terms acceptable to us. If financing is not available, we may be forced to seek to sell assets or reduce or delay capital investments, any of which could adversely affect our business, results of operations, cash flows, and financial condition.

If we cannot generate sufficient cash flows, find other sources of capital to fund our operations and projects, make adequate capital investments to remain technologically and price competitive, or provide bonding or letters of credit required by our projects, we may need to sell additional equity investments or debt securities, or obtain debt financings. If adequate funds from these or other sources are not available on acceptable terms or at all, our ability to fund our operations, including making digital investments, develop and expand our distribution network, maintain our research and development efforts, meet any debt service obligations we take on in the future or otherwise respond to competitive pressures would be significantly impaired. Our inability to do any of the foregoing could have a material adverse effect on our business, results of operations, cash flows and financial condition.

Inflation could result in decreased value from future contractual payments and higher expenses for labor and equipment, which, in turn, could adversely impact our reputation, business, financial condition, cash flows and results of operations.

Any future increase in inflation may adversely affect our costs, including our subcontractors’ cost of labor and equipment, and may result in a decrease in value in our future contractual payments. These factors could adversely impact our reputation, business, financial condition, cash flows and results of operations.

While we believe that inflationary pressures have contributed to increased costs of labor and components that we purchase, we believe that the increased cost of these items were also due to a combination of other factors, including supply chain constraints, increased demand for solar systems in the U.S. and Europe and tariffs and trade regulations. We do not have information that allows us to quantify the specific amount of cost increases attributable to inflationary pressures.

Fluctuations in interest rates could adversely affect our business and financial results.

We are exposed to interest rate risk because many of our customers depend on debt financing to purchase our solar power systems. An increase in interest rates could make it difficult for our customers to obtain the financing necessary to purchase our solar power systems on favorable terms, or at all, and thus lower demand for our solar power products, reduce revenue and adversely affect our results of operations and cash flow. An increase in interest rates could lower a customer’s return on investment in a system or make alternative investments more attractive relative to solar power systems, which, in each case, could cause our customers to seek alternative investments that promise higher returns or demand higher returns from our solar power systems, which could reduce our revenue and gross margin and adversely affect our financial results. While we believe that increases in interest rates have led to higher financing costs for our customers, lower demand for our products and lower revenue than we would have otherwise experienced, we do not have information that allows us to quantify the adverse effects attributable to increased interest rates.

We may incur additional debt in the future, which could introduce debt servicing costs and risks to our business.

We and our subsidiaries may incur additional debt in the future, and such debt arrangements may restrict our ability to incur additional indebtedness, including secured indebtedness. These restrictions could inhibit our ability to pursue our business strategies. Furthermore, there is no assurance that we will be able to enter into debt instruments on acceptable terms or at all. If we were unable to satisfy financial covenants and other terms under new instruments, or obtain waivers or forbearance from our lenders, or if we were unable to obtain refinancing or new financings for our working capital, equipment, and other needs on acceptable terms if and when needed, our business would be adversely affected.

So long as the Convertible OpCo Preferred Units of OpCo remain outstanding, the Sponsor holds certain consent rights over OpCo’s ability to incur indebtedness, which could adversely affect the future business and operations of OpCo and Zeo, including by decreasing its business flexibility.

The terms of the amended and restated limited liability company agreement of OpCo (the “OpCo A&R LLC Agreement”) grant Sponsor certain consent rights with respect to certain actions, including OpCo’s incurrence of indebtedness for borrowed money, subject to certain enumerated exceptions, so long as the Convertible OpCo Preferred Units remain outstanding. As a result, OpCo needs to obtain the prior written consent of Sponsor before incurring any additional indebtedness (subject to the terms of OpCo A&R LLC Agreement). Because Sponsor has interests that are different than, or in addition to and which may conflict with, the interests of OpCo and Zeo, there is no assurance that Sponsor will consent to any proposed future incurrence of debt. Therefore, Sponsor has the ability to influence the outcome of certain matters affecting OpCo and Zeo, and OpCo may be unable to raise additional debt financing to operate during general economic or business downturns, take advantage of new business opportunities, and/or pursue its business strategies.

We have suppliers that are based or manufacture the products we sell outside the United States, which may subject us to additional business risks, including logistical complexity and political instability.

A portion of our supply agreements are with manufacturers and equipment vendors located outside of the United States. Risks we face in conducting business internationally include:

•        multiple, conflicting and changing laws and regulations relating to employment, safety, environmental protection, international trade, and other government approvals, permits, and licenses and regulatory requirements;

•        financial risks, such as longer sales and payment cycles, greater difficulty enforcing rights and remedies and capital controls or other restrictions on the transfer of funds;

•        currency fluctuations, government-fixed foreign exchange rates, the effects of currency hedging activity and the potential inability to hedge currency fluctuations;

•        the effects of Russia’s war on Ukraine and other political and economic instability, including wars, acts of terrorism, political unrest, boycotts, curtailments of trade, nationalization of assets, and other business restrictions;

•        trade barriers such as import and export requirements or restrictions, licensing requirements, tariffs, taxes and other restrictions and expenses for which we may have responsibility, which could increase the prices of our products; and

•        liabilities associated with compliance with laws (for example, the Foreign Corrupt Practices Act in the United States and similar laws outside of the United States).

•        the effects of Russia’s war on Ukraine, which, while we believe Russia’s war on Ukraine has contributed to price increases for components that we purchase, we believe that the increases to the cost of our components were also due to a combination of other factors, including supply chain constraints, increased demand for solar systems in the U.S. and Europe, tariffs and trade regulations, rising inflation, and higher labor, material, and shipping costs. We do not have information that allows us to quantify the specific amount of price increases attributable to Russia’s war on Ukraine and do not materially rely directly or indirectly on goods or services sources in Russia, Ukraine or Belarus or have any material business relationships, connections to, or assets in, Russia, Belarus or Ukraine.

We must work with our suppliers to effectively manage the flow of products in light of these risks. If we fail to do so, our available inventory may not correspond with product demand. If we are unable to successfully manage any such risks, any one or more could materially and adversely affect our business, results of operations, cash flows and financial condition.

We are currently dependent on third-party leasing companies to offer customers the option of leasing our solar energy systems.

During 2024, the majority of our customers who entered into leasing agreements have done so with third-party leasing companies such as Palmetto Solar, LLC d/b/a LightReach (“Solar”), Sunnova Energy Corporation (“Sunnova”), or a third party leasing companies established and managed by White Horse Energy. Thus far, such companies have had sufficient assets to finance the purchase of systems for each of our customers who have signed agreements for leased solar energy systems to be installed on their home and for whom the installation processes have been completed. However, no assurance can be given that this will continue, and if such companies decide not to continue to provide financing for leases due to general market conditions, changes in tax benefits associated with our solar systems, concerns about their or our business or prospects, or any other reason, or if they materially change the terms under which they are willing to pay us to install and service leased solar energy systems, and we cannot timely replace them, this could have an adverse effect on our business, financial condition and results of operations. Additionally, such companies may fail to pay or delay the payment of amounts owed to us for several reasons, including financial difficulties resulting from macroeconomic conditions, and extended delays or defaults in payment could adversely affect our business, results of operations, cash flows and financial condition. To mitigate the foregoing risks, we have identified additional leasing partners and are negotiating business arrangements with them to increase the number of leasing parties we have the ability to work with.

We intend to seek out additional third-party investors to provide financing for customers wishing to lease their solar energy systems. However, no assurance can be given that we will be able to successfully do so.

System leases represented 8% of our installations in 2023 and approximately 64% in the twelve months ended December 31, 2024. Approximately 44% of those leases are owned by Solar, and if (i) Solar terminates their relationship with us, (ii) Solar does not have sufficient assets in the future to provide financing for customers wishing to lease their solar energy systems, (iii) we cannot enter into new arrangements with other third-party investors to provide financing for customers wishing to lease their solar energy systems, or (iv) we cannot maintain current or enter into new arrangements with other third party leasing companies, we may be unable to continue to increase the size of our residential lease program, which could have a material, adverse effect on our business, results of operations, cash flows, and financial condition in the future.

We typically bear the cost of maintenance and repair on solar energy systems we install that are owned and leased by third-party leasing companies.

We are obligated through a maintenance services agreement to provide maintenance and repair services for solar energy systems we install that are leased by third-party leasing companies to homeowners. In the maintenance services agreement, we have agreed to maintain the leased systems for a fixed fee that is calculated to cover our future expected maintenance costs. If our solar energy systems require an above-average amount of repairs or if the cost of repairing systems were higher than our estimate, we may need to perform such services without additional compensation.

Members of our management team have interests in or are employed by other business ventures that may divert their attention from our business.

Members of our management team presently have, and may in the future have additional, ownership interests in, employment by and/or fiduciary or contractual obligations to other entities with which they are affiliated with (such as Solar). Such other ventures and entities could divert the attention of our management from our business or create conflicts of interests.

Risks Related to Regulation and Policy

Our business currently depends on the availability of utility rebates, tax credits and other benefits, tax exemptions and exclusions, and other financial incentives on the federal, state, and/or local levels. We may be adversely affected by changes in, and application of these laws or other incentives to us, and the expiration, elimination or reduction of these benefits could adversely impact our business.

Our business benefits from government policies that promote and support solar energy and enhance the economic viability of owning or leasing solar energy systems, energy storage, and certain other energy solutions. Certain U.S. federal, state and local governmental bodies provide incentives to owners, distributors, installers and manufacturers of solar energy systems to promote solar energy. These incentives include an investment tax credit and income tax credit offered by the federal government, as well as other tax credits, rebates and SRECs associated with solar energy generation. We rely on these incentives to lower our cost of capital and to attract investors, all of which enable us to lower the price we charge customers for our solar service offerings. These incentives could change at any time, as further described below. These incentives may also expire on a particular date, in some cases end when the allocated funding is exhausted, or may be reduced, terminated or repealed without notice. The financial value of certain incentives may also decrease over time.

The IRA modified prior law applicable to U.S. federal tax credits available for solar energy systems, energy storage, and other energy solutions. The IRA included a “Section 25D” 30% residential clean energy tax credit in connection with the installation of qualifying property that uses solar energy to generate electricity for residential use. On July 24, 2025, U.S. federal legislation Pub. L. No. 119-21, 139 Stat. 72 (“Pub. L. No. 119-21”) became effective. 2025 Pub. L. No. 119-21 removes the Section 25D credit for systems placed in service after December 31, 2025. More generally, Pub. L. No. 119-21 accelerated the phaseout or termination of certain energy tax credits that had been included in the IRA including the termination, with some exceptions, of certain tax credits for solar projects that are completed after 2027.

In December 2017, the Tax Cuts and Job Acts of 2017 (the “Tax Act”) was enacted. As part of the Tax Act, the corporate income tax rate was reduced, and there were other changes, including limiting or eliminating various other deductions, credits and tax preferences. The IRA implemented a corporate alternative minimum tax of 15% of financial statement income (subject to certain adjustments) for companies that report over $1 billion in profits to stockholders; similar to existing law, business credits (including solar energy credits) are limited to 75% of income in excess of $25,000 (with no limit against the first $25,000). We cannot predict whether and to what extent the U.S. corporate income tax rate will change in the future. The U.S. Congress is constantly considering changes to the tax code. Further limitations on, or elimination of, the tax benefits that support the financing of solar energy under current U.S. law could significantly and adversely impact our business.

U.S. government bodies are preparing guidance on the application and implementation of Pub. L. No. 119-21, and the government may continue to seek to reduce the circumstances in which federal tax credits are available for energy projects. If this occurs, or if the federal government introduces other delays, reductions, or changes in policies that support the residential solar industry, including available tax credits, this could have an adverse effect on our business.

Additionally, the above-described changes in the government’s trade policy, and possible changes in tax policy have contributed to investor and consumer uncertainty, and could contribute to a higher interest rate environment, which may further negatively impact our operations and financing costs. While it is difficult to predict specific outcomes at this time, we expect a period of regulatory and policy uncertainty in the near term.

Our business model also benefits from tax exemptions offered at the state and local levels. For example, some states have property tax exemptions that exempt the value of solar energy systems in determining values for calculation of local and state real and personal property taxes. State and local tax exemptions can have sunset dates, triggers for loss of the exemption, and can be changed by state legislatures and other regulators, and if solar energy systems were not exempt from such taxes, the property taxes payable by customers would be higher, which could offset any potential savings our solar service offerings could offer. Similarly, if state or local legislatures or tax administrators impose property taxes on third-party owners of solar energy systems, solar companies like us would be subject to higher costs.

In general, we benefit from certain state and local tax exemptions that apply in some jurisdictions to the sale of equipment, sale of power, or both. These state and local tax exemptions can expire, can be changed by state legislatures, or their application to us can be challenged by regulators, tax administrators, or court rulings. Any changes to, or efforts to overturn, federal and state laws, regulations or policies that are supportive of solar energy generation or that remove costs or other limitations on other types of energy generation that compete with solar energy projects could materially and adversely affect our business.

We rely on certain utility rate structures, such as net metering, to offer competitive pricing to customers, and changes to those policies may significantly reduce demand for electricity from our solar energy systems.

As of December 31, 2024, a substantial majority of states had adopted net metering policies, including Florida, Texas, Missouri, Ohio and Illinois. Net metering policies allow homeowners to serve their own energy load using on-site generation while avoiding the full retail volumetric charge for electricity. Electricity that is generated by a solar energy system and consumed on-site avoids a retail energy purchase from the applicable utility, and excess electricity that is exported back to the electric grid generates a retail credit within a homeowner’s monthly billing period. At the end of the monthly billing period, if the homeowner has generated excess electricity within that month, the homeowner typically carries forward a credit for any excess electricity to be offset against future utility energy purchases. At the end of an annual billing period or calendar year, utilities either continue to carry forward a credit, or reconcile the homeowner’s final annual or calendar year bill using different rates (including zero credit) for the exported electricity.

Utilities, their trade associations, and fossil fuel interests in the country are currently challenging net metering policies, and seeking to eliminate them, cap them, reduce the value of the credit provided to homeowners for excess generation, or impose charges on homeowners that have net metering.

A few states have moved away from traditional full retail net metering and instead values excess generation by customers’ solar systems in various ways. For example, in 2017, Nevada enacted legislation to restore net metering at a reduced credit and guarantee new customers the net metering rate in effect at the time they applied for interconnection for 20 years. In 2016, the Arizona Corporation Commission replaced retail net metering with a net-feed in tariff (a fixed export rate). Some states set limits on the total percentage of a utility’s customers that can adopt net metering or set a timeline to evaluate net metering successor tariffs. For example, South Carolina passed legislation in 2019 that required review of net metering after two years. In 2021, the South Carolina Public Service Commission approved a portion of Duke Energy’s proposal that maintains the net metering framework with time-of-use rates and rejected a proposal from Dominion Energy to eliminate net metering altogether. In 2021 legislation, Illinois changed its net metering threshold from a percentage of customers to full retail net metering offered to a date certain (December 31, 2024) with a directed successor tariff that includes values that distributed resources provide to the distribution grid. New Jersey currently has no net metering cap; however, it has a threshold that triggers commission review of its net metering policy. States we serve now or in the future may adopt similar policies or net metering caps. If the net metering caps in these jurisdictions are reached without an extension of net metering policies, homeowners in those jurisdictions will not have access to the economic value proposition net metering provides. Our ability to sell our solar service offerings may be adversely impacted by the failure to extend existing limits to net metering or the elimination of currently existing net metering policies. The failure to adopt a net metering policy where it currently is not in place would pose a barrier to entry in those states. On April 26, 2022, Florida Governor DeSantis vetoed legislation that would have established a threshold date and percentage trigger when retail net metering would have faced declines in the immediate export rate.

Additionally, the imposition of charges that only or disproportionately impact homeowners that have solar energy systems, or the introduction of rate designs mentioned above, would adversely impact our business. Because fixed charges cannot easily be avoided with the installation of an on-site battery, which can mitigate or eliminate the negative impacts of net metering changes, these fixed charges have the potential to cause a more significant adverse impact. In June of 2021, two of four commissioners of FERC, including its chairperson, issued a letter stating there was a “strong case” such fixed charges in Alabama “may be violating the Commission’s PURPA regulations, undermining the statute’s purpose of encouraging Qualifying Facilities,” which is the Commission’s term for on-site generation. Litigation regarding the legality of these charges is ongoing in federal court. Most recently, on April 26, 2022, Florida Governor DeSantis vetoed legislation that would have allowed investor-owned utilities to petition the Public Service Commission for the ability to add fixed charges on solar customers. As part of the California Public Utilities Commission (“CPUC”) final decision on December 15, 2022, the CPUC rejected a solar specific fixed charge on solar customers.

Electric utility policies, statutes, and regulations and changes to such statutes or regulations may present technical, regulatory and economic barriers to the purchase and use of our solar energy offerings that may significantly reduce demand for such offerings.

Federal, state and local government policies, statutes and regulations concerning electricity heavily influence the market for our solar energy offerings and are constantly evolving. These statutes, regulations, and administrative rulings relate to electricity pricing, net metering, consumer protection, incentives, taxation, competition with utilities and the interconnection of homeowner-owned and third party-owned solar energy systems to the electrical grid. These policies, statutes and regulations are constantly evolving. Governments, often acting through state utility or public service commissions, change and adopt different rates for residential customers on a regular basis and these changes can have a negative impact on our ability to deliver savings, or energy bill management, to customers.

In addition, many utilities, their trade associations, and fossil fuel interests in the country, which have significantly greater economic, technical, operational, and political resources than the residential solar industry, are currently challenging solar-related policies to reduce the competitiveness of residential solar energy. Any adverse changes in solar-related policies could have a negative impact on our business and prospects.

We are not currently regulated as a utility under applicable laws, but we may be subject to regulation as a utility in the future or become subject to new federal and state regulations for any additional solar service offerings we may introduce in the future.

Most federal, state, and municipal laws do not currently regulate us as a utility. As a result, we are not subject to the various regulatory requirements applicable to U.S. utilities. However, any federal, state, local or other applicable regulations could place significant restrictions on our ability to operate our business and execute our business plan by prohibiting or otherwise restricting our sale of electricity. These regulatory requirements could include restricting our sale of electricity, as well as regulating the price of our solar service offerings. If we become subject to the same regulatory authorities as utilities or if new regulatory bodies are established to oversee our business, our operating costs could materially increase.

Changes to the applicable laws and regulations governing direct-to-home sales and marketing may limit or restrict our ability to effectively compete.

We utilize a direct-to-home sales model as a primary sales channel and are vulnerable to changes in laws and regulations related to direct sales and marketing that could impose additional limitations on unsolicited residential sales calls and may impose additional restrictions such as adjustments to our marketing materials and direct-selling processes, and new training for personnel. If additional laws and regulations affecting direct sales and marketing are passed in the markets in which we operate, it would take time to train our sales professionals to comply with such laws, and we may be exposed to fines or other penalties for violations of such laws. If we fail to compete effectively through our direct-selling efforts, our financial condition, results of operations and growth prospects could be adversely affected.

Increases in the cost or reduction in supply of solar energy system and energy storage system components due to tariffs or trade restrictions announced or imposed by the U.S. government could have an adverse effect on our business, financial condition and results of operations.

On April 2, 2025, the U.S. government introduced a baseline tariff on nearly all goods imported into the U.S and higher tariffs on specific countries. For example, certain proposed tariffs on goods imported from China and specific Southeast Asian countries that are sources of solar components have been announced at significant percentage rates.

The application and rates of these measures are being actively negotiated, have been in flux, and remain subject to government action and change. Shortly after the initial announcement, the U.S. government announced a delay in applying certain of these tariffs, while other measures, such as the baseline tariff and increased tariff on Chinese imports, remained in effect or were implemented as initially announced or modified. As of the date of this prospectus, the tariff rates on imports from China have been set at substantial levels, and rates for other countries remain subject to ongoing review and potential implementation. Less than 10% of the solar components and equipment we purchase for the solar systems we install are manufactured in the U.S.. The new tariffs are likely to result in price increases for domestic and imported solar panels, inverters, and related equipment. The tariffs may also result in decreased availability and/or increased procurement time for solar system equipment. Measures retaliating to the new tariffs have been announced by some countries, and other responses are likely.

Going forward, the tariff environment and effects on the supply chain are likely to remain in flux. As changes occur, we will continue to assess our procurement and pricing strategies. The new tariffs, and continued volatility in trade policy may impact our gross margins and growth, due to factors such as increased procurement and installation costs, profit margin compression or the need to pass increased costs to consumers, supply chain disruption, and competitive disadvantages relative to market participants with more favorable supply arrangements.

Trade policy may evolve further in ways that are adverse to our business. As examples, if current tariffs are extended or increased, or if retaliatory actions or supply shortages arise, our financial condition, results of operations, and future growth prospects could be materially and adversely affected. We continue to monitor these developments closely and revise our pricing models and sourcing strategies in response. However, there can be no assurance that such measures will be sufficient to mitigate the impact of the trade restrictions and their impacts on the supply chain and market demand for our products.

Additionally, China is a major producer of solar cells (the main components of solar panels) and other solar products. Certain solar cells, panels, laminates and panels from China are subject to various U.S. antidumping and countervailing duty rates, depending on the exporter supplying the product, imposed by the U.S. government as a result of determinations that the U.S. was materially injured as a result of such imports being sold at less than fair value and subsidized by the Chinese government. Historically, we and our subcontractors regularly surveyed the market to identify multiple alternative locations for product manufacturers. Nonetheless, many of the solar products we purchase are from manufacturers in China or from manufacturers in other jurisdictions who rely, in part, on products sourced in China. If alternative sources are not available on competitive terms in the future, we and our subcontractors may be required to purchase these products from manufacturers in China. In addition, tariffs on solar cells, panels and inverters in China may put upward pressure on prices of these products in other jurisdictions from which we or our subcontractors currently purchase equipment, which could reduce our ability to offer competitive pricing to potential customers.

Pub. L. No. 119-21 became effective July 4, 2025, and, among other provisions, modified rules regarding federal tax credits and benefits available for clean energy projects. Pub. L. No. 119-21 law established new foreign entity of concern (“FEOC”) rules that apply in tax years beginning after July 4, 2025. The FEOC rules define Russia, North Korea, Iran, and China as foreign entities of concern, and require energy projects to meet certain levels of domestic ownership and domestic sourcing requirements to be eligible for energy-related tax credits. As examples, under the new FEOC rules, a U.S. energy project can only receive specific tax credits if the project’s equipment from certain FEOC-related entities does not exceed set amounts, and the rules disqualify other credits from applying to US-made products that contain too many inputs from certain FEOC-related entities. The rules also prevent a company from receiving specific tax credits if it relies too much on investment or material assistance from certain FEOC-related entities, including in circumstances where a contract, license, or other arrangement gives an FEOC-related entity effective control over the company or its projects or products. The FEOC rules may have the result of leading to pressure for increased supply chain costs, reduced supply chain options, and may lead to increased priced pressure for energy products and projects.

The antidumping and countervailing duties discussed above are subject to annual review and may be increased or decreased. Furthermore, under Section 301 of the Trade Act of 1974, the Office of the USTR imposed tariffs on $200 billion worth of imports from China, including inverters and certain AC panels and non-lithium-ion batteries, effective September 24, 2018. In May 2019, the tariffs were increased from 10% to 25% and may be raised by the USTR in the future. Since these tariffs impact the purchase price of the solar products, these tariffs raise the cost associated with purchasing these solar products from China and reduce the competitive pressure on providers of solar cells not subject to these tariffs.

In August 2021, an anonymous trade group filed a petition with the U.S. Department of Commerce (the “Department of Commerce”) requesting an investigation into whether solar panels and cells imported from Malaysia, Thailand and Vietnam are circumventing antidumping and countervailing duties imposed on solar products manufactured in China. The group also requested the imposition of tariffs on such imports ranging from 50% – 250%. In November 2021, the Department of Commerce rejected the petition, citing the petitioners’ ongoing anonymity as one of the reasons for its decision. In March 2022, the Department of Commerce announced it is initiating country-wide circumvention inquiries to determine whether imports of solar cell and panels produced in Cambodia, Malaysia, Thailand and Vietnam that use components from China are circumventing antidumping and countervailing duty orders on solar cells and panels from China. The Department of Commerce’s inquiries were initiated pursuant to a petition filed by Auxin Solar, Inc. on February 8, 2022. In August 2023, the Department of Commerce issued a final affirmative determinations that certain solar products exported from Cambodia, Malaysia, Thailand, and Vietnam were circumventing antidumping or countervailing orders on imports from China, with the result that the Department of Commerce will treat certain solar products from those countries as of Chinese-origin and subject to the existing antidumping or countervailing order.

On June 6, 2022, the President of the U.S. issued an emergency declaration establishing a tariff exemption of two years for solar panels and cells imported from Cambodia, Malaysia, Thailand and Vietnam, delaying the possibility of the imposition of dumping duties until the end of such two-year period. As that two-year period has passed the exemption of products from these countries from the imposition of antidumping duties is no longer in place. Additional requests for investigations of entities that are alleged to circumvent antidumping and countervailing duties imposed on solar products, and affirmative determinations by the Department of Commerce, may lead to the addition of new antidumping duties, which would significantly disrupt the supply of solar cells and panels to customers in the U.S., as a large percentage of solar cells and panels used in the U.S. are imported from Cambodia, Malaysia, Thailand and Vietnam. If imposed, these or similar tariffs could put upward pressure on prices of these solar products, which could reduce our ability to offer competitive pricing to potential customers

Furthermore, antidumping and countervailing duties petitions filed in April 2024, against solar cell and module exporters from Cambodia, Malaysia, Thailand, and Vietnam led to the Department of Commerce’s final affirmative determination in April 2025. As a result of Department of Commerce determinations, Importers must now post cash deposits at rates that differ markedly by country and by exporter or producer, with non-cooperating parties facing particularly high rates. These duties may be stacked on top of other existing tariffs. The Department of Commerce also upheld prior determinations that “critical circumstances” for certain importers, potentially exposing shipments made prior to the preliminary determinations subject to retroactive duty collection. This demonstrates that application of antidumping, countervailing duties, and other trade measures can be complex, potentially involving the stacking of multiple tariff rates on single imported products and applying liabilities retroactively. This uncertainty may trigger unplanned costs, affect profit margins, and slow growth for the Company.

In December 2021, the U.S. International Trade Commission recommended the President extend tariffs initially imposed in 2018 on imported crystalline silicon PV cells and panels for another four years, until 2026. Under Presidential Proclamation 10339, published in February 2022, former President Biden extended the tariff beyond the scheduled expiration date of February 6, 2022, with an initial tariff of 14.75%, which will gradually be reduced to 14% by the eighth year of the measure. Since such actions, as they are and may further be modified or increased by subsequent U.S. government administrations, increase the cost of imported solar products, to the extent we or our subcontractors use imported solar products or domestic producers are able to raise their prices for their solar products, the overall cost of the solar energy systems will increase, which could inhibit our ability to offer competitive pricing in certain markets.

Additionally, the U.S. government has imposed various trade restrictions on Chinese entities determined to be acting contrary to U.S. foreign policy and national security interests. For example, the Department of Commerce’s Bureau of Industry and Security has added a number of Chinese entities to its entity list for enabling human rights abuses in the XUAR or for procuring U.S. technology to advance China’s military modernization efforts, thereby imposing severe trade restrictions against these designated entities. Moreover, in June 2021, U.S. Customs and Border Protection issued a Withhold Release Order pursuant to Section 307 of the Tariff Act of 1930 excluding the entry into U.S. commerce of silica-based products (such as polysilicon) manufactured by Hoshine and related companies, as well as goods made using those products, based on allegations related to Hoshine labor practices in the XUAR to manufacture such products. Additionally, in December 2021, Congress passed the UFLPA, which, with limited exception, prohibits the importation of all goods or articles mined or produced in whole or in part in the XUAR, or goods or articles mined or produced by entities working with the XUAR government to recruit, transport or receive forced labor from the XUAR. To date, intensive examinations, withhold release orders, and related governmental procedures have resulted in supply chain and operational delays throughout the industry. Although we maintain policies and procedures designed to maintain compliance with applicable governmental laws and regulations, these and other similar trade restrictions that may be imposed in the future may cause us to incur substantially higher compliance and due diligence costs in connection with procurement and have the effect of restricting the global supply of, and raising prices for, polysilicon and solar products, which could increase the overall cost of solar energy systems, reduce our ability to offer competitive pricing in certain markets and adversely impact our business and results of operations. Further, any operational delays or other supply chain disruption resulting from the human rights concerns or any of the supply chain risks articulated above, associated governmental responses, or a desire to source products, components, or materials from other manufacturers or regions could result in shipping, sales and installation delays, cancellations, penalty payments, or loss of revenue and market share, or may cause our key suppliers to seek to re-negotiate terms and pricing with us, any of which could have a material adverse effect on our business, results of operations, cash flows, and financial condition.

While we believe the tariffs and trade regulations described above have contributed to price increases for components that we purchase, we believe that these price increases are also due to a combination of other factors, including supply chain constraints, increased demand for solar systems in the U.S. and Europe, rising inflation, and higher labor, material, and shipping costs. We cannot predict what additional actions the U.S. may adopt with respect to tariffs or other trade regulations or what actions may be taken by other countries in retaliation for such measures.

The tariffs and other government actions described above, the adoption and expansion of trade restrictions, the occurrence of a trade war or other governmental action related to tariffs, trade agreements or related policies have the potential to adversely impact our supply chain and access to equipment, our costs and ability to economically serve certain markets. If additional measures are imposed or other negotiated outcomes occur, our ability or the ability of our subcontractors to purchase these products on competitive terms or to access specialized technologies from other countries could be further limited, which could adversely affect our business, financial condition and results of operations.

Any failure to comply with laws and regulations relating to interactions by us or third parties (such as our dealers and subcontractors) with customers or with licensing requirements applicable to our business could result in negative publicity, claims, investigations and litigation, and may adversely affect our financial performance.

Our business involves transactions with customers. We and our subcontractors and dealers must comply with numerous federal, state and local laws and regulations that govern matters relating to our interactions with customers, including those pertaining to privacy and data security, home improvement contracts, warranties and direct-to-home solicitation, along with certain rules and regulations specific to the marketing and sale of residential solar products and services. These laws and regulations are dynamic and subject to potentially differing interpretations, and various federal, state and local legislative and regulatory bodies may expand current laws or regulations, or enact new laws and regulations, regarding these matters. Changes in these laws or regulations or their interpretation could dramatically affect how we do business, acquire customers, and manage and use information we collect from and about current and prospective customers and the costs associated therewith. We strive to comply with all applicable laws and regulations relating to our interactions with customers. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Noncompliance with any such laws or regulations, or the perception that we or our subcontractors or dealers have violated such laws or regulations or engaged in deceptive practices that could result in a violation, could also expose us to claims, proceedings, litigation and investigations by private parties and regulatory authorities, as well as substantial fines and negative publicity, each of which may materially and adversely affect our business. We have incurred, and will continue to incur, significant expenses to comply with such laws and regulations, and increased regulation of matters relating to our interactions with customers could require us to modify our operations and incur significant additional expenses, which could have an adverse effect on our business, financial condition, and results of operations.

Any investigations, actions, adoption or amendment of regulations relating to the marketing of our products could divert management’s attention from our business, require us to modify our operations and incur significant additional expenses, which could have an adverse effect on our business, financial condition, and results of operations or could reduce the number of our potential customers.

We cannot ensure that our sales professionals and other personnel will always comply with our standard practices and policies, as well as applicable laws and regulations. In any of the numerous interactions between our sales professionals or other personnel and our customers or potential customers, our sales professionals or other personnel may, without our knowledge and despite our efforts to effectively train them and enforce compliance, engage in conduct that is or may be prohibited under our standard practices and policies and applicable laws and regulations. Any such non-compliance, or the perception of non-compliance, may expose us to claims, proceedings, litigation, investigations or enforcement actions by private parties or regulatory authorities, as well as substantial fines and negative publicity, each of which may materially and adversely affect our business and reputation. We have incurred, and will continue to incur, significant expenses to comply with the laws, regulations and industry standards that apply to us.

In addition, our affiliations with third-party dealers and subcontractors may subject us to alleged liability in connection with actual or alleged violations of law by such third parties, whether or not actually attributable to us, which may expose us to significant damages and penalties, and we may incur substantial expenses in defending against legal actions related to third parties, whether or not we are ultimately found liable.

Compliance with environmental laws and regulations can be expensive, and noncompliance with these laws and regulations may result in adverse publicity and potentially significant monetary damages and fines.

We are required to comply with all applicable foreign, U.S. federal, state, and local laws and regulations regarding pollution control and protection of safety and the environment. These laws and regulations may include obligations relating to the release, emissions or discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials and wastes and the health and safety of our employees and other persons. Under some statutes and regulations, a government agency, or other parties, may seek recovery and response costs from owners or operators of property where releases of hazardous substances have occurred or are ongoing, even if the owner or operator was not responsible for such release or otherwise at fault. We use solar energy system and energy storage components that may contain toxic, volatile and otherwise hazardous substances in our operations. Any failure by us to control the use of, transport of, or to restrict adequately the discharge of, hazardous substances could subject us to, among other matters, potentially significant monetary damages and fines or liabilities or suspensions of our business operations. In addition, if more stringent laws and regulations are adopted in the future, the costs of compliance with these new laws and regulations could be substantial. If we fail to comply with present or future environmental laws and regulations, we may be required to pay substantial fines, suspend production or cease operations, or be subjected to other sanctions. Private parties may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage.

In addition, U.S. legislation includes disclosure requirements regarding the use of “conflict” minerals mined from the Democratic Republic of Congo and adjoining countries and procedures regarding a manufacturer’s efforts to prevent the sourcing of such “conflict” minerals. We have incurred and will incur additional costs to comply with the disclosure requirements, including costs related to determining the source of any of the relevant minerals and metals used in our products. The implementation of these requirements could affect the sourcing and availability of minerals used in the manufacture of solar products. As a result, there may only be a limited pool of suppliers who provide conflict-free minerals, and we cannot be certain that we will be able to obtain products in sufficient quantities or at competitive prices. Since our supply chain is complex, we have not been able to sufficiently verify, and in the future, we may not be able to sufficiently verify, the origins for these conflict minerals used in our products. As a result, we may face reputational challenges with our customers and other stakeholders if we are unable to sufficiently verify the origins for all conflict minerals used in our products.

Compliance with health and safety laws and regulations can be complex, and noncompliance with these laws and regulations may result in potentially significant monetary damages and fines.

We are subject to a number of federal and state laws and regulations, including the federal Occupational Safety and Health Act and comparable state statues, establishing requirements to protect the health and safety of workers. The OSHA hazard communication standard, the US EPA community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act, and comparable state statutes, require maintenance of information about hazardous materials used or produced in operations and provision of this information to employees, state and local government authorities, and citizens. Other OSHA standards regulate specific worker safety aspects of our operations. Substantial fines and penalties can be imposed, and orders or injunctions limiting or prohibiting certain operations may be issued, in connection with any failure to comply with these laws and regulations.

Our business is subject to complex and evolving U.S. and international privacy and data protection laws, rules, policies and other obligations. Many of these laws and regulations are subject to change and uncertain interpretation and could result in claims, increased cost of operations or otherwise harm our business.

Consumer personal privacy and data security have become significant issues and the subject of rapidly evolving regulation. Furthermore, federal, state and local government bodies or agencies have in the past adopted, and may in the future adopt, more laws and regulations affecting data privacy. For example, new California legislation and regulations afford California consumers an array of new rights, including the right to be informed about what kinds of personal information companies have collected and the purpose for the collection. Complying with such laws or regulations, including in connection with any future expansion into new states (e.g., California), may significantly impact our business activities and require substantial compliance costs that adversely affect our business, operating results, prospects and financial condition. To date, we have not experienced substantial compliance costs in connection with fulfilling the requirements with any such laws or regulations. However, we cannot be certain that compliance costs will not increase in the future with respect to such laws or regulations. Furthermore, if we expand to foreign markets we will be subject to additional privacy and data protection laws, such as the General Data Protection Regulation in the European Union.

We operate a call center that uses personal information to conduct follow-up marketing calls to prospective customers of our solar energy systems. The out-going marketing calls we make are subject to the Telephone Consumer Protection Act (“TCPA”) and any failure to comply with the TCPA could result in significant fines and potential litigation from consumers.

Any inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable privacy and data protection laws, regulations and policies, could result in additional cost and liability to us, damage our reputation, inhibit sales and adversely affect our business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations and policies that are applicable to our business may limit the use and adoption of, and reduce the overall demand for, our solutions. If we are not able to adjust to changing laws, regulations and standards related to privacy or security, our business may be harmed.

A change in our effective tax rate could have a significant adverse impact on our business, and an adverse outcome resulting from examination of our income or other tax returns could adversely affect our results.

A number of factors may adversely affect our future effective tax rates, such as the jurisdictions in which our profits are determined to be earned and taxed; changes in the valuation of our deferred tax assets and liabilities; adjustments to estimated taxes upon finalization of various tax returns; adjustments to our interpretation of transfer pricing standards; changes in available tax credits, grants and other incentives; changes in stock-based compensation expense; the availability of loss or credit carryforwards to offset taxable income; changes in tax laws or the interpretation of such tax laws (for example federal and state taxes); and changes in U.S. generally accepted accounting principles (“GAAP”). A change in our effective tax rate due to any of these factors may adversely affect our future results from operations.

Significant judgment is required to determine the recognition and measurement attributes prescribed in the accounting guidance for uncertainty in income taxes. The accounting guidance for uncertainty in income taxes applies to all income tax positions, including the potential recovery of previously paid taxes, which if settled unfavorably could adversely affect our provision for income taxes. In addition, we are subject to examination of our income tax returns by various tax authorities. We regularly assess the likelihood of adverse outcomes resulting from any examination to determine the adequacy of our provision for income taxes. An adverse determination of an examination could have an adverse effect on our results of operations and financial condition.

Additionally, U.S. tax reform may lead to further changes in (or departure from) these norms. As these and other tax laws and related regulations change, our results of operations, cash flows, and financial condition could be materially impacted. Given the unpredictability of these possible changes and their potential interdependency, it is very difficult to assess whether the overall effect of such potential tax changes would be cumulatively positive or negative for our earnings and cash flow.

Risks Related to This Offering and Ownership of Zeo Securities

Sales of a substantial number of our securities in the public market by the selling securityholders and/or by our existing securityholders could cause the price of our shares of Class A Common Stock and Warrants to fall.

The selling securityholders can sell, under this prospectus, up to:

•        4,000,004 outstanding shares of Class A Common Stock issued to the Sponsor and certain former holders of ESGEN Class B ordinary shares, issued to such holders at an equity consideration value of $10.00 per share;

•        50,000 outstanding shares of Class A Common Stock issued to Piper Sandler & Co. at an equity consideration value of $5.00 per share;

•        1,838,430 shares of Class A Common Stock issuable upon exchange of an equivalent number of Convertible OpCo Preferred Units and Class V Common Stock issued to the Sponsor pursuant to the Sponsor Subscription Agreement at an equity consideration value of $10.00 per share;

•        33,730,000 shares of Class A Common Stock issuable upon exchange of an equivalent number of Exchangeable OpCo Units and Class V Common Stock issued to the Sellers pursuant to the Business Combination Agreement at an equity consideration value of $10.00 per share; and

•        500,000 shares of Class A Common Stock issuable to Sun Managers, LLC upon potential forfeiture of an equivalent number of shares of Class A Common Stock previously issued to Sponsor and certain former holders of ESGEN Class B ordinary shares at an equity consideration value of $10.00 per share.

The Initial Shareholders have agreed not to transfer an aggregate of 500,000 shares of Class A Common Stock until two years after the ESGEN Closing (with such shares being forfeited upon the occurrence of a Convertible OpCo Preferred Unit Optional Conversion or a Convertible OpCo Preferred Unit Redemption within two years after the Closing which occurred on March 13, 2024).

The sale of all or a portion of these securities could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, some of the selling securityholders may still experience a positive rate of return on the securities they purchased due to the price at which such selling securityholder initially purchased the securities. See “Risk Factors — Certain existing securityholders purchased, or may purchase, securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in the Company may not experience a similar rate of return.” below.

In addition, sales of a substantial number of our shares of Class A Common Stock and/or Warrants in the public market by the selling securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our Class A Common Stock and Warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Class A Common Stock and Warrants.

Sales, or the perception of sales, of our Class A Common Stock, including those shares registered in this registration statement, by us or our existing stockholders in the public market could cause the market price for our Class A Common Stock to decline.

The sale of substantial amounts of shares Class A Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of the Class A Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon the effectiveness of this registration statement and the expiration or waiver of the lock-ups described in the risk factor above, shares held by certain of our stockholders will be eligible for resale, subject to, in the case of certain securityholders, volume, manner of sale and other limitations under Rule 144. As restrictions on resale end, the market price of shares of Class A Common Stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.

In addition, the shares of our Class A Common Stock reserved for future issuance under the 2024 Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale by affiliates under Rule 144, as applicable. The number of shares reserved and available for future issuance under the 2024 Plan currently equals 3,220,400 shares of Class A Common Stock.

We have filed a registration statement on Form S-8 under the Securities Act to register shares of our Class A Common Stock or securities convertible into or exchangeable for shares of our Class A Common Stock issued pursuant to our equity incentive plan. Such Form S-8 registration statement became automatically become effective upon filing. Accordingly, shares issued under such registration statement will be available for sale in the open market. The initial registration statement on Form S-8 covers approximately 3,220,400 shares of Class A Common Stock.

Certain existing securityholders purchased, or may purchase, securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in the Company may not experience a similar rate of return.

Certain stockholders in the Company, including certain of the selling securityholders, acquired, or may acquire, shares of our Class A Common Stock or Warrants at prices below the current trading price of our Class A Common Stock or Warrants, as applicable, and may experience a positive rate of return based on the current trading price.

For example, the Sponsor and the other Initial Shareholders can earn a positive rate of return on their investment if the trading price of Class A Common Stock is approximately $2.04 or more per share. Public stockholders may not be able to experience the same positive rates of return on securities they purchase due to the low price at which the Sponsor and the other Initial Stockholders purchased shares of our Class A Common Stock and Warrants.

Our management team has limited experience managing a public company, and regulatory compliance obligations may divert its attention from the day-to-day management of our businesses.

Most of the individuals who now constitute our management team have limited to no experience managing a publicly-traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our businesses, which could adversely affect our businesses. It is probable that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which would increase our operating costs in future periods.

We incur significant costs as a result of operating as a public company.

We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Nasdaq listing requirements and other applicable securities laws and regulations. The expenses incurred by public companies generally for reporting and corporate governance purposes are greater than those for private companies. For example, the Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business, financial condition, and results of operations. Compliance with these rules and regulations will increase our legal and financial compliance costs, and increase demand on our systems, particularly after we are no longer an emerging growth company. In addition, as a public company, we may be subject to stockholder activism, which can lead to additional substantial costs, distract management, and impact the manner in which we operate our business in ways we cannot currently anticipate. As a result of disclosure of information therein and in filings required of a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more difficult, time-consuming, and costly, although we are currently unable to estimate these costs with any degree of certainty.

We also expect that being a public company and being subject to new rules and regulations will make it more expensive for us to obtain directors and officers liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on the Board, committees of the Board or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of Class A Common Stock, fines, sanctions, and other regulatory action and potentially civil litigation. These factors may therefore strain our resources, divert management’s attention, and affect our ability to attract and retain qualified board members and executive officers.

As a public reporting company, we are subject to rules and regulations established from time to time by the SEC and Public Company Accounting Oversight Board regarding our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results or report them in a timely manner, which could adversely affect our business.

We are a public reporting company subject to the rules and regulations established from time to time by the SEC and the Public Company Accounting Oversight Board. These rules and regulations require, among other things, that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on our financial and management systems, processes, and controls, as well as on our personnel.

As a public company, we are required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal control over financial reporting by the time our second annual report is filed with the SEC and thereafter, which requires us to document and make significant changes to our internal control over financial reporting. As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as well as rules adopted, and to be adopted, by the SEC and Nasdaq, and other applicable securities rules and regulations, which impose various requirements on public companies, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Our management and other personnel need to devote a substantial amount of time to these public company requirements. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We may need to hire additional legal, accounting and financial staff with appropriate public company experience and technical accounting knowledge and maintain an internal audit function.

Likewise, as a public company, we may lose our status as an “emerging growth company,” as defined in the JOBS Act, and become subject to the SEC’s internal control over financial reporting management and auditor attestation requirements in the year in which we are deemed to be a large accelerated filer, which would occur once we are subject to Exchange Act reporting requirements for 12 months, have filed at least one SEC annual report and the market value of our common equity held by non-affiliates equals or exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter. If we become subject to the SEC’s internal control reporting and attestation requirements, we might not be able to complete our evaluation, testing and any required remediation in a timely fashion. In addition, our current controls and any new controls that we develop may become inadequate because of poor design and changes in our business, including increased complexity resulting from any international expansion. Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by our independent registered public accounting firm and their attestation reports.

We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting, which includes hiring additional accounting and financial personnel to implement such processes and controls. We expect to incur costs related to implementing an internal audit and compliance function in the upcoming years to further improve our internal control environment.

We have identified material weaknesses in our internal controls over financial reporting. If we are unable to remediate these material weaknesses, if management identifies additional material weaknesses in the future or if we otherwise fail to maintain effective internal controls over financial reporting, we may not be able to accurately or timely report our financial position or results of operations, which may adversely affect our business and stock price or cause our access to the capital markets to be impaired.

We have identified material weaknesses in our internal controls over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal controls over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

•        Specifically, a material weakness exists in the Company’s internal control over financial reporting related to ineffective controls over period end financial disclosure and reporting processes, including not timely performing certain reconciliations and the completeness and accuracy of those reconciliations, and lack of effectiveness of controls over accurate accounting and financial reporting and reviewing the underlying financial statement elements, and recording incorrect journal entries that also did not have the sufficient review and approval.

These control deficiencies could result in a misstatement in our accounts or disclosures that would result in a material misstatement to our financial statements that would not be prevented or detected. Accordingly, we determined that these control deficiencies constitute material weaknesses.

We are in the early stages of designing and implementing a plan to remediate the material weaknesses identified.

Our plan includes the below:

•        Designing and implementing a risk assessment process supporting the identification of risks.

•        Implementing systems and controls to enhance our review of significant accounting transactions and other new technical accounting and financial reporting issues and preparing and reviewing accounting memoranda addressing these issues.

•        Improving our internal control policies and procedures to specifically address controls around segregation of duties, cybersecurity, user access reviews, and changes in management.

•        Implementing specific user access, segregation of duties and change management controls within our financial reporting IT systems.

•        Hiring additional experienced accounting, financial reporting and internal control personnel and changing roles and responsibilities of our personnel as we transition to being a public company and are required to comply with Section 404 of the Sarbanes-Oxley Act (“Section 404”). We are in the process of hiring additional resources and we are engaging with a third-party consulting firm to assist us with our formal internal control plan and to provide accounting services related to complex accounting transactions.

•        Implementing controls to enable an effective and timely review of period-end close procedures.

•        Implementing controls to enable an accurate and timely review of accounting records that support our accounting processes and maintain documents for internal accounting reviews.

Additionally, our management has considered and reviewed the errors which occurred in revenue and cost of goods sold cutoff, accounts payable, accrued liabilities, stock compensation, expense classification, prepaid expenses, operating lease cash flow classification and finance lease arrangements. Our management has determined that controls are not designed effectively in these areas. To mitigate future misstatements in these areas management will implement the following procedures at the end of each reporting period:

1.      Accounts Payable – Review the accounts payable with the executive team to inquire about any invoices not sent to accounts payable.

2.      Accrued Liabilities – Review the accrued liabilities detail with the executive team to determine if there are any expenses/liabilities for which the Company should accrue an expense which has not yet been recognized.

3.      Stock Compensation – Review with the CEO and legal counsel the list of stock grants which have been made and ask if there have been any other grants made which should be included in the analysis.

4.      Classification of expenses – Review the expense classification with the executive team to determine all expenses are properly classified.

5.      Classification of financing agreements – Review the financing agreements with the executive team to determine proper classification of the agreements as debt or finance lease.

6.      Prepaid expenses – Review prepaid expenses with the executive team to determine if all prepaid expenses have been properly recorded for future services to be rendered and subsequently amortized.

7.      Revenue and cost of goods sold cut off – Review revenue and related cost of goods sold with executive team to determine if revenue and related cost of goods sold is properly recognized. We cannot assure you that these measures will significantly improve or remediate the material weaknesses described above. The implementation of these remediation measures is in the early stages and will require validation and testing of the design and operating effectiveness of our internal controls over a sustained period of financial reporting cycles and, as a result, the timing of when we will be able to fully remediate the material weaknesses is uncertain. If the steps we take do not remediate the material weaknesses in a timely manner, there could be a reasonable possibility that these control deficiencies or others may result in a material misstatement of our annual or interim financial statements that would not be prevented or detected on a timely basis. This, in turn, could jeopardize our ability to comply with our reporting obligations, limit our ability to access the capital markets and adversely impact our stock price.

We and our independent registered public accounting firm were not required to perform an evaluation of our internal control over financial reporting as of December 31, 2024 in accordance with the provisions of the Sarbanes-Oxley Act. Accordingly, we cannot assure you that we have identified all, or that we will not in the future have additional, material weaknesses. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required by reporting requirements under Section 404.

Implementing any appropriate changes to our internal controls may distract our officers and employees, entail substantial costs to modify our existing processes and take significant time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and harm our business. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements on a timely basis may harm our stock price and make it more difficult for us to effectively market and sell our products and services to new and existing customers.

However, if we identify future deficiencies in our internal control over financial reporting or if we are unable to comply with the demands that are placed upon us as a public company, including the requirements of Section 404 of the Sarbanes-Oxley Act, in a timely or effective manner, we may be unable to accurately report our financial results, or report them within the timeframes required by the SEC. We also could become subject to sanctions or investigations by the SEC or other regulatory authorities. In addition, if we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports, we may face restricted access to the capital markets and our stock price may be adversely affected.

Our current controls and any new controls that we develop may also become inadequate because of poor design or changes in our business, including increased complexity resulting from any international expansion, and weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could cause us to fail to meet our reporting obligations, result in a restatement of our financial statements for prior periods, undermine investor confidence in us and adversely affect the trading price of our Common Stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq.

Changing laws and regulations could create uncertainty for Zeo regarding compliance matters and result in higher costs.

Changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations and may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. We cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business may be adversely affected.

The rules and regulations applicable to public companies make it more expensive for Zeo to obtain and maintain director and officer liability insurance, which could adversely affect its ability to attract and retain qualified officers and directors.

The rules and regulations applicable to public companies make it more expensive for Zeo to obtain and maintain director and officer liability insurance, and Zeo may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The potential for increased personal liability could also make it more difficult for Zeo to attract and retain qualified members of the Board, particularly to serve on its audit committee and compensation committee, and qualified executive officers.

An active, liquid market for Zeo’s securities may not develop, which would adversely affect the liquidity and price of Zeo’s securities.

The price of Zeo’s securities may vary significantly due to factors specific to Zeo as well as to general market or economic conditions. Furthermore, an active, liquid trading market for Zeo’s securities may never develop, or, if developed, it may not be sustained. You may be unable to sell your securities without depressing the market price for the securities or at all unless an active, liquid market can be established and sustained. An inactive trading market may also impair Zeo’s ability to attract and motivate employees through equity incentive awards and to acquire other companies, products or technologies by using shares of capital stock as consideration.

The market price of the shares of Class A Common Stock may decline.

The market price of the shares of Class A Common Stock may decline for a number of reasons, including if:

•        investors react negatively to the prospects of Zeo’s business;

•        Zeo’s business and prospects is not consistent with the expectations of financial or industry analysts; or

•        Zeo does not achieve the perceived benefits of the Merger or the Business Combination as rapidly or to the extent anticipated by financial or industry analysts.

The price of Class A Common Stock may change significantly, even if Zeo’s business is doing well, and you could lose all or part of your investment as a result.

The trading price of shares of Class A Common Stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares of Class A Common Stock at an attractive price due to a number of factors such as the following:

•        results of operations that vary from the expectations of securities analysts and investors;

•        results of operations that vary from those of Zeo’s competitors;

•        changes in expectations as to Zeo’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•        declines in the market prices of stocks generally;

•        strategic actions by Zeo or its competitors;

•        announcements by Zeo or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

•        any significant change in Zeo’s management;

•        changes in general economic or market conditions (including changes in interest rates or inflation) or trends in Zeo’s industry or markets;

•        changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to Zeo’s business;

•        future sales of Class A Common Stock or other securities;

•        dilution as a result of future exercises of Warrants, conversion of the Convertible OpCo Preferred Units or exchanges of the Exchangeable OpCo Units;

•        investor perceptions of the investment opportunity associated with Class A Common Stock relative to other investment alternatives;

•        the public’s response to press releases or other public announcements by Zeo or third parties, including Zeo’s filings with the SEC;

•        litigation involving Zeo, Zeo’s industry, or both, or investigations by regulators into the Board, Zeo’s operations or those of Zeo’s competitors;

•        guidance, if any, that Zeo provides to the public, any changes in this guidance or Zeo’s failure to meet this guidance;

•        the development and sustainability of an active trading market for Class A Common Stock;

•        actions by institutional or activist stockholders;

•        changes in accounting standards, policies, guidelines, interpretations or principles; and

•        other events or factors, including those resulting from pandemics, natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of Class A Common Stock, regardless of Zeo’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of Class A Common Stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If Zeo were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from Zeo’s business regardless of the outcome of such litigation.

Warrants issued in the IPO are exercisable for Class A Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to the stockholders of Zeo.

Outstanding Warrants to purchase an aggregate of 13,800,000 shares of Class A Common Stock are exercisable in accordance with the terms of the warrant agreement governing those securities. The exercise price of these Warrants is $11.50 per share. To the extent such Warrants are exercised, additional shares of Class A Common Stock will be issued, which will result in dilution to the then existing holders of Class A Common Stock and increase the number of shares eligible for resale in the public market.

Zeo stockholders may experience significant dilution as a result of a Convertible OpCo Preferred Unit Conversion.

Subject to the conditions described in the OpCo A&R LLC Agreement, the holder of the Convertible OpCo Preferred Units may, or OpCo may require the holder of such Convertible OpCo Preferred Units to, convert all of such holder’s Convertible OpCo Preferred Units into such number of Exchangeable OpCo Units as determined by the conversion ratio applicable to the respective Convertible OpCo Preferred Unit Conversion. Upon the occurrence of a conversion of Convertible OpCo Preferred Units into Exchangeable OpCo Units, all Exchangeable OpCo Units received as a result of such conversion shall be immediately exchanged (together with an equal number of shares of Class V Common Stock) into an equal number of shares of Class A Common Stock. Accordingly, if the Convertible OpCo Preferred Units are converted into Exchangeable OpCo Units and immediately thereafter exchanged for shares of Class A Common Stock, holders of Class A Common Stock could experience significant dilution. Further, if the holders of the shares of Class A Common Stock issued as a result of a Convertible OpCo Preferred Unit Conversion dispose of a substantial portion of such shares of Class A Common Stock in the public market, whether in a single transaction or series of transactions, it could adversely affect the market price for the Class A Common Stock. These sales, or the possibility that these sales may occur, could make it more difficult for Zeo or its stockholders to sell shares of Class A Common Stock in the future.

Zeo may be subject to securities class action litigation, which may harm its business and operating results.

Certain companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Zeo may be the target of this type of litigation in the future. Securities litigation against Zeo could result in substantial costs and damages and divert Zeo’s management’s attention from other business concerns, which could seriously harm Zeo’s business, results of operations, financial condition or cash flows.

Zeo may also be called on to defend itself against lawsuits relating to its business operations. Some of these claims may seek significant damages amounts. Due to the inherent uncertainties of litigation, the ultimate outcome of any such proceedings cannot be accurately predicted. A future unfavorable outcome in a legal proceeding could have an adverse impact on Zeo’s business, financial condition and results of operations. In addition, current and future litigation, regardless of its merits, could result in substantial legal fees, settlements or judgment costs and a diversion of Zeo’s management’s attention and resources that are needed to successfully run Zeo’s business.

Because there are no current plans to pay cash dividends on shares of Class A Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your shares of Class A Common Stock at a price greater than what you paid for them.

Zeo intends to retain future earnings, if any, for future operations, expansion (which may include potential acquisitions) and debt repayment, and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of Class A Common Stock will be at the sole discretion of the Board. The Board may take into account general and economic conditions, Zeo’s financial condition and results of operations, Zeo’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications of the payment of dividends by Zeo to its stockholders or by its subsidiaries to it and such other factors as the Board may deem relevant. As a result, you may not receive any return on an investment in the shares of Class A Common Stock unless you sell such shares for a price greater than that which you paid for it.

Zeo may issue additional shares of Class A Common Stock or other equity securities without seeking approval of its stockholders, which would dilute your ownership interests and may depress the market price of Class A Common Stock.

Zeo has Warrants outstanding to purchase up to an aggregate of approximately 13,800,000 shares of Class A Common Stock. Additionally, Zeo will issue shares of Class A Common Stock to (i) the holders of Convertible OpCo Preferred Units upon the occurrence of a Convertible OpCo Preferred Unit Conversion and (ii) the Sellers upon the conversion of Seller OpCo Units (together with an equal number of shares of Seller Class V Common Stock) into Class A Common Stock. Further, Zeo may choose to seek third-party financing to provide additional working capital for Zeo’s business, in which event Zeo may issue additional shares of Class A Common Stock or other equity securities. Zeo may also issue additional shares of Class A Common Stock or other equity securities of equal or senior rank in the future for any reason or in connection with, among other things, future acquisitions, the redemption of outstanding Warrants or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

The issuance of additional shares of Class A Common Stock or other equity securities of equal or senior rank would have the following effects:

•        Zeo’s existing stockholders’ proportionate ownership interest in Zeo will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding share of Class A Common Stock may be diminished; and

•        the market price of the shares of Class A Common Stock may decline.

If securities or industry analysts do not publish research or reports about Zeo’s business, if they change their recommendations regarding the shares of Class A Common Stock or if Zeo’s operating results do not meet their expectations, the price and trading volume of shares of Class A Common Stock could decline.

The trading market for shares of Class A Common Stock will depend in part on the research and reports that securities or industry analysts publish about Zeo or its businesses. If no securities or industry analysts commence coverage of Zeo, the trading price for shares of Class A Common Stock could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover Zeo downgrade its securities or publish unfavorable research about its businesses, or if Zeo’s operating results do not meet analyst expectations, the trading price of shares of Class A Common Stock would likely decline. If one or more of these analysts cease coverage of Zeo or fail to publish reports on Zeo regularly, demand for shares of Class A Common Stock could decrease, which might cause the share price and trading volume to decline. Accordingly, holders of Class A Common Stock may experience a loss as a result of a decline in the market price of Class A Common Stock. In addition, a decline in the market price of Class A Common Stock could adversely affect Zeo’s ability to issue additional securities and to obtain additional financing in the future.

The ability of Zeo’s management to require holders of Warrants to exercise such Warrants on a cashless basis will cause holders to receive fewer shares of Class A Common Stock upon their exercise of such Warrants than they would have received had they been able to exercise such Warrants for cash.

If Zeo calls the Warrants for redemption after the redemption criteria have been satisfied, Zeo’s management will have the option to require any holder that wishes to exercise Warrants to do so on a “cashless basis.” If Zeo’s management chooses to require holders to exercise their Warrants on a cashless basis, the number of shares of Class A Common Stock received by a holder upon exercise will be fewer than it would have been had such holder exercised his, her or its Warrants for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in Zeo.

Zeo may redeem unexpired Warrants prior to their exercise at a time that is disadvantageous for holders of Warrants.

Zeo will have the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Warrant; provided, that the last reported sales price of shares of Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third business day prior to the date Zeo sends the notice of redemption to the holders of Warrants. If and when the Warrants become redeemable by Zeo, Zeo may exercise its redemption right if there is a current registration statement in effect with respect to the shares of Class A Common Stock underlying such Warrants. Redemption of the outstanding Warrants could force you to: (i) exercise your Warrants and pay the related exercise price at a time when it may be disadvantageous for you to do so; (ii) sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants; or (iii) accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants.

In the event Zeo determines to redeem any Warrants, holders of such Warrants would be notified of such redemption as described in the warrant agreement governing the Warrants. Specifically, in the event that Zeo elects to redeem all of the redeemable Warrants as described above, Zeo will fix a Warrant redemption date. Notice of redemption will be mailed by first class mail, postage prepaid, by Zeo not less than 30 days prior to such date to the registered holders of the redeemable Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement governing the Warrants will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable Warrants will be notified of such redemption via Zeo’s posting of the redemption notice to DTC.

If Zeo’s performance does not meet market expectations, the price of its securities may decline.

If Zeo’s performance does not meet market expectations, the price of the Class A Common Stock may decline. Fluctuations in the price of the Class A common Stock could contribute to the loss of all or part of your investment. If an active market for Class A Common Stock develops and continues, the trading price of the Class A Common Stock could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond its control. Any of the factors listed below could have a material adverse effect on your investment in the Class A Common Stock and it may trade at prices significantly below the price you paid for them. Factors affecting the trading price of Class A Common Stock may include:

•        actual or anticipated fluctuations in Zeo’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•        changes in the market’s expectations about its operating results;

•        success of competitors;

•        its operating results failing to meet market expectations in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning Zeo or the solar energy industry and market in general;

•        operating and stock price performance of other companies that investors deem comparable to Zeo;

•        its ability to market new and enhanced products on a timely basis;

•        changes in laws and regulations affecting its business;

•        commencement of, or involvement in, litigation involving Zeo;

•        changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of its common stock available for public sale;

•        any significant change in its board or management;

•        sales of substantial amounts of common stock by its directors, executive officers or significant stockholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may depress the market price of the Class A Common Stock irrespective of Zeo’s operating performance. The stock market in general and the Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected.

The trading prices and valuations of these stocks, and of Zeo’s securities, may not be predictable. A loss of investor confidence in the market for solar energy or the stocks of other companies which investors perceive to be similar to Zeo could depress its stock price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of the Class A Common Stock also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

Delaware law and our governing documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Our governing documents and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Board and therefore depress the trading price of Class A Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Board or taking other corporate actions, including effecting changes in the management of Zeo. Among other things, our governing documents include provisions regarding:

•        the ability of the Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•        the limitation of the liability of, and the indemnification of, Zeo’s directors and officers;

•        the exclusive right of the Board to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the Board;

•        the requirement that, subject to the special rights of the holders of one or more series of preferred stock, special meetings of the stockholders may be called only (i) by or at the direction of the Board, the Chairperson of the Board or the Chief Executive Officer, in each case, in accordance with our bylaws or (ii) for so long as the holders of shares of the Class V Common Stock beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, by or at the request of stockholders collectively holding shares of capital stock of Zeo representing a majority of the total voting power of stock entitled to vote generally in election of directors, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•        controlling the procedures for the conduct and scheduling of the Board and stockholder meetings;

•        the requirement for the affirmative vote of holders of at least 2/3 of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal certain provisions of the Charter, which could preclude stockholders from bringing matters before annual or special meetings of stockholders, delay changes in Zeo and inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

•        the ability of the Board to amend our bylaws, which may allow the Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend our bylaws to facilitate an unsolicited takeover attempt; and

•        advance notice procedures with which stockholders must comply to nominate candidates to the Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders, delay changes in the Board and discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Zeo.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Board or management.

Any provision of our governing documents or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of Class A Common Stock and could also affect the price that some investors are willing to pay for shares of Class A Common Stock.

We are a holding company. Our only material asset is our equity interest in OpCo, and we are accordingly dependent upon distributions from OpCo to pay taxes, make payments under the Tax Receivable Agreement and cover our corporate and other overhead expenses.

We are a holding company and have no material assets other than our equity interest in OpCo. We have no independent means of generating revenue. To the extent OpCo has available cash, we intend to cause OpCo to make generally pro rata distributions to the holders of OpCo Units, including us, in an amount sufficient to cause each OpCo unitholder to receive a distribution at least equal to (i) such OpCo unitholder’s allocable share of net taxable income as calculated with certain assumptions, multiplied by an assumed tax rate, and (ii) with respect to us, any payments required to be made by us under the Tax Receivable Agreement. The assumed tax rate for this purpose will be the combined maximum U.S. federal, state, and local rate of tax applicable to an individual resident in New York City, New York for the applicable taxable year. We intend to cause OpCo to make non-pro rata payments to us to reimburse us for our corporate and other overhead expenses. To the extent that we need funds and OpCo or its subsidiaries are restricted from making such distributions or payments under applicable law or regulation or under the terms of any current or future financing arrangements, or are otherwise unable to provide such funds, our liquidity and financial condition could be materially adversely affected.

Moreover, because we have no independent means of generating revenue, our ability to make tax payments and payments under the Tax Receivable Agreement will be dependent on the ability of OpCo to make distributions to us in an amount sufficient to cover our tax obligations and obligations under the Tax Receivable Agreement. This ability, in turn, may depend on the ability of OpCo’s subsidiaries to make distributions to OpCo. We intend that such distributions from OpCo and its subsidiaries be funded with cash from operations or from future borrowings. The ability of OpCo, its subsidiaries and other entities in which it directly or indirectly hold an equity interest to make such distributions will be subject to, among other things, (i) the applicable provisions of Delaware law (or other applicable jurisdiction) that may limit the amount of funds available for distribution and (ii) restrictions in relevant debt instruments issued by OpCo or its subsidiaries and other entities in which it directly or indirectly holds an equity interest. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid, and such failure to make payments may result in a breach under the Tax Receivable Agreement in certain cases. Because distributions of OpCo will be used to fund Tax Receivable Agreement payments by us, OpCo’s liquidity will be affected negatively by the Tax Receivable Agreement in a material respect.

We are required to make payments under the Tax Receivable Agreement for certain tax benefits that we may claim, and the amounts of such payments could be significant.

In connection with the Business Combination, we entered into the Tax Receivable Agreement with the TRA Holders. This agreement generally provides for the payment by us to the TRA Holders of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax (computed using simplifying assumptions to address the impact of state and local taxes) that we actually realize (or are deemed to realize in certain circumstances) in periods after the Business Combination as a result of certain increases in tax basis available to us pursuant to the exercise of the OpCo Exchange Rights or a Mandatory Exchange and certain benefits attributable to imputed interest. We will retain the benefit of the remaining 15% of any actual net cash tax savings that we realize.

The term of the Tax Receivable Agreement will continue until all tax benefits that are subject to the Tax Receivable Agreement have been utilized or expired, unless we experience a change of control (as defined in the Tax Receivable Agreement, which includes certain mergers, asset sales, or other forms of business combinations) or the Tax Receivable Agreement otherwise terminates early (at our election or as a result of our breach or the commencement of bankruptcy or similar proceedings by or against us), and we make the termination payments specified in the Tax Receivable Agreement in connection with such change of control or other early termination.

The payment obligations under the Tax Receivable Agreement are our obligations and not obligations of OpCo, and we expect that the payments required to be made under the Tax Receivable Agreement will be substantial. Payments under the Tax Receivable Agreement will reduce the amount of cash provided by the tax savings that would otherwise have been available to us for other uses. Estimating the amount and timing of payments that may become due under the Tax Receivable Agreement is by its nature imprecise. For purposes of the Tax Receivable Agreement, net cash tax savings generally are calculated by comparing our actual tax liability (determined by using the actual applicable U.S. federal income tax rate and an assumed combined state and local income and franchise tax rate) to the amount we would have been required to pay had we not been able to utilize any of the tax benefits subject to the Tax Receivable Agreement. The actual increases in tax basis covered by the Tax Receivable Agreement, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending on a number of factors, including the timing of any redemption of Exchangeable OpCo Units, the price of Class A Common Stock at the time of each redemption, the extent to which such redemptions are taxable transactions, the amount of the redeeming OpCo unitholder’s tax basis in its Exchangeable OpCo Units at the time of the relevant redemption, the depreciation and amortization periods that apply to the increase in tax basis, the amount and timing of taxable income we generate in the future, the U.S. federal income tax rates then applicable, and the portion of our payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis. Any distributions made by OpCo to us in order to enable us to make payments under the Tax Receivable Agreement, as well as any corresponding pro rata distributions made to the OpCo unitholders, could have a substantial negative impact on our liquidity.

The payments under the Tax Receivable Agreement following the exercise of the OpCo Exchange Rights or a Mandatory Exchange will not be conditioned upon a TRA Holder having a continued ownership interest in us or OpCo.

In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, Zeo realizes in respect of the tax attributes subject to the Tax Receivable Agreement.

If we experience a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations) or the Tax Receivable Agreement otherwise terminates early (at our election or as a result of our breach or the commencement of bankruptcy or similar proceedings by or against us), our obligations under the Tax Receivable Agreement would accelerate and we would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by us under the Tax Receivable Agreement, and it is expected that such payment would be substantial. The calculation of anticipated future payments would be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement, including (i) that we have sufficient taxable income to fully utilize the tax benefits covered by the Tax Receivable Agreement, and (ii) that any OpCo Units (other than those held by us) outstanding on the termination date are deemed to be redeemed on the termination date. If we were to experience a change of control or the Tax Receivable Agreement was otherwise terminated as of the Closing, we estimate that the early termination payment would be approximately $18.6 million. The foregoing amount is merely an estimate, and the actual payment could differ materially. The aggregate amount of payments that are actually made under the Tax Receivable Agreement could substantially exceed the estimated termination payment described above.

Any early termination payment may be made significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the termination payment relates. Moreover, the obligation to make an early termination payment upon a change of control could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, or other forms of business combinations or changes of control.

There can be no assurance that we will be able to satisfy our obligations under the Tax Receivable Agreement.

In the event that payment obligations under the Tax Receivable Agreement are accelerated in connection with a change of control, the consideration payable to holders of Class A Common Stock in connection with such change of control could be substantially reduced.

If we experience a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations), we would be obligated to make a substantial immediate payment, and such payment may be significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the payment relates. As a result of this payment obligation, holders of Class A Common Stock could receive substantially less consideration in connection with a change of control transaction than they would receive in the absence of such obligation. Further, any payment obligations under the Tax Receivable Agreement will not be conditioned upon the TRA Holders having a continued interest in us or OpCo. Accordingly, the TRA Holders’ interests may conflict with those of the holders of Class A Common Stock.

We will not be reimbursed for any payments made under the Tax Receivable Agreement in the event that any tax benefits are subsequently disallowed.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we will determine. The IRS or another taxing authority may challenge all or part of the tax basis increases covered by the Tax Receivable Agreement, as well as other related tax positions we take, and a court could sustain such challenge. The TRA Holders will not be required to reimburse us for any payments previously made under the Tax Receivable Agreement if any tax benefits that have given rise to payments under the Tax Receivable Agreement are subsequently disallowed, except that excess payments made to any TRA Holder will be netted against future payments that would otherwise be made to such TRA Holder, if any, after our determination of such excess (which determination may be made a number of years following the initial payment and after future payments have been made). As a result, in such circumstances, we could make payments that are greater than our actual net cash tax savings, if any, and we may not be able to recoup those payments, which could have a substantial negative impact on our liquidity.

If OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, we and OpCo might be subject to potentially significant tax inefficiencies, and we would not be able to recover payments previously made by us under the Tax Receivable Agreement even if the corresponding tax benefits were subsequently determined to have been unavailable due to such status.

We intend to operate such that OpCo does not become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is a partnership the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under certain circumstances, transfers of OpCo Units could cause OpCo to be treated as a publicly traded partnership. Applicable U.S. Treasury regulations provide for certain safe harbors from treatment as a publicly traded partnership, and we intend to operate such that redemptions or other transfers of OpCo Units qualify for one or more of such safe harbors. For example, we intend to limit the number of holders of OpCo Units, and the OpCo A&R LLC Agreement provides for certain limitations on the ability of holders of OpCo Units to transfer their OpCo Units and provides us, as the manager of OpCo, with the right to prohibit the exercise of an OpCo Exchange Right if we determine (based on the advice of counsel) there is a material risk that OpCo would be a publicly traded partnership as a result of such exercise.

If OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, significant tax inefficiencies might result for us and for OpCo, including as a result of our inability to file a consolidated U.S. federal income tax return with OpCo. In addition, we might not be able to realize tax benefits covered under the Tax Receivable Agreement, and we would not be able to recover any payments previously made by us under the Tax Receivable Agreement, even if the corresponding tax benefits (including any claimed increase in the tax basis of OpCo’s assets) were subsequently determined to have been unavailable.

In certain circumstances, OpCo is required to make tax distributions to the OpCo unitholders, including us, and the tax distributions that OpCo is required to make may be substantial. The OpCo tax distribution requirement may complicate our ability to maintain our intended capital structure.

To the extent OpCo has available cash, we intend to cause OpCo to make generally pro rata distributions to the holders of OpCo Units, including us, in an amount sufficient to cause each OpCo unitholder to receive a distribution at least equal to (i) such OpCo unitholder’s allocable share of net taxable income as calculated with certain assumptions, multiplied by an assumed tax rate, and (ii) with respect to us, any payments required to be made by us under the Tax Receivable Agreement. The assumed tax rate for this purpose will be the combined maximum U.S. federal, state, and local rate of tax applicable to an individual resident in New York City, New York for the applicable taxable year. The amount of tax distributions to such unitholder for any year may be reduced by prior operating distributions made to that unitholder for such year. As a result of certain assumptions in calculating the tax distribution payments, including the assumed tax rate, we may receive tax distributions from OpCo that exceed our actual tax liability and our obligations under the Tax Receivable Agreement by a material amount.

The receipt of such excess distributions would complicate our ability to maintain certain aspects of our capital structure. Such cash, if retained, could cause the value of an OpCo Manager Unit to deviate from the value of a share of Class A Common Stock. If we retain such cash balances, the holders of Exchangeable OpCo Units would benefit from any value attributable to such accumulated cash balances as a result of their exercise of the OpCo Exchange Rights. We intend to take steps to eliminate any material cash balances. Such steps could include distributing such cash balances as dividends on the Class A Common Stock or reinvesting such cash balances in OpCo for additional OpCo Manager Units (with an accompanying stock dividend with respect to Class A Common Stock).

The tax distributions to the OpCo unitholders may be substantial and may, in the aggregate, exceed the amount of taxes that OpCo would have paid if it were a similarly situated corporate taxpayer. Funds used by OpCo to satisfy its tax distribution obligations will generally not be available for reinvestment in its business.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

Our continued eligibility for listing on Nasdaq depends on our ability to comply with Nasdaq’s continued listing requirements.

On January 24, 2025, we received a letter from the Listing Qualifications Staff of Nasdaq notifying us that we are not in compliance with periodic requirements for continued listing set forth in Nasdaq Listing Rule 5250(c)(1) (the “Reporting Rule”) because our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 was not filed with the Securities and Exchange Commission by the required due date of March 31, 2025. The letter received from Nasdaq has no immediate effect on the listing or trading of our shares.

Under Nasdaq rules, we have until Monday, June 16, 2025 to submit a plan to regain compliance with Nasdaq Listing Rules. If Nasdaq accepts our plan, Nasdaq may grant an exception until Monday, October 13, 2025 to regain compliance with the Nasdaq Listing Rules.2

While the filing of this Report means that we have regained compliance with the Nasdaq Listing Rules, we expect that we will not be able to remain in compliance as we anticipate that our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 will not be filed by the required due date.

If Nasdaq delists Common Stock from trading on its exchange for failure to meet the Reporting Rule or any other listing standards, we and our stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for our securities;

•        a determination that Common Stock is a “penny stock,” which will require brokers trading in Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for Common Stock;

•        a limited amount of analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Risks Relating to the Merger

The Merger may not be completed on the terms or timeline currently contemplated, or at all. Zeo Energy stockholders and Heliogen Stockholders will be subject to a number of material risks if the Merger is not completed on the terms or timeline currently contemplated, or at all.

The consummation of the Merger is subject to numerous conditions, including (1) the receipt of the Heliogen stockholder approval, (2) the effectiveness of the registration statement on Form S-4 (File No. 333-88489), and (3) other customary closing conditions.

If the Merger is not completed for any reason, the price of Class A Common Stock and/or the price of Heliogen’s shares of common stock may decline to the extent that the market price thereof reflects or previously reflected positive market assumptions that the Merger would be completed, and the benefits of the Merger would be realized. In addition, Zeo Energy and Heliogen have expended and will continue to expend significant management time and resources and have incurred and will continue to incur significant expenses due to legal, advisory, printing and financial services fees related to the Merger. These expenses must be paid regardless of whether the Merger is consummated. If the Merger is not consummated, Heliogen may be required under certain circumstances to pay Zeo Energy a termination fee of $450,000. There is no assurance that the Merger will be consummated. If the Merger is not completed in a timely manner, Zeo Energy and Heliogen may have to materially alter their respective business plans, including pausing and/or terminating the development of their respective products and research & development plans. Further both Heliogen and Zeo Energy may suffer negative reactions from their respective employees, partners, customers and suppliers in the event the Merger is not consummated. In addition, if the Merger is not completed, either or both of Heliogen and Zeo Energy could become subject to litigation related to any failure to complete the Merger or to perform their respective obligations under the Merger Agreement.

If the Merger is not completed, Heliogen and Zeo Energy cannot assure their stockholders that these risks will not materialize and will not materially affect the business, financial results and stock prices of Heliogen or Zeo Energy.

The exchange ratio will not be adjusted based on the market price of Class A Common Stock, so the consideration at the closing of the Merger may have a greater or lesser value than at the time the Merger Agreement was signed.

As set forth in the Merger Agreement, the exchange ratio will not change based on changes in the trading price of Class A Common Stock. Therefore, if before the completion of the Merger, the market price of Class A Common Stock increases from the market price on the date of the Merger Agreement, holders of Heliogen’s shares of common stock (the “Heliogen Stockholders”) could then receive their portion of the merger consideration per the Merger Agreement with substantially higher value for their shares of Heliogen’s shares of common stock than the parties had negotiated when they established the exchange ratio. The Merger Agreement does not include a price-based termination right. Immediately following the Merger, the pre-Merger equityholders of Heliogen are expected to hold approximately 11% of the shares of Common Stock, the pre-Merger equityholders of Zeo Energy are expected to hold approximately 89% of the shares of Common Stock, in each case, based on the illustrative exchange ratio on a fully diluted basis (which assumes conversion of Zeo Energy’s Class V Common Stock), subject to further adjustments, including based upon the amount equal to the cash and cash equivalents and other current assets of Heliogen and its subsidiaries as of the Merger Closing, as defined below (the “Heliogen Net Cash”). The Minimum Net Cash Condition means that the Heliogen Net Cash must be no less than $10.0 million in order for Zeo Energy to be required to complete the Merger. To satisfy the Minimum Net Cash Condition, Heliogen may be required to reduce its liabilities by divesting certain of its existing assets, although there is no guarantee that Heliogen will be able to divest such assets on favorable terms, if at all, or that Heliogen will otherwise be able to satisfy the Minimum Net Cash Condition at closing of the Merger.

Litigation relating to the Merger, if any, could result in an injunction preventing the completion of the Merger and/or substantial costs to Zeo Energy and Heliogen.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements like the Merger Agreement. Even if such a lawsuit is without merit, defending against such claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Zeo Energy’s and Heliogen’s respective liquidity and financial condition. Lawsuits that may be brought against Zeo Energy, Heliogen or their respective directors and officers could also seek, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the Merger Agreement already implemented and to otherwise enjoin the parties from consummating the Merger. One of the conditions to the Closing of the Merger is that no injunction by any governmental entity having jurisdiction over Zeo Energy, Heliogen or the Merger Subs has been entered and continues to be in effect and no law has been adopted, in either case, that prohibits the closing of the Merger. If a plaintiff is successful in obtaining an injunction prohibiting completion of the Merger, that injunction may delay or prevent the Merger from being completed within the expected time frame or at all, which may adversely affect Zeo Energy’s and Heliogen’s respective business, financial position and results of operations.

There can be no assurance that any defendants will be successful in the outcome of any potential future lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Merger is completed may adversely affect the business, financial condition, results of operations and cash flows of the Combined Company.

Heliogen Stockholders and Zeo Energy stockholders will not be entitled to appraisal rights in the Merger.

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.

Under the DGCL § 262(b), stockholders do not have appraisal rights if the shares of stock they hold, as of the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon a merger, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash instead of fractional shares or (d) any combination of clauses (a) through (c).

The selected unaudited pro forma condensed combined financial information in this prospectus is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of Zeo Energy following completion of the Merger.

The unaudited pro forma condensed combined financial information in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what Zeo Energy’s actual financial position or results of operations would have been had the Merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information is subject to a number of assumptions, and does not take into account any synergies related to the Merger. Further, Zeo Energy’s actual results and financial position after the Merger may differ materially and adversely from the unaudited pro forma condensed combined financial data that are included in this prospectus. The unaudited pro forma condensed combined financial information reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. The final acquisition accounting will be based upon the actual consideration transferred and the fair value of the assets and liabilities of Heliogen as of the date of the completion of the Merger. Accordingly, the final acquisition accounting may differ materially from the unaudited pro forma condensed combined financial information reflected in this prospectus.

The pendency of the Merger could adversely affect the business and operations of Zeo Energy and Heliogen.

Parties with which Zeo Energy or Heliogen do business may experience uncertainty associated with the Merger, including with respect to current or future business relationships with Zeo Energy or Heliogen. Zeo Energy’s and Heliogen’s business relationships may be subject to disruption as parties with which Zeo Energy or Heliogen do business may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than Zeo Energy or Heliogen. These disruptions could have an adverse effect on the businesses, financial condition, results of operations or prospects of each company, including an adverse effect on Zeo Energy’s ability to realize the anticipated benefits of the Merger. The risk, and adverse effect, of such disruptions could be exacerbated by a delay in completion of the Merger or termination of the Merger Agreement.

Current Heliogen Stockholders will have a reduced ownership interest and voting power in the Combined Company after the Merger.

Immediately following the Merger, the Heliogen Stockholders as of immediately prior to the Merger is expected to hold approximately 11% of the Combined Company’s common stock and Zeo Energy stockholders as of immediately prior to the Merger is expected to hold approximately 89% of the Combined Company’s common stock, in each case, calculated based on the illustrative exchange ratio on a fully diluted basis (which assumes conversion of Zeo Energy’s Class V Common Stock) as of June 24, 2025.

Heliogen Stockholders and Zeo Energy stockholders currently have the right to vote for their respective directors and on certain other matters affecting their respective companies. If and when the Merger occurs, each Zeo Energy stockholder will remain a stockholder of Zeo Energy with a percentage ownership of Zeo Energy that will be smaller than the stockholder’s percentage of Zeo Energy prior to the Merger (without considering such stockholder’s current ownership of shares of Heliogen’s shares of common stock, if any). Correspondingly, each Heliogen Stockholder who receives shares of Class A Common Stock will become a Zeo Energy stockholder with a percentage ownership of Zeo Energy that will be smaller than the stockholder’s percentage ownership of Heliogen (without considering such stockholder’s current ownership of Common Stock, if any). Zeo Energy stockholders will have less voting power in Zeo Energy than they currently have, and former Heliogen Stockholders will have less voting power in Zeo Energy than they now have in Heliogen. Each of Zeo Energy’s and Heliogen’s pre-Merger stockholders, respectively, as a group, will be able to exercise less influence over the management and policies of the Combined Company following the consummation of the Merger than they are able to exercise over Zeo Energy or Heliogen, as applicable, immediately prior to the consummation of the Merger.

Financial projections regarding Zeo Energy and Heliogen may not prove accurate.

In connection with the Merger, Zeo Energy and Heliogen prepared and considered internal financial forecasts for Zeo Energy and Heliogen. These financial projections are based on several assumptions, including regarding future operating cash flows, expenditures and income of Zeo Energy and Heliogen, including benefits to be realized from the Merger. These financial projections were not prepared with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties and may not be achieved in full, within projected timeframes or at all. The failure of Zeo Energy and Heliogen to achieve projected results could have a material adverse effect on the price of each company’s common stock prior to consummation the Merger and the Combined Company’s financial position after the consummation of the Merger.

If the Merger does not qualify as a “reorganization” under Section 368(a) of the Code, U.S. Holders may be required to pay additional U.S. federal income taxes.

For U.S. federal income tax purposes, the Merger, taken together, are intended to constitute a single integrated transaction that qualifies, and the parties have agreed to report the Merger as, a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

No ruling has been, or will be, sought by Zeo Energy or Heliogen from the IRS with respect to the Merger and there can be no assurance that the IRS will not challenge the qualification of the Merger as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge. If the IRS successfully challenges the reorganization status of the Merger, the transaction will generally be treated as a fully taxable sale of Heliogen’s share of common stock by the Heliogen Stockholders.

If the Merger, taken together, constitute a single integrated transaction that qualifies as a “reorganization” under Section 368(a) of the Code, a U.S. stockholder generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of Heliogen’s shares of common stock for Class A Common Stock, except with respect to cash received by such holder in lieu of fractional shares of Class A Common Stock. If the Merger, taken together, will constitute a single integrated transaction that does not so qualify, the exchange of Heliogen’s shares of common stock for Class A Common Stock in the Merger generally will be a taxable transaction for U.S. federal income tax purposes.

Please consult your tax advisors as to the specific tax consequences to you of the Merger, including the tax consequences if the Merger does not qualify as a “reorganization” under Section 368(a) of the Code.

Risk Factors Relating to the Combined Company

Zeo Energy expects to incur substantial costs and expenses related to the integration of the Combined Company upon the consummation of the Merger, which costs and expenses are difficult to estimate accurately.

Zeo Energy expects to incur substantial costs and expenses in connection with completing the Merger and integrating Heliogen’s business. While Zeo Energy has assumed that a certain level of transaction and integration costs and expenses would be incurred, there are a number of factors beyond its control that could affect the total amount or the timing of its integration costs and expenses, including any Heliogen liabilities that arise, or become known, following the closing of the Merger (the “Merger Closing”). Many of the costs and expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and integration costs and expenses could be greater or could be incurred over a longer period of time than Zeo Energy currently expects.

Zeo Energy may fail to realize all of the anticipated benefits of the Merger or those benefits may take longer to realize than expected.

Zeo Energy believes that there are significant benefits and synergies that may be realized through leveraging the products, scale and combined enterprise customer bases of Zeo Energy and Heliogen. However, the efforts to realize these benefits and synergies will be a complex process and may disrupt both companies’ existing operations if not implemented in a timely and efficient manner. The full benefits of the Transactions, including the anticipated sales or growth opportunities, may not be realized as expected or may not be achieved within the anticipated time frame, or at all. Failure to achieve the anticipated benefits of the Merger could adversely affect Zeo Energy’s results of operations or cash flows, cause dilution to the earnings per share of Zeo Energy, decrease or delay any accretive effect of the Merger and negatively impact the price of Class A Common Stock.

Following completion of the Merger, Zeo Energy’s success will depend, in part, on its ability to manage its expansion, which poses numerous risks and uncertainties, including the need to integrate the operations and business of Heliogen into its existing business in an efficient and timely manner, to combine systems and management controls and to integrate relationships with industry contacts and business partners.

In addition, Zeo Energy and Heliogen will be required to devote significant attention and resources prior to the Merger Closing to prepare for the post-Merger Closing integration and operation of the surviving company, and Zeo Energy will be required post-Merger Closing to devote significant attention and resources to successfully align the business practices and operations of Zeo Energy and Heliogen. This process may disrupt the businesses and, if ineffective, would limit the anticipated benefits of the Merger.

The integration of Heliogen into Zeo Energy may not be as successful as anticipated.

The Merger involves numerous operational, strategic, financial, accounting, legal, tax and other risks, potential liabilities associated with the acquired businesses, and uncertainties related to design, operation and integration of Heliogen’s internal control over financial reporting. Difficulties in integrating Heliogen into Zeo Energy may result in Heliogen performing differently than expected, in operational challenges or in the failure to realize anticipated expense-related efficiencies. Zeo Energy’s and Heliogen’s existing businesses could also be negatively impacted by the Merger. Potential difficulties that may be encountered in the integration process include, among other factors:

•        combining the companies’ operations and corporate functions;

•        reducing additional and unforeseen expenses such that integration costs more than anticipated;

•        avoiding delays in connection with the Merger or the integration process;

•        integrating personnel from the two companies and minimizing the loss of key employees;

•        identifying and eliminating redundant and underperforming functions and assets;

•        harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

•        maintaining existing agreements with distributors, providers and vendors and avoiding delays in entering into new agreements with distributors, providers and vendors;

•        addressing possible differences in business backgrounds, corporate cultures and management philosophies; and

•        consolidating the companies’ administrative and information technology infrastructure and financial systems.

In addition, at times the attention of certain members of either company’s or both companies’ management and resources may be focused on completion of the Merger and the integration of the businesses of the two companies and diverted from day-to-day business operations or other opportunities that may have been beneficial to such company, which may disrupt each company’s ongoing business and the business of the Combined Company.

Failure to attract, motivate and retain executives and other key employees could diminish the anticipated benefits of the Merger.

The success of the Merger will depend in part on the retention of personnel critical to the business and operations of the Combined Company due to, for example, their technical skills or management expertise. Competition for qualified personnel can be quite competitive.

Current and prospective employees of Zeo Energy and Heliogen may experience uncertainty about their future role with the Combined Company until strategies with regard to these employees are announced or executed, which may impair Zeo Energy’s and Heliogen’s ability to attract, retain and motivate key management, sales, marketing, technical and field personnel, prior to and following the Merger. Employee retention may be particularly challenging during the pendency of the Merger, as employees of Zeo Energy and Heliogen may experience uncertainty about their future roles with Zeo Energy. If Zeo Energy and Heliogen are unable to retain personnel, including Zeo Energy’s and Heliogen’s key management, who are critical to the successful integration and future operations of the companies, Zeo Energy and Heliogen could face disruptions in their operations, loss of key information, expertise or know-how, and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the Merger.

If key employees of Zeo Energy or Heliogen depart, the integration of the companies may be more difficult and Zeo Energy’s business following the Merger may be harmed. Furthermore, Zeo Energy may have to incur significant costs in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent relating to the business of each of Zeo Energy and Heliogen, and the Combined Company’s ability to realize the anticipated benefits of the Merger may be adversely affected. In addition, there could be disruptions to or distractions for the workforce and management associated with integrating employees into Zeo Energy. No assurance can be given that, following completion of the Merger, Zeo Energy will be able to attract or retain key employees of Zeo Energy and Heliogen to the same extent that those companies have been able to attract or retain their own employees in the past.

If the Combined Company is unable to compete effectively, the results of operations of the Combined Company will be materially and adversely affected.

The competitiveness of the Combined Company is based on factors including Zeo Energy’s and the Combined Company’s lean business model, sales model, vertical integration and scalable business platform, its combined ability to raise capital and enter into strategic transactions, and recruiting and retaining qualified management personnel. If the Combined Company is unable to compete based on such factors, the Combined Company’s results of operations and business prospects could be harmed.

The Combined Company will have multiple products and will need to prioritize and focus development on certain of its products. As a result, the Combined Company may forego or delay pursuit of opportunities for any future products that later prove to have greater commercial potential. The resource allocation decisions of the Combined Company may cause it to fail to capitalize on viable commercial products or profitable market opportunities. Such failure may result in the combine company being unable to raise additional capital to continue to fund its existing programs and operations, and could lead to stockholders losing all or substantially all of their investment in Zeo Energy.

The Zeo Energy and Heliogen prospective financial information is inherently subject to uncertainties.

While presented with numeric specificity, the Zeo Energy and Heliogen prospective financial information provided herein was prepared based on numerous estimates, variables and assumptions (including, but not limited to, those related to industry performance and competition and general business, economic, regulatory, market and financial conditions and other future events, and additional matters specific to Zeo Energy’s or Heliogen’s business, as applicable, including the possibility of consummating certain other strategic transactions) that are inherently subjective and uncertain and are largely beyond the control of the respective management of each. As a result, actual results may differ from the prospective financial information. Since the prospective financial information covers multiple years, such information by its nature becomes less reliable with each successive year. The prospective financial information is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the prospective financial information constitutes forward-looking information and are subject to risks and uncertainties, including the various risks and uncertainties set forth in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The Zeo Energy and Heliogen prospective financial information was prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The prospective financial information included in this document has been prepared by, and is the responsibility of, Heliogen’s and Zeo Energy’s management. None of Grant Thornton LLP (“GT”), Zeo Energy’s independent auditor, nor PricewaterhouseCoopers LLP (“PwC”), Heliogen’s independent auditor, has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, neither GT nor PwC expresses an opinion or any other form of assurance with respect thereto. PwC’s report included in this prospectus relates to Heliogen’s previously issued financial statements. GT’s report included in this prospectus relates to GT’s previously issued financial statements. Each such report does not extend to the prospective financial information and should not be read to do so. Furthermore, the Zeo Energy and Heliogen prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. The inclusion of the Zeo Energy and Heliogen prospective financial information in this prospectus should not be regarded as an indication that Heliogen, Zeo Energy, their respective boards of directors, or their respective affiliates, advisors or other representatives considered, or now consider, such prospective financial information necessarily to be predictive of actual future results or to support or fail to support the Heliogen Stockholder’s decision whether to vote for or against the Merger. The Heliogen and Zeo

Energy prospective financial information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this information statement are cautioned not to place undue reliance on this information. Unfavorable changes in any of these or other factors, most of which are beyond Zeo Energy’s or Heliogen’s control, could materially and adversely affect the Combined Company’s business, results of operations and financial results.

Combined company stockholders may experience dilution in the future.

From time to time in the future, the Combined Company may issue additional shares of Common Stock or securities convertible into Common Stock pursuant to a variety of transactions, including acquisitions. The issuance by the Combined Company of additional shares of Common Stock or securities convertible into Common Stock would dilute your ownership and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of shares of Common Stock.

In the future, the Combined Company may expect to obtain financing or to further increase its capital resources by issuing additional shares of Zeo Energy capital stock or offering debt or other equity securities, including additional shares of common stock or warrants to purchase common stock, senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of Zeo Energy capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights Zeo Energy’s existing stockholders, reduce the market price of shares of Common Stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit Zeo Energy’s ability to pay dividends to the holders of Common Stock. Zeo Energy’s decision to issue securities in any future offering will depend on market conditions and other factors, which may adversely affect the amount, timing or nature of Zeo Energy’s future offerings. As a result, holders of Common Stock bear the risk that Zeo Energy’s future offerings may reduce the market price of shares of Common Stock and dilute their percentage ownership.

The Combined Company’s ability to use net operating loss (“NOL”) carryforwards and other tax attributes may be limited, including as a result of the Merger.

Each of Heliogen and Zeo Energy has incurred losses during its history, and the Combined Company does not expect to become profitable in the near future and may never achieve profitability. To the extent that the Combined Company continues to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire, if at all. As of December 31, 2024, Heliogen had U.S. federal NOL carryforwards and state NOL carryforwards of $244.4 million and $265.7 million, respectively, and Zeo Energy had U.S. federal NOL carryforwards and state NOL carryforwards of $0.7 million and $0.9 million, respectively. Under current law, U.S. federal NOL carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such NOL carryforwards is limited to 80% of taxable income for such year determined without regard to such carryforwards. It is uncertain if and to what extent various states will conform to federal law and there may be periods during which the use of NOL carryforwards is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed. In addition, under Sections 382 and 383 of the Code, U.S. federal NOL carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in ownership. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. The Combined Company’s ability to utilize its NOL carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with the Merger or other transactions. Similar rules may apply under state tax laws. If the Combined Company earns taxable income, such limitations could result in increased future income tax liability to the Combined Company, and the Combined Company’s future cash flows could be adversely affected.

The business operations of the Combined Company will be subject to various and changing federal, state, local and foreign laws and regulations that could result in costs or sanctions that adversely affect the business and results of operations of the Combined Company.

The Combined Company will operate in an increasingly complex regulatory environment. Businesses in the countries in which the Combined Company will operate are subject to local, legal and political environments and regulations including with respect to employment, tax, statutory supervision and reporting and trade restriction. These regulations and environments are also subject to change.

Adjusting business operations to changing environments and regulations may be costly and could potentially render the particular business operations uneconomical, which may adversely affect the profitability of the Combined Company or lead to a change in the business operations.

Notwithstanding the best efforts of the Combined Company, it may not be in compliance with all regulations in the countries in which it operates at all times and may be subject to sanctions, penalties or fines as a result. These sanctions, penalties or fines may materially and adversely impact the profitability of the combined.

Heliogen and Zeo Energy may be targets of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Merger from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims could result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Heliogen’s and Zeo Energy’s respective liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Merger, then that injunction may delay or prevent the Merger from being completed, which may adversely affect Heliogen’s and Zeo Energy’s respective business, financial position and results of operations.

USE OF PROCEEDS

All of the shares of Class A Common Stock offered by the selling securityholders will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales. The selling securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes, and certain legal expenses incurred by such selling securityholders in disposing of their shares of Class A Common Stock, and we will bear all other costs, fees, and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, and fees and expenses of our counsel and our independent registered public accountants.

We will receive up to an aggregate of approximately $158,700,000 from the exercise of all of the Warrants assuming the exercise in full of all such Warrants for cash. Our warrants are currently “out-of-the money,” which means that the trading price of the shares of our Common Stock underlying our Warrants is below the $11.50 exercise prices, as applicable (subject to adjustment as described herein), of the Warrants. For so long as the Warrants remain “out-of-the money,” we do not expect Warrant holders to exercise their Warrants and, therefore, we do not expect to receive cash proceeds from any such exercise.

Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such Warrants for general corporate purposes.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of Class A Common Stock may be sold by the selling securityholders under this prospectus.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our Class A Common Stock and Warrants are currently listed on Nasdaq under the symbols “ZEO” and “ZEOWW”, respectively. As of July 15, 2025, there were 121 holders of record of our Class A Common Stock and one holder of record of our Warrants. The actual number of holders of our Class A Common Stock and Warrants is greater than the number of record holders and includes holders of our Class A Common Stock and Warrants whose shares of Class A Common Stock or Warrants are held in street name by brokers and other nominees.

Dividend Policy

The Company has not paid any cash dividends on its shares of its common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of the Board.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this prospectus.

Introduction

On May 28, 2025, Zeo Energy, Heliogen and the Merger Subs entered into the Merger Agreement. Pursuant to the Merger Agreement, and upon the terms and subject to the satisfaction or waiver of the conditions therein: (i) in accordance with the DGCL, Merger Sub I will merge with and into Heliogen, with Heliogen surviving the First Merger and immediately following the First Merger, Heliogen will be a direct, wholly owned subsidiary of Zeo Energy; and (ii) in accordance with the DGCL and DLLCA, Heliogen will merge with and into Merger Sub II, with Merger Sub II surviving the Second Merger.

Under the terms of the Merger Agreement, upon the closing of the transaction, Heliogen’s security holders will receive their portion of the merger consideration per the Merger Agreement consisting of shares of Class A Common Stock valued at approximately $10.0 million in the aggregate, based on a Class A Common Stock price of $1.5859 per share (assuming 6,305,568 shares of Heliogen’s shares of common stock outstanding on a fully diluted basis at the Merger Closing and subject to an adjustment mechanism based on the Heliogen Net Cash at the Merger Closing. The $10.0 million closing price could be adjusted (a) down by 50% of the Net Cash if below $13 million, which we refer to as the “Net Cash Collar Floor”, or (b) up by 50% of the Net Cash that exceeds $16 million, which we refer to as the “Net Cash Collar Ceiling.” “Heliogen Net Cash” is an amount equal to the cash and cash equivalents and other current assets of Heliogen and its subsidiaries as of the Merger Closing, less certain specified liabilities of Heliogen and its subsidiaries as of the Merger Closing, including unpaid transaction expenses.

The unaudited pro forma condensed combined balance sheet is presented as if the Merger occurred on March 31, 2025. The unaudited pro forma condensed combined statement of operations is presented as if the Merger occurred on January 1, 2024, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information reflects the following pro forma adjustments related to the Merger, based on available information and certain assumptions that Zeo Energy management believes are reasonable:

•        the Merger will be accounted for using the acquisition method of accounting, with Zeo Energy identified as the acquirer;

•        certain reclassification adjustments to conform Heliogen’s historical financial presentation to Zeo Energy’s financial statements presentation;

•        the assumption of liabilities by Zeo Energy for any remaining transaction-related expenses to be incurred; and

•        the estimated tax impact of pro forma adjustments.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•        accompanying notes to the unaudited pro forma condensed combined financial information;

•        Zeo Energy’s unaudited historical condensed consolidated financial statements for the three months ended March 31, 2025 and 2024 in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2025;

•        Zeo Energy’s audited historical consolidated financial statements for the year ended December 31, 2024 in the Annual Report on Form 10-K of Zeo Energy for the year ended December 31, 2024;

•        Heliogen’s unaudited historical condensed consolidated financial statements for the three months ended March 31, 2025 and 2024 in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2025;

•        Heliogen’s audited historical consolidated financial statements for the year ended December 31, 2024 in the Annual Report on Form 10-K of Heliogen for the year ended December 31, 2024; and

The allocation of the purchase price used in the unaudited pro forma condensed combined financial information is based on preliminary estimates of the fair value of the assets acquired and liabilities assumed, and the related income tax impact of the acquisition accounting adjustments. The pro forma adjustments included herein, which include a preliminary evaluation of accounting policies for conformity, may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined based on the closing price of the Class A Common Stock on the day of the Merger Closing (the “Merger Closing Date”) and after completion of a final analysis to determine the fair values of the tangible assets, identifiable intangible assets, and liabilities as of the Merger Closing Date.

Accordingly, the final purchase accounting adjustments may be materially different from the pro forma adjustments presented herein. Increases or decreases in the fair value of assets acquired and liabilities assumed may change the amount of the purchase price allocated to the bargain purchase gain and other assets and liabilities. This may impact the unaudited pro forma condensed combined statement of operations due to an increase or decrease in the amount of amortization or depreciation of the adjusted assets, among other items.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only, and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated on the dates indicated, nor are they necessarily indicative of any future operating results or financial position.

The Merger has not been consummated as of the date of the preparation of the unaudited pro forma condensed combined financial information and there can be no assurances that the offer and the Merger will be consummated. See the section of this prospectus titled “Risk Factors” for a further discussion of risk factors associated with the pro forma financial information.

Items Not Reflected in the Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information do not include the realization of any potential profit improvement, cost savings from operating efficiencies, synergies or other restructuring activities that might result from the Merger. Further, there may be additional charges related to the restructuring or other integration activities resulting from the Merger, the timing, nature and amount of which Zeo Energy’s management cannot identify as of the date of this prospectus, and thus, such charges are not reflected in the unaudited pro forma condensed combined financial information.

ZEO ENERGY CORP.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2025

	Zeo Energy (Historical)	Heliogen Historical After Reclassifications (See Note 2)	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$2,894,103	$30,064,313	$—		$32,958,416
Accounts receivable	4,999,508	179,000	—		5,178,508
Inventories	847,395	—	—		847,395
Contract assets	577,398	—	—		577,398
Prepaid expenses and other current assets	936,673	1,159,965	—		2,096,638
Total current assets	10,255,077	31,403,278	—		41,658,355
Other assets	113,591	997,766	—		1,111,357
Property, equipment and other fixed assets, net	2,629,283	137,018	—		2,766,301
Right-of-use operating lease asset	1,087,496	146,135	—		1,233,631
Right-of-use finance lease asset	412,893	—	—		412,893
Intangibles, net	2,938,804	—	—		2,938,804
Related party note receivable	3,000,000	—	—		3,000,000
Goodwill	27,010,745	—	—		27,010,745
Total assets	$47,447,889	$32,684,197	$—		$80,132,086

Liabilities, redeemable noncontrolling interest and stockholders’ (deficit) equity
Current liabilities
Accounts payable	$3,569,632	$1,170,345	$—		$4,739,977
Accrued expenses and other current liabilities	6,581,799	6,426,683	1,400,000	4d	14,408,482
Current portion of long-term debt	301,091	—	—		301,091
Current portion of obligations under operating leases	555,672	974,192	—		1,529,864
Current portion of obligations under finance leases	133,408	—	—		133,408
Convertible promissory note, net of debt issuance costs	2,455,000	—	—		2,455,000
Contract liabilities	119,417	—	—		119,417
Total current liabilities	13,716,019	8,571,220	1,400,000		23,687,239
Obligations under operating leases, non-current	662,291	729,949	—		1,392,240
Obligations under finance leases, non-current	314,167	—	—		314,167
Warrant liabilities	785,551	37,693	(37,693)	4a	785,551
Long-term debt	414,268	—	—		414,268
Other long-term liabilities	—	316,673	—		316,673
Total liabilities	15,892,296	9,655,535	1,362,307		26,910,138

ZEO ENERGY CORP.
Unaudited Pro Forma Condensed Combined Balance Sheet — (Continued)
As of March 31, 2025

	Zeo Energy (Historical)	Heliogen Historical After Reclassifications (See Note 2)	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Commitments and contingencies

Redeemable noncontrolling interests
Convertible preferred units	16,536,108	—	—		16,536,108
Class B Units	38,097,300	—	—		38,097,300

Stockholders’ (deficit) equity
Class V common stock	2,673	—	—		2,673
Class A common stock	2,180	—	1,074	4b	3,254
HLGN common stock	—	612	(612)	4b	—
Additional paid-in capital	16,486,224	435,556,613	(418,525,531)	4b	33,517,307
Accumulated other comprehensive income (loss)	—	(537,830)	537,830	4b	—
Accumulated deficit	(39,568,892)	(411,990,733)	416,624,932	4b	(34,934,693)
Total stockholders’ (deficit) equity	(23,077,815)	23,028,662	(1,362,307)		(1,411,460)
Total liabilities, redeemable noncontrolling interests and stockholders’ (deficit) equity	$47,447,889	$32,684,197	$—		$80,132,086

ZEO ENERGY CORP.
Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss
For the Three Months Ended March 31, 2025

	Zeo Energy (Historical)	Heliogen Historical After Reclassifications (See Note 2)	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenue, net	$6,216,391	$—	$—		$6,216,391
Related party revenue, net	2,567,304	—	—		2,567,304
Total revenue	8,783,695	—	—		8,783,695
Operating costs and expenses:
Cost of goods sold (exclusive of depreciation and amortization shown below)	4,789,679	—	—		4,789,679
Depreciation and amortization	4,900,729	24,105	—		4,924,834
Sales and marketing	2,137,092	96,086	—		2,233,178
General and administrative	10,467,592	4,521,272	—		14,988,864
Selling, general and administrative	—	—	—		—
Research and development	—	1,084,969	—		1,084,969
Impairment and other charges	—	1,154,425	—		1,154,425
Total operating expenses	22,295,092	6,880,857			29,175,949
(Loss) income from operations	(13,511,397)	(6,880,857)			(20,392,254)
Other income (expenses), net:
Other income, net	82,363	227,123	—		309,486
Bargain purchase gain on acquisition			—		—
Change in fair value of warrant liabilities	663,449	(3,427)	3,427	4b	663,449
Interest expense	(30,277)	299,587	—		269,310
Total other income (expense), net	715,535	523,283	3,427		1,242,245
Net (loss) income before taxes	(12,795,862)	(6,357,574)	3,427		(19,150,009)
Income tax benefit	(523,500)	(1,825)	1	4c	(524,324)
Net (loss) income	(13,319,362)	(6,359,399)	3,428		(19,675,333)
Less: Net loss attributable to Sunergy Renewables, LLC prior to the Business Combination	—	—	—		—
Net loss subsequent to the Business Combination	(13,319,362)	(6,359,399)	3,428		(19,675,333)
Less: Net loss attributable to redeemable non-controlling interests	(6,958,098)	—	—		(6,958,098)
Net loss attributable to Class A common stock	$(6,361,264)	$(6,359,399)	$3,428		$(12,717,235)
Other comprehensive loss, net of taxes
Unrealized losses on available-for-sale securities		—	—		—
Cumulative translation adjustment		(26,932)	—		(26,932)
Comprehensive loss		$(6,386,331)	$3,428		$(12,744,167)

Basic and diluted net loss per common share	$(0.48)				$(0.53)
Weighted average units outstanding, basic and diluted	13,252,964		10,739,742		22,992,706

ZEO ENERGY CORP.
Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income
For the Year Ended December 31, 2024

	Zeo Energy (Historical)	Heliogen Historical After Reclassifications (See Note 2)	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenue, net	$51,088,065	$23,028,994	$—		$74,117,059
Related party revenue, net	22,156,018	194,836	—		22,350,854
Total revenue	73,244,083	23,223,830	—		96,467,913
Operating costs and expenses:
Cost of goods sold (exclusive of depreciation and amortization shown below)	38,021,519	7,969,678	—		45,991,197
Contract loss (adjustments) provisions	—	(74,117,460)			(74,117,460)
Depreciation and amortization	4,836,538	965,330	—		5,801,868
Sales and marketing	19,587,073	850,468	—		20,437,541
General and administrative	21,628,725	34,672,871	1,400,000	4d	57,701,596
Selling, general and administrative	—	—	—		—
Research and development	—	16,231,406	—		16,231,406
Impairment and other charges	—	7,024,121	—		7,024,121
Total operating expenses	84,073,855	(6,403,586)	1,400,000		79,070,269
(Loss) income from operations	(10,829,772)	29,627,416	(1,400,000)		17,397,644
Other income (expenses), net:
Other income, net	233,151	561,246	—		794,397
Bargain purchase gain on acquisition			6,034,199	4e	6,034,199
Change in fair value of warrant liabilities	69,000	65,963	(65,963)	4b	69,000
Interest expense	(333,539)	2,298,658	—		1,965,119
Total other income (expense), net	(31,388)	2,925,867	5,968,236		8,862,715
Net (loss) income before taxes	(10,861,160)	32,553,283	4,568,236		26,260,359
Income tax benefit (expense)	988,802	(5,913)	(830)	4d	982,059
Net (loss) income	(9,872,358)	32,547,370	4,567,406		27,242,418
Less: Net loss attributable to Sunergy Renewables, LLC prior to the Business Combination	(523,681)	—	—		(523,681)
Net loss subsequent to the Business Combination	(9,348,677)	32,547,370	4,567,406		27,766,099
Less: Net loss attributable to redeemable non-controlling interests	(6,679,788)	—	—		(6,679,788)
Net loss attributable to Class A common stock	$(2,668,889)	$32,547,370	$4,567,406		$34,445,887
Other comprehensive income, net of taxes
Unrealized gains on available-for-sale securities		773	—		773
Cumulative translation adjustment		3,981	—		3,981
Comprehensive income		$32,552,124	$5,967,152		$35,850,387

Basic and diluted net loss per common share	$(0.48)				$(2.12)
Weighted average units outstanding, basic and diluted	5,546,925		10,739,742		16,286,667

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1 — Basis of Presentation

The unaudited pro forma condensed combined financial information has been derived from the historical consolidated financial statements of Zeo Energy and Heliogen and has been prepared in accordance with Article 11 of Regulation S-X using assumptions set forth in the notes herein. The unaudited proforma condensed combined balance sheet gives effect to the Merger as if the transaction occurred on March 31, 2025. The unaudited proforma condensed combined statement of operations gives effect to the Merger as if the transaction had been completed on January 1, 2024.

The transaction is being accounted for under the acquisition method of accounting, and accordingly, the allocation of the preliminary estimated purchase price is based upon management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of March 31, 2025, using currently available information. Due to the fact that the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on Zeo Energy’s financial position and results of operations may differ significantly from the pro forma amounts included herein. Zeo expects to finalize its allocation of the purchase consideration as soon as practicable after completion of the Merger.

Certain amounts in the historical financial statements of Heliogen have been reclassified to conform with Zeo Energy’s historical financial presentation. The unaudited pro forma condensed combined financial information presented in this prospectus does not necessarily indicate the results of operations or the combined financial position that would have resulted had the Merger been completed at the beginning of the applicable period presented, nor is it indicative of the results of operation in future periods or the future.

The accounting policies used in the preparation of the unaudited pro forma condensed combined financial information are those set out in Zeo Energy’s audited financial statements as of and for the year ended December 31, 2024. Upon completion of the Merger, Zeo Energy’s management will perform a comprehensive review of Heliogen’s accounting policies. Zeo Energy’s management is currently not aware of any significant accounting policy differences and, therefore, has not made any adjustments to the pro forma condensed combined financial information related to these potential differences other than the adjustments described in Note 2 below. Upon completion of the Merger and following Zeo Energy management’s comprehensive review, Zeo Energy’s management may identify differences in accounting policies between the two entities which, when conformed, could have a material impact on the consolidated financial statements of Zeo Energy following the Merger.

NOTE 2 — Reclassification of Heliogen’s Historical Financial Information

Certain reclassifications are reflected in the transaction accounting adjustments to conform Heliogen’s financial statement presentation to Zeo Energy’s in the unaudited pro forma condensed combined balance sheet and statement of operations and comprehensive income (loss). These reclassifications have no effect on previously reported shareholders’ equity or income of Zeo Energy or Heliogen. The pro forma financial information may not reflect all reclassifications necessary to conform Heliogen’s presentation to that of Zeo Energy due to limitations on the availability of information as of the date of this prospectus. Accounting policy differences and additional reclassification adjustments may be identified as more information becomes available.

The following reclassification adjustments were made to conform Heliogen’s financial statement presentation to Zeo Energy’s:

Unaudited Condensed Combined Balance Sheet
As of March 31, 2025

Zeo presentation	Heliogen presentation	Heliogen (Historical)	Reclassification Adjustments		Heliogen Historical Adjusted
Assets	Assets
Cash and cash equivalents	Cash and cash equivalents	$30,064,313	$—		$30,064,313
Accounts receivable	Receivables, net	179,000	—		179,000
Prepaid expenses and other current assets	Prepaid and other current assets	1,159,965	—		1,159,965
Total current assets	Total current assets	31,403,278	—		31,403,278
Other assets	Other long-term assets	997,766	—		997,766
Property, equipment and other fixed assets, net	Property, plant and equipment, net	137,018	—		137,018
Right-of-use operating lease asset	Operating lease right-of-use assets	146,135	—		146,135
Total assets	Total assets	$32,684,197	$—		$32,684,197

Liabilities, redeemable noncontrolling interest and stockholders’ (deficit) equity	Liabilities and Stockholders’ Equity
Accounts payable	Trade payables	$1,170,345	$—		$1,170,345
Accrued expenses and other current liabilities	Accrued expenses and other current liabilities	7,400,875	(974,192)	(a)	6,426,683
Current portion of obligations under operating leases		—	974,192	(a)	974,192
Total current liabilities	Total current liabilities	8,571,220	—		8,571,220
Obligations under operating leases, non-current	Operating lease liabilities, non-current	729,949	—		729,949
Warrant liabilities		—	37,693	(b)	37,693
	Other long-term liabilities	354,366	(37,693)	(b)	316,673
Total liabilities	Total liabilities	9,655,535	—		9,655,535
Commitments and contingencies	Commitments and contingencies

Stockholders’ (deficit) equity	Stockholders’ equity
	Preferred stock	—	—		—
	Common stock	612	—		612
Additional paid-in capital	Additional paid-in capital	435,556,613	—		435,556,613
	Accumulated other comprehensive loss	(537,830)	—		(537,830)
Accumulated deficit	Accumulated deficit	(411,990,733)	—		(411,990,733)
Total stockholders’ (deficit) equity	Total stockholders’ equity	23,028,662	—		23,028,662
Total liabilities, redeemable noncontrolling interests and stockholders’ (deficit) equity	Total liabilities, and stockholders’ equity	$32,684,197	$—		$32,684,197

____________

(a)      Reclassification of operating lease liabilities, current portion from “Accrued expenses and other current liabilities” as reported by Heliogen to “Current portion of obligations under operating leases” as reported by Zeo.

(b)      Reclassification of warrant liabilities, current portion from “Other long-term liabilities” as reported by Heliogen to “Warrant liabilities” as reported by Zeo.

Unaudited Condensed Combined Statement of Operations and Comprehensive Loss
For the Three Months Ended March 31, 2025

Zeo presentation	Heliogen presentation	Heliogen (Historical)	Reclassification Adjustments		Heliogen Historical Adjusted
Total revenue	Total revenue	$—	$—		$—
Cost of goods sold (exclusive of depreciation and amortization shown below)	Total cost of revenue (including depreciation)	—	—		—
Depreciation and amortization			24,105	(a)	24,105
Sales and marketing			96,086	(b)	96,086
General and administrative			4,521,272	(c)	4,521,272
	Selling, general and administrative	4,638,472	(4,638,472)	(d)	—
	Research and development	1,087,960	(2,991)	(a)	1,084,969
	Impairment and other charges	1,154,425	—		1,154,425
(Loss) income from operations	Operating loss	(6,880,857)	—		(6,880,857)
Other income, net	Other income, net	227,123	—		227,123
Change in fair value of warrant liabilities	Loss on warrant remeasurement	(3,427)	—		(3,427)
Interest expense	Interest income	299,587	—		299,587
Net (loss) income before taxes	Net loss before taxes	(6,357,574)	—		(6,357,574)
Income tax benefit	Provision for income taxes	(1,825)	—		(1,825)
Net (loss) income	Net loss	(6,359,399)	—		(6,359,399)
	Cumulative translation adjustment	(26,932)	—		(26,932)
	Comprehensive loss	$(6,386,331)	$—		$(6,386,331)

____________

(a)      Reclassification of depreciation and amortization expense from “Selling, general and administrative” and “Research and development” as reported by Heliogen to “Depreciation and amortization” as reported by Zeo.

(b)      Reclassification of sales and marketing costs from “Selling, general and administrative” as reported by Heliogen to “Sales and marketing” as reported by Zeo.

(c)      Reclassification of general and administrative costs from “Selling, general and administrative” as reported by Heliogen to “General and administrative” as reported by Zeo.

(d)      Elimination of the “Selling, general and administrative” financial statement line item as reported by Heliogen to conform with the financial statement presentation as reported by Zeo.

Unaudited Condensed Combined Statement of Operations and Comprehensive Income
For the Year Ended December 31, 2024

Zeo presentation	Heliogen presentation	Heliogen (Historical)	Reclassification Adjustments		Heliogen Historical Adjusted
Revenue, net	Revenue	$23,223,830	$(194,836)	(a)	$23,028,994
Related party revenue, net		—	194,836	(a)	194,836
Total revenue	Total revenue	23,223,830	—		23,223,830
Cost of goods sold (exclusive of depreciation and amortization shown below)	Total cost of revenue (including depreciation)	8,035,306	(65,628)	(b)	7,969,678
	Contract loss adjustments	(74,117,460)	—		(74,117,460)
Depreciation and amortization			965,330	(b)	965,330
Sales and marketing			850,468	(c)	850,468
General and administrative			34,672,871	(d)	34,672,871
	Selling, general and administrative	36,319,520	(36,319,520)	(e)	—
	Research and development	16,334,927	(103,521)	(b)	16,231,406
	Impairment and other charges	7,024,121	—		7,024,121
(Loss) income from operations	Operating income	29,627,416	—		29,627,416
Other income, net	Other income, net	561,246	—		561,246
Change in fair value of warrant liabilities	Loss on warrant remeasurement	65,963	—		65,963
Interest expense	Interest income	2,298,658	—		2,298,658
Net (loss) income before taxes	Net income before taxes	32,553,283	—		32,553,283
Income tax benefit	Provision for income taxes	(5,913)	—		(5,913)
Net (loss) income	Net income	32,547,370	—		32,547,370
	Unrealized gains on available-for-sale securities	773	—		773
	Cumulative translation adjustment	3,981	—		3,981
	Comprehensive income	$32,552,124	$—		$32,552,124

____________

(a)      Reclassification of related party revenues from “Revenue” as reported by Heliogen to “Related party revenue, net” as reported by Zeo.

(b)      Reclassification of depreciation and amortization expense from “Cost of revenue,” “Selling, general and administrative” and “Research and development” as reported by Heliogen to “Depreciation and amortization” as reported by Zeo.

(c)      Reclassification of sales and marketing costs from “Selling, general and administrative” as reported by Heliogen to “Sales and marketing” as reported by Zeo.

(d)      Reclassification of general and administrative costs from “Selling, general and administrative” as reported by Heliogen to “General and administrative” as reported by Zeo.

(e)      Elimination of the “Selling, general and administrative” financial statement line item as reported by Heliogen to conform with the financial statement presentation as reported by Zeo.

NOTE 3 — Preliminary Purchase Price Allocation

The preliminary fair value assessment of the assets acquired and liabilities assumed expected to be recorded is as follows:

Cash and cash equivalents	$30,064,313
Accounts receivable	179,000
Prepaid expenses and other current assets	1,159,965
Other assets	997,766
Property, equipment and other fixed assets, net	137,018
Right-of-use operating lease asset	146,135
Accounts payable	(1,170,345)
Accrued expenses and other current liabilities	(6,426,683)
Current portion of obligations under operating leases	(974,192)
Obligations under operating leases, non-current	(729,949)
Other long-term liabilities	(316,673)
Preliminary estimate of bargain purchase gain on acquisition	(6,034,199)
Preliminary estimate of total consideration paid	$17,032,157

The preliminary purchase price allocation is subject to change due to several factors, including, but not limited to:

•        changes in the “net cash” at closing will, above or below certain thresholds, will result in a change in consideration as follows:

•        If net cash is less than the “Net Cash Collar Floor” of $13 million the purchase price will be decreased by 50% of the amount below the floor. For example, if net cash at closing is $10 million, the purchase price will be adjusted down by $1.5 million (50% of $13 million floor less $10 million acquired).

•        If net cash is greater than the “Net Cash Collar Ceiling” of $16 million the purchase price will be increased by 50% of the amount below the floor. For example, if net cash at closing is $20 million, the purchase price will be adjusted up by $2 million (50% of $20 million acquired less $16 million ceiling).

•        changes in the estimated fair value of Heliogen’s assets acquired and liabilities assumed as of the Merger Closing Date, which could result from changes in the values of equipment, reserve estimates and other accounts which could change from the ordinary business operations, including: cash, accounts, other assets, accounts payable and other liabilities and other factors;

•        the tax bases of Heliogen’s assets and liabilities as of the Merger Closing Date; and

•        the risk factors described in the section entitled “Risk Factors” beginning on page 9.

NOTE 4 — Transaction Accounting Adjustments

The preliminary transaction accounting adjustments included in the unaudited pro forma condensed combined financial information are as follows:

a.      reflects the elimination of Heliogen warrant liabilities to be cancelled at closing and the associated gains and losses recorded

b.      reflects the elimination of Heliogen “HLGN common stock”, “Additional paid-in capital” and “Accumulated deficit”, the ZEO stock issued as consideration of $17,032,157 ($1,074 “Class A common stock” and $17,031,083 “Additional paid-in capital”) and the bargain purchase gain of $6,034,199 recorded in “Accumulated deficit”

c.      reflects the estimated tax impact of transaction accounting adjustments reflected in the “Income tax benefit (expense)” by using the effective rate realized in the period impacted by the adjustments

d.      reflects ZEO Energy’s estimated cash payments for legal, audit and investment banker related fees. Heliogen’s estimated cash payments for legal, audit and investment banker related fees is $2,400,000.

e.      reflects the “Bargain purchase gain on acquisition” (see note 3 for purchase price allocation)

BUSINESS

Mission

Our company and personnel are passionate about delivering cost savings and increased independence and reliability to energy consumers. Our mission is to expedite the U.S.’ transition to renewable energy by offering our customers an affordable and sustainable means of achieving energy independence.

Business Overview

We are a vertically integrated company offering energy solutions and services that include sale, design, procurement, installation, and maintenance of residential solar energy systems. Many of our solar energy system customers also purchase other energy efficiency-related equipment or services or roofing services from us. The majority of our customers are located in Florida, Texas, Arkansas, Missouri, Ohio, and Illinois, and we have an expanding base of customers in California, Colorado, Minnesota, Missouri, Ohio, Utah, and Virginia.

Business History

We were originally incorporated under the name “ESGEN Acquisition Corp.” as a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. As discussed in this section, we completed a business combination with Sunergy Renewables, LLC, a Nevada limited liability company, which we refer to as Sunergy, on March 13, 2024 and changed our name to “Zeo Energy Corp.”

Sunergy was created through a business contribution of Sunergy Solar LLC (“Sunergy Solar”) and Sun First Energy, LLC (“Sun First Energy”) to Sunergy on October 1, 2021, which we refer to as the Contribution. Sunergy Solar, formed in 2005, and initially focused on providing heating, ventilation and air conditioning products and services in Florida, later expanded into installing residential solar energy systems sold directly by the company and third-party sales dealerships. Sun First Energy was established in 2019, and, from its formation to the date of the Contribution, it sold residential solar energy systems in Florida that were installed by other companies. Prior to the Contribution, Sunergy Solar and Sun First Energy had collaborated on residential solar energy system installations and shared a commitment to quality, integrity and customer satisfaction. The Contribution established our vertically integrated company offering residential solar energy solutions. Many of our solar energy system customers also purchase other energy efficiency-related equipment or services or roofing services from us.

The number of our installations, sales support, and administrative personnel was approximately 190 as of December 31, 2024. In January 2022, we began selling and installing residential solar energy systems and other energy efficiency-related equipment in Texas, in January 2023, we expanded into Arkansas, in September 2023, we entered Missouri, and in February 2024, we entered Ohio and Illinois. In 2025, we expanded our services in California, Colorado, Minnesota, Utah, and Virginia. In November 2024, we also began serving customers for whom Lumio HX, Inc. (as described under Recent Developments below) had begun but not completed residential energy systems prior to completion of its bankruptcy, primarily in California, Maryland, New Jersey, North Carolina, Oklahoma, and South Carolina.

Recent Developments

On October 25, 2024, the Company closed the Lumio Asset Purchase Agreement with Lumio Sellers, pursuant to which, subject to the terms and conditions set forth in the Lumio Asset Purchase Agreement, the Company agreed to acquire certain the Lumio Assets, free and clear of any liens other than certain specified liabilities of the Lumio Sellers that are being assumed therein for a total purchase price of (i) $4 million in cash and (ii) 6,206,897 shares of the Company’s Class A Common Stock, to be paid to LHX.

The Lumio Assets included certain uninstalled or partially completed residential solar energy contracts through which a customer purchased the solar energy system, and additional uninstalled or partially completed residential solar energy projects where a third party leasing company (either Palmetto Solar, LLC d/b/a LightReach, or Sunnova) owns the solar energy system and leases the output of the system to a customer living in the home where the system is installed. Various of these Lumio projects are located in states where the Company has not previously operated, principally in California, Maryland, New Jersey, North Carolina, Oklahoma, and South Carolina, and the Company has newly established operations or is in the process of establishing operations in these states.

On December 24, 2024, the Company issued the Lumio Promissory Note to LHX pursuant to which the Company could borrow up to an aggregate principal amount of $4,000,000. Subject to the terms and conditions set forth in the Lumio Promissory Note, the Lumio Loan shall be provided to the Company in three tranches: (i) $2,500,000 was provided upon execution of the Lumio Promissory Note, (ii) $750,000 if the Company achieves a specified Tranche 2 Milestone within 60 days from the Initial Advance and (iii) $750,000 if the Company achieves the Tranche 3 Milestone within 60 days from the Tranche 2 Advance.

On April 15, 2025, the Lumio Promissory Note was amended to provide that the Tranche 2 Advance will be delivered if a Tranche 2 Milestone is met within 120 days of the Initial Advance, and the Tranche 3 Advance will be delivered if a Tranche 3 Milestone is met within 120 days of the Tranche 2 Advance.

The Lumio Loan will be repaid in full by issuing to LHX or its designee of a number of the Company’s shares of Class A Common Stock equal to the quotient of (i) the outstanding and unpaid amount of the Lumio Loan, divided by (ii) $1.35. This repayment shall take place immediately following the later of: (x) the day falling on the first anniversary of December 24, 2024 (or the immediately previous business day) and (y) the date on which the stockholders of the Company approve the Lumio Share Issuance.

The Lumio Promissory Note contains customary representations, warranties and covenants of the parties, including an obligation of the Company to file a registration statement registering the resale of the shares issuable in the Lumio Share Issuance and to use reasonable efforts to have such registration statement declared effective as soon as practicable thereafter.

In connection with the Lumio Promissory Note, on December 24, 2024, LHX entered into the Voting Agreement, pursuant to which such stockholders agreed to vote (or cause to be voted), in person or by proxy, all the shares of Class A Common Stock and Zeo Energy Class V Common Stock owned by such stockholders (i) in favor of the nomination and appointment of LHX’s designee to the board of directors of the Company, (ii) in favor of the issuance by the Company to LHX of shares of Class A Common Stock in connection with an option that may be granted to LHX to purchase up to 4,000,000 shares of Class A Common Stock, subject to the terms and conditions therein and (iii) in favor of the Lumio Share Issuance, when required pursuant to the Lumio Promissory Note.

Pending Merger

On May 28, 2025, we entered into an Merger Agreement with Heliogen, Merger Subs. Pursuant to the Merger Agreement, and subject to the satisfaction or waiver of the conditions specified therein, Merger Sub I will merge with and into Heliogen, with Heliogen surviving the merger as a direct, wholly owned subsidiary of the Company. Immediately following the First Merger and on the same day, the surviving entity of the First Merger will merge with and into Merger Sub II, with Merger Sub II surviving as the final surviving company and remaining a wholly owned subsidiary of the Company.

As a result of the Merger, Heliogen will cease to be a publicly traded company, and holders of Heliogen’s shares of common stock will not retain any equity interest in the surviving company following the completion of the Merger in return of their pro-rate merger consideration as per the Merger Agreement.

On July 2, 2025, the Company filed a Registration Statement on Form S-4 (File No. 333-288489) in connection with the Merger. The Merger is expected to close in the second half of 2025, subject to the satisfaction of all closing conditions, including the approval of Heliogen’s stockholders and receipt of any required regulatory or stock exchange approvals. There can be no assurance that the Merger will be consummated. Failure to complete the Merger could negatively impact the Company’s future operations, financial condition, and stock price.

Products and Services

Residential Solar Energy Systems

Zeo Energy’s primary business activity is selling and installing residential solar energy systems that homeowners use to supplement the amount of usable electricity required to power their homes. We currently operate primarily in Florida, Texas, Arkansas, Missouri, Ohio, and Illinois, and have begun offering solutions and services in California, Colorado, Minnesota, Utah, and Virginia. We are additionally serving customers for whom Lumio HX, Inc. had begun but not completed residential energy systems prior to completion of its bankruptcy, in Maryland, New Jersey, North Carolina, Oklahoma, and South Carolina.

Other Energy Efficient Equipment and Services

In 2023, approximately 23% of our customers purchased one or more insulation services, such as adding insulation to a home’s attic or walls. In 2023, in approximately 53% of our sales our customers purchased adders that consisted of equipment designed to increase energy efficiency, including items such as hybrid electric water heaters or swimming pool pumps. During 2023, 1% of our customers purchased battery-based energy storage systems. These battery-based energy storage systems store energy generated from their residential solar energy systems to be used when the system generates less usable electricity than the home requires (such as at night or on cloudy days).

Roofing Services

We install roofs in Florida, where our subsidiary, Sunergy Roofing & Construction, Inc., is a licensed roofing contractor. In other states where we operate, for some solar energy system customers that need roofing services, we may contract with roofing companies for the services. We plan to continue growing our roofing operations, as we believe our roofing services complement our residential solar energy systems and for some customers helps to expedite solar system installations.

Subcontractors

We use subcontractors to install some of our residential solar energy systems at times when we do not have a sufficient number of our own installation teams to timely complete the project. We also use subcontractors to provide all of our insulation services and to install some of the roofing services and energy efficient equipment such as hybrid electric water heaters and pool pumps which we sell. Our subcontractor fees for residential solar energy system installations are typically based on total wattage installed, and our arrangements with installation subcontractors allow either party to terminate the agreement for convenience.

Marketing and Sales

We market our products and services to potential customers directly through in-home visits carried out by our internal sales agents and indirectly through external sales dealers. In the case of leases, a customer is approached by and communicates with the same sales personnel as if the customer were purchasing a system directly from Zeo Energy. We also engage in digital marketing efforts on our own or through third-party marketing specialists, including search engine optimization and social media communications to strengthen our online marketing presence. Our code of conduct applies to our employees, independent contractors and dealers, and it requires adherence to high ethical standards when carrying out business activities.

Internal Direct Sales Force

We have established an internal team of sales agents that markets and sells directly to customers through door-to-door sales approaches. The team included approximately 290 sales agents as of both December 31, 2024 and December 31, 2023. Our sales agents are engaged through full-time contracts lasting from April through August, which is our primary selling season. Sales made through our internal sales team have lower customer acquisition costs than sales sourced through our external dealers. In 2024, approximately 58% of the total systems we installed were sold through our internal sales team.

Sales Through External Dealers

We also install systems sold by external sales dealers that act as our sales representatives with potential customers. The number of active dealers that have entered into a current arrangement to sell our solar panel systems was approximately 20 as of December 31, 2024 compared to approximately 30 as of December 31, 2023. The percentage of sales that originate with our external dealers increases during the fall and winter months when our internal sales efforts are diminished. We provide field support and training to these dealers on our sales offerings, sales processes and other business processes, including our software sales platform.

Upon our selection of and engagement with a dealer, the dealer executes our dealer agreement. The majority of our dealer agreements require the dealers to exclusively represent our business with respect to the particular products or services we sell. Dealers have the option of choosing to execute a contract that does not require this exclusivity, and some select this option. Our dealer contracts are terminable for convenience by either party. For each residential solar energy system that we install for a customer that was sold by a dealer, after we receive payment, we compensate the dealer with a commission based on the number of watts of solar panels installed.

We recruit and select dealers based on their experience in the market, ability to produce sales and general reputation for ethical behavior within the industry. As part of our dealer contract, we require our dealers to agree in writing to comply with our code of conduct when carrying out their marketing and other activities.

Customer and Leasing Agreements

A homeowner becomes our customer typically by signing a contract with us to purchase and receive installation of a solar energy system. We also install solar energy systems that are leased by the customer under an agreement between the customer and a third-party leasing company under which the leasing company will own and lease to a customer a solar energy system. A customer that chooses our products and services typically signs the contract after meeting with one of our sales agents or dealers in the customer’s home and receiving a preliminary system design for their home and pricing for the system. Whether the customer decides to purchase or lease the solar energy system, the sales agent or dealer determines the pricing to be offered to the customer based on product and services price information stored in our sales software for the system components included in a customer’s proposed system. After the customer signs the contract, we schedule and conduct a site survey. If during the site survey we discover property code compliance or other complications with the planned design and installation, we may issue a change order; if required changes represent additional costs to us or the customer, the party that would be responsible for those costs may choose to cancel the contract. After the site survey, we prepare formal design and engineering documents and apply for applicable permits from local government authorities. After required permits are obtained, we schedule and install the solar energy system and any other equipment purchased on the customer’s home.

Purchase Contract Warranties.    As the owner of the residential solar energy system under the purchase and installation agreement, customers receive a manufacturer’s limited warranty for system components. For the principal components of solar panels, inverter, and racking, the manufacturer’s limited warranty typically lasts 25 years. Manufacturers control whether the warranty periods they offer will change for equipment purchased in the future. Though we are not responsible for a manufacturer’s compliance with warranty obligations, we assist customers in contacting the manufacturer if a warranty issue arises. We provide customers at least a ten-year limited warranty for our installation work and at least a five-year limited warranty against roof penetrations. In most of our purchase and installation agreements that we used prior to 2023, we provided a 25-year limited warranty for installation work and against roof penetrations.

Purchase Contracts and Financed Sales.    For the twelve months ended December 31, 2024, approximately 32% of our customers who purchased residential solar energy systems from us entered into a loan arrangement with a third party to finance the purchase over an extended period of time. The loan agreement between the customer and the third-party lender typically has a repayment term of between 7 and 25 years and requires the customer to pay either a minimal or no down payment. The lender pays us our portion of the purchase payment after completion of system installation.

Purchase Contracts and Cash Sales.    For the twelve months ended December 31, 2024, a small minority of our orders (less than 5%) were from customers paying in cash for the purchase of residential solar energy systems. For those sales, our purchase contract typically requires the customer to pay 25% of the purchase price upon execution of the purchase agreement, 50% when we begin installation, and the final 25% on the last day of installation. Installation is usually commenced and completed either in a single day or within several days.

System Leases.    In December 2022, we launched a program offering customers the option of leasing our solar energy systems from third-party leasing companies. The customer agrees to pay the leasing company a predetermined monthly fee for the electricity produced by the residential solar energy system. As of December 31, 2024, approximately 63% of the systems we installed in 2024 are leased by the customer. The lease term between the leasing company and the customer is 25 years. The customer agrees to pay the leasing company a predetermined monthly fee for the electricity produced by the solar energy system. The monthly fee generally increases annually over the lease term at a predetermined rate, and the customer typically has the option to renew the lease for five to ten years. The potential advantage to the customer of a lease agreement is that a third-party owner of the residential solar energy system may take more advantage of available government tax incentives for solar energy production, which may allow them to lease the system to the customer at monthly rates that are lower for the customer than if the customer were financing its own purchase of the system. We installed the first leased solar energy system in April 2023 and during the twelve months ended December 30, 2024, we installed approximately 1,150 leased solar energy systems. In the lease model offered to our customers, the third-party leasing company contracts with the homeowner customer to install a solar energy system owned by the leasing company and leased to the customer. The leasing company contracts with Zeo Energy to purchase system equipment and install the solar energy system. Some leasing companies may contract with Zeo Energy to maintain and service the system on the leasing company’s behalf during the life of the lease.

Approximately 30% of Zeo Energy’s customers who have entered into leasing agreements have done so with third-party leasing companies established and managed by White Horse Energy, LC (“White Horse Energy”), a holding company of which Mr. Bridgewater, Zeo Energy’s Chairman and Chief Executive Officer is the owner and manager. Subject to investor and customer demand, White Horse Energy intends to attract more investors to form third-party leasing companies. No assurance can be given that White Horse Energy will be able to do so or that arrangements can be made with other funds to act as lessors of Zeo Energy’s solar energy systems in the future. Zeo Energy has entered into leasing arrangements with several other unrelated third parties to offer customers a choice of purchase or lease options, and continues to explore similar arrangements with other unrelated third parties.

Supply

The main components of our residential solar energy systems are solar panels, inverters and racking systems. Common related components or systems that we may additionally supply are battery-based energy storage systems, insulation, hybrid electric water heaters, swimming pool pumps and roofing. All of the products that we install are manufactured by third parties. We select products and system components, suppliers and distributors based on cost, reliability, warranty coverage, performance characteristics and ease of installation, among other factors.

While we procure products and components from multiple suppliers and distributors to reduce the likelihood that we experience an inability to procure those products and components, the primary supplier from which we purchase the equipment that we install is Consolidated Electrical Distributors, Inc. (d/b/a Greentech Renewables) (“Greentech”). Greentech also provides us inventory management services by holding equipment in its inventory until it delivers directly to the customer site for installation. We purchase from Greentech through a credit agreement under which Greentech extends us credit for purchases, and we are obligated to make payments by the 15th day of the month following each purchase. A purchase discount is available for early cash payment, and a service charge of 1.5% per month can be assessed for payments made more than 30 days after the invoice date. Our agreement with Greentech does not require either party to continue to conduct new business with the other party. During 2024, we purchased at least approximately 70% of the equipment that we installed through Greentech. We believe our relationship with Greentech, and the volume of business we do through them, has established us as a preferred customer and enables us to procure components at attractive terms. If our relationship with Greentech were to be terminated, there are other distributors of the same or similar equipment, and we believe we could readily obtain supplies from those other distributors, though they may take some time to develop the efficient logistics system Greentech employs now on our behalf delivering products to the customer installation sites.

Heightened inflation in the costs of labor and components beginning in 2020 and continuing today has contributed to fluctuating prices for solar energy equipment. At times, we have had to pay increased prices to obtain equipment. This has not yet prevented us from obtaining the products we need to install systems purchased by our customers, but there can be no assurance that this will continue. We do not have information that allows us to quantify the specific amount of cost increases attributable to inflationary pressures.

We have previously experienced price increases and temporary supply delays resulting from multiple market phenomena. The majority of the solar panels and other major system equipment components that we install are manufactured outside of the U.S.. Government tariffs on solar energy equipment, including tariffs placed on solar equipment manufactured in China, have also contributed to higher prices on solar equipment. Additionally, Russia’s war against Ukraine caused price and supply pressure on solar energy equipment, as the war has impacted fuel prices and has led to increased demand in European markets for solar energy equipment as consumers and governments in Europe have sought to establish greater energy independence. In 2020, 2021, and 2022, we experienced periods of temporary delay in obtaining supplies. We believe these delays reduced the number of installations in comparison to what we would have been able to install without the delays. In 2023 and 2024, we did not experience appreciable delays in supply. Following new tariffs introduced by the U.S. government in April 2025, as further detailed below, we expect to experience an increase in prices for solar system equipment. We have not experienced consequent delays in procuring equipment, but such delays may occur.

For more information on risks related to our supply chain, see “Risk Factors — Risks Related to Zeo Energy’s Operations — Due to the limited number of suppliers in our industry, the acquisition of any of these suppliers by a competitor or any shortage, delay, price change, announcement and imposition of tariffs or duties or other limitation in our ability to obtain components or technologies we use could result in sales and installation delays, cancellations and loss of customers” and “Risk Factors — Risks Related to Zeo Energy’s Operations — Increases in the cost or reductions in supply of solar energy system and energy storage system components due to tariffs or trade restrictions announced or imposed by the U.S. government could have an adverse effect on our business, financial condition and results of operations.”

Seasonality

Historically, our sales volume and installation activity has been highest during late spring and summer. During this time, consumers in many locations see greater energy needs due to operating air conditioning systems and warm-weather appliances such as swimming pool pumps. Our door-to-door sales efforts are also aided during these months by daylight savings time providing increased daylight hours into the evening, and we have more sales personnel, many of whom are college students, working during these months, as described above. We typically have largely or entirely scaled down our internal sales efforts during the fall, winter, and early spring. Snow, cold weather or other inclement weather can also delay our installation of products and services.

Strategy

We plan to increase our market impact and grow our revenue and profits by pursuing the following strategic objectives:

•        Expand our operations into additional geographic markets.    We plan to continue to expand in new geographic markets, both organically and through strategic M&A, considering factors such as the rates consumers pay for electricity, where favorable net metering policies or cost incentives exist, the percentage of the addressable residential market that already has residential solar energy systems, and where we believe the market is not already oversaturated with competitors.

•        Increase capacity for efficient growth by investing in people and systems.    In 2024, we experienced a decrease in sales and installations that generally affected the solar industry during the same period. Prior to 2024, we have generally increased the number of solar energy systems we sell and install by growing and training our internal seasonal sales force, and we plan to continue to do so, as well as increasing our number of external dealers. We have also grown and plan to continue growing our installation capacity in markets we serve by hiring and training more skilled technicians and investing in technology. Where we do not yet have installation teams in place, we plan to continue to collaborate with subcontractors to fulfill our installation needs.

•        Continue to grow our external dealer sales channel.    We plan to increase the number of external dealers working to bring us customers. We believe we will continue to have success in attracting dealers to our business because of our scalable business platform that allows dealers to participate in the residential solar energy sales and installation life cycle with limited investments in personnel and capital.

•        Expand customer options for buying affordable solar energy.    We plan to expand our roofing business in certain markets we enter in the future. Roofing facilitates a faster processing time for our solar installations in cases where the residential customer is in need of a roof replacement prior to installing solar systems. We believe offering customers the option to lease a residential solar energy system installed on their home will increase the number of systems we can sell and install due to the potential savings for some customers that cannot otherwise take full advantage of certain tax incentives. As described above, in December 2022, we launched a program offering customers the option of leasing residential solar energy systems from third parties that we install on the customer’s home.

Strengths

Lean Business Model.    We have a lean business model, in the four years prior to 2024, we had an increase in revenue and profit every year. In 2024, in the face of a challenging economic environment for our industry, we believe that our lean operations have permitted us to minimize losses.

Our Sales Model.    Our sales methodology produces a high volume of sales. We believe our internal sales process drives a high volume of sales per sales representative and results in low customer acquisition costs. The success of our sales processes starts with quality, hands-on training for each sales representative. Our self-produced digital learning platform presents our sales representatives with sample customer scenarios and guides them in learning effective communication techniques, as well as how to efficiently carry out administrative steps required for completing sales. Each sales representative’s responses to sample customer scenarios are reviewed and critiqued by managers of our internal sales team.

In our sales model, a majority of personnel knock on doors of potential customers and explain the benefits of solar energy and our offerings with the objective of scheduling a subsequent sales meeting. In the scheduled meetings, a more experienced sales representative or sales manager provides a homeowner additional information about system design, energy savings and other benefits, pricing, incentives and financing options.

We believe that the key elements to our successful business model include (i) effective training and time spent with senior sales managers, (ii) our use of our customer relationship management software platform which concurrently tracks key performance indicators across the sales cycle, and (iii) our multi-step setter-closer sales model, which enables senior sales personnel to focus on greater sales success in presentations, while setters focus on developing and filtering quality, qualified leads, all of which then contributes to maximizing the percentage of leads converted into sales and sales into installations because of satisfied customers throughout the process.

Our vertical integration leads to customer satisfaction and personnel retention.    We believe our vertically integrated business model, in which we market, design, sell, procure, install and service systems, has a major benefit of enhancing the speed of project completion after an initial sale is made. It also allows us to price projects strategically with information from both the sales and installation sides of the process. Our greater control over the total process and our resulting success rates in navigating the local municipal permit process is intended to increase customer satisfaction and reduce potential sales force frustration from losing many jobs due to delays in the installation process. Our ratio of sales converted to completed installations is higher for sales that come from our internal agents than that that come from our dealer sales. We believe this higher rate helps increase the job satisfaction and retention rate for our personnel, as it enhances commissions that are paid out to sales personnel and managers, and provides work for installation teams.

Our scalable business platform allows us to grow efficiently.    We believe that we have established a scalable business platform for efficiently completing the life-cycle of tasks involved in offering and fulfilling customers’ residential solar power needs. This platform is principally: (a) software we use in designing, selling, installing and servicing systems, and in tracking key performance indicators across the sales cycle; and (b) the business processes of our employees that perform field work, system design, permitting, installation and back-office support tasks. This platform is intended to allow us to undergo rapid sales and installation growth by efficiently adding new personnel and collaborating effectively with external dealers who bring us additional customers. We have carefully designed these processes and our pre- and post-installation operations to be effective systems which can be easily explained to new employees and replicated in the new cities and regions in which we operate and expand.

Competition

The solar energy and renewable energy industries are both highly competitive and continually evolving as participants strive to distinguish themselves within their markets and compete with large electric utilities.

We consider our primary competitors to be electric utilities that supply electricity to our potential customers. We compete with these electric utilities primarily based on price (cents per kWh), predictability of future prices and the ease by which customers can switch to electricity generated by our residential solar energy systems. We may also compete with them based on other value-added benefits. These include reliability and carbon-friendly power, benefits which consumers have historically paid a premium to secure, but which customers can obtain by purchasing a solar energy system for monthly costs that are sometimes equal to or less than a traditional monthly power bill from the utility.

We also compete with retail electric providers and independent power producers that are not regulated like electric utilities, but which have access to the utilities’ electricity transmission and distribution infrastructure pursuant to state, territorial and local pro-competition and consumer choice policies. These retail electric providers and independent power producers can offer customers electricity solutions that are competitive with our residential solar energy system options on both price and usage of renewable energy technology while avoiding the physical installations that our current business model requires.

We compete with community solar products offered by solar companies or sponsored by local governments and municipal power companies, as well as utility companies that provide renewable power purchase programs. Some customers might choose to subscribe to a community solar project or renewable subscriber program instead of having a residential solar energy system installed on their home, which could affect our sales. Additionally, some utility companies (and some utility-like entities, such as community choice aggregators) have power generation portfolios that are increasingly renewable in nature. As utility companies offer increasingly renewable portfolios to retail customers, those customers might be less inclined to have a residential solar energy system installed on their home or business, which could adversely affect our growth.

We also compete with solar energy companies with vertically integrated business models like our own, many of which are larger than we are. For example, some of our competitors offer their own consumer financing products to customers and/or produce one or more components of the residential solar energy system or energy storage system. In addition to financing and manufacturing, some other business models also include sales, engineering, installation, maintenance and monitoring services. Some of our competitors also have an established complementary construction, electrical contracting or roofing services.

Some competitors also offer customers the option of leasing a residential solar energy system installed on the customer’s residence. In such a scenario, the provider or a third party owns the residential solar energy system, and the customer typically pays a predetermined fee for the electricity produced by the residential solar energy system. The fee generally increases annually at a predetermined rate over the lease term, which is typically 20 to 25 years, with a renewal option. Such a lease program can take fuller advantage of some of the available tax incentives and, therefore, can reduce the customer’s monthly costs in comparison to owning the residential solar energy system.

We compete against companies that are not vertically integrated, such as companies that offer only installation services, or provide only equipment to be installed, or dealers that sell systems for which another entity or entities will provide and install equipment. Some of these entities finance products directly to consumers, inclusive of programs like “Property-Assessed Clean Energy” financing programs established by local governments. For example, we face competition from solar installation businesses that seek financing from external parties or utilize competitive loan products or state and local programs.

We expect the competition to evolve as the market continues to grow, evolve and attract new market entrants. We believe that with our business model and sales strategy, we can compete effectively and favorably within the industry.

For more information on risks relating to increased competition in our industry, see “Risk Factors — Risks Related to the Solar Industry — We face competition from electric utilities, retail electric providers, independent power producers, renewable energy companies and other market participants.”

Intellectual Property

We protect our intellectual property rights by relying on common law protections and through contractual arrangements. We typically require our personnel, consultants and third parties such as our suppliers with access to our proprietary information to execute confidentiality agreements. Our principal trade secrets and copyrighted materials consist of our sales methodologies and data regarding our personnel, customers and suppliers.

We also license third-party software and services that we use in operating our business. These third-party solutions include, among others, software that we use in selling and designing our products services, a customer relationship management system to actively track key performance indicators across the sales cycle and software to augment our sales and marketing efforts.

Insurance

We maintain the types and amounts of insurance coverage and on terms deemed adequate by management based on our actual claims experience and expectations for future claims. However, future claims could exceed our applicable insurance coverage. Our insurance policies cover employee-and contractor-related accidents and injuries, property damage, business interruption, storm damage, inventory, vehicles, fixed assets, facilities, and crime and general liability deriving from our activities. We have also obtained insurance policies covering directors, officers, employment practices, auto liability, and commercial general liability. We may also be covered in some circumstances for certain liabilities by insurance policies owned by third parties, including, but not limited to, our dealers and vendors.

Government Regulation

U.S. tariffs, duties and other trade regulations impact the prices of components in the residential solar energy systems and energy storage systems we sell, in addition to the pricing pressures caused by supply chain factors as discussed above. As further discussed below, these U.S. government-based pricing influences currently include various tariffs, such as antidumping (“AD”) and countervailing duties (“CVD”) and other trade restrictions, applied to imported crystalline silicon PV cells and solar panels imported into the U.S. Also, China is a major producer of solar panels, inverters and other components that we use in the systems that we install, and the U.S. currently assesses various tariffs and antidumping and countervailing duties on equipment produced in China, including solar panels and inverters. The U.S. has also placed certain geographic, company-specific and other trade restrictions on Chinese sources of supply based on foreign policy and national security interests. The scope and timing of these regulatory efforts change over time, and the government may introduce new regulations as world events occur and public policy evolves. In response to the market uncertainty and price fluctuations caused by these government actions and other supply chain pressures, we carefully and periodically evaluate our suppliers of system components and make purchasing decisions based on our judgments of product quality, warranties, pricing and availability.

For more information on risks relating to government tariffs, duties or trade restrictions, see “Risk Factors — Risks Related to Zeo Energy’s Operations — Increases in the cost or reduction in supply of residential solar energy system and energy storage system components due to tariffs or trade restrictions announced or imposed by the U.S. government could have an adverse effect on our business, financial condition and results of operations.”

Our operations are subject to various national, state and local laws and regulations. These include regulations regarding license requirements for electricians or other professionals involved in the installation of residential solar energy systems and energy storage systems. Many states and/or local governments and utilities have regulated procedures for interconnecting residential solar energy systems and related energy storage systems to the utility’s local distribution system. There are also local building codes or other local regulations for installing the products we sell on a customer’s property. We employ or contract with licensed professionals as needed to comply with regulatory requirements, and as part of our process of installing residential solar energy systems and related equipment, we assist our customers in obtaining interconnection permission from the applicable local electric distribution utility, and applicable permits from other local offices.

Our operations, as well as those of our suppliers and subcontractors, are subject to stringent and complex U.S. federal, state, territorial and local laws, including regulations governing the occupational health and safety of employees, wage regulations and environmental protection. For example, we and our suppliers and subcontractors are subject to the regulations OSHA, the U.S. Department of Transportation (“DOT”), the U.S. Environmental Protection Agency (“EPA”) and comparable state entities that protect and regulate employee health and safety and the protection of the environment. Various environmental, health and safety laws can result in the imposition of costs and liability in connection with system and equipment installation, the repair or replacement of parts, and disposal of hazardous substances (such as the disposal and recycling of batteries).

We and the dealers that supply us with sales opportunities or completed sales are also subject to laws and regulations related to interactions with consumers, including those applicable to sales and trade practices, privacy and data security, equal protection, consumer financial and credit transactions, consumer collections, mortgages and re-financings, home or business improvements, trade and professional licensing, warranties, and various means of customer solicitation, as well as specific regulations pertaining to solar installations.

Government Incentives

There are U.S. federal, state and local governmental bodies that provide incentives to owners, distributors, installers and manufacturers of solar energy systems and energy storage systems, to promote solar energy and energy resilience. These incentives include tax credits offered by the federal government under, among others, the Energy Policy Act of 2005, as amended, and the IRA, as amended by the new Pub. L. No. 119-21, as well as other tax credits, rebates and SRECs associated with solar energy generation. Commercial taxpayers, including solar energy system owners and tax-equity partners, may claim a federal investment tax credit equal to 30% of eligible project costs for solar and energy storage facilities that meet certain requirements. Under the terms of the new Pub. L. No. 119-21, for solar energy systems this credit will phase out and no longer be available for installations completed after December 31, 2027, with some exceptions, and higher domestic content percentages will be required for projects to qualify for the full credit. Qualified energy storage solutions are eligible for credits on projects starting construction by December 31, 2032.

Our business model also may benefit from tax exemptions offered at the state and local levels. For example, some states have property tax exemptions that exempt the value of residential solar energy systems in determining values for calculation of local and state real and personal property taxes, and there are some state and local tax exemptions that apply to the sale of equipment. State and local tax exemptions can have sunset dates or triggers for loss of the exemption, and the exemptions can be changed by state legislatures and other regulators.

A majority of states have adopted net metering policies, including our sales areas of Florida, Texas, Missouri, Ohio and Illinois. Net metering policies allow homeowners to serve their own energy load using on-site generation while avoiding the full retail volumetric charge for electricity. Electricity that is generated by a residential solar energy system and consumed on-site avoids a retail energy purchase from the applicable utility, and excess electricity that is exported back to the electric grid generates a retail credit within a homeowner’s monthly billing period. At the end of the monthly billing period, if the homeowner has generated excess electricity within that month, the homeowner typically carries forward a credit for any excess electricity to be offset against future utility energy purchases. At the end of an annual billing period or calendar year, utilities either continue to carry forward a credit or reconcile the homeowner’s final annual or calendar year bill using different rates (including zero credit) for the exported electricity.

Utilities, their trade associations, and other entities are currently challenging net metering policies in various locations by seeking to eliminate them, cap them, reduce the value of the credit provided to homeowners for excess generation or impose charges on homeowners that have net metering. States where we sell now or in the future may change, eliminate or reduce net metering benefits.

We rely on a mix of the incentives mentioned above to reduce the net price our customers that are eligible for incentives would otherwise pay for our solar offerings or per kilowatt hour used.

Employees and Human Capital Management

As of December 31, 2024, we had approximately 190 full-time employees that work year-round processing orders, installing and servicing systems and fulfilling administrative tasks. We also engage sales agents as independent contractors as described in “Business — Internal Direct Sales Force” above. None of our employees are covered by collective bargaining agreements, and we have not experienced any work stoppages due to labor disputes.

Description of Zeo Energy’s Property and Facilities

Our corporate headquarters are located in Florida under a lease that expires at the end of October 2026. In Florida, we maintain offices for operations personnel and warehouses, and we have warehouses in Texas and Ohio, and warehouse, sales, marketing, and executive offices in Utah. We currently lease the office and warehouse spaces that we use in our operations, and we do not own any real property. We believe that our facility space adequately meets our needs and that we will be able to obtain any additional operating space that may be required on commercially reasonable terms.

Legal Proceedings

We are not currently a party to any material litigation or governmental or other proceeding. However, from time to time, we have been, are and will likely continue to be involved in legal proceedings, administrative proceedings and claims that arise in the ordinary course of business with customers, subcontractors, suppliers, regulatory bodies or others. In general, litigation claims or regulatory proceedings can be expensive and time consuming to bring or defend against, which may result in the diversion of management’s attention and resources from our business and business goals and could result in settlement or damages that could significantly affect financial results and the conduct of our business.

Change of Accountants of Zeo Energy

In connection with the closing of the Business Combination, Grant Thornton (“GT”) became the independent registered public accounting firm for Zeo Energy. On April 16, 2024 (the “Dismissal Date”), Zeo Energy dismissed BDO USA P.C. (“BDO”) as the independent registered public accounting firm for Zeo Energy. The dismissal was approved by Zeo Energy’s Audit Committee. The change in independent registered public accounting firm is not the result of any disagreement with BDO.

BDO’s audit reports on the financial statements as of December 31, 2023 and 2022 of Zeo Energy did not provide an adverse opinion or disclaimer of opinion to Zeo Energy’s financial statements, nor did it modify its opinion as to uncertainty, audit scope or accounting principles, except that such reports contained an explanatory paragraph regarding Zeo Energy’s ability to continue as a going concern.

For Zeo Energy’s two most recent fiscal years, and in the subsequent interim period through the Dismissal Date, there were (i) no “disagreements” within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions between Zeo Energy and BDO on any matters of accounting principles or practices, financial statement disclosures or auditing scope or procedures which, if not resolved to BDO’s satisfaction, would have caused BDO to make reference thereto in its reports on the financial statements of Zeo Energy for such periods, and (ii) no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except that material weaknesses in internal control over financial reporting were identified. Specifically, we did not design and maintain an effective control environment to prevent or detect material misstatements to the financial statements. We lacked a sufficient complement of personnel with an appropriate level of internal controls and accounting knowledge, training and experience commensurate with our financial reporting requirements. Our management did not design and maintain effective controls over the calculation of earnings per share (as disclosed in our 2023 and 2022 Annual Report on Form 10-K, and our September 30, 2023 and 2022, June 30, 2023 and 2022, and March 31, 2023 and 2022 Form 10-Qs), and classification of the reinvestment of interest and dividend income in the Trust Account in the statement of cash flows (as disclosed in our 2023 and 2022 Annual Report on Form 10-K, and our September 30, 2023, June 30, 2023, and March 31, 2023 Form 10-Qs).

On the same date as the Dismissal Date, on April 16, 2024, as recommended and approved by Zeo Energy’s Audit Committee, Zeo Energy engaged GT as Zeo Energy’s independent public accounting firm to audit Zeo Energy’s consolidated financial statements for the fiscal year ending December 31, 2024 and to review Zeo Energy’s quarterly consolidated financial statements for each of the quarters ending April 30, 2024, June 30, 2024, and September 30, 2024. GT previously served as the independent registered public accounting firm of Sunergy prior to the Closing.

For Zeo Energy’s two most recent fiscal years, and in the subsequent interim period through the Dismissal Date, neither Zeo Energy nor anyone on its behalf consulted with GT regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Zeo Energy’s financial statements, and neither a written report nor oral advice was provided to Zeo Energy that GT concluded was an important factor considered by Zeo Energy in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting our operating results, financial condition, liquidity and cash flows of Zeo Energy as of and for the periods presented below. The following discussion and analysis should be read in conjunction with Zeo Energy’s financial statements and the related notes thereto included elsewhere in this prospectus. The discussion in this section contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Unless otherwise indicated or the context otherwise requires, all references in this section to “Zeo Energy,” “Zeo,” the “Company”, “we,” “us,” “our,” and other similar terms refer to Zeo Energy and its consolidated subsidiaries following the Business Combination, and for periods prior to the Business Combination, to Sunergy Renewables, LLC, a Nevada limited liability company, which we refer to as Sunergy (the predecessor entity in existence prior to the consummation of the Business Combination) and its subsidiary, and if the context requires, such terms refer to Zeo Energy and its subsidiaries, including Heliogen following the consummation of the Merger.

Overview

Our Company and personnel are passionate about delivering cost savings and increased independence and reliability to energy consumers. Our mission is to expedite the country’s transition to renewable energy by offering our customers an affordable and sustainable means of achieving energy independence. We are a vertically integrated company offering energy solutions and services that include sale, design, procurement, installation, and maintenance of residential solar energy systems. Many of our solar energy system customers also purchase other energy efficient-related equipment or services or roofing services from us. The majority of our customers are located in Florida, Texas, Arkansas, Missouri, Ohio, and Illinois, and we have an expanding base of customers in California, Colorado, Minnesota, Missouri, Ohio, Utah, and Virginia. Sunergy was created on October 1, 2021 through the Contribution of Sun First Energy, LLC, a rapidly growing solar sales management company, and Sunergy Solar, LLC, a large solar installation company based in Florida, to Sunergy Renewables, LLC.

We believe that we have built (and continue to build) the infrastructure and capabilities necessary to rapidly acquire and serve customers in a low-cost and scalable manner. Today, our scalable regional operating platform provides us with a number of advantages, including the marketing of our solar service offerings through multiple channels, including our diverse sales partner network and direct-to-consumer vertically integrated sales and installation operations. We believe that this multi-channel model supports rapid sales and installation growth, allowing us to achieve capital-efficient growth in the regional markets we serve.

Since our founding, we have continued to invest in a platform of services and tools to enable large scale operations for us and our partner network, which includes sales partners, installation partners and other strategic partners. The platform includes processes and software, as well as the capacity for the fulfillment and acquisition of marketing leads. We believe our platform empowers our in-house sales team and external sales dealers to profitably serve our regional and underpenetrated markets and helps us compete effectively against larger, more established industry players without making significant investment in technology and infrastructure.

We have focused to date on a simple, capital light business strategy utilizing, as of December 31, 2024, approximately 290 sales agents and approximately 22 independent sales dealers to produce our sales pipeline. We engineer and design projects and process building permit applications on behalf of our customers to timely install their systems and assist their connections to the local utility power grid. Most of the equipment we install is drop-shipped to the installation site by our regional distributors, requiring minimal inventory to be held by the Company during any given period. We depend on our distributors to timely handle logistics and related requirements in moving equipment to the installation sites. In addition to our main offering of residential solar energy systems, we sell and install products such as roofing, insulation, energy efficient appliances and battery storage systems for the residential market.

We believe that continued government policy support of solar energy and increasing conventional utility costs provide the solar energy market with material headwinds for accelerating adoption in the U.S., which currently lags other international markets, including Australia and Europe. The majority of our customers are located in Florida, Texas,

Arkansas, Missouri, Ohio and Illinois and we have an expanding base of customers in California, Colorado, Minnesota, Utah and Virginia. We plan to continue to enter new markets selectively where favorable net metering policies or cost incentives exist and we can implement efficient operations. Most of our sales were generated in Florida in 2023 and were largely split between Florida and Ohio in 2024. We have focused on improving our operational efficiency to meet the decrease in revenues we faced in 2024.

Our core solar service offerings are paid for by customer purchases and financed through either third-party long-term lenders or third-party operators who offer leasing products that provide customers with simple, predictable pricing for solar energy that is insulated from rising retail electricity prices. Most of our customers finance their purchases with affordable loans or leases that require minimal or no upfront capital or down payment.

Recent Developments

Merger Agreement with Heliogen

On May 28, 2025, the Company entered into the Merger Agreement as described in this prospectus.

Lumio Transaction

On October 25, 2024, the Company closed an Asset Purchase Agreement with Lumio Holdings, Inc., a Delaware corporation, and Lumio HX, Inc., a Delaware corporation, pursuant to which, subject to the terms and conditions set forth in the Asset Purchase Agreement, the Company agreed to acquire certain assets of the Sellers on an as-is, where-is basis, including uninstalled residential solar energy contracts, certain inventory, intellectual property and intellectual property rights, equipment, records, goodwill and other intangible assets, free and clear of any liens other than certain specified liabilities of the Sellers that are being assumed for a total purchase price of (i) $4 million in cash and (ii) 6,206,897 shares of the Company’s Class A Common Stock, par value $0.0001, to be paid to LHX Intermediate, LLC, a Delaware limited liability company, and which we refer to as the Lumio Transaction.

Business Combination

On March 13, 2024, Zeo Energy consummated its previously announced business combination, pursuant to that certain Business Combination Agreement, dated as of April 19, 2023 (as amended on January 24, 2024, the “Business Combination Agreement”), by and among Zeo Energy (f/k/a ESGEN Acquisition Corporation, a Cayman Islands exempted company), ESGEN OpCo, LLC, a Delaware limited liability company (“OpCo”), Sunergy Renewables, LLC, a Nevada limited liability company (“Sunergy”), the Sunergy equityholders set forth on the signature pages thereto or joined thereto (collectively, “Sunergy Sellers” and each, a “Sunergy Seller”, and collectively with Sunergy, the “Sunergy Parties”), for limited purposes, ESGEN LLC, a Delaware limited liability company (the “Sponsor”), and for limited purposes, Timothy Bridgewater, an individual, in his capacity as the sellers representative (collectively, the “Business Combination”), and which we refer to as the Business Combination. Prior to the closing of the Business Combination, (i) except as otherwise specified in the Business Combination Agreement, each issued and outstanding Class B ordinary share of ESGEN was converted into one Class A ordinary share of ESGEN (the “ESGEN Class A Ordinary Shares” and such conversion, the “ESGEN Share Conversion”); and (ii) ESGEN was domesticated into the State of Delaware so as to become a Delaware corporation. In connection with the Closing, the registrant changed its name from “ESGEN Acquisition Corporation” to “Zeo Energy Corp.”

Public Company Costs

Following our listing on Nasdaq and registration under the Exchange Act in connection with the Business Combination, we incur publicly company costs. These costs include general and administrative costs, compared to historic results prior to becoming a public company, to support the legal and accounting requirements of a publicly traded company. We also incur additional expenses for, among other things, directors’ and officers’ liability insurance, director fees, internal control compliance, and additional costs for investor relations, accounting, audit, legal and other functions.

Key Operating and Financial Metrics and Outlook

We regularly review a number of metrics, including the following key operating and financial metrics, to evaluate our business, measure our performance, identify trends in our business, prepare financial projections and make strategic decisions. We believe the operating and financial metrics presented below are useful in evaluating our operating performance, as they are similar to measures by our public competitors and are regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures, as they are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for net (loss) income or net (loss) income margin, respectively, calculated in accordance with GAAP. See “Non-GAAP Financial Measures” for additional information on non-GAAP financial measures and a reconciliation of these non-GAAP measures to the most comparable GAAP measures.

The following table sets forth these metrics for the periods presented:

	Three Months Ended March 31,		Year Ended December 31,
(In thousands, except percentages)	2025	2024	2024	2023
Revenue, net	$8,784	$20,412	$73,244	$109,691
Gross Profit	3,775	6,016	34,395	49,810
Gross Margin	43.0%	29.9%	47.0%	45.4%
Contribution profit	$(2,771)	$2,072	$14,558	$19,733
Contribution margin	(31.5)%	10.3%	19.9%	18.0%
(Loss) income from operations	$(13,511)	$(4,049)	$(10,830)	$5,139
Net (loss) income	$(13,319)	$(4,107)	$(9,872)	$4,845
Adjusted EBITDA	$(6,354)	$(470)	$(1,958)	$6,981
Adjusted EBITDA margin	(72.3)%	(2.3)%	2.7%	6.4%

Gross Profit and Gross Margin

We define gross profit as revenue, net less cost of goods sold and depreciation and amortization related to cost of goods sold, and define gross margin, expressed as a percentage, as the ratio of gross profit to revenue, net. See “— Non-GAAP Financial Measures” for a reconciliation of Gross Profit and Gross Margin.

Contribution Profit and Contribution Margin

We define contribution profit as revenue, net less direct costs of revenue, commissions expense and depreciation and amortization, and define contribution margin, expressed as a percentage, as the ratio of contribution profit to revenue, net. Contribution profit and margin can be used to understand our financial performance and efficiency and allows investors to evaluate our pricing strategy and compare against competitors. Our management uses these metrics to make strategic decisions, identify areas for improvement, set targets for future performance and make informed decisions about how to allocate resources going forward. Contributions margin reflects our Contribution profit as a percentage of revenues. See “— Non-GAAP Financial Measures” for a reconciliation of Gross Profit to Contribution Profit and Contribution Margin.

Adjusted EBITDA and Adjusted EBITDA Margin

We define Adjusted EBITDA, a non-GAAP financial measure, as earnings (loss) before interest expense, income tax expense (benefit), depreciation and amortization, other income (expenses), net, and stock compensation, as adjusted to exclude merger transaction related expenses. Adjusted EBITDA margin reflects our Adjusted EBITDA as a percentage of revenues. See “— Non-GAAP Financial Measures” for a reconciliation of GAAP net loss to Adjusted EBITDA and Adjusted EBITDA Margin.

Key Factors that May Influence Future Results of Operations

Our financial results of operations may not be comparable from period to period due to several factors. Key factors affecting the results of our operations are summarized below.

Tariffs and Inflation.    We are seeing an increase in the costs of labor and components as the result of higher inflation rates. In particular, we are experiencing an increase in raw material costs and supply chain constraints, which may continue to put pressure on our operating margins and increase our costs. Increased tariffs will likely result in an increase in the cost of our raw materials which are sourced both domestically and abroad. We do not have information that allows us to quantify the specific amount of cost increases attributable to inflation or tariffs.

Expansion of Residential Sales into New Markets.    Our future revenue growth is, in part, dependent on our ability to expand our product offerings and services in the select residential markets where we operate. As of March 31, 2025 and December 31, 2024, we have operations in eight states and service customers in 16 states. We primarily generate revenue from our sales, product offerings and services in the residential housing market. To continue our growth, we intend to expand our presence in the residential market into additional states based on markets underserved by national sales and installation providers that also have favorable incentives and net metering policies. We believe that our entry into new markets will continue to facilitate revenue growth and customer diversification.

Expansion of New Products and Services.    We offer roofing replacements to facilitate our solar installations and to repair rooftops on homes in Florida damaged by severe weather. We plan to expand our roofing business in all markets we enter in the future. Roofing facilitates a faster processing time for our solar installations in cases where the customer is in need of a roof replacement prior to installing a solar system. In addition, to provide more financing options for our prospective residential solar energy customers, we have partnered with several third-party operators which allows our customers to choose a leasing option to finance their systems. We will continue to work with financing partners to find products which best meet the needs of our customers and help them to reduce the cost of their energy consumption.

Adding New Customers and Expansion of Sales with Existing Customers.    We intend to continue to grow our in-house sales force and external sales dealers. Through 2024, our in-house sales have been generated through a summer-sales effort. In 2025, we will introduce a year-round sales team with sales representatives who live in the markets where they sell. Our efforts to increase sales will be focused on increasing the concentration of sales in the markets where we operate, improving operational efficiency. We provide competitive compensation packages to our in-house sales teams and external sales dealers, which incentivizes the acquisition of new customers.

Interest rates.    Interest rate increases for both short-term and long-term debt have stabilized but remain high. Historically, most of our customers have financed the purchase of their solar systems. Higher interest rates have resulted in higher monthly costs to customers, which has the effect of slowing the financing-related sales of solar systems in the areas in which we sell and operate. We do not have information that allows us to quantify the adverse effects attributable to increased interest rates. Lease financing products have become popular with our customers as the third-party operators can offer a monthly payment lower than a loan product. The Company will continue to offer both loan and lease financing products to our customers.

Managing our Supply Chain.    We rely on contract manufacturers and suppliers to produce our components. Our suppliers are generally meeting our materials needs and we are realizing a decrease in pricing for our solar components compared to the prior year. We do not anticipate continued decrease in pricing in the coming year. Our ability to grow depends, in part, on the ability of our contract manufacturers and suppliers to provide high quality services and deliver components and finished products on time and at reasonable costs. In the event we are unable to mitigate the impact of delays and/or price increases in raw materials, electronic components and freight, it could delay the manufacturing and installation of our systems, which would adversely impact our cash flows and results of operations, including revenue and contribution margin.

Components of Condensed Consolidated Statements of Operations

Revenue, net

Our primary source of revenue is the sale of our residential solar systems. Our systems are fully functional at the time of installation and require an inspection prior to interconnection to the utility power grid. We sell our systems primarily direct to end user customers for use in their residences. When a customer uses a third-party operator (TPO) lease to finance their system, the TPO is the contracted customer with Zeo Energy. Upon installation inspection, we satisfy our performance obligation and recognize revenue. Many of the Company’s customers finance their obligations with third parties. In these situations, the finance company deducts their financing fees and remits the net amount to the Company. Revenue is recorded net of these financing fees (and/or dealer fees). The volume of sales and installations of rooftop solar systems, our primary product, increase from April to September when a majority of our sales teams are most active in our areas of service. In addition to sales of solar systems, “adders” or accessories to a sale may include roofing, energy efficient appliances, upgraded insulation and/or energy storage systems. All adders consisted of less than 10% of the total revenue, net in each of the year ended December 31, 2024, and 2023 and during the three months ended March 31, 2025.

Our revenue is affected by changes in the volume and average selling prices of our solutions and related accessories, supply and demand, sales incentives and fluctuating interest rates that increase or decrease the monthly payments for customers purchasing systems through third party financing. Approximately 5% of our sales were paid in cash by the customer in each of the year ended December 31, 2024, and 2023 and during the three months ended March 31, 2025. Our revenue growth is dependent on our ability to compete effectively in the marketplace by remaining cost competitive, developing and introducing new sales teams within existing and new territories, scaling our installation teams to keep up with demand and maintaining a strong internal operations team to process orders while working with building departments and utilities to permit and interconnect our customers to the utility grid.

Cost of Goods Sold

Cost of goods sold consists primarily of product costs (including solar panels, inverters, metal racking, connectors, shingles, wiring, warranty costs and logistics costs), installation labor and permitting costs.

During 2024, costs of goods sold decreased in association with a reduction in revenues. Revenues declined because of the effect of higher interest rates on the consumer financing rates. The increased cost of consumer lending has reduced the advantage provided by financed solar power relative to standard utility costs, which has negatively affected the demand for our products.

Revenue, net less cost of goods sold may vary from period-to-period and is primarily affected by our average selling prices, financing or dealer fees, fluctuations in equipment costs and our ability to effectively and timely deploy our field installation teams to project sites once permitting departments have approved the design and engineering of systems on customer sites.

Operating Expenses

Operating expenses consist of sales and marketing and general and administrative expenses. Personnel-related costs are the most significant component of each of these expense categories and include salaries, benefits and payroll taxes. In the future, the Company intends to provide more benefits to its employees, including an employee stock purchase plan, which will increase operating expenses.

Sales and marketing expenses consist primarily of personnel-related expenses including sales commissions, as well as advertising, travel, trade shows, marketing, customer support and other indirect costs. We expect to continue to make the necessary investments to enable us to execute our strategy to increase our market penetration geographically and enter into new markets by expanding our base sales teams, installers and strategic sales dealer and partner network.

General and administrative expenses consist primarily of personnel-related expenses for our executive, finance, human resources, information technology, and software, facilities costs and fees for professional services. Fees for professional services consist primarily of outside legal, accounting and information technology consulting costs.

Depreciation and amortization consist primarily of depreciation of our vehicles, furniture and fixtures, internally developed software and amortization of our acquired intangibles.

Other income (expenses), net

Other income (expenses), net primarily consists of change in fair value of warrant liabilities and interest expense and fees under our equipment and vehicle term loans. It also includes interest income on our cash balances, and accrued interest on tariffs previously paid and approved for a refund.

Results of Operations

Three Months Ended March 31, 2025, Compared to Three Months Ended March 31, 2024

The following table sets forth a summary of our consolidated statements of operations for the periods presented:

	Three Months ended March 31,		Change
	2025	2024	$		%
Revenue, net	$8,783,695	$20,142,156	$		(48.1)%
Costs and expenses:
Cost of goods sold (exclusive of depreciation and amortization)	9,787,350	13,957,966		(9,168,287)	(65.7)%
Depreciation and amortization	4,900,729	459,529		4,441,200	966.5%
Sales and marketing	2,137,092	6,553,787		(4,416,695)	(67.4)%
General and administrative	10,467,593	3,219,422		7,248,171	225.1%
Total operating expenses	22,295,093	24,190,704		(1,895,611)	(7.8)%
Loss from operations	(13,511,398)	(4,048,548)		(9,462,850)	233.7%
Other income (expense), net:
Other income, net	82,363	—		82,363	100%
Change in fair value of warrant liabilities	663,449	(138,000)		801,449	(580.8)%
Interest expense	(30,277)	(35,222)		4,945	(14.0)%
Total other income (expense), net	715,535	(173,222)		888,757	(513,1)%
Net loss before taxes	$(12,795,963)	$(4,221,770)		$(8,574,093)	203.1%

Revenue, net

Revenue, net decreased by approximately $11.4 million. Several factors affected the reduction in sales. The primary reason is due to the effect of higher interest rates on the consumer financing rates. This increased cost of consumer lending has reduced the advantage provided by financed solar power relative to standard utility costs, which has negatively affected the demand for our products. The second factor affecting revenue is an increase in sales volume from our internal sales teams and decreases in sales volume from sales by our dealer network.

Cost of Goods Sold

Cost of goods sold decreased by $9.2 million. The decrease was a result of the decrease in revenue as noted above offset by an increase in the cost of labor and materials during the three months ended March 31, 2025 as compared to 2024. As a percentage of revenue, cost of goods sold improved from 69.3% for the three months ended March 31, 2024 to 54.5% for the three months ended March 31, 2025. This improvement was driven by a decrease in the cost of materials and efficiencies in labor.

Depreciation and amortization

Depreciation and amortization increased, from $459,529 for the three months ended March 31, 2024 to $4,900,729 for the three months ended March 31, 2025. The increase was due to the amortization of intangible assets related to the Lumio acquisition.

General and Administrative expenses

General and administrative expenses increased by $7.3 million from $3.2 million for the three months ended March 31, 2024 to $10.5 million for the three months ended March 31, 2025. The increase was due to increases in labor and expenses associated with being a public company and an increase in the allowance for bad debt.

Sales and Marketing

Sales and marketing expenses decreased by $4.4 million. The decrease was a result of a reduction in cost to support fewer salespeople and less revenue.

Other income (expense), net

Other income (expense), net increased from expense of $173,222 for the three months ended March 31, 2024 to income of $715,535 for the three months ended March 31, 2025. The increase was due primarily to a gain on fair value of warrant liabilities.

Year Ended December 31, 2024 Compared to Year Ended December 31, 2023

The following table sets forth a summary of our consolidated statements of operations for the periods presented:

	Year ended December 31, (Audited)		Change
	2024	2023	$	%
Revenue, net	$73,244,083	$109,691,001	$(36,446,918)	(33.2)%
Costs and expenses:
Cost of goods sold (exclusive of depreciation and amortization)	38,021,519	59,436,674	(21,415,155)	(36.0)%
Depreciation and amortization	4,836,538	1,841,874	2,994,664	162.6%
Sales and marketing	19,587,073	30,324,059	(10,736,986)	(35.4)%
General and administrative	21,628,725	12,949,067	8,679,658	67.0%
Total operating expenses	84,073,855	104,551,674	(20,447,819)	(19.6)%
(Loss) income from operations	(10,829,772)	5,139,327	(15,969,099)	(310.7)%
Other (expense) income, net:
Other expense, net	233,151	(183,401)	416,552	(227.1)%
Change in fair value of warrant liabilities	69,000	—	69,000	(100.0)%
Interest expense	(333,539)	(110,857)	(59,562)	—%
Total other (expenses) income, net	(31,388)	(294,258)	262,870	(89.3)%
Net (loss) income before taxes	$(10,861,160)	$4,845,069	$(15,706,229)	(324.2)%

Revenue, net

Revenue, net decreased by approximately $36.4 million, from $109.7 million for the year ended December 31, 2023 to $73.2 million for the year ended December 31, 2024. The decrease was primarily due to the effect of higher interest rates on consumer financing. The increased cost of consumer lending reduced the advantage provided by financed solar power relative to standard utility costs, which negatively affected the demand for our products. The more difficult selling environment resulted in a decrease in sales from our sales force and dealer network.

Cost of Goods Sold

Cost of goods sold decreased by $21.4 million, from $59.4 million for the year ended December 31, 2023 to $38.0 million for the year ended December 31, 2024. The decrease was due to the decrease in revenue. As a percentage of revenue, the cost of goods sold was 52.4% for the year ended December 31, 2024, which was consistent with the year ended December 31, 2023.

Depreciation and amortization

Depreciation and amortization increased by $3.0 million, from $1.8 million for the year ended December 31, 2023, to $4.8 million for the year ended December 31, 2024. The increase was due to an increase in the amortization of the cost of acquired contracts from the Lumio Asset Purchase Agreement.

Sales and Marketing

Sales and marketing expenses decreased by $10.7 million, from $30.3 million for the year ended December 31, 2023 to $19.6 million for the year ended December 31, 2024. The decrease was primarily due to a result of a reduction in commissions earned due to the decrease in revenue.

General and Administrative expenses

General and administrative expenses increased by $8.7 million from $12.9 million for the year ended December 31, 2023 to $21.6 million for the year ended December 31, 2024. The increase was primarily due to $7.8 million of stock compensation expense in 2024 of which there was none in 2023.

Other income (expense), net

Other income (expense), net increased from $294,258 of other expense to $31,388 of income primarily due to a decrease in losses on the disposition of assets, a gain on fair value of warrant liabilities and an increase in interest income partly offset by an increase in interest expense.

Liquidity and Capital Resources

Our primary source of funding to support operations have historically been from cash flows from operations. Our primary short-term requirements for liquidity and capital are to fund general working capital and capital expenses. Our principal long-term working capital uses include ensuring revenue growth, expanding our sales and marketing efforts and potential acquisitions.

As of December 31, 2024 and 2023, our cash and cash equivalents balance was approximately $5.6 million and $8.0 million, respectively. As of March 31, 2025, our cash and cash equivalents balance was approximately $2.9 million. The Company maintains its cash in checking and savings accounts.

Our future capital requirements depend on many factors, including our revenue growth rate, the timing and extent of our spending to support further sales and marketing, the degree to which we are successful in launching new business initiatives and the cost associated with these initiatives, and the growth of our business generally.

In order to finance these opportunities and associated costs, it is possible that we will need to raise additional capital through either debt or equity financing. In December of 2024, we entered into the Lumio Promissory Note for $2.4 million to help fund the creation of a year-round sales team.

While we believe that our cash and cash equivalents will be sufficient to meet our currently contemplated business needs for the next twelve months, we cannot assure you that this will be the case. If additional financing is required by us from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital on acceptable terms when needed, our business, results of operations and financial condition would be materially and adversely affected.

Cash Flows

The following table summarizes our cash flows for the periods presented:

Cash Flows for the three months ended March 31, 2025 and 2024

The following table summarizes our cash flows for the periods presented:

	For the three months ended March 31,
	2025	2024	Change
Net cash used in operating activities	$(2,263,438)	$(10,151,989)	$7,888,551
Net cash used in investing activities	(372,578)	(226,076)	(146,502)
Net cash (used in) provided by financing activities	(103,996)	10,086,883	(10,190,879)

Cash flows from operating activities

Net cash used in operating activities was approximately $2.3 million during the three months ended March 31, 2025 compared to a net cash used in operating activities of approximately $10.2 million during three months ended March 31, 2024. The increase was primarily due to an increase in accounts receivable collected during the period.

Cash flows from investing activities

Net cash used in investing activities was approximately $0.4 million for the three months ended March 31, 2025, relating to purchases of property and equipment. Net cash used in investing activities for the three months ended March 31, 2024 was approximately $0.2 million, relating to purchases of property and equipment.

Cash flows used in financing activities

Net cash used in financing activities was approximately $104,000 for the three months ended March 31, 2025, primarily relating to the repayment of debt and finance leases. Net cash provided by financing activities for the three months ended March 30, 2024 was approximately $10.1 million for the three months ended March 31, 2024, primarily relating to cash acquired from the Business Combination of $10.4 million offset by repayments of debt and distributions of stockholders.

Current Indebtedness

The Company has utilized internally generated positive cashflow to grow the business. Other than approximately $2.5 million in trade-credit with solar equipment distributors, Sunergy has only approximately $0.9 million of debt on service trucks and vehicles valued at approximately $1.3 million, net of depreciation.

Cash Flows for the year ended December 31, 2024 and 2023

The following table summarizes our cash flows for the periods presented:

	For the year ended December 31,
	2024	2023	Change
Net cash provided by operating activities	$(8,716,717)	$11,977,134	$(20,693,851)
Net cash used in investing activities	(7,369,137)	(1,034,666)	(6,334,471)
Net cash used in financing activities	13,697,663	(5,188,468)	18,886,131

Cash flows from operating activities

Net cash used in operating activities was approximately $8.7 million during the year ended December 31, 2024 compared to a net cash provided by operating activities of approximately $12.0 million during year ended December 31, 2023. The decrease was primarily due to an increase in accounts receivable. Accounts receivable increased as our customers transitioned to financing their systems through lease arrangements. Revenues associated with lease arrangements were 64% of sales in 2024 compared to 21% in 2023. In loan arrangements, 100% of the cash is received shortly after installation. Loan arrangements provide for a holdback of 20% of the cash due until the customer has received permission to operate from the utility, which delays full payment of products by 90-120 days past installation.

Cash flows from investing activities

Net cash used in investing activities was approximately $7.4 million for the year ended December 31, 2024. The company used $4.0 million for the Lumio asset purchase, $3.0 million to issue debt to a related party, and $0.4 million to purchase property and equipment. Net cash used in investing activities for the year ended December 31, 2023 was approximately $1.0 million, relating to purchases of vehicles.

Cash flows from financing activities

Net cash provided by financing activities was approximately $13.7 million for the year ended December 31, 2024, primarily relating to $9.2 million in net proceeds from the issuance of convertible preferred stock at the time of the Business Combination, $2.7 million from a private placement to finance the Lumio asset purchase and $2.4 million from a convertible promissory note with a related party, offset by principal payments on debt and dividends paid on convertible preferred stock. Net cash used in financing activities for the year ended December 31, 2023 was approximately $5.2 million, primarily relating to distributions to members.

Current Indebtedness

As of December 31, 2024, the Company had approximately $3.6 million in trade-credit with solar equipment distributors, approximately $0.8 million of debt on service trucks and vehicles valued at approximately $1.3 million, net of depreciation and $2.4 million in a convertible promissory note with a related party.

Non-GAAP Financial Measures

The non-GAAP financial measures below have not been calculated in accordance with GAAP and should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. In addition, Adjusted EBITDA and Adjusted EBITDA Margin should not be construed as indicators of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Therefore, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.

Our management uses these non-GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing our business and to, among other things: (i) monitor and evaluate the performance of our business operations and financial performance; (ii) facilitate internal comparisons of the historical operating performance of our business operations; (iii) facilitate external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of our management team; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures to investors.

Contribution Profit and Contribution Margin

We define contribution profit as revenue, net less direct costs of revenue, commissions expense and depreciation and amortization, and define contribution margin, expressed as a percentage, as the ratio of contribution profit to revenue, net. Contribution profit and margin can be used to understand our financial performance and efficiency and allows investors to evaluate our pricing strategy and compare against competitors. Our management uses these metrics to make strategic decisions, identify areas for improvement, set targets for future performance and make informed decisions about how to allocate resources going forward. Contributions margin reflects our Contribution profit as a percentage of revenues.

The following tables provide a reconciliation of gross profit to contribution profit for the periods presented:

	Three Months Ended March 31,		Year Ended December 31,
	2025	2024	2024	2023
Total revenue	$8,783,695	$20,142,156	$73,244,083	$109,691,001
Less: Cost of goods sold (exclusive of depreciation and amortization shown below)	4,789,679	13,957,966	38,021,519	59,436,674
Less: Depreciation and amortization related to Cost of goods sold	219,259	168,403	827,848	444,660
Gross Profit	$3,774,757	$6,015,787	$34,394,716	$49,809,667
Adjustment:
Depreciation and amortization	4,681,470	291,126	4,008,690	1,397,214
Commissions expense	1,864,112	3,652,591	15,827,850	28,679,176
Contribution Profit	(2,770,825)	2,072,070	14,588,176	19,733,277
Gross Margin	43.0%	29.9%	47.0%	45.4%
Contribution margin	(31.5)%	10.3%	19.9%	18.0%

Adjusted EBITDA

We define “Adjusted EBITDA”, a non-GAAP financial measure, as net income (loss) before interest and other income (expenses), net, income tax expense, and depreciation and amortization, as adjusted to exclude merger and acquisition expenses. We utilize Adjusted EBITDA as an internal performance measure in the management of our operations because we believe the exclusion of these non-cash and non-recurring charges allow for a more relevant comparison of our results of operations to other companies in our industry. Adjusted EBITDA should not be viewed as a substitute for net (loss) income calculated in accordance with GAAP, and other companies may define Adjusted EBITDA differently. “Adjusted EBITDA margin” reflects our Adjusted EBITDA as a percentage of revenues. The following tables provide a reconciliation of net (loss) income to Adjusted EBITDA for the periods presented:

	Three Months Ended March 31,		Year Ended December 31,
	2025	2024	2024	2023
Net (loss) income	$(13,391,363)	$(4,107,102)	$(9,872,358)	$4,845,069
Adjustment:
Other income, net	(82,363)	—	(233,151)	183,401
Change in fair value of warrant liabilities	(663,449)	138,000	(69,000)	—
Interest expense	30,277	35,222	333,539	110,857
Income tax benefit	523,500	(114,668)	(988,802)	—
Stock compensation	2,257,139	3,118,584	7,951,248	—
Depreciation and amortization	4,900,729	459,529	4,836,538	1,841,874
Adjusted EBITDA	(6,353,530)	(470,435)	1,958,014	6,981,201
Net (loss) income margin	(151.6)%	(20.4)%	(13.5)%	4.4%
Adjusted EBITDA Margin	(72.3)%	(2.3)%	2.7%	6.4%

Critical Accounting Estimates

The preparation of financial statements in conformity with GAAP requires us to establish accounting policies and make estimates and assumptions that affect our reported amounts of assets and liabilities at the date of the condensed consolidated financial statements. These financial statements include some estimates and assumptions that are based on informed judgments and estimates of management. We evaluate our policies and estimates on an on-going basis and discuss the development, selection and disclosure of critical accounting policies with those charged with governance. Predicting future events is inherently an imprecise activity and as such requires the use of judgment. Our condensed consolidated financial statements may differ based upon different estimates and assumptions.

We discuss our significant accounting policies in Note 3, Summary of Significant Accounting Policies, to our condensed consolidated financial statements. Our significant accounting policies are subject to judgments and uncertainties that affect the application of such policies. We believe these financial statements include the most likely outcomes with regard to amounts that are based on our judgment and estimates. Our financial position and results of operations may be materially different when reported under different conditions or when using different assumptions in the application of such policies. In the event estimates or assumptions prove to be different from the actual amounts, adjustments are made in subsequent periods to reflect more current information. We believe the following accounting policies are critical to the preparation of our consolidated financial statements due to the estimation process and business judgment involved in their application:

Valuation of Business Combinations

The Company recognizes and measures the assets acquired and liabilities assumed in a business combination based on their estimated fair values at the acquisition date. Any excess or surplus of the purchase consideration when compared to the fair value of the net tangible assets acquired, if any, is recorded as goodwill or gain from a bargain purchase. The fair value of assets and liabilities as of the acquisition date are often estimated using a combination of approaches, including the income approach, which requires us to project future cash flows and apply an appropriate discount rate; and the market approach which uses market data and adjusts for entity-specific differences. We use all available information to make these fair value determinations and engage third-party consultants for valuation assistance. The estimates used in determining fair values are based on assumptions believed to be reasonable, but which are inherently uncertain. Accordingly, actual results may differ materially from the projected results used to determine fair value.

Goodwill

Goodwill is recognized and initially measured as any excess of the acquisition-date consideration transferred in a business combination over the acquisition-date amounts recognized for the net identifiable assets acquired.

Goodwill is not amortized but is tested for impairment annually, or more frequently if an event occurs or circumstances change that would more likely than not result in an impairment of goodwill. First, the Company assesses qualitative factors to determine whether or not it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company conducts a quantitative goodwill impairment test comparing the fair value of the applicable reporting unit with its carrying value. If the carrying amount of the reporting unit exceeds the fair value of the reporting unit, the Company recognizes an impairment loss in the condensed consolidated statements of operations for the amount by which the carrying amount exceeds the fair value of the reporting unit. The Company performs its annual goodwill impairment test at December 31 of each year. There was no goodwill impairment recorded for the year ended December 31, 2024, and 2023.

Intangible assets subject to amortization

Intangible assets include tradename, customer lists and non-compete agreements. Amounts are subject to amortization on a straight-line basis over the estimated period of benefit and are subject to annual impairment consideration. Costs incurred to renew or extend the term of a recognized intangible asset, such as the acquired tradename, are capitalized as part of the intangible asset and amortized over its revised estimated useful life.

Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the intangible assets may not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or any other significant adverse change that would indicate that the carrying amount of an asset or group of assets may not be recoverable. The Company evaluates the recoverability of intangible assets by comparing their carrying amounts to future net undiscounted cash flows expected to be generated by the intangible assets. If such intangible assets are considered to be impaired, the impairment recognized is measured as the amount by which the carrying amount of the intangible assets exceeds the fair value of the assets. The Company determines fair value based on discounted cash flows using a discount rate commensurate with the risk inherent in the Company’s current business model for the specific intangible asset being valued. No impairment charges were recorded for the year ended December 31, 2024, and 2023 or for the three months ended March 31, 2025, and 2024.

EXECUTIVE AND DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation of the named executive officers for the years ended December 31, 2024 and 2023:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Timothy Bridgewater	2024	260,000	4,242,150	—	215,000	(2)	475,000
Chairman, CEO	2023	—	—	—	547,993	(2)	547,993
Cannon Holbrook CFO	2024	135,577	26,250	—	—		161,827
Stirling Adams GC	2024	225,308	26,250	—	119,785	(3)	371,373

____________

(1)      Amounts reflect the full grant-date fair value of stock awards granted during the applicable fiscal year computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named executive officer.

(2)      For 2023 and 2024, the amounts in this column represent the distributions paid in 2023 and 2024 to Mr. Bridgewater with respect to his partnership interests in Sunergy.

(3)      Amounts paid to Mr. Adams in 2024 for legal services provided to the Company related to the Business Combination prior to his joining the Company.

Narrative to Executive Compensation Table

Employment Agreement with Timothy Bridgewater

The Company (or one of its subsidiaries) has entered into an Executive Employment Agreement (the “Bridgewater Agreement”) with Mr. Timothy Bridgewater, the Company’s Chief Executive Officer. The period of the Bridgewater Agreement commenced on the closing of the business combination between Sunergy Renewables, LLC and ESGEN Acquisition Corp. (the “Closing”) and continues through the third anniversary of the Closing, and is subject to automatic renewals for one (1) year periods, unless either party terminates employment or provides ninety (90) day notice of intent not to renew.

In recognition of Mr. Bridgewater’s responsibilities as the Company’s Chief Executive Officer, and based on comparison to peer organizations with similar activities and risk profiles, the Company agreed to pay Mr. Bridgewater a base salary of $390,000.

For each year the Bridgewater Agreement is in effect, the Compensation Committee of the Board may choose to provide a discretionary cash bonus to Mr. Bridgewater, and such bonus shall be performance based and the performance goals shall be as set forth by the Compensation Committee.

In addition, Mr. Bridgewater is eligible to receive certain grants of vested shares under the 2024 Plan in accordance with the following schedule (collectively, the “Retention Award”):

•        50,000 vested shares to be granted on the date that is 12 months after the effective date of the Bridgewater Agreement;

•        50,000 vested shares to be granted on the date that is 24 months after the effective date of the Bridgewater Agreement; and

•        50,000 vested shares to be granted on the date that is 35 months after the effective date of the Bridgewater Agreement.

Further, if, within three (3) years of the effective date of the Bridgewater Agreement, (i) the volume-weighted average price of shares of the publicly traded stock of the Company exceeds $7.50 for 20 or more days of any consecutive 30-day period, then Mr. Bridgewater will be granted vested equity from the 2024 Plan equal to 1% of the total issued and outstanding capital stock of the Company, (ii) the volume-weighted average price of shares of the publicly traded stock of the Company exceeds $12.50 for 20 or more days of any consecutive 30-day period, then Mr. Bridgewater will be granted additional vested equity from the 2024 Plan equal to 1% of the total issued and outstanding capital stock of the Company, (iii) and the volume-weighted average price of shares of the publicly traded stock of the Company exceeds $15.00 for 20 or more days of any consecutive 30-day period, then Mr. Bridgewater will be granted additional vested equity from the 2024 Plan equal to 1% of the total issued and outstanding capital stock of the Company.

In addition, Mr. Bridgewater is eligible to participate in the Company’s employee benefits plan for its senior executives or employees, including the Company’s medical plans. Mr. Bridgewater is also entitled to receive six (6) weeks of paid time off in accordance with the Company’s policy for its senior executives. In addition, Mr. Bridgewater is entitled to reimbursement by the Company for all reasonable expenses incurred by him in connection with this employment. Reimbursable expenses include, but are not limited to, business travel expenses.

The Company may terminate Mr. Bridgewater’s employment with or without Cause (as defined in the Bridgewater Agreement). The Company has agreed to provide thirty (30) days in notice to Mr. Bridgewater if he is terminated without Cause (or base salary in lieu of such notice), but no notice is required if he is terminated for Cause. For termination for Cause, Mr. Bridgewater (with his attorney) shall have the opportunity to respond to all relevant allegations upon which a contemplated termination for Cause is based.

Mr. Bridgewater may terminate his employment with or without Good Reason (as defined in the Bridgewater Agreement). If Mr. Bridgewater intends to terminate his employment without Good Reason, he has agreed to provide thirty (30) days’ written notice. For termination for Good Reason, Mr. Bridgewater has agreed that he will provide the Company with notice within thirty (30) days after receiving notice of a Good Reason event, after which the Company will have thirty (30) days to cure the Good Reason event, and, if not cured, Mr. Bridgewater will terminate employment within fifteen (15) days following the expiration of the cure period.

In the event of termination for any reason, Mr. Bridgewater shall continue to receive his full salary through the date of termination, any unreimbursed and approved business expenses, accrued but unused paid time off days, and any payments, benefits, or fringe benefits Mr. Bridgewater was entitled to under plan terms.

If the Company terminates Mr. Bridgewater without Cause or Mr. Bridgewater terminates for Good Reason, and there is no Change of Control (as defined in the Bridgewater Agreement), the Company has agreed to also provide Mr. Bridgewater the following:

(i)     a lump sum cash payment, payable on the date of termination, equal to the sum of the following: (x) one year’s base salary, and (y) any unpaid annual bonus for the preceding calendar year, and the greater of (I) any annual target cash bonus opportunity for the year of termination or (II) the average annual cash bonus for the three preceding completed years (provided, however, that if Mr. Bridgewater has not been employed for at least three years in which an annual cash bonus was paid, such calculation will assume that an annual cash bonus equal to any target annual cash bonus opportunity was paid in the missing years), and (z) any other target long-term incentive award granted to Mr. Bridgewater for the year in which the termination occurs;

(ii)    accelerated vesting of any outstanding equity grants so that such equity grants vest completely as of the date of termination; and

(iii)   to the extent eligible, continuation health insurance coverage under COBRA for twelve (12) months following termination.

If the Company terminates Mr. Bridgewater without Cause or Mr. Bridgewater terminates for Good Reason, and such termination occurs within two (2) years following or six (6) months prior to a Change of Control (as defined in the Bridgewater Agreement), the Company has agreed to also provide Mr. Bridgewater the following:

(i)     pro-rated, based on the number of days worked during the year in which the termination occurs, the greater of any annual target cash bonus opportunity for the year of termination or the highest actual annual cash bonus paid during the three preceding completed years;

(ii)    a lump sum cash payment equal to the sum of the following: (x) one year’s base salary, (y) any unpaid annual bonus for the preceding calendar year, and (z) the Retention Award and any other target long-term incentive award granted for the year in which termination occurs;

(iii)   accelerated vesting of any outstanding equity grants so that such equity grants vest completely as of the date of termination; and

(iv)   to the extent eligible, continuation health insurance coverage under COBRA for twelve (12) months following termination.

Additionally, Mr. Bridgewater is subject to standard confidentiality and non-disparagement covenants, and covenants not to solicit the Company’s customers or employees or compete with the Company for the duration of Mr. Bridgewater’s employment and for the one year following his termination.

Employment Agreement with Cannon Holbrook

The Company (or one of its subsidiaries) entered into an employment agreement with Mr. Holbrook (the “Holbrook Agreement”) pursuant to which Mr. Holbrook will serve as the Chief Financial Officer of both Sunergy and the Company, reporting to the Company’s Chief Executive Officer.

The period of the Holbrook Agreement commenced on August 19, 2024 (the “Effective Date”) and continues through the third anniversary of the Holbrook Agreement Effective Date. The agreement is subject to automatic renewals for one (1) year periods unless either party terminates employment or provides ninety (90) day notice of intent not to renew.

In recognition of Mr. Holbrook’s responsibilities, the Company agreed to pay Mr. Holbrook a base salary of $225,000, which may be increased from time to time by the Compensation Committee (the “Committee”) of the Company’s Board in its sole discretion.

A one-time payment of $25,000 was paid to Mr. Holbrook in connection with the execution of the Holbrook Agreement. Though the agreement does not provide for a guaranteed annual target cash bonus, for each year the Holbrook Agreement is in effect, the Committee may choose to provide a discretionary cash bonus to Mr. Holbrook, based on meeting positive EBITDA targets, an evaluation of his performance and peer group compensation practices, taking into account the Company and individual performance objectives, and/or such criteria as determined by the Committee in its sole discretion from time to time.

In addition, Mr. Holbrook is eligible to receive certain grants of vested shares under the Company’s 2024 Omnibus Incentive Equity Plan, subject to the approval of the Board, in accordance with the following schedule:

•        15,000 vested shares to be issued as soon as possible following the Effective Date;

•        75,000 vested shares to be granted on the date that is 12 months after the Effective Date;

•        75,000 vested shares to be granted on the date that is 24 months after the Effective Date; and

•        75,000 vested shares to be granted on the date that is 35 months after the Effective Date.

The Company may terminate Mr. Holbrook’s employment with or without Cause (as defined in the Holbrook Agreement). The Company has agreed to provide thirty (30) days in notice to Mr. Holbrook if he is terminated without Cause (or base salary in lieu of such notice). The termination of Mr. Holbrook’s employment will not be deemed to be for Cause unless Mr. Holbrook (with his attorney) is given a reasonable opportunity to respond to all relevant allegations upon which a contemplated termination for Cause is based.

Mr. Holbrook may terminate his employment with or without Good Reason (as defined in the Holbrook Agreement). If Mr. Holbrook intends to terminate his employment without Good Reason, he has agreed to provide thirty (30) days’ written notice. For termination for Good Reason, Mr. Holbrook has agreed that he will provide the Company with notice within thirty (30) days after receiving notice of a Good Reason event, after which the Company will have thirty (30) days to cure the Good Reason event, and, if not cured, Mr. Holbrook will terminate employment within fifteen (15) days following the expiration of the cure period.

In the event of termination for any reason, Mr. Holbrook shall continue to receive his full salary through the date of termination, any unreimbursed and approved business expenses, accrued but unused paid time off days, and any payments, benefits, or fringe benefits Mr. Holbrook was entitled to under plan terms.

If the Company terminates Mr. Holbrook without Cause or Mr. Holbrook terminates for Good Reason, and there is no Change of Control (as defined in the Holbrook Agreement), the Company has agreed to also provide Mr. Holbrook the following:

(i)     a lump sum cash payment, payable on the date of termination, equal to the sum of the following: (x) one year’s base salary at the annualized rate then in effect (or the rate that should be in effect but for any base salary diminution), and (y) any unpaid annual bonus for the preceding calendar year and the greater of (I) any annual target cash bonus opportunity for the year of termination or (II) the average annual cash bonus for the three preceding calendar years in which an annual cash bonus was paid, and (z) the annual cash bonus and any other target long-term incentive award granted for the year of the date of termination;

(ii)    accelerated vesting of any outstanding equity grants so that such equity grants vest completely as of the date of termination; and

(iii)   (iii) to the extent eligible and Mr. Holbrook properly elects coverage, continued health insurance coverage under COBRA for twelve (12) months following termination at the same costs as applied to Mr. Holbrook prior to his termination, subject to early termination upon Mr. Holbrook becoming eligible for group health insurance coverage under another employer’s plan.

If the Company terminates Mr. Holbrook without Cause or Mr. Holbrook terminates for Good Reason, and such termination occurs within two (2) years following or six (6) months prior to a Change of Control (as defined in the Holbrook Agreement), the Company has agreed to also provide Mr. Holbrook the following:

(i)     severance payments pro-rated, based on the number of days worked during the year in which the termination occurs, equal to the greater of any annual target cash bonus opportunity for the year of termination or the highest actual annual cash bonus paid during the three preceding completed years;

(ii)    a lump sum cash payment equal to the sum of the following: (x) one year’s base salary at the annualized rate then in effect (or the rate that should be in effect but for any base salary diminution), (y) any unpaid annual bonus for the preceding calendar year, and any other target long-term incentive award granted for the year of the date of termination;

(iii)   accelerated vesting of any outstanding equity grants so that such equity grants vest completely as of the date of termination; and

(iv)   to the extent eligible, and Mr. Holbrook properly elects coverage, continued health insurance coverage under COBRA for twelve (12) months following termination at the same costs as applied to Mr. Holbrook prior to his termination, subject to early termination upon Mr. Holbrook becoming eligible for group health insurance coverage under another employer’s plan.

Additionally, Mr. Holbrook is subject to standard confidentiality and non-disparagement covenants, and covenants not to solicit the company’s customers or employees or compete with the company for the duration of Mr. Holbrook’s employment and for the one year following his termination.

Employment Agreement with Stirling Adams

The Company (or one of its subsidiaries) entered into an employment agreement with Mr. Adams (the “Adams Agreement”), pursuant to which Mr. Adams will serve as the General Counsel and Secretary of both Sunergy and the Company, reporting to the Company’s Chief Executive Officer.

The period of the Adams Agreement commenced on the Closing and continues through the third anniversary of the Closing. The agreement is subject to automatic renewals for one (1) year periods unless either party terminates employment or provides ninety (90) day notice of intent not to renew.

In recognition of Mr. Adams’ responsibilities, the Company agreed to pay Mr. Adams a base salary of $289,000, which may be increased from time to time by the Committee in its sole discretion.

Though the agreement does not provide for a guaranteed annual target cash bonus, for each year the Adams Agreement is in effect, the Committee may choose to provide a discretionary cash bonus to Mr. Adams, based on an evaluation of his performance and peer group compensation practices, taking into account the Company and individual performance objectives, and/or such criteria as determined by the Committee in its sole discretion from time to time.

In addition, Mr. Adams is eligible to receive certain grants of vested shares under the Company’s 2024 Omnibus Incentive Equity Plan, subject to the approval of the Board, in accordance with the following schedule:

•        15,000 vested shares which were issued in September 2024;

•        85,000 vested shares to be granted on the date that is within 15 months after the Closing;

•        100,000 vested shares to be granted on the date that is on or about 24 months after the Closing; and

•        100,000 vested shares to be granted on the date that is on or about 35 months after the Closing.

The Company may terminate Mr. Adams’ employment with or without Cause (as defined in the Adams Agreement). The Company has agreed to provide thirty (30) days in notice to Mr. Adams if he is terminated without Cause (or base salary in lieu of such notice). The termination of Mr. Adams’ employment will not be deemed to be for Cause unless Mr. Adams (with his attorney) is given a reasonable opportunity to respond to all relevant allegations upon which a contemplated termination for Cause is based.

Mr. Adams may terminate his employment with or without Good Reason (as defined in the Adams Agreement). If Mr. Adams intends to terminate his employment without Good Reason, he has agreed to provide thirty (30) days’ written notice. For termination for Good Reason, Mr. Adams has agreed that he will provide the Company with notice within thirty (30) days after receiving notice of a Good Reason event, after which the Company will have thirty (30) days to cure the Good Reason event, and, if not cured, Mr. Adams will terminate employment within fifteen (15) days following the expiration of the cure period.

In the event of termination for any reason, Mr. Adams shall continue to receive his full salary through the date of termination, any unreimbursed and approved business expenses, accrued but unused paid time off days, and any payments, benefits, or fringe benefits Mr. Adams was entitled to under plan terms.

If the Company terminates Mr. Adams without Cause or Mr. Adams terminates for Good Reason, and there is no Change of Control (as defined in the Adams Agreement), the Company has agreed to also provide Mr. Adams the following:

(iv)   a lump sum cash payment, payable on the date of termination, equal to the sum of the following: (x) one year’s base salary at the annualized rate then in effect (or the rate that should be in effect but for any base salary diminution), and (y) any unpaid annual bonus for the preceding calendar year and the greater of (I) any annual target cash bonus opportunity for the year of termination or (II) the average annual cash bonus for the three preceding calendar years in which an annual cash bonus was paid, and (z) the annual cash bonus and any other target long-term incentive award granted for the year of the date of termination;

(v)    accelerated vesting of any outstanding equity grants so that such equity grants vest completely as of the date of termination; and

(vi)   (iii) to the extent eligible and Mr. Adams properly elects coverage, continued health insurance coverage under COBRA for twelve (12) months following termination at the same costs as applied to Mr. Adams prior to his termination, subject to early termination upon Mr. Adams becoming eligible for group health insurance coverage under another employer’s plan.

If the Company terminates Mr. Adams without Cause or Mr. Adams terminates for Good Reason, and such termination occurs within two (2) years following or six (6) months prior to a Change of Control (as defined in the Adams Agreement), the Company has agreed to also provide Mr. Adams the following:

(v)    severance payments pro-rated, based on the number of days worked during the year in which the termination occurs, equal to the greater of any annual target cash bonus opportunity for the year of termination or the highest actual annual cash bonus paid during the three preceding completed years;

(vi)   a lump sum cash payment equal to the sum of the following: (x) one year’s base salary at the annualized rate then in effect (or the rate that should be in effect but for any base salary diminution), (y) any unpaid annual bonus for the preceding calendar year, and (z) any other target long-term incentive award granted for the year of the date of termination;

(vii)  accelerated vesting of any outstanding equity grants so that such equity grants vest completely as of the date of termination; and

(viii) to the extent eligible, and Mr. Adams properly elects coverage, continued health insurance coverage under COBRA for twelve (12) months following termination at the same costs as applied to Mr. Adams prior to his termination, subject to early termination upon Mr. Adams becoming eligible for group health insurance coverage under another employer’s plan.

Additionally, Mr. Adams is subject to standard confidentiality and non-disparagement covenants, and covenants not to solicit the company’s customers or employees or compete with the company for the duration of Mr. Adams’ employment and for the one year following his termination.

Retirement Benefits

Sunergy currently offers certain welfare benefits through a professional employer organization, Frank Crum, in which the named executive officers may participate. Sunergy does not currently offer any qualified retirement benefits, or any non-qualified defined contribution plans or other retirement benefits.

Potential Payments on Termination or Change in Control

Neither Zeo nor Sunergy has not previously offered or had in place for our named executive officers any formal retirement, severance or similar compensation programs providing for additional benefits or payments in connection with a termination of employment, change in job responsibility or change in control.

Outstanding Equity Awards at 2024 Fiscal Year-End

Zeo did not have any outstanding equity-based awards as of December 31, 2024.

2024 Omnibus Incentive Equity Plan

The purpose of the 2024 Omnibus Incentive Plan (the “2024 Plan”) is to provide a means whereby we can secure and retain the service of employees, directors and consultants, to provide incentives to such persons and to align the interests of such service providers with our stockholders. This section summarizes the material features of the 2024 Plan.

Securities to be Offered

The aggregate number of shares of common stock that may be issued or used for reference purposes or with respect to which awards may be granted under the 2024 Plan at adoption was 3,220,400 (the “Initial Share Reserve”). The number of shares of Zeo Class A Common Stock available for issuance under the 2024 Plan will be subject to an annual increase on the first day of each calendar year beginning January 1, 2025 and ending and including January 1, 2029, equal to the lesser of (i) 2% of the aggregate number of fully diluted shares of Zeo outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as is determined by the administrator of the 2024 Plan. The aggregate number of shares of Zeo Class A Common Stock that may be issued or used under the

2024 Plan pursuant to incentive stock options shall not exceed an amount equal to the Initial Share Reserve. Shares of Zeo Class A Common Stock subject to an award that expires or is cancelled, forfeited or otherwise terminated without delivery of shares, tendered in payment of an option, covered by a stock-settled stock appreciation right or that were otherwise not issued upon settlement, and shares delivered or withheld to satisfy any tax withholding obligations will again be available for delivery pursuant to other awards under the 2024 Plan. No shares shall be deemed to have been issued in settlement of a SAR, restricted stock unit or other award that only provides for settlement in, and settles only in, cash. The number of shares of Zeo Class A Common Stock available for issuance under the 2024 Plan will not be reduced by shares issued pursuant to awards issued or assumed in connection with a merger or acquisition as contemplated by applicable stock exchange rules, provided that any substitute awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of shares available for incentive stock option awards under the 2024 Plan).

Administration

The 2024 Plan will be administered by a committee of the Zeo Board that has been authorized to administer the 2024 Plan, except if no such committee is authorized by the Zeo Board, the Zeo Board will administer the 2024 Plan (as applicable, the “Committee”). The Committee will have broad discretion to administer the 2024 Plan, including the power to determine the eligible individuals to whom awards will be granted, the number and type of awards to be granted and the terms and conditions of awards.

Eligibility

Directors, officers, employees, consultants and advisors of Zeo and its affiliates and prospective officers, employees, consultants and advisors who have accepted offers of employment or consultancy with Zeo and its affiliates will be eligible to receive awards under the 2024 Plan. As stated above, the basis for participation in the 2024 Plan is the Committee’s decision to select, in its sole discretion, participants from among those eligible.

Non-Employee Director Compensation Limits

The fair value of any awards granted under the 2024 Plan to a non-employee director as compensation for services on the Zeo Board, during any one fiscal year, taken together with any cash fees paid to such non-employee director during such period in respect of the non-employee director’s services as a member of the Zeo Board during such year, may not exceed any limits as outlined in any Zeo compensation policy, provided that the Zeo Board can make exceptions to this limit so long as the applicable non-employee director does not participate in the decision.

Types of Awards

The 2024 Plan will provide for the grant of both incentive stock options (“ISOs”), which are intended to qualify for favorable tax treatment under Section 422 of the Code, and nonqualified stock options (“NSOs”), as well as the grant of restricted stock, restricted stock units (“RSUs”), stock appreciation rights (“SARs”), and other equity-based awards and substitute awards.

Options

Zeo may grant ISOs and NSOs to eligible persons, except that ISOs may only be granted to persons who are Zeo’s employees or employees of one of its subsidiaries or controlled affiliates, in accordance with Section 422 of the Code. The exercise price of an option cannot be less than 100% of the fair market value of a share of Zeo Class A Common Stock on the date on which the option is granted and the option must not be exercisable for longer than ten years following the date of grant. However, in the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the exercise price of the option must be at least 110% of the fair market value of a share of Zeo Class A Common Stock on the date of grant and the option must not be exercisable more than five years from the date of grant. The aggregate fair market value, determined at the time of grant, of our Zeo Class A Common Stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs.

Payment of the exercise price may be made in a manner approved by the Committee, which may include (i) immediately available funds in U.S. dollars, (ii) delivery of Zeo Class A Common Stock having a value equal to the exercise price, (iii) a broker assisted cashless exercise or (iv) any other means approved by the Committee.

Unless the Committee provides otherwise, options generally are not transferable except by will or the laws of descent and distribution.

Restricted Stock Awards

A restricted stock award is a grant of shares of Zeo Class A Common Stock subject to the restrictions on transferability and risk of forfeiture imposed by the Committee. Unless otherwise determined by the Committee and specified in the applicable award agreement, the holder of a restricted stock award has rights as a stockholder, including the right to vote the shares of Zeo Class A Common Stock subject to the restricted stock award or to receive dividends (or dividend equivalents) on such shares of Zeo Class A Common Stock subject to the restricted stock award during the restriction period. In the discretion of the Committee, dividends distributed prior to vesting may be subject to the same restrictions and risk of forfeiture as the restricted shares with respect to which the distribution was made.

Restricted Stock Units

An RSU is a right to receive cash, shares of Zeo Class A Common Stock or a combination of cash and shares of Zeo Class A Common Stock at the end of a specified period equal to the fair market value of one share of Zeo Class A Common Stock on the date of vesting. RSUs may be subject to the restrictions, including a risk of forfeiture, imposed by the Committee. The Committee may determine that a grant of RSUs will provide a participant a right to receive dividend equivalents, which entitles the participant to receive the equivalent value (in cash or shares of Zeo Class A Common Stock) of dividends paid on the underlying shares of Zeo Class A Common Stock. Dividend equivalent rights may be paid currently or credited to an account, settled in cash or shares, and may be subject to the same restrictions as the RSUs with respect to which the dividend equivalent rights are granted.

Stock Appreciation Rights

A SAR is the right to receive an amount equal to the excess of the fair market value of one share of common stock on the date of exercise over the grant price of the SAR. The grant price of a SAR cannot be less than 100% of the fair market value of a share of common stock on the date on which the SAR is granted. The term of a SAR may not exceed ten years. The Committee has the discretion to determine other terms and conditions of a SAR award.

Other Equity-Based Awards

Other equity-based awards are awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of Zeo Class A Common Stock.

Substitute Awards

Awards may be granted under the 2024 Plan in substitution for similar awards held for individuals who become participants as a result of a merger, consolidation or acquisition of another entity by or with Zeo or one of its affiliates.

Certain Transactions

If any change is made to our capitalization, such as a stock split, stock combination, stock dividend, exchange of stock or other recapitalization, merger or otherwise, which results in an increase or decrease in the number of outstanding shares of common stock, appropriate adjustments will be made by the Committee in the shares subject to an award under the 2024 Plan. The Committee will also have the discretion to make certain adjustments to awards in the event of a change in control of Zeo, such as the assumption or substitution of outstanding awards, the purchase of any outstanding awards in cash based on the applicable change in control price, the ability for participants to exercise any outstanding stock options upon the change in control (and if not exercised such awards will be terminated), and the acceleration of vesting or exercisability of any outstanding awards.

Clawback

All awards granted under the 2024 Plan may be subject to reduction, cancelation or recoupment under any written clawback policy that Zeo may adopt and that Zeo determines should apply to awards under the 2024 Plan or that is required by law.

Plan Amendment and Termination

The 2024 Plan will allow the Committee to amend or terminate any award, award agreement or the 2024 Plan at any time, provided that the rights of a participant granted an award prior to such amendment or termination may not be impaired without such participant’s consent. In addition, stockholder approval will be required for any amendment to the extent necessary to comply with applicable law or exchange listing standards. The Committee will not have the authority, without the approval of stockholders, to amend any outstanding option or share appreciation right to reduce its exercise price per share. The 2024 Plan will remain in effect for a period of ten years (unless earlier terminated by the Zeo Board).

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal U.S. federal income tax consequences related to awards under the 2024 Plan. This summary describes the general federal income tax principles that apply, as based on current law and interpretational authorities which are subject to change at any time, and is provided only for general information. This summary does not purport to be complete discussion of all potential tax effects relevant to recipients of awards under the 2024 Plan. No attempt has been made to discuss certain kinds of taxes, including any potential non-U.S., state, or local tax consequences. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Non-Qualified Stock Options and Stock Appreciation Rights

If a participant is granted a NSO or SAR under the 2024 Plan, the participant should not have taxable income as of the grant of the NSO or SAR. Upon the exercise of a NSO or SAR, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the shares acquired on the date of exercise over the exercise price. If the participant is employed by us or one of our affiliates at the time of exercise, such income will be subject to withholding taxes. The participant’s tax basis in the Zeo Class A Common Stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of such Zeo Class A Common Stock on the date the participant exercises such option or SAR. When a participant sells the Zeo Class A Common Stock acquired as a result of the exercise of a NSO or SAR, any appreciation or depreciation in the value of the Zeo Class A Common Stock after the exercise date will be taxable as a long-term or short-term capital gain or loss for U.S. federal income tax purposes, depending on the holding period. The Zeo Class A Common Stock must be held for more than twelve (12) months to qualify for long-term capital gain treatment. Subject to the discussion under “— Tax Consequences to Zeo” below, Zeo and its subsidiaries or controlled affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

Incentive Stock Options

A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of the Zeo Class A Common Stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. Zeo and its subsidiaries or controlled affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Restricted Stock

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the discussion under “— Tax Consequences to Zeo” below, Zeo and its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

RSUs

Generally, the recipient of a restricted stock unit award will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the discussion under “— Tax Consequences to Zeo” below, Zeo and its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

Tax Consequences to Zeo

Reasonable Compensation

In order for the amounts described above to be deductible by Zeo, such amounts must constitute reasonable compensation for services rendered or to be rendered by an individual service provider and must be ordinary and necessary business expenses.

Golden Parachute Payments

Zeo’s ability (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2024 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Compensation of Covered Employees

Zeo’s ability to obtain a deduction for amounts paid under the 2024 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits our ability to deduct compensation, for federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1,000,000.

Zeo Compensation of Directors

Abigail Allen, Neil Bush and Mark Jacobs were each granted 10,000 Class A shares on September 13, 2024. The shares had a value of $1.75 each for total compensation value of $17,500 to each director. Our directors did not receive any other fees for their service in 2024.

Director Compensation Table

Name	Fees Earned or Paid in 2023 ($)	Stock Awards ($)(1)	Total ($)
Abigail Allen	—	17,500	17,500
Neil Bush	—	17,500	17,500
Mark Jacobs	—	17,500	17,500

____________

(1)      Amounts reflect the full grant-date fair value of stock awards granted during the applicable fiscal year computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the director.

(2)      As of December 31, 2024, there were no option awards (exercisable and unexercisable) and unvested stock awards held by our directors.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

We do not have a written policy regarding the timing of equity awards, but we do not grant equity awards in anticipation of the release of material nonpublic information, nor do we time the release of material nonpublic information based on equity award grant dates.

MANAGEMENT

Our officers and directors are as follows:

Name	Age	Position
Timothy Bridgewater	64	Chief Executive Officer and Director
Cannon Holbrook	53	Chief Financial Officer
Kalen Larsen	31	Chief Operating Officer
Gianluca “Luke” Guy	48	Chief Installation and Strategy Officer
Brandon Bridgewater	30	Chief Sales Officer
Stirling Adams	60	General Counsel and Secretary of the Board
Dr. Abigail M. Allen	41	Director
James P. Benson	65	Director
Neil Bush	70	Director
Mark M. Jacobs	63	Director

Timothy Bridgewater.    Mr. Bridgewater has served as Sunergy’s Chief Executive Officer and chairman of the board since its creation in October 2021. He previously served as the Company’s Chief Financial Officer from October 2021 until August 2024. Mr. Bridgewater also served as a founder and manager for Sunergy’s predecessor company Sun First Energy since October 2019 until the Contribution of Sun First Energy, LLC into Sunergy in October 2021. From July 2002 to the present, Mr. Bridgewater has been a founder and managing director of Capitol Financial Strategies, LLC (also known as Interlink Capital Strategies), an investment advisory services company, where he has advised on debt and private equity investments in industries ranging from mining, building materials, renewable energy, and automotive component manufacturing to electronics and software technologies in the U.S. and Asia. Mr. Bridgewater is the manager of Sunergy Solar LLC. From October 2018 to September 2020, Mr. Bridgewater held the position of manager at Micro Bolt, an energy development company. Since April 2020, he has served as a manager at Prometheus Power Partners, LLC, a commercial and utility-scale solar energy development company. From November 2019 to April 2021, Mr. Bridgewater served as the Chief Financial Officer of Tintic Consolidated Metals, LLC, a mining company, and from November 2019 to November 2021, he served as a Vice President for that company. Mr. Bridgewater earned his B.S. in Finance from Brigham Young University and completed graduate studies in International Economics from University of Utah. We believe that Mr. Bridgewater is qualified to serve both as a member of our management team and the Board because of his visionary leadership of Sunergy from inception to date, his experience in energy development, and his over 30 years of commercial and international banking, international finance and business development experience working in the U.S., Asia and Latin America.

Cannon Holbrook.    Mr. Holbrook began serving as Zeo’s Chief Financial Officer on August 20, 2024. He initially joined the Company in March 2024, serving as advisor to the Chief Executive Officer during the Company’s de-SPAC process and, since that time, has lead its accounting, finance, and treasury functions as well as building out its external reporting processes. Mr. Holbrook brings over two decades of experience in finance and accounting to the Company. Throughout his career, he has demonstrated expertise in strategic planning, mergers and acquisitions, and capital raising. He has managed accounting operations for global entities, implemented shared services, and developed and driven process improvements that have yielded significant cost savings and operational efficiencies. Prior to joining the Company as CFO, Mr. Holbrook served as the advisor to the CEO from March to August 2024. While in this role, he led the Company’s accounting, finance, and treasury functions, helped the Company complete its de-SPAC combination in March 2024, and built out external reporting processes. Before joining our Company, Mr. Holbrook served as the CFO of Hawx Pest Control, a company in the business of residential pest services. While there, he led accounting, finance, and treasury functions, helped the company increase its revenue, and helped to close a major private equity financing. Prior to this, from September 2020 to December 2021, Mr. Holbrook served as the Head of Finance in Built Bar, a food manufacturer. In this role, he implemented key financial reporting functions and helped raise debt and equity financing. From July to September 2020, he was the Consulting CFO of Access CFO, a business that provides outsourced CFO services. While there, he drove company responses to quality of earnings processes and planned and drove preparation for a company audit. From December 2017 to July 2020, Mr. Holbrook was the VP of Accounting and Finance at HZO, Inc., a nanotechnology manufacturer. While there, he implemented accounting and finance systems and processes necessary to enable the company to meet needs through explosive growth, completed an audit, implemented automated accounting processes, and raised debt and equity financing.

Kalen Larsen.    Mr. Larsen serves as Zeo’s Chief Operating Officer, overseeing regional sales, dealer relations, operations, and process enhancements. He served as Sunergy’s Chief of Sales and Marketing from October 2021 until Closing. In September 2019, he co-founded Sun First Energy and co-managed sales and operations there until its Contribution that formed Sunergy in October 2021. Mr. Larsen began his solar career in October 2016 at Vivint Solar, LLC and worked there until October 2017. He worked at and co-managed a sales office at Vivint Inc. from October 2017 to March 2019, and subsequently, he managed a sales office for Atlantic Key Energy, LLC from March 2019 to October 2019. Mr. Larsen holds an associate degree from Weber State University with an emphasis in Spanish. We believe Mr. Larsen is qualified to serve as a member of our management team because of his sales and operations experience and proven track record in the solar energy industry.

Gianluca “Luke” Guy.    Mr. Guy serves as Zeo’s Chief Installation and Strategy Officer. From the Closing of the Business Combination to July 4, 2025, Mr. Guy also served as a director of the Company. Mr. Guy also currently serves as the Financially Responsible Officer at Sunergy Roofing & Construction, Inc., a subsidiary of Zeo, which he co-founded in November 2020. Mr. Guy is also the co-founder of Sunergy Solar, and oversaw sales, finance, and construction operations until its Contribution that formed Sunergy in October 2021. From January 2013 to August 2015, Mr. Guy operated JHL Group, LLC, a company he founded that provided marketing and sales for solar energy installation companies. Mr. Guy holds a construction financial officer license in the state of Florida. We believe that Mr. Guy is qualified to serve as a member of our management team because of his pivotal role in driving Sunergy’s business expansion through his expertise in sales, finance, construction, and strategic leadership.

Brandon Bridgewater.    Mr. Bridgewater has served as Sunergy’s Chief Sales Officer since October, 2021 and is the son of Timothy Bridgewater, Zeo’s Chairman and Chief Executive Officer. Mr. Bridgewater co-founded Sun First Energy, LLC, as its President and Chief Sales Officer, in September 2019 until its Contribution that formed Sunergy in October 2021. From September 2017 to December 2018, Mr. Bridgewater served as a Sales Manager at Vivint Smart Home, Inc., a smart home company in the United States and Canada. From August 2015 to September 2017, he served as an Area Manager for Aptive Environmental, LLC, a pest control solution company. Mr. Bridgewater earned his Bachelor of Science in Business Finance (with an emphasis in Real Estate) from Brigham Young University’s Marriott School of Business in 2019. We believe that Mr. Bridgewater is qualified to serve as a member of our management team because of his track record in the solar energy industry and range of sales experience.

Stirling Adams.    Mr. Adams serves as Zeo’s General Counsel and Secretary. Mr. Adams brings 30 years of legal experience to the executive team. Just prior to becoming General Counsel and Secretary, he worked as a sole practitioner attorney since November 2022, focusing on renewable energy and nuclear energy ventures and financing. From August 2016 to October 2022, he served as Vice President, Associate General Counsel, and Head of Intellectual Property at Micro Focus International plc (now owned by OpenText Corporation), where he oversaw the company’s efforts to develop and protect intellectual property. Prior to that, he spent 21 years as in-house counsel at Novell, Inc., which was acquired by Micro Focus in 2014 through The Attachmate Group, where he served in various roles, including at times supervising legal affairs for one or more of Novell’s business units, for its consulting services arm, and for its Latin American and emerging markets businesses. Throughout most of his career, Mr. Adams has been engaged in international business transactions, technology licensing, and M&A transactions. He has lived and worked in Europe, South America, and China. He has taught as an adjunct professor of law at Brigham Young University, and holds a J.D. degree from Boston University, along with a B.S. in Computer Science and Statistics from Brigham Young University. We believe that Mr. Adams is qualified to serve as a member of our management team because of his extensive legal expertise.

Dr. Abigail M. Allen.    Dr. Allen serves as a director of Zeo. Dr. Allen is a tenured associate professor of accounting at the Marriott School of Management at Brigham Young University. Dr. Allen holds a doctorate in business administration from Harvard Business School, as well as undergraduate and master’s degrees in accounting from the University of Southern California. She is a licensed CPA. Prior to BYU, Dr. Allen was a Lecturer in the Accounting and Management Unit at Harvard Business School. Prior to academia, Dr. Allen worked as an external auditor for Deloitte. Dr. Allen’s research focuses on the political economy and economic consequences of accounting standard setting, as well as corporate governance and diversity. Her work has been published in the Journal of Accounting and Economics, the Journal of Accounting Research, Management Science and the Journal of Law Finance and Accounting and has been cited and discussed in Forbes Magazine, Harvard Business Review, Columbia Law School Blue Sky blog, and the Institute for Truth in Accounting.

James P. Benson.    Mr. Benson serves as a director of Zeo. Mr. Benson is a founding partner of Energy Spectrum, where he oversees Energy Spectrum’s efforts in sourcing investments, transaction evaluation, negotiation, executing and financing, monitoring of portfolio companies and the firm’s management and strategy. With approximately 37 years of venture capital and private equity, investment banking, financial advisory and commercial banking experience, Mr. Benson brings extensive relationships and his network across the energy industry to the company. Mr. Benson currently serves as a director on the boards of multiple Energy Spectrum portfolio companies and has been on two public boards in the past. Prior to co-founding Energy Spectrum in 1996, Mr. Benson served for ten years as a Managing Director at R. Reid Investments Inc., where his experience included energy-related private placements of debt and equity, acquisitions and divestitures. Mr. Benson began his career at InterFirst Bank Dallas, where he served for four years and was responsible for various energy financings and financial recapitalizations. Mr. Benson received his Bachelor of Science degree from the University of Kansas and his Master of Business Administration degree in Finance from Texas Christian University. Due to his extensive investment experience in the energy industry, we believe Mr. Benson is well qualified to serve on our board of directors.

Neil Bush.    Mr. Bush serves as a director of Zeo. Mr. Bush has served on the board of directors of FutureTech II Acquisition Corp. since February 2022. Mr. Bush has been the sole member of Neil Bush Global Advisors, LLC since January 1998. Additionally, Mr. Bush has been on the board of directors for Hong Kong Finance Investment Holding Group since 2012. Mr. Bush has also served as the co-chairman for CIIC since 2006 and as an adviser to CP Group since 2015. Further, Mr. Bush has served as a partner for Asia & America Consultants since March 2016 and the chairman of Singhaiyi since April 2013. Mr. Bush served on the board of Greffex, Inc. since June 2020 and the Points of Light Foundation. Mr. Bush was appointed director of Rebound International, LLC in early 2022. Due to his extensive investment experience in the energy industry, we believe Mr. Bush is well qualified to serve on our board of directors.

Mark M. Jacobs.    Mr. Jacobs serves as a director of Zeo. Mr. Jacobs brings more than 30 years of executive management, operations and investment banking experience across multiple segments within the broader energy industry. Since his retirement, Mr. Jacobs has served as an independent outside consultant serving the energy industry and privately-held entities undertaking a change in control as well as serving as board chair for a number of nonprofit organizations. Mr. Jacobs previously served as CEO, President and Director of Reliant Energy, a publicly-traded, Fortune 500 energy company. During Mr. Jacobs’ tenure, he led the company through a series of crises including the impact of Hurricane Ike and the financial market crisis in 2008. He initiated and negotiated a merger-of-equals with Mirant Corporation to form GenOn Energy in 2010 where he served as President, Chief Operating Officer and a Director of the largest competitive generator in the U.S. Mr. Jacobs was originally recruited to Reliant Energy in 2002 to serve as Chief Financial Officer. In that role, Mr. Jacobs brokered a landmark $6.2B debt restructuring transaction, leading the company away from a potential bankruptcy filing and repositioned the company to compete in the emerging competitive electricity market. Prior to Reliant Energy, Mr. Jacobs served as a Managing Director within the Natural Resources Group and Mergers & Acquisitions Department at Goldman Sachs & Co. where he provided strategic advice for large public and private corporations related to M&A and capital markets. Mr. Jacobs received a B.B.A. from Southern Methodist University and a Master of Management from the J.L. Kellogg Graduate School of Management at Northwestern University. Due to his extensive operational and leadership experience in the energy industry, we believe Mr. Jacobs is well qualified to serve on our board of directors.

Family Relationships

Timothy Bridgewater is the father of Brandon Bridgewater. There are no other family relationships among our directors and executive officers.

Corporate Governance

Composition of the Board of Directors

Zeo’s business affairs are managed under the direction of its Board, which consists of six members. Under our bylaws, each director will hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification, or removal. Pursuant to our charter, the number of directors on the Board will be fixed exclusively by one or more resolutions adopted from time to time by the Board. Any vacancies on the Board and any newly created directorships resulting from any increase in the number of directors will also be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director.

Director Independence

As a result of Zeo’s Class A common stock being listed on Nasdaq, Zeo is required to comply with the applicable rules of such exchange in determining whether a director is independent. The Board has undertaken a review of the independence of the individuals named above and have determined that each of Dr. Abigail M. Allen, Neil Bush, James P. Benson and Mark M. Jacobs qualifies as “independent” as defined under the applicable Nasdaq rules.

Committees of the Board of Directors

The Board directs the management of its business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and standing committees. Zeo has a standing audit committee and compensation committee, each of which operates under a written charter.

In addition, from time to time, special committees may be established under the direction of the Board when it deems it necessary or advisable to address specific issues. Current copies of Zeo’s committee charters are posted on its website (investors.zeoenergy.com), as required by applicable SEC and Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this prospectus and does not form part of this prospectus.

Audit Committee

Zeo has an audit committee consisting of Dr. Abigail M. Allen, James P. Benson and Mark M. Jacobs, and Dr. Allen serves as the chair of the audit committee. The Board has determined that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act and Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. Each member of Zeo’s audit committee is able to read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the Board examined each proposed audit committee member’s scope of experience and the nature of their prior and/or current employment.

The Board has determined that Dr. Abigail M. Allen qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq rules. In making this determination, the Board considered formal education and previous and current experience in financial and accounting roles. Both Zeo’s independent registered public accounting firm and management periodically meet privately with Zeo’s audit committee.

The audit committee’s responsibilities include, among other things:

•        appointing, compensating, retaining, evaluating, terminating and overseeing Zeo’s independent registered public accounting firm;

•        discussing with Zeo’s independent registered public accounting firm their independence from management;

•        reviewing with Zeo’s independent registered public accounting firm the scope and results of their audit;

•        pre-approving all audit and permissible non-audit services to be performed by Zeo’s independent registered public accounting firm;

•        overseeing the financial reporting process and discussing with management and Zeo’s independent registered public accounting firm the interim and annual financial statements that Zeo files with the SEC;

•        reviewing and monitoring Zeo’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

•        establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee

Zeo has a compensation committee consisting of Neil Bush, James P. Benson and Mark M. Jacobs, and Mr. Bush serves as the chair of the compensation committee. All members are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act. The Board has determined that each proposed member is “independent” as defined under the applicable Nasdaq listing standards, including the standards specific to members of a compensation committee. The compensation committee’s responsibilities include, among other things:

•        reviewing and setting or making recommendations to the Board regarding the compensation of Zeo’s executive officers;

•        making recommendations to the Board regarding the compensation of Zeo’s directors;

•        reviewing and approving or making recommendations to the Board regarding Zeo’s incentive compensation and equity-based plans and arrangements; and

•        appointing and overseeing any compensation consultants.

We believe that the composition and functioning of Zeo’s compensation committee meets the requirements for independence under the current Nasdaq listing standards.

Director Nominations

Zeo does not have a nominating committee. However, Zeo will form a nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e)(2) of Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the Board. The Board believes that the Zeo independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who participate in the consideration and recommendation of director nominees are Dr. Abigail M. Allen, James P. Benson, Neil Bush and Mark M. Jacobs. In accordance with Rule 5605(e)(1)(A) of Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The Board will also consider director candidates recommended for nomination by its stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Zeo’s stockholders that wish to nominate a director for election should follow the procedures set forth in our bylaws.

Zeo has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board will consider educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of its stockholders.

Code of Ethics

Zeo has a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics is available on Zeo’s website (investors.zeoenergy.com).

Compensation Committee Interlocks and Insider Participation

None of Zeo’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board.

Management and the Board after the Merger

As of the date of this prospectus, there are no plans to make any changes to the Board as a result of the Merger, and, as such, the directors of the Company as of immediately prior to the Merger will continue to serve as the directors of the Company after completion of the Merger.

As of the date of this prospectus, there are also no plans to make any changes to the executive officers of the Company and, as such, the executive officers of the Company immediately prior to the Merger will continue to serve as the executive officers of the Company after completion of the Merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF THE COMPANY

The following table sets forth information known to Zeo Energy regarding beneficial ownership of shares of Common Stock as of July 15, 2025 by:

•        each person known by Zeo Energy to be the beneficial owner of more than 5% of outstanding Common Stock;

•        each of Zeo Energy’s named executive officers and directors; and

•        all of Zeo Energy’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and certain other derivative securities that are currently exercisable or will become exercisable within 60 days.

The percentage of beneficial ownership is based on 22,046,464 shares of Class A Common Stock issued and outstanding and 26,480,000 shares of Class V Common Stock issued and outstanding as of July 15, 2025.

In accordance with SEC rules, shares of Common Stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the Closing are deemed beneficially owned by the holders of such options and warrants and are deemed outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person.

Unless otherwise indicated, the business address of each of the entities, directors and executives in this table is 7625 Little Rd, Suite 200A, New Port Richey, FL 34654. Unless otherwise indicated and subject to community property laws and similar laws, except as otherwise indicated below, Zeo Energy believes that all parties named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name and Address of Beneficial Owners	Number of Shares of Class A Common Stock	% of Shares of Class A Common Stock	Number of Shares of Class V Common Stock	% of Shares of Class V Common Stock	% of total voting power
Directors and Executive Officers
Directors and executive officers(1)
Timothy Bridgewater(2)	2,250,000	10.2%	8,210,410	31.0%	19.9%
Gianluca Guy(3)	1,500,000	6.8%	4,400,478	16.6%	12.2%
Brandon Bridgewater(4)	3,000,000	13.6%	2,515,664	9.5%	11.4%
Kalen Larsen(5)	500,000	2.3%	5,015,664	18.9%	11.4%
Stirling Adams	190,000	*	—	—	*
Cannon Holbrook	15,000	*	—	—	*
Dr. Abigail M. Allen	—	—	—	—	—
James P. Benson	—	—	—	—	—
Neil Bush	10,000	*	—	—	*
Mark Jacobs	90,000	*	—	—	*
All directors and executive officers as a group (10 individuals)	7,555,000	34.3%	20,142,216	76.1%	57.1%

Five Percent Holders
Southern Crown Holdings, LLC(6)	1,500,000	6.8%	4,400,478	16.6%	12.2%
ESGEN LLC(7)	3,257,436	14.8%	1,500,000	5.7%	9.8%
LHX Intermediate, LLC(8)	8,080,000	36.6%	—	—	16.7%

____________

*        Less than 1%.

(1)      Unless otherwise noted, the business address of each of the directors and officers is 7625 Little Rd, Suite 200A, New Port Richey, FL 34654.

(2)      The total number of shares of Class V Common Stock owned by Timothy Bridgewater comprise (i) 750,000 shares of Class A Common Stock and 1,558,883 shares of Class V Common Stock owned of record by LCB Trust, his family trust entity and (ii) 1,500,000 shares of Class A Common Stock and 6,651,527 shares of Class V Common Stock held of record by Sun Managers, LLC for which as the manager he has voting and investment power. Sun Managers, LLC is expected to use such shares in connection with a management equity program. Mr. Bridgewater disclaims beneficial ownership over any such shares held by Sun Managers, LLC.

(3)      Shares are held of record by Lamadd LLC. Mr. Guy exercises voting and dispositive power over the shares held by such entity.

(4)      Shares are held of record by Clarke Capital, LLC. Mr. Bridgewater exercises voting and dispositive power over the shares held by such entity.

(5)      Shares are held of record by JKAE Holdings, LLC. Mr. Larsen exercises voting and dispositive power over the shares held by such entity.

(6)      Anton Hruby is managing member of Southern Crown Holdings, LLC (“Southern Crown”) and thus may be deemed to beneficially own and share with Southern Crown the power to vote and direct the vote, and the power to dispose or direct the disposition of, the exercise voting or dispositive control over the shares of Zeo Class A Common Stock held by Southern Crown. The business address of each of Anton Hruby and Southern Crown Holdings, LLC is 11046 Golden Warbler Rd, Weeki Wachee, FL 34613, USA.

(7)      James P. Benson, Michael C. Mayon and Andrea Bernatova are the managers of ESGEN LLC, and each of them disclaims beneficial ownership over any securities owned by ESGEN LLC in which he or she does not have any pecuniary interest. The business address of ESGEN LLC is 5956 Sherry Lane, Suite 1400, Dallas, Texas 75225.

(8)      As reported on the Schedule 13D/A of LHX filed on December 27, 2024. Consists of 8,080,000 shares of Class A Common Stock held by LHX. This number does not take into account shares of stock of Zeo Energy held by other stockholders party to the Voting Agreement (described herein) or issuable under the Promissory Note (described herein), pursuant to which such stockholders have agreed, in certain circumstances, to vote (i) in favor of the nomination and appointment of LHX’s designee to the Zeo Energy Board of Directors, (ii) in favor of the issuance to LHX of shares of Class A Common Stock in connection with an option that may be granted to LHX and (iii) the Lumio Share Issuance (described herein) pursuant to the Promissory Note. The business address of LHX is 5956 Sherry Lane, Suite 1400, Dallas, Texas 75225.

Beneficial Ownership of Securities of Zeo Energy Following the Merger

There is not expected to be any changes to the foregoing table of the certain beneficial owners and managers of the Company, solely as a result of the Merger.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

ESGEN Related Party Transactions

ESGEN Class B Ordinary Shares

On April 27, 2021, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain of ESGEN’s offering and formation costs in consideration of 7,187,500 ESGEN Class B ordinary shares. The Sponsor transferred 138,000 ESGEN Class B ordinary shares to each of ESGEN’s independent directors and 866,923 ESGEN Class B ordinary shares to specified client accounts. The ESGEN Class B ordinary shares were converted into ESGEN Class A ordinary shares in connection with the closing of the Business Combination.

ESGEN Private Placement Warrants

The Sponsor purchased an aggregate of 11,240,000 ESGEN Private Placement Warrants for a purchase price of $1.00 per whole warrant, or $11,240,000 in the aggregate, in a private placement that occurred simultaneously with the closing of the IPO. Each ESGEN Private Placement Warrant entitled the holder to purchase one Class A ordinary share at $11.50 per share, subject to adjustment. The ESGEN Private Placement Warrants (including the ESGEN Class A ordinary shares issuable upon exercise thereof) could not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of our initial business combination.

Pursuant to the Amended Letter Agreement entered into on January 24, 2024, the Sponsor and the other Initial Shareholders agreed to forfeit, for no consideration, all ESGEN Private Placement Warrants held by them in connection with Closing.

Promissory Notes

No compensation of any kind, including finder’s and consulting fees, were paid to the Sponsor, its officers and directors, or their respective affiliates, for services rendered prior to or in connection with the completion of our initial business combination. However, these individuals were reimbursed for any out-of-pocket expenses incurred in connection with activities on ESGEN’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. ESGEN’s audit committee reviewed on a quarterly basis all payments that were made by it to the Sponsor, and its officers, directors or their affiliates and determined which expenses and the amount of expenses were reimbursed. There was no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

The Sponsor advanced $262,268 to cover expenses related to the IPO under the April 2021 Promissory Note. As of December 31, 2023, $171,346 of such covered expenses remained outstanding and was due to the Sponsor.

On April 5, 2023, ESGEN issued the April 2023 Promissory Note in the principal amount of up to $1,500,000 to the Sponsor, which was amended and restated by the October 2023 Promissory Note, which could be drawn down by ESGEN from time to time prior to the consummation of its initial business combination. The October 2023 Promissory Note, the April 2021 Promissory Note and the April 2023 Promissory Note were not repaid and were cancelled at Closing. As of January 31, 2024, ESGEN had drawn $1,787,048 and $171,346 under the October 2023 Promissory Note and April 2021 Promissory Note, respectively.

On January 24, 2024, ESGEN issued the January 2024 Promissory Note in the principal amount of up to $750,000 to the Sponsor. The principal amount under the January 2024 Promissory Note was paid at Closing from funds that ESGEN had available to it outside of its Trust Account.

Office Space, Secretarial and Administrative Services

Until Closing, ESGEN incurred $10,000 per month for office space, utilities, secretarial support and administrative services provided by the Sponsor. No amounts were paid for these services. As of each of December 31, 2023 and December 31, 2022, ESGEN reported on the balance sheets $120,000 pursuant to this agreement, in “Due to related party.” As of the Closing any such amounts outstanding were converted in the Business Combination into Zeo Energy’s mezzanine equity.

Amendment to the Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Initial Shareholders entered into the Amendment to the Letter Agreement, pursuant to which, among other things, the Initial Shareholders and Sponsor agreed to forfeit an additional 500,000 shares of Class A Common Stock if, within two years of the Closing, (which occurred on March 13, 2024), the Convertible OpCo Preferred Units are redeemed or converted (and agreed not to transfer such applicable shares until two years after Closing).

PIPE Financing

At Closing, the Sponsor purchased $15,000,000 of Convertible OpCo Preferred Units in the Sponsor PIPE Investment.

Zeo Related Party Transactions

Approximately 30% of Zeo’s customers who have entered into leasing agreements have done so with third-party leasing companies established and managed by White Horse Energy, a holding company of which Timothy Bridgewater, Zeo’s Chairman and Chief Executive Officer, is a minority owner and the manager. Mr. Bridgewater, through White Horse, holds 1% or less of the membership interests of the third-party leasing companies established and managed by White Horse Energy that own installed solar energy systems leased by Zeo Customers, with the remainder of the membership interests being held by third parties. For the three months ended March 31, 2025, and 2024, the Company recognized $2,021,499 and $8,812,769 of revenue, net of financing fees of $974,833 and $3,856,219, respectively, from these arrangements. As of March 31, 2025, and December 31, 2024, the Company had $286,103 and $191,662 of accounts receivable, $2,320,129 and $3,359,101 of accrued expenses and $0 and $2,000 of contract liabilities due to related parties relating to these arrangements, respectively. For the year ended December 31, 2024, the third-party leasing companies managed by White Horse Energy had purchased approximately $22.2 million in solar energy systems from Zeo for their leasing customers. Subject to investor and customer demand, White Horse Energy intends to attract additional investors to form third-party leasing companies that will be able to fund additional installations of solar systems by Zeo.

There was one operating lease with a related party, which expired by December 31, 2024 and was not renewed. Operating lease cost relating to this lease was $0 and $7,464 for the three month ended March 31, 2025 and 2024, respectively. As of March 31, 2025 and December 31, 2024, the related party operating lease ROU asset was $0, and the related party operating lease liability was $0.

Solar Leasing

During the year ended December 31, 2024, Solar Leasing performed a fair-market-value assessment of its lease assets. As a result, Solar Leasing paid a discretionary rebate to the Company of $3,000,000 based on the excess of fair-market-value over the carrying value of its assets, primarily to optimize certain tax positions for its owners. The Company agreed to transfer the received rebate to White Horse Energy in the form of convertible debt. Additionally, the Company guarantees the outstanding indebtedness of Solar Leasing (approximately $10 million) which results in the Company having a variable interest in Solar Leasing. The Company determined it was not the primary beneficiary as defined in ASC 810-10-25-38A. Although the Company’s CEO wholly owns White Horse Energy, the Company does not have any control over White Horse Energy or Solar Leasing, nor any obligation to absorb losses from Solar leasing. Based on the Company’s reassessment, the flow of funds resulting from the discretionary rebate does not transfer control or economic exposure to the Company in a manner that would require consolidation under ASC 810-10. White Horse Energy remains the primary beneficiary, and no changes to the Company’s financial statement presentation are required. The $3,000,000 convertible note is recorded as a Related Party Note Receivable on the consolidated balance sheet as of March 31, 2025. The balances relating to Solar Leasing are reflected as related party balances in the accompany consolidated financial statements.

On August 27, 2024, the Company entered into a guarantee for a Business Loan Agreement (the “Loan”) between Solar Leasing and a bank. The Loan is for up to $10,000,000. As of December 31, 2024, Solar Leasing had an outstanding loan balance of $3,460,840. This Loan is also personally guaranteed by the Company’s CEO and manager of Solar Leasing, Tim Bridgewater.

Promissory Note with LHX

On October 25, 2024, the Company and LHX Intermediate, LLC, a Delaware limited liability company (“LHX”), entered into a Subscription Agreement (the “LHX Subscription Agreement”) pursuant to which LHX purchased 1,873,103 shares of Common Stock (the “Shares”) at a purchase price per share of $1.45 for an aggregate purchase price of $2,716,000 (the “Share Purchase”) which is reflected on the statement of changes in stockholders deficit and statement of cash flows. Pursuant to the LHX Subscription Agreement, the Company agreed also to allow LHX the right to appoint one individual designated the Company’s board of directors (the “Board”) and agreed to filed a registration statement registering the resale of the Shares.

On December 24, 2024 (the “Issue Date”), the Company, issued a Promissory Note (the “Promissory Note”) to LHX, pursuant to which the Company could borrow up to an aggregate principal amount of $4,000,000 (the “Loan”). Subject to the terms and conditions set forth in the Promissory Note, the Loan shall be provided to the Company in three tranches: (i) $2,500,000 upon execution of the Promissory Note (the “Initial Advance”), (ii) $750,000 if the Company achieves the Tranche 2 Milestone within 60 days from the Initial Advance (the “Tranche 2 Advance”) and (iii) $750,000 if the Company achieves the Tranche 3 Milestone within 60 days from the Tranche 2 Advance. “Tranche 2 Milestone” means the submission by the Company to the applicable regulatory bodies at least 340 permits to install solar energy systems sold through the Company’s year-round sales program. “Tranche 3 Milestone” means the completion by the Company of the installation of at least 296 solar energy systems sold through the Company’s year-round sales program.” LHX may also waive any milestone described above and advance the applicable amounts to the Company. As of March 31, 2025, $2.5 million has been advanced and the balance of $2.5 million, net of debt discount is included in Convertible Promissory Note on the accompanying Consolidated Balance Sheet.

No interest shall be charged or accrue on the balance outstanding on the loan. The Loan will be repaid in full (the “Repayment”) by issuing to LHX or its designee of a number of the Company’s shares of Class A common stock (“Class A Common Stock”) equal to the quotient of (i) the outstanding and unpaid amount of the Loan, divided by (ii) $1.35 (the “Share Issuance”). The Repayment shall take place immediately following the later of: (x) the day falling on the first anniversary of the Issue Date (or the immediately previous business day) and (y) the date on which the stockholders of the Company approve the Share Issuance. Due to this provision, the Company considered whether the embedded conversion option qualifies for derivative accounting under ASC 815-15 “Derivatives and Hedging.” As the note is not convertible until maturity, no derivative liability was recognized as of December 31, 2024. Based on the Company’s stock price on the date the note was entered into, the computed effective interest rate on the loan is 58%.

In connection with the Promissory Note, on December 24, 2024, LHX entered into a Voting Agreement with the Company and certain stockholders of the Company (the “Voting Agreement”), pursuant to which such stockholders agreed to vote (or cause to be voted), in person or by proxy, all the shares of Class A Common Stock and Class V common stock owned by such stockholders (i) in favor of the nomination and appointment of LHX’s designee to the board of directors of the Company (ii) in favor of the issuance by the Company to LHX of shares of Class A Common Stock in connection with an option that may be granted to LHX to purchase up to 4,000,000 shares of Class A Common Stock, subject to the terms and conditions therein and (iii) in favor of the Share Issuance, when required pursuant to the Promissory Note.

Tax Receivable Agreement

As described in the following paragraph, Zeo Energy Corp. entered into the TRA with the TRA Holders. As of December 31, 2024, the Company has not recorded a liability related to the tax savings it may realize from utilization of such deferred tax assets. As of December 31, 2024, assuming a hypothetical exchange of all outstanding units, the total TRA would be $27.6 million. If utilization of the deferred tax assets subject to the TRA becomes more likely than not in the future, the Company will record a liability related to the TRA which will be recognized as expense within its consolidated statements of operations.

In conjunction with the consummation of the ESGEN Business Combination, Zeo Energy Corp entered into a Tax Receivable Agreement (the “TRA”) with Opco and certain Opco members (the “TRA Holders”). Pursuant to the TRA, Zeo Energy Corp. is required to pay the TRA Holders 85% of the net cash savings, if any, in U.S. federal, state and local income and franchise tax (computed using simplifying assumptions to address the impact of state and local taxes) that the Company actually realizes (or is deemed to realize in certain circumstances) in periods after the ESGEN Business Combination as a result of, as applicable to each such TRA Holder, (i) certain increases in tax basis that occur as a result of the acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of such TRA Holder’s Exchangeable OpCo Units pursuant to the exercise of the OpCo Exchange Rights or a Mandatory Exchange and (ii) imputed interest deemed to be paid by the Company as a result of, and additional tax basis arising from, any payments it makes under the TRA. All such payments to the TRA Holders are the obligations of Zeo Energy Corp., and not that of Opco. As of March 31, 2025, there have been no exchanges of Opco units for Class A Common Stock of Zeo Energy Corp. and, accordingly, no TRA liabilities currently exist. Future exchanges will result in incremental tax attributes and potential cash tax savings for Zeo Energy Corp. The associated liability for the TRA will be recorded as a decrease to additional paid-in capital in the consolidated statement of changes in stockholders’ deficit. As of March 31, 2025, the total unrecorded TRA liability is approximately $48.8 million. In accordance with ASC Topic 450, Contingencies, any changes to an existing TRA liability, including changes to the fair value measurement or to re-establish a TRA liability related to prior year exchanges, will be recorded as tax receivable agreement in other income (expense), net in the consolidated statement of operations. Similarly, if utilization of the deferred tax assets subject to the TRA becomes more likely than not in the future, the Company will record a liability related to the TRA which will be recorded in the consolidated statement of operations.

Policies and Procedures for Related Person Transactions

The Board has adopted a policy with respect to the review, approval and ratification of related party transactions. Under the policy, Zeo’s audit committee is responsible for reviewing and approving related person transactions. In the course of its review and approval of related party transactions, Zeo’s audit committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, Zeo’s policy requires Zeo’s audit committee to consider, among other factors it deems appropriate:

•        the related person’s relationship to Zeo and interest in the transaction;

•        the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•        the impact on a director’s or a director nominee’s independence in the event the related person is a director or director nominee or an immediate family member of the director or director nominee;

•        the benefits to Zeo of the proposed transaction;

•        if applicable, the availability of other sources of comparable products or services; and

•        an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

Zeo’s audit committee will only approve those transactions that are in, or are not inconsistent with, Zeo’s best interests and those of Zeo’s stockholders, as Zeo’s audit committee determines in good faith. In addition, under Zeo’s code of business conduct and ethics, its employees, directors and director nominees have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

SELLING SECURITYHOLDERS

This prospectus relates to the resale from time to time of up to 40,118,434 shares of Class A Common Stock, which includes:

•        4,000,004 outstanding shares of Class A Common Stock issued to the Sponsor and certain former holders of ESGEN Class B ordinary shares, issued to such holders at an equity consideration value of $10.00 per share;

•        50,000 outstanding shares of Class A Common Stock issued to Piper Sandler & Co. at an equity consideration value of $5.00 per share;

•        1,838,430 shares of Class A Common Stock issuable upon exchange of an equivalent number of Convertible OpCo Preferred Units and Class V Common Stock issued to the Sponsor pursuant to the Sponsor Subscription Agreement at an equity consideration value of $10.00 per share;

•        33,730,000 shares of Class A Common Stock issuable upon exchange of an equivalent number of Exchangeable OpCo Units and Class V Common Stock issued to the Sellers pursuant to the Business Combination Agreement at an equity consideration value of $10.00 per share; and

•        500,000 shares of Class A Common Stock issuable to Sun Managers, LLC upon potential forfeiture of an equivalent number of shares of Class A Common Stock previously issued to Sponsor and certain former holders of ESGEN Class B ordinary shares at an equity consideration value of $10.00 per share.

The selling securityholders may from time to time offer and sell any or all of the shares of Class A Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. All the securities offered in this prospectus may be resold for so long as the registration statement, of which this prospectus forms a part, is available for use. When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees, and others who later come to hold any of the selling securityholders’ interest in the Class A Common Stock other than through a public sale. Such selling securityholders may currently hold shares of our Class A Common Stock registered pursuant to the registration statement of which this prospectus forms a part, or may receive shares of Class A Common Stock registered pursuant to the registration statement of which this prospectus forms a part upon cancellation of shares of Class V Common Stock.

The below table provides additional details regarding the selling securityholders. The percentages are based on 49,304,845 shares of Common Stock issued and outstanding as of July 15, 2025, and the shares of Class A Common Stock assume exchange of the applicable securityholder’s Class V Common Stock for Class A Common Stock.

Name of Selling Holders	Securities to be Sold in This Offering		Securities Beneficially Owned After This Offering(12)
	Shares of Class A Common Stock	%	Shares of Class A Common Stock	%
SANJAY BISHNOI(1)	80,000	*	0	0%
LARRY L HELM(1)	80,000	*	0	0%
MARK M JACOBS(2)	80,000	*	0	0%
IKE CLAYPOOL	17,947	*	0	0%
SCOTT CRIST	17,947	*	0	0%
CLAY DAVIS	35,898	*	0	0%
DONLIN FINANCIAL LLC	44,877	*	0	0%
KENNY FENG	44,874	*	0	0%
MICHAEL HANDEL & KELLY HANDEL	17,947	*	0	0%
HUNDY HOLDINGS LLC	17,950	*	0	0%
JJN INVESTMENTS NO 2 LP	35,898	*	0	0%
KRIS VAN NORMAN	17,947	*	0	0%
DENNIS RAINOSEK	17,947	*	0	0%
DAVID ROSENFIELD	17,947	*	0	0%
GERALD W SCHLIEF	44,874	*	0	0%
SOUTHPAW INTERESTS LLC	44,874	*	0	0%
STACIE FERGUSON EXEMPT TRUST	17,947	*	0	0%

Name of Selling Holders	Securities to be Sold in This Offering		Securities Beneficially Owned After This Offering(12)
	Shares of Class A Common Stock	%	Shares of Class A Common Stock	%
WADE HAMPTON PARTNERS LP	44,874	*	0	0%
WISE FAMILY HOLDINGS LP	62,820	*	0	0%
ESGEN LLC(3)	5,095,866	10.3%	0	0%
Southern Crown Holdings, LLC(4)	5,900,478	12.0%	0	0%
LAMADD LLC(5)	5,900,478	12.0%	0	0%
JKae Holdings, LLC(6)	5,515,664	11.2%	0	0%
Clarke Capital, LLC(7)	5,515,664	11.2%	0	0%
LCB Trust(8)	2,308,883	4.7%	0	0%
Live Your Label, LLC(9)	218,653	*	0	0%
Triple E Companies USA LLC(10)	218,653	*	0	0%
Sun Managers, LLC(11)	8,651,527	17.6%	0	0%
PIPER SANDLER & CO.	50,000	*	0	0%

____________

*        Indicates beneficial ownership of less than 1%.

(1)      Mr. Bishnoi is a former director of ESGEN.

(2)      Mr. Jacobs is a director of Zeo.

(3)      Consists of 3,257,436 shares of Class A Common Stock and 1,838,430 shares of Class A Common Stock issuable upon the conversion of Class V Common Stock. James P. Benson, a director of Zeo, Michael C. Mayon and Andrea Bernatova are the managers of ESGEN LLC, and each of them disclaims beneficial ownership over any securities owned by ESGEN LLC in which he or she does not have any pecuniary interest.

(4)      Anton Hruby, the former Chief Operating Officer of Sunergy, is the beneficial owner of these shares. Consists of 5,900,478 shares of Class A Common Stock issuable upon the conversion of 5,900,478 shares of Class V Common Stock.

(5)      Gianluca Guy, the Chief Installation and Strategy Officer and formerly a director of Zeo, is the beneficial owner of these shares. Consists of 5,900,478 shares of Class A Common Stock issuable upon the conversion of 5,900,478 shares of Class V Common Stock.

(6)      Kalen Larsen, the Chief Operating Officer of Zeo, is the beneficial owner of these shares. Consists of 5,515,644 shares of Class A Common Stock issuable upon the conversion of 5,515,644 shares of Class V Common Stock.

(7)      Brandon Bridgewater, the Chief Sales Officer of Zeo, is the beneficial owner of these shares. Consists of 5,515,644 shares of Class A Common Stock issuable upon the conversion of 5,515,644 shares of Class V Common Stock.

(8)      Timothy Bridgewater, the Chief Executive Officer and director of Zeo, is the beneficial owner of these shares. Consists of 2,308,883 shares of Class A Common Stock issuable upon the conversion of 2,308,883 shares of Class V Common Stock.

(9)      Consists of 218,653 shares of Class A Common Stock issuable upon the conversion of 218,653 shares of Class V Common Stock.

(10)    Consists of 218,653 shares of Class A Common Stock issuable upon the conversion of 218,653 shares of Class V Common Stock.

(11)    Consists (i) of 8,151,527 shares of Class A Common Stock issuable upon the conversion of 8,151,527 shares of Class V Common Stock held by Sun Managers, LLC and (ii) 500,000 shares of Class A Common Stock issuable if, within two years of Closing, the Convertible OpCo Preferred Units are redeemed or converted, for which Timothy Bridgewater is the beneficial owner. Sun Managers, LLC is expected to use such shares in connection with a management equity program. Mr. Bridgewater disclaims beneficial ownership over any such shares held by Sun Managers, LLC.

(12)    Assumes that all shares of common stock being registered under the registration statement of which this prospectus forms a part are sold in this offering, and that none of the selling securityholders acquire additional shares of Common Stock after the date of this prospectus and prior to completion of this offering.

We cannot advise you as to whether the selling securityholders will in fact sell any or all of such shares of Class A Common Stock.

Selling securityholder information for each additional selling securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling securityholder’s securities pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholder and the number of securities registered on its behalf. A selling securityholder may sell or otherwise transfer all, some, or none of such securities in this offering. See “Plan of Distribution.”

For information regarding transactions between us and the selling securityholders, see “Certain Relationships and Related Person Transactions.”

DESCRIPTION OF SECURITIES

The following description summarizes certain important terms of our capital stock, including the provisions included in our Charter, Bylaws, Certificate of Designation and the Warrant Agreement. This description is not complete and is qualified by reference to the full text of our Charter, Bylaws, Certificate of Designation and the Warrant Agreement, which are included as exhibits to the registration statement of which this prospectus is a part, as well as the applicable provisions of the DGCL.

Authorized Capitalization

General

Zeo has authority to issue is 410,000,000 shares, consisting of:

•        400,000,000 shares of common stock, divided into (i) 300,000,000 shares of Class A Common Stock and (ii) 100,000,000 shares of Class V Common Stock; and

•        10,000,000 shares of Preferred Stock.

The following summary describes certain material provisions of Zeo’s capital stock. We urge you to read the Organizational Documents.

Common Stock

Class A Common Stock

Voting Rights.    Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Further, the holders of the outstanding shares of Class A Common Stock are entitled to vote separately upon any amendment to the Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of the Class A Common Stock in a manner that is disproportionately adverse as compared to Class V Common Stock.

To the fullest extent permitted by law, holders of shares of each class of Class A Common Stock, as such, have no voting power with respect to, and are not entitled to vote on, any amendment to the Charter (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon under the Charter (including any certificate of designations relating to any series of Preferred Stock) or under the DGCL.

Dividends; Stock Splits or Combinations.    Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, such dividends and other distributions of cash, stock or property may be declared and paid on the Class A Common Stock out of the assets of Zeo that are by law available therefor, at the times and in the amounts as the Board in its discretion may determine.

In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”), unless:

(i)     a corresponding Stock Adjustment for all other classes of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner; and

(ii)    the Stock Adjustment has been reflected in the same economically equivalent manner on all OpCo Units and Convertible OpCo Preferred Units.

Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.

Liquidation.    In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of Zeo, after payment or provision for payment of the debts and other liabilities of Zeo and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock is entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock is entitled to receive the remaining assets of Zeo available for distribution ratably in proportion to the number of shares of Class A Common Stock.

Class V Common Stock

Shares of Class V Common Stock may, together with the corresponding Exchangeable OpCo Units, be exchanged for shares of Class A Common Stock, subject to the terms and conditions discussed in the OpCo A&R LLC Agreement.

Voting Rights.    Each holder of Class V Common Stock is entitled to one vote for each share of Class V Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Further, the holders of the outstanding shares of Class V Common Stock are entitled to vote separately on any amendment to the Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of Common Stock in a manner that is disproportionately adverse as compared to Class A Common Stock.

To the fullest extent permitted by law, holders of shares of each class of Class V Common Stock, as such, have no voting power with respect to, and are not entitled to vote on, any amendment to the Charter (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon under the Charter (including any certificate of designations relating to any series of Preferred Stock) or under the DGCL.

Dividends; Stock Splits or Combinations.    Except as described under the heading “Description of Zeo’s Capital Stock — Common Stock — Class A Common Stock — Dividends; Stock Splits or Combinations,” dividends of cash or property may not be declared or paid on shares of Class V Common Stock.

Liquidation.    Without limiting the rights of the holders of Exchangeable OpCo Units to exchange their Exchangeable OpCo Units or the requirement of holders of Convertible OpCo Preferred Units to exchange the Exchangeable OpCo Units such holders would receive upon conversion of their Convertible OpCo Preferred Units, as applicable, along with the surrender for cancellation of an equal number of shares of Class V Common Stock, for shares of Class A Common Stock pursuant to the OpCo A&R LLC Agreement, the holders of shares of Class V Common Stock, as such, are not entitled to receive, with respect to such shares, any assets of Zeo, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Zeo.

Cancellation of Class V Common Stock.    No holder of Class V Common Stock may transfer shares of Class V Common Stock to any person unless such holder transfers a corresponding number of Exchangeable OpCo Units or Convertible OpCo Preferred Units in accordance with the provisions of the OpCo A&R LLC Agreement. If any outstanding share of Class V Common Stock ceases to be held by a holder of the corresponding Exchangeable OpCo Unit or Convertible OpCo Preferred Unit (provided, that in the event of a conversion of Convertible OpCo Preferred Units into Exchangeable OpCo Units, there will be a number of shares of Class V Common Stock issued or retired in relation to such conversion as necessary such that the number of shares of Class V Common Stock held by the converting person equals the number of Exchangeable OpCo Units issued to such converting person in such conversion), including any share of Class V Common Stock exchanged for a share of Class A Common Stock pursuant to the OpCo A&R LLC Agreement, such share shall automatically and without further action on the part of Zeo or any holder of Class V Common Stock be transferred to Zeo for no consideration and retired and restored to the status of an authorized but unissued share of Class V Common Stock.

Further Issuances of Class V Common Stock.    No shares of Class V Common Stock shall be issued at any time after the effective date of this Charter, except (i) to one or more new or existing members of OpCo to whom Exchangeable OpCo Units (provided that in the event of an issuance of Exchangeable OpCo Units as a result of a conversion of Convertible OpCo Preferred Units into Exchangeable OpCo Units, the requirement set forth in the preceding paragraph with respect to the corresponding Class V Common Stock will apply) or Convertible OpCo Preferred Units are also issued, (ii) to a member of OpCo holding Exchangeable OpCo Units or Convertible OpCo Preferred Units in a number necessary to maintain a one-to-one ratio between the collective number of Exchangeable OpCo Units or Convertible OpCo Preferred Units outstanding, on the one hand, and the number of shares of Class V Common Stock outstanding or (iii) for the issuance of shares of Class V Common Stock in connection with a stock dividend, stock split, reclassification or similar transaction that affects proportionately all outstanding shares of Common Stock and is in accordance with the provisions of the Charter.

Preemptive Rights.    To the extent Exchangeable OpCo Units or Convertible OpCo Preferred Units are issued pursuant to the OpCo A&R LLC Agreement (provided that in the event of an issuance of Exchangeable OpCo Units as a result of a conversion of Convertible OpCo Preferred Units into Exchangeable OpCo Units, the requirement set forth in two paragraphs above with respect to the corresponding Class V Common Stock will apply) to anyone other than Zeo or a wholly owned subsidiary of Zeo, an equivalent number of shares of Class V Common Stock (subject to adjustment as set forth in the Charter) shall be issued at par to the same holder to whom such Exchangeable OpCo Units or Convertible OpCo Preferred Units, as applicable are issued.

Authorized But Unissued Common Stock

The number of authorized shares of any particular class of Common Stock may not be decreased below the number of shares of such class then outstanding. In the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (i) the exchange of all Exchangeable OpCo Units, along with an equal number of shares of Class V Common Stock, pursuant to the OpCo A&R LLC Agreement and (ii) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for shares of Class A Common Stock.

Preferred Stock

The Board has the authority, without action by the stockholders, to create and issue shares of Preferred Stock in one or more series, and, with respect to each such series, establish the designation of such series and the number of shares to be included in such series and fix the voting powers (full or limited, or no voting power), preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each such series, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences.

The purpose of authorizing the Board to issue Preferred Stock and determine the rights and preferences of any series of Preferred Stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of Zeo outstanding voting stock. Additionally, the issuance of Preferred Stock may adversely affect the holders of Class A Common Stock by restricting dividends on the Class A Common Stock, diluting the voting power of the Class A Common Stock or subordinating the dividend or liquidation rights of the Class A Common Stock. As a result of these or other factors, the issuance of Preferred Stock could have an adverse impact on the market price of Class A Common Stock. As of the date of this prospectus, Zeo Energy has no shares of Preferred Stock which are issued and outstanding.

Warrants

Each Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing April 12, 2024, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a Warrant holder may exercise its Warrants only for a whole number of Class A Common Stock. This means only a whole Warrant may be exercised at a given time by a warrant holder. The Warrant will expire March 13, 2029, at 5:00 p.m., Eastern Time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to Class A Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Warrant will be exercisable and we will not be obligated to issue a share of Class A Common Stock upon exercise of a Warrant unless the share of Class A Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant are not entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant.

We have agreed to maintain the effectiveness of a registration statement and a current prospectus relating to those shares of Class A Common Stock underlying the Warrants until the Warrants expire or are redeemed, as specified in the warrant agreement; provided, that if our shares of Class A Common Stock are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. Warrants holders may during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the lesser of (i) the quotient obtained by dividing (A) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the Warrants by (B) the fair market value and (ii) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of Class A Common Stock for the ten trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants When the Price Per Share of Class A Common Stock Equals or Exceeds $18.00

Once the Warrant become exercisable, we may redeem the outstanding Zeo Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the closing price of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “Warrants — Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the Warrant holders.

We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of Class A Common Stock issuable upon exercise of the Warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the shares of Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “Warrants — Anti-Dilution Adjustments”) as well as the $11.50 (for whole shares) Warrant exercise price after the redemption notice is issued.

Redemption of Warrants When the Price Per Class A Common Stock Equals or Exceeds $10.00

Once the Warrants become exercisable, we may redeem the outstanding Warrants:

•        in whole and not in part;

•        at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption; provided, that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of Class A Common Stock (as defined below) except as otherwise described below; and

•        if, and only if, the closing price of the shares of Class A Common Stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “Warrants — Anti-Dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the Warrant holders.

Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A Common Stock that a Warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), determined for these purposes based on volume weighted average price of the shares of Class A Common Stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below. We will provide our Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares of Class A Common Stock issuable upon exercise of a Warrant or the exercise price of a Warrant is adjusted as set forth under the heading “Warrants — Anti-Dilution Adjustments” below. If the number of shares of Class A Common Stock issuable upon exercise of a Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares of Class A Common Stock deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the exercise price of a Warrant is adjusted, (i) in the case of an adjustment pursuant to the fifth paragraph under the heading “Warrants — Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “Warrants — Anti-Dilution Adjustments” and the denominator of which is $10.00 and (ii) in the case of an adjustment pursuant to the second paragraph under the heading “Warrants — Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of shares of Class A Common Stock
	≤ 10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥ 18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of Class A Common Stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Class A Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of Class A Common Stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 shares of Class A Common Stock for each whole Warrant. In no event will the Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any share of Class A Common Stock.

This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which only provide for a redemption of warrants for cash (other than private placement warrants) when the trading price for the shares of common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the shares of Class A Common Stock are trading at or above $10.00 per public share, which may be at a time when the trading price of the shares of Class A Common Stock is below the exercise price of the Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold set forth above under “Warrants — Redemption of Warrant When the Price Per Share of Class A Common Stock Equals or Exceeds $18.00.” Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to Warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Warrants if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the redemption price to the Warrant holders.

As stated above, we can redeem the Warrants when the shares of Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing Warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Warrants when the shares of Class A Common Stock are trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their Warrants for shares of Class A Common Stock if and when such shares of Class A Common Stock were trading at a price higher than the exercise price of $11.50.

If, at the time of redemption, the Warrants are exercisable for a security other than the shares of Class A Common Stock pursuant to the warrant agreement, the Warrants may be exercised for such security. At such time as the Warrants become exercisable for a security other than the shares of Class A Common Stock, Zeo (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Warrants.

Redemption Procedures

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares Class A Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Class A Common Stock is increased by a capitalization or share dividend paid in shares of Class A Common Stock to all or substantially all holders of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering made to all or substantially all holders of ESGEN ordinary shares entitling holders to purchase shares of Class A Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A Common Stock) and (ii) one minus the quotient of (a) the price per share of Class A Common Stock paid in such rights offering and (b) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Class A Common Stock, in determining the price payable for shares of Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Class A Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of shares of Class A Common Stock on account of such shares (or other securities into which the warrants are convertible), other than (i) as described above, or (ii) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A Common Stock issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (i) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment and (ii) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In addition, if (i) we issue additional shares of Class A Common Stock or equity-linked securities for capital raising purposes in connection with the Closing at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the Closing (net of redemptions), and (iii) the volume weighted average trading price of the ESGEN Class A ordinary shares during the 20 trading day period starting on the trading day prior to the Closing (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above under “Warrants — Redemption of Warrants When the Price Per Share of Class A Common Stock Equals or Exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “Warrants — Redemption of Warrant When the Price Per Share of Class A Common Stock Equals or Exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Class A Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement.

If less than 70% of the consideration receivable by the holders of shares of Class A Common Stock in such a transaction is payable in the form of shares of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.

The Warrants have been issued in registered form under a warrant agreement between CST, as warrant agent, and us. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the Warrants and the warrant agreement set forth in ESGEN’s prospectus, or defective provision, (ii) amending the provisions relating to cash dividends on ESGEN ordinary shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Warrants; provided, that the approval by the holders of at least 50% of the then-outstanding Warrants is required to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which is filed as an exhibit to the Registration Statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Warrants.

The Warrant holders do not have the rights or privileges of holders of shares of Class A Common Stock and any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Transfer Agent and Warrant Agent

The transfer agent for Class A Common Stock and warrant agent for Warrants is CST.

Anti-Takeover Effects of Provisions of Delaware Law and the Organizational Documents

Certain provisions of the Organizational Documents could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of Board and in the policies formulated by Board and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal or proxy fight. Such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of Class A Common Stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

These provisions include:

Special Meeting of Stockholders.    Subject to the special rights of any holders of any series of Preferred Stock, meetings of stockholders of Zeo may be called, for any purpose or purposes, at any time, only by or at the direction of the Board, the chairperson of the Board or the Chief Executive Officer of Zeo, and the ability of the stockholders or any other person to call a special meeting of the stockholders is specifically denied. However, as long as the holders of shares of Class V Common Stock beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, special meetings of stockholders for any purpose or purposes may also be called by or at the request of stockholders of Zeo collectively holding shares of capital stock of Zeo representing a majority of the total voting power of the outstanding shares of capital stock of Zeo entitled to vote generally in the election of directors of Zeo. Following the Closing, the holders of shares of Class V Common Stock held approximately 87.5% of the total voting power of stock of Zeo entitled to vote generally in election of directors.

Election and Removal of Directors.    Subject to any limitations imposed by applicable law and except for additional directors of Zeo elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the Charter, any director of Zeo or the entire Board may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of capital stock of Zeo entitled to vote generally in the election of directors of Zeo, voting together as a single class. In case any one or more directors of Zeo should be so removed, an except as otherwise expressly required by law, and subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any vacancies on the Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders of Zeo.

Other Limitations on Stockholder Actions.    Our Bylaws also impose certain procedural requirements on stockholders who wish to:

•        make nominations in the election of directors; or

•        propose any other business to be brought before an annual meeting of stockholders.

Under these procedural requirements, in order to bring a proposal of business before an annual meeting of stockholders, a stockholder must deliver timely written notice of a proposal pertaining to a proper matter for stockholder action at the annual meeting to Zeo’s secretary containing, among other things, the following:

•        the name and record address of each stockholder proposing business (such person, a “Proposing Person”), as they appear in Zeo’s books;

•        the class or series and number of shares of stock of Zeo, directly or indirectly, held of record and beneficially by the Proposing Person or any its affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act);

•        the Proposing Person’s Disclosable Interests (as such term is defined in the Bylaws);

•        the names of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons;

•        a description of any agreement, arrangement or understanding reached with respect to shares of our stock, such as any derivative or short positions, profit interests, options, hedging transactions, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class of securities and/or borrowed or loaned shares;

•        a description of the business or nomination to be brought before the meeting, the text of the proposal, the reasons for conducting such business at the meeting and any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; and

•        a statement whether or not the stockholder giving the notice and/or the other Proposing Person or Proposing Persons, if any, will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of capital stock of Zeo required under applicable law to approve the business proposal.

Our Bylaws also set out the timeliness requirements for delivery of such notice.

In order to submit a nomination for the Board, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders. There shall be no cumulative voting in the election of directors for the Board.

Limitation on Liability and Indemnification of Officers and Directors

The Organizational Documents provide indemnification for Zeo’s directors and officers to the fullest extent permitted by the DGCL. Zeo has entered into indemnification agreements with each of its directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the Charter includes provisions that eliminate the personal liability of Zeo’s directors and officers for monetary damages resulting from breaches of certain fiduciary duties as a director or officer. The effect of this provision is to restrict Zeo’s rights and the rights of its stockholders in derivative suits to recover monetary damages against a director or officer for breach of fiduciary duties as a director, except that a director or officer will be personally liable for:

•        any breach of his or her duty of loyalty to us or our stockholders;

•        acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law;

•        unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•        any transaction from which the director derived an improper personal benefit.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Exclusive Forum

The Charter provides that, unless Zeo consents in writing to the selection of an alternative forum, the Delaware Court of Chancery shall be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action, suit or proceeding brought on behalf of Zeo; (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of Zeo to Zeo or to Zeo’s stockholders; (iii) any action, suit or proceeding asserting a claim against Zeo, its current or former directors, officers, employees, agents or stockholders arising pursuant to any provision of the DGCL or the Organizational Documents; and (iv) any action, suit or proceeding asserting a claim against Zeo, its current or former directors, officers, employees, agents or stockholders governed by the internal affairs doctrine.

Further, unless Zeo consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for any complaint asserting a cause of action arising under the Securities Act or the Exchange Act. If any action the subject matter of which is within the scope of the exclusive forum provisions of the Charter is filed in a court other than the Delaware Court of Chancery (a “Foreign Action”) by any stockholder (including any beneficial owner), to the fullest extent permitted by law, such stockholder shall be deemed to have consented to: (i) the personal jurisdiction of the Delaware Court of Chancery in connection with any action brought in any such court to enforce such exclusive forum provisions of the Charter; and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. There is uncertainty as to whether a court would enforce these provisions, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in any security of Zeo shall be deemed to have notice of and consented to the exclusive forum provisions of the Charter.

Registration Rights at Closing

A&R Registration Rights Agreement

On March 13, 2024, the Sellers, the Zeo Holders and Zeo entered into the A&R Registration Rights Agreement, pursuant to which, among other things, Zeo agreed to provide the New PubCo Holders certain registration rights with respect to certain shares of Class A Common Stock held by them or otherwise issuable to them pursuant to the Business Combination Agreement, the OpCo A&R LLC Agreement or the Charter.

Description of Applicable Lock-Up Periods

Amendment to the Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Initial Shareholders entered into the Amendment to the Letter Agreement, pursuant to which, among other things, the Initial Shareholders and Sponsor agreed to forfeit an additional 500,000 shares of Class A Common Stock if, within two years of the Closing, (which occurred on March 13, 2024), the Convertible OpCo Preferred Units are redeemed or converted (and agreed not to transfer such applicable shares until two years after Closing).

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, Zeo’s stockholders will have appraisal rights in connection with a merger or consolidation of Zeo involving the payment of only cash consideration in respect of their shares. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of Zeo’s stockholders may bring an action in Zeo’s name to procure a judgment in Zeo’s favor, also known as a derivative action; provided, that the stockholder bringing the action is a holder of Zeo’s shares at the time of the transaction to which the action relates, or such stockholder’s stock thereafter devolved by operation of law.

Listing of Securities

Shares of our Class A Common Stock and Warrants are traded on Nasdaq under the symbols “ZEO” and “ZEOWW” respectively. Our Class V Common Stock is not listed on any exchange.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our Common Stock for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of the Company’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Company was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock for at least six months but who are the Company’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of common stock or warrants then outstanding, as applicable; or

•        the average weekly reported trading volume of the common stock or warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by the Company’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Company.

Amendment to the Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Initial Shareholders entered into the Amendment to the Letter Agreement, pursuant to which, among other things, the Initial Shareholders and Sponsor agreed to forfeit an additional 500,000 shares of Class A Common Stock if, within two years of the Closing, (which occurred on March 13, 2024), the Convertible OpCo Preferred Units are redeemed or converted (and agreed not to transfer such applicable shares until two years after Closing).

PLAN OF DISTRIBUTION

The selling securityholders, which as used herein includes donees, pledgees, transferees, distributees, or other successors-in-interest selling shares of our Class A Common Stock or interests in our Class A Common Stock received after the date of this prospectus from the selling securityholders as a gift, pledge, distribution, or other transfer, may, from time to time, sell, transfer, distribute, or otherwise dispose of certain of their shares of Class A Common Stock or interests in our Class A Common Stock on any stock exchange, market, or trading facility on which shares of our Class A Common Stock, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices.

The selling securityholders may use any one or more of the following methods when disposing of their securities or interests therein:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        one or more underwritten offerings;

•        block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        distributions to their members, partners, or stockholders;

•        short sales effected after the date of the registration statement of which this prospectus forms a part is declared effective by the SEC;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•        directly to one or more purchasers;

•        through agents;

•        broker-dealers who may agree with the selling securityholders to sell a specified number of such securities at a stipulated price per share or warrant; or

•        a combination of any such methods of sale.

The selling securityholders may, from time to time, pledge or grant a security interest in some shares of our Class A Common Stock owned by them and, if a selling securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such securities, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the selling securityholders to include the pledgee, transferee, or other successors-in-interest as the selling securityholders under this prospectus. The selling securityholders also may transfer securities in other circumstances, in which case the transferees, pledgees, or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our Class A Common Stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of such securities in the course of hedging the positions they assume. The selling securityholders may also sell shares of our Class A Common Stock short and deliver these securities to close out their short positions, or loan or pledge shares of our Class A Common Stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our Class A Common Stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling securityholders from the sale of shares of our Class A Common Stock offered by them will be the purchase price of such securities, less discounts or commissions, if any. The selling securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of our Class A Common Stock to be made directly or through agents. We will not receive any of the proceeds from any offering by the selling securityholders.

The selling securityholders also may in the future resell a portion of our Class A Common Stock in open-market transactions in reliance upon Rule 144 under the Securities Act (provided that they meet the criteria and conform to the requirements of that rule), or pursuant to other available exemptions from the registration requirements of the Securities Act.

The selling securityholders and any underwriters, broker-dealers, or agents that participate in the sale of shares of our Class A Common Stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of such securities may be underwriting discounts and commissions under the Securities Act. If any selling securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the selling securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers, and agents may be entitled, under agreements entered into with us and the selling securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, the number of shares of our Class A Common Stock to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer, or underwriter, and any applicable discounts, commissions, concessions, or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of securities offered by the selling securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of our Class A Common Stock. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of Class A Common Stock than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Class A Common Stock by bidding for or purchasing shares of Class A Common Stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of Class A Common Stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Class A Common Stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Under the A&R Registration Rights Agreement, we have agreed to indemnify the selling securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the selling securityholders may be required to make with respect thereto. In addition, we and the selling securityholders may agree to indemnify any underwriter, broker-dealer, or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to maintain the effectiveness of the registration statement of which this prospectus forms a part until all such securities have been sold under such registration statement or under Rule 144 under the Securities Act or are no longer outstanding, or under other circumstances as described in the Registration Rights Agreement. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes, and certain legal expenses. The selling securityholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes, and certain legal expenses relating to the offering.

The selling securityholders may use this prospectus in connection with resales of shares of our Class A Common Stock. This prospectus and any accompanying prospectus supplement will identify the selling securityholders, the terms of our Class A Common Stock, and any material relationships between us and the selling securityholders. The selling securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our Class A Common Stock they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the selling securityholders will receive all the net proceeds from the resale of shares of our Class A Common Stock.

A selling securityholder that is an entity may elect to make an in-kind distribution of Class A Common Stock to its members, partners, or stockholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, or stockholders are not affiliates of ours, such members, partners, or stockholders would thereby receive freely tradable shares of Class A Common Stock pursuant to the distribution through a registration statement.

Except as set forth above, we are required to pay all fees and expenses incident to the registration of shares of our Class A Common Stock to be offered and sold pursuant to this prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations applicable to U.S. Holders and Non-U.S. Holders (each as defined below) of the ownership and disposition of Class A Common Stock. This discussion only applies to investors that will hold their Class A Common Stock as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their particular circumstances or status including:

•        the Sponsor;

•        banks, financial institutions, or financial services entities;

•        broker-dealers;

•        S corporations;

•        taxpayers that are subject to the mark-to-market accounting rules;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        tax-qualified retirement plans;

•        insurance companies;

•        regulated investment companies or real estate investment trusts;

•        expatriates or former long-term residents of the United States;

•        persons that will actually or constructively own five percent or more of the Company’s voting stock or five percent or more of the total value of all classes of the Company’s stock (except as specifically addressed below);

•        persons that acquire the Company’s securities pursuant to an exercise of employee share options, in connection with employee share incentive plans, or otherwise as compensation;

•        persons that hold the Company’s securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•        persons subject to the alternative minimum tax;

•        U.S. Holders whose functional currency is not the U.S. dollar;

•        controlled foreign corporations and passive foreign investment companies; and

•        accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code.

This discussion is based on U.S. federal income tax law as in effect on the date hereof. Such law is subject to change, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described in this prospectus. There can be no assurance that future legislation, regulations, administrative rulings, or court decisions will not adversely affect the accuracy of the statements in this discussion. The Company has not sought, and does not intend to seek, a ruling from the IRS as to any U.S. federal income tax consideration described in this prospectus. The IRS may disagree with the discussion in this prospectus, and its determination may be upheld by a court. Furthermore, this discussion does not address any U.S. federal non-income tax laws, such as gift, estate, or Medicare contribution tax laws, or U.S. state or local or non-U.S. tax laws.

This discussion does not consider the U.S. federal income tax treatment of entities and arrangements treated as partnerships for U.S. federal income tax purposes that hold Class A Common Stock. If a partnership is a beneficial owner of Class A Common Stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of such partner and the activities of such partner and such partnership. If you are a partnership or a partner in a partnership that holds Class A Common Stock, you are urged to consult your tax advisor regarding the tax consequences to you of the ownership and disposition of Class A Common Stock.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH PROSPECTIVE INVESTOR IN the CLASS A COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF SHARES OF CLASS A COMMON STOCK, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

As used in this prospectus, a “U.S. Holder” is a beneficial owner of Class A Common Stock who or that is, for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust if (i) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a United States person.

The following describes U.S. federal income tax considerations to a U.S. Holder relating to the ownership and disposition of shares of Class A Common Stock.

Distributions on the Class A Common Stock

In general, distributions with respect to the Class A Common Stock will be subject to tax as dividends to the extent paid out of the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be includible in the gross income of a U.S. Holder as ordinary income on the day actually or constructively received by such holder.

To the extent that the amount of any distribution exceeds the Company’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles, the excess will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted tax basis of a U.S. Holder’s Class A Common Stock. The amount of any remaining excess will be subject to tax as capital gain recognized on a sale or exchange as described below under “U.S. Holders — Sale, Exchange or Other Dispositions of Shares of Class A Common Stock.”

Non-corporate U.S. Holders will generally be eligible for reduced rates of taxation on any dividend paid out of current and accumulated earnings and profits, provided that certain holding period and other requirements are satisfied. Corporate U.S. Holders will generally be eligible for a 50% dividends-received deduction on any dividend paid out of current and accumulated earnings and profits, provided that certain holding period and other requirements are satisfied.

A dividend that exceeds certain thresholds in relation to a U.S. Holder’s tax basis in the stock could be characterized as an “extraordinary dividend” (as defined in Section 1059 of the Code). If a corporate U.S. Holder receives an extraordinary dividend, it will generally be required to reduce (but not below zero) its basis in the shares of stock in respect of which the extraordinary dividend is paid by the portion of such dividend that is not taxed because of the dividends-received deduction. If the amount of the basis reduction exceeds the corporate U.S. Holder’s tax basis in its stock, the excess will be treated as taxable gain. If a non-corporate U.S. Holder receives an extraordinary dividend, it will be required to treat any loss on the sale of the shares of stock in respect of which such extraordinary dividend is paid as a long-term capital loss to the extent of the extraordinary dividends received that qualify for the reduced dividend tax rate described above.

U.S. Holders should consult their own tax advisor regarding the availability of the reduced dividend tax rate or the dividends-received deduction in light of their particular circumstances.

Sale, Exchange or Other Disposition of Shares of Class A Common Stock

A U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other taxable disposition of shares of Class A Common Stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of Class A Common Stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its shares of Class A Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its the Company securities generally will equal the U.S. Holder’s acquisition cost, subject to certain adjustments.

Non-U.S. Holders

As used in this prospectus, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity or arrangement treated as a partnership for U.S. federal income tax purposes) of Class A Common Stock who or that is not a U.S. Holder. The following describes U.S. federal income tax considerations to a non-U.S. Holder relating to the ownership and disposition of shares of Class A Common Stock.

Distributions on the Class A Common Stock

In general, distributions with respect to the Class A Common Stock will be subject to tax as dividends to the extent paid out of the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be includible in the gross income of a non-U.S. Holder as ordinary income on the day actually or constructively received by such holder. To the extent that the amount of any distribution exceeds the Company’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles, the excess will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted tax basis of a non-U.S. Holder’s Class A Common Stock. The amount of any remaining excess will be treated as capital gain realized on a sale or exchange as described below under “U.S. Holders — Sale, Exchange or Other Disposition of Shares of Class A Common Stock.”

Taxable dividends paid to a non-U.S. Holder of the Class A Common Stock will generally be subject to withholding of U.S. federal income tax at a 30% rate or lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to withholding tax, provided certain certification and disclosure requirements (generally on an IRS Form W-8ECI) are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. Holder were a “United States person” as defined under the Code. Any such effectively connected dividends received by a non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. Holder of the Class A Common Stock who wishes to claim the benefits of an applicable income tax treaty will be required to provide IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for income tax treaty benefits. Special certification and other requirements apply to certain non-U.S. Holders that are pass-through entities rather than corporations or individuals or that hold their interests through certain intermediaries.

A non-U.S. Holder of Class A Common Stock eligible for a reduced rate of withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Sale, Exchange or Other Disposition of Shares of Class A Common Stock

A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale, exchange or other disposition of shares of Class A Common Stock unless:

(i)     such non-U.S. Holder is an individual that is considered to have been present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)    the gain is effectively connected with the conduct of a trade or business of such non-U.S. Holder in the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” (imposed at a rate of 30% or, if applicable, a lower treaty rate) may also apply; or

(iii)   the Company is or has been a “United States real property holding corporation” at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period, and, in the case where a class of stock is regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of such class of stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of such class of stock. There can be no assurance that any class of stock will be treated as regularly traded on an established securities market for this purpose.

If paragraph (iii) above applies to a non-U.S. Holder, gain recognized by such non-U.S. Holder on the sale, exchange, or other disposition of shares of Class A Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such shares of Class A Common Stock from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. The Company will be classified as a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. The Company does not expect it to be classified as a “U.S. real property holding corporation” in the foreseeable future. However, such determination is factual and in nature and subject to change and no assurance can be provided as to whether the Company will be a U.S. real property holding corporation with respect to a non-U.S. Holder at any future time.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of shares of Class A Common Stock, and U.S. backup withholding on such payments may be possible. Backup withholding generally will not apply, however, to a U.S. Holder if the U.S. Holder is a corporation or other exempt recipient or the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished by such holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including Class A Common Stock) that are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Class A Common Stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of Class A Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

All investors should consult their tax advisors regarding the possible implications of FATCA on their investment in Class A Common Stock.

EXPERTS

Zeo Energy

The audited financial statements of Zeo Energy Corp. as of December 31, 2024 and 2023 included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Heliogen

The financial statements of Heliogen as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Heliogen’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Ellenoff Grossman & Schole LLP.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits filed with the registration statement. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investor Relations” at https://www.zeoenergy.com/. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO FINANCIAL STATEMENTS

ZEO ENERGY CORP. AND SUBSIDIARIES

Unaudited Financial Statements

Audited Financial Statements

HELIOGEN INC.

Unaudited Financial Statements

Audited Financial Statements

ZEO ENERGY CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of March 31, 2025	As of December 31, 2024
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$2,894,103	$5,634,115
Accounts receivable, including $286,103 and $191,662 from related parties, net of allowance for credit losses of $4,703,905 and $1,165,336, as of March 31, 2025, and December 31, 2024, respectively	4,999,508	10,186,543
Inventories	847,395	872,470
Contract asset, including $545,805 and $0 from related parties	577,398	64,202
Prepaid expenses and other current assets	936,673	2,131,345
Total current assets	10,255,077	18,888,675
Other assets, including $37,656 and $0 from related parties	113,591	314,426
Property, equipment and other fixed assets, net	2,629,283	2,475,963
Right-of-use operating lease asset	1,087,496	1,268,139
Right-of-use finance lease asset	412,893	447,012
Intangibles, net	2,938,804	7,571,156
Related party note receivable	3,000,000	3,000,000
Goodwill	27,010,745	27,010,745
Total assets	$47,447,889	$60,976,116

Liabilities, mezzanine equity and stockholders’ deficit
Current liabilities
Accounts payable	$3,569,632	$2,780,885
Accrued expenses and other current liabilities, including $2,320,129 and $3,359,101 with related parties at March 31, 2025, and December 31, 2024, respectively	6,581,799	8,540,188
Current portion of long-term debt	301,091	291,036
Current portion of obligations under operating leases	555,672	583,429
Current portion of obligations under finance leases	133,408	130,464
	2,455,000	2,440,000
Contract liabilities, including $0 and $2,000 with related parties as of March 31, 2025, and December 31, 2024, respectively	119,417	203,607
Total current liabilities	13,716,019	14,969,609
Obligations under operating leases, non-current	662,291	799,385
Obligations under finance leases, non-current	314,167	348,807
Warrant liabilities	785,551	1,449,000
Long-term debt	414,268	496,623
Total liabilities	15,892,296	18,063,424
Commitments and contingencies (Note 17)

Redeemable noncontrolling interests
Convertible preferred units, 1,500,000 units issued and outstanding as of March 31, 2025 and December 31, 2024	16,536,108	16,130,871
Class B Units	38,097,300	115,693,900

Stockholders’ deficit
Class V common stock, $0.0001 par value, 100,000,000 authorized shares; 26,730,000 and 35,230,000 shares issued and outstanding as of March 31, 2025, and December 31, 2024, respectively	2,673	3,523
Class A common stock, $0.0001 par value, 300,000,000 authorized shares; 21,796,464 and 13,252,964 shares issued and outstanding as of March 31, 2025, and December 31, 2024, respectively	2,180	1,326
Additional paid-in capital	16,486,224	14,523,963
Accumulated deficit	(39,568,892)	(103,440,891)
Total stockholders’ deficit	(23,077,815)	(88,912,079)
Total liabilities, redeemable noncontrolling interests and stockholders’ deficit	$47,447,889	$60,976,116

The accompanying notes are an integral part of these condensed consolidated financial statements.

ZEO ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2025	2024
Revenue, net	$6,216,391	$11,329,387
Related party revenue, net	2,567,304	8,812,769
Total revenue	8,783,695	20,142,156
Operating costs and expenses:
Cost of goods sold (exclusive of depreciation and amortization shown below)	4,789,679	13,957,966
Depreciation and amortization	4,900,729	459,529
Sales and marketing	2,137,092	6,553,787
General and administrative	10,467,593	3,219,422
Total operating expenses	22,295,093	24,190,704
(Loss) income from operations	(13,511,398)	(4,048,548)
Other income (expenses), net:
Other income, net	82,363	—
Change in fair value of warrant liabilities	663,449	(138,000)
Interest expense	(30,277)	(35,222)
Total other income (expense), net	715,535	(173,222)
Net (loss) income before taxes	(12,795,863)	(4,221,770)
Income tax (expense) benefit	(523,500)	114,668
Net (loss) income	(13,319,363)	(4,107,102)
Less: Net loss attributable to Sunergy Renewables, LLC prior to the ESGEN Business Combination	—	(523,681)
Net loss subsequent to the Business Combination	(13,319,363)	(3,583,421)
Less: Net loss attributable to redeemable non-controlling interests	(6,958,098)	(2,051,930)
Net loss attributable to Class A common stock	$(6,361,265)	$(1,531,491)

Basic and diluted net loss per common share	$(0.48)	$(1.54)
Weighted average units outstanding, basic and diluted	13,252,964	994,345

The accompanying notes are an integral part of these condensed consolidated financial statements.

ZEO ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE
NONCONTROLLING INTERESTS AND STOCKHOLDERS’ DEFICIT
FOR THE THREE MONTHS ENDED MARCH 31, 2025
(UNAUDITED)

	Redeemable noncontrolling interests							Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Class A Convertible Preferred Units		Class B	Class V Common Stock		Class A Common Stock
	Units	Amount	Units	Shares	Amount	Shares	Amount
Balance, December 31, 2024	1,500,000	$16,130,871	$115,693,900	35,230,000	$3,523	13,252,964	$1,326	$14,523,963	$(103,440,891)	$(88,912,079)
Stock-based compensation	—	—	—	—	—	43,500	4	2,200,752	—	2,200,756
Reverse recapitalization related deferred taxes and adjustments	—	—	—	—	—	—	—	(238,491)	—	(238,491)
Conversion of Class V common stock to Class A common stock	—	—	—	(8,500,000)	(850)	8,500,000	850	—	—	—
Subsequent measurement of redeemable noncontrolling interests	—	—	(70,233,264)	—	—	—	—	—	70,233,264	70,233,264
Net income (loss)	—	405,237	(7,363,336)	—	—	—	—	—	(6,361,265)	(6,361,265)
Balance, March 31, 2025	1,500,000	16,536,108	38,097,300	26,730,000	2,673	21,796,464	2,180	16,486,224	(39,568,892)	(23,077,815)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ZEO ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE
NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2024
(UNAUDITED)

	Redeemable noncontrolling interests									Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Class A Convertible Preferred Units		Class B	Common Units		Class V Common Stock		Class A Common Stock
	Units	Amount	Units	Units	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2023	—	$—	$—	1,000,000	$31,155,864	—	$—	—	$—	$—	$(533,345)	$30,622,519
Retroactive application of Business Combination (Note 1)	—	—	—	(1,000,000)	(31,155,864)	33,730,000	3,373	—	—	31,152,491	—	—
Balance, December 31, 2023	—	—	—	—	—	33,730,000	3,373	—	—	31,152,491	(533,345)	30,622,519
Stockholder distributions	—	—	—	—	—	—	—	—	—	—	(90,000)	(90,000)
Net loss prior to the Business Combination				—	—	—	—	—	—	—	(523,681)	(523,681)
Effects of Business Combination
Issuance of Class A Shares to third party advisors	—	—	—	—	—	—	—	178,207	18	891,017	—	891,035
Issuance of Class A Shares to backstop investor	—	—	—	—	—	—	—	225,174	23	1,569,440	—	1,569,463
Reverse Recapitalization (Note 4)	1,500,000	6,855,076	—	—	—	1,500,000	150	4,248,583	425	(1,677,860)	—	(1,677,285)
Transaction costs	—	—	—	—	—	—	—	—	—	(2,890,061)	—	(2,890,061)
Establishment of redeemable noncontrolling interests	—	—	26,116,548	—	—	—	—	—	—	(26,116,548)	—	(26,116,548)
Activities subsequent to business combination
Stock-based compensation	—	—	—	—	—	—	—	375,000	37	3,118,547	—	3,118,584
Subsequent measurement of redeemable noncontrolling interests	—	—	176,420,473	—	—	—	—	—	—	(6,047,026)	(170,373,447)	(176,420,473)
Net income (loss)	—	8,224,091	(10,276,021)	—	—	—	—	—	—	—	(1,531,429)	(1,531,491)
Balance, March 31, 2024	1,500,000	15,079,167	192,261,000	—	—	35,230,000	3,523	5,026,964	503	—	(173,051,964)	(173,047,938)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ZEO ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
	2025	2024
Cash Flows from Operating Activities
Net loss	$(13,319,363)	$(4,107,102)
Adjustment to reconcile net loss to cash used in operating activities
Depreciation and amortization	4,900,729	459,529
Change in fair value of warrant liabilities	(663,449)	138,000
Provision for credit losses	3,538,569	150,000
Non-cash operating lease expense	180,643	152,717
Stock-based compensation	2,257,139	3,118,584

Changes in operating assets and liabilities:
Accounts receivable	1,742,908	(2,297,517)
Accounts receivable due from related parties	(94,441)	(2,692,841)
Inventories	25,075	(28,968)
Contract assets	32,609	4,448,953
Prepaids and other current assets	1,138,288	(1,420,528)
Other assets from related parties	(37,656)	(109,443)
Accounts payable	788,747	(400,861)
Accrued expenses and other current liabilities	(1,465,222)	(691,316)
Accrued expenses and other current liabilities due to related parties	(1,038,972)	(2,148,960)
Contract liabilities	(82,190)	(3,508,323)
Contract liabilities due to related parties	(2,000)	(1,054,263)
Operating lease payments	(164,851)	(159,650)
Net cash used in operating activities	(2,263,438)	(10,151,989)

Cash flows from Investing Activities
Purchases of property, equipment and other assets	(372,578)	(226,076)
Net cash used in investing activities	(372,578)	(226,076)

Cash flows from Financing Activities
Repayments of finance lease liabilities	(31,696)	(28,537)
Proceeds from the issuance of convertible preferred stock, net of transaction costs	—	10,277,275
Repayments of debt	(72,300)	(71,855)
Distributions to members	—	(90,000)
Net cash (used in) provided by financing activities	(103,996)	10,086,883

Net decrease in cash and cash equivalents	(2,740,012)	(291,182)
Cash and cash equivalents, beginning of period	5,634,115	8,022,306
Cash and cash equivalents, end of the period	$2,894,103	$7,731,124

Supplemental Cash Flow Information
Cash paid for interest	$25,785	$34,060
Cash paid for income taxes	$—	$—
Noncash finance lease expense	$34,119	$34,118

Non-cash transactions
Deferred equity issuance costs	$—	$3,269,039
Issuance of Class A common stock to vendors	$—	$891,035
Issuance of Class A common stock to backstop investors	$—	$1,569,463
Preferred dividends	$405,237	$8,224,091

The accompanying notes are an integral part of these condensed consolidated financial statements.

Zeo Energy Corp.

Notes to the Condensed Consolidated Financial Statements

March 31, 2025

NOTE 1 — ORGANIZATION AND BUSINESS OPERATION

Zeo Energy Corp. (formerly known as ESGEN Acquisition Corporation or “ESGEN”), collectively with its subsidiaries (the “Company” or “Zeo”) is in the business of marketing, sales and installation, and maintenance of solar panel technology to individual households within the United States. As part of this, the Company may also provide roofing repairs and construction.

Zeo Energy Corp. was a blank check company originally incorporated on April 19, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On October 22, 2021, ESGEN consummated an initial public offering, after which its securities began trading on the Nasdaq Stock Market LLC (“Nasdaq”).

ESGEN Business Combination

On March 13, 2024 (the “Closing Date”), the Company consummated its previously announced business combination (the “ESGEN Closing”), pursuant to that certain Business Combination Agreement, dated as of April 19, 2023 (as amended on January 24, 2024, the “ESGEN Business Combination Agreement”), by and among Zeo Energy Corp., a Delaware corporation (f/k/a ESGEN Acquisition Corporation, a Cayman Islands exempted company), ESGEN OpCo, LLC, a Delaware limited liability company(“OpCo”), Sunergy Renewables, LLC, a Nevada limited liability company (“Sunergy”), the Sunergy equity holders set forth on the signature pages thereto or joined thereto (collectively, “Sellers” and each, a “Seller”, and collectively with Sunergy, the “Sunergy Parties”), for limited purposes, ESGEN LLC, a Delaware limited liability company (the “Sponsor”), and for limited purposes, Timothy Bridgewater, an individual, in his capacity as the Sellers Representative (collectively, the “ESGEN Business Combination”). Prior to the ESGEN Closing, (i) except as otherwise specified in the ESGEN Business Combination Agreement, each issued and outstanding Class B ordinary share of ESGEN was converted into one Class A ordinary share of ESGEN (the “ESGEN Class A Ordinary Shares” and such conversion, the “ESGEN Share Conversion”); and (ii) ESGEN was domesticated into the State of Delaware so as to become a Delaware corporation (the “Domestication”). In connection with the ESGEN Closing, the registrant changed its name from “ESGEN Acquisition Corporation” to “Zeo Energy Corp.”

Upon the Domestication, each then-outstanding ESGEN Class A Ordinary Share was cancelled and converted into one share of Class A common stock of the Company, par value $0.0001 per share (“Zeo Class A Common Stock”), and each then-outstanding ESGEN Public Warrant was assumed and converted automatically into a warrant of the registrant, exercisable for one share of Zeo Class A Common Stock. Additionally, each outstanding unit of ESGEN was cancelled and converted into one share of Zeo Class A Common Stock and one-half of one warrant of the Company.

In accordance with the terms of the ESGEN Business Combination Agreement, Sunergy caused all holders of any options, warrants or rights to subscribe for or purchase any equity interests of Sunergy or its subsidiaries or securities (including debt securities) convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire, any equity interests of Sunergy or any subsidiary thereof (collectively, the “Sunergy Convertible Interests”) existing immediately prior to the ESGEN Closing to either exchange or convert all such holder’s Sunergy Convertible Interests into limited liability interests of Sunergy (the “Sunergy Company Interests”) in accordance with the governing documents of Sunergy or the Sunergy Convertible Interests.

At the ESGEN Closing, ESGEN contributed to OpCo (1) all of its assets (excluding its interests in OpCo, but including the amount of cash in ESGEN’s Trust Account (the “Trust Account”) as of immediately prior to the ESGEN Closing (after giving effect to the exercise of redemption rights by ESGEN stockholders), and (2) a number of newly issued shares of Class V common stock of the registrant, par value $0.0001 per share, which generally have only voting rights (the “Zeo Class V Common Stock”), equal to the number of Seller OpCo Units (as defined in the ESGEN Business Combination Agreement) (the “Seller Class V Shares”). In exchange, OpCo issued to ESGEN (i) a number of Class A common units of OpCo (the “Manager OpCo Units”) which equaled the number of total shares of the Zeo Class A Common Stock issued and outstanding immediately after the ESGEN Closing and (ii) a number of warrants to purchase Manager OpCo Units which equaled the number of SPAC Warrants (as defined in the ESGEN Business

Zeo Energy Corp.

Notes to the Condensed Consolidated Financial Statements

March 31, 2025

NOTE 1 — ORGANIZATION AND BUSINESS OPERATION (cont.)

Combination Agreement) issued and outstanding immediately after the ESGEN Closing (the transactions described above in this paragraph, the “ESGEN Contribution”). Immediately following the ESGEN Contribution, (x) the Sellers contributed to OpCo the Sunergy Company Interests and (y) in exchange therefor, OpCo transferred to the Sellers the Seller OpCo Units and the Seller Class V Shares.

Prior to the ESGEN Closing, the Sellers transferred 24.167% of their Sunergy Company Interests (which were thereafter exchanged for Seller OpCo Units and Seller Class V Shares at the ESGEN Closing, as described above) pro rata to Sun Managers, LLC, a Delaware limited liability company (“Sun Managers”), in exchange for Class A Units (as defined in the Sun Managers limited liability company agreement (the “SM LLCA”) in Sun Managers. In connection with such transfer, Sun Managers executed a joinder to, and became a “Seller” for purposes of, the ESGEN Business Combination Agreement. Sun Managers intends to grant Class B Units (as defined in the SM LLCA) in Sun Managers through the Sun Managers, LLC Management Incentive Plan (the “Management Incentive Plan”) adopted by Sun Managers to certain eligible employees or service providers of OpCo, Sunergy or their subsidiaries, in the discretion of Timothy Bridgewater, as manager of Sun Managers. Such Class B Units may be subject to a vesting schedule, and once such Class B Units become vested, there may be an exchange opportunity through which the grantees may request (subject to the terms of the Management Incentive Plan and the OpCo amended and restated limited liability company agreement in its entirely (the “OpCo A&R LLC Agreement”)) the exchange of their Class B Units into Seller OpCo Units (together with an equal number of Seller Class V Shares), which may then be converted into Zeo Class A Common Stock (subject to the terms of the Management Incentive Plan and the OpCo A&R LLC Agreement). Grants under the Management Incentive Plan will be made after ESGEN Closing.

As of the ESGEN Closing Date, upon consummation of the ESGEN Business Combination, the only outstanding shares of capital stock of the registrant were shares of Zeo Class A Common Stock and Zeo Class V Common Stock.

In connection with entering into the ESGEN Business Combination Agreement, ESGEN and the Sponsor entered into a subscription agreement, dated April 19, 2023, which ESGEN, the Sponsor and OpCo subsequently amended and restated on January 24, 2024 (the “Sponsor Subscription Agreement”), pursuant to which, among other things, the Sponsor agreed to purchase an aggregate of 1,000,000 OpCo preferred units (and be issued an equal number of shares of Zeo Class V Common Stock) (“Convertible OpCo Preferred Units”) concurrently with the ESGEN Closing at a cash purchase price of $10.00 per unit and up to an additional 500,000 Convertible OpCo Preferred Units (together with the concurrent issuance of an equal number of shares of Zeo Class V Common Stock) during the nine months after ESGEN Closing if called for by Zeo (the “Sponsor PIPE Investment”). Prior to the ESGEN Closing, ESGEN informed the Sponsor that it wished to call for the additional 500,000 Convertible OpCo Preferred Units at the Closing and, as a result, a total of 1,500,000 Convertible OpCo Preferred Units were issued to Sponsor in return for aggregate consideration of $15,000,000.

Accounting for the ESGEN Business Combination

The ESGEN Business Combination was accounted for as a reverse recapitalization with ESGEN being treated as the acquired company since there was no change in control in accordance with the guidance for common control transactions in Accounting Standards Codification (“ASC”) 805-50, Business Combinations — Related Issues (“ASC 805-50”). Accordingly, the financial statements of the combined entity will represent a continuation of the financial statements of Sunergy with the ESGEN Business Combination treated as the equivalent of Sunergy issuing stock for the net assets of ESGEN, accompanied by a recapitalization. The net assets of ESGEN were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the ESGEN Business Combination were those of Sunergy.

Zeo Energy Corp.

Notes to the Condensed Consolidated Financial Statements

March 31, 2025

NOTE 1 — ORGANIZATION AND BUSINESS OPERATION (cont.)

Sunergy was determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

Based upon the evaluation of the OpCo A&R LLC Agreement, OpCo is considered to be a Variable Interest Entity (“VIE”) and ESGEN is considered to be the primary beneficiary through its membership interest and manager powers conferred to it through the Class A Units. For VIEs, the accounting acquirer is always considered to be the primary beneficiary. As such, Zeo will consolidate OpCo and will be considered the accounting acquirer; however, further consideration of whether the entities are under common control was required in order to determine whether there is an ultimate change in control and the acquisition method of accounting is required under ASC 805.

While Sunergy did not control or have common ownership of ESGEN prior to the consummation of the ESGEN Business Combination, the Company evaluated the ownership of the new entity subsequent to the consummation of the transaction to determine if common control existed. If the business combination is between entities under common control, then the acquisition method of accounting is not applicable and the guidance in ASC 805-50 regarding common control should be applied instead. The Financial Accounting Standards Board (“FASB”) ASC does not include a definition of common control. In practice, entities with a common parent entity, as determined under ASC 810, Consolidation, are generally considered to be under common control. Emerging Issues Task force (“EITF”) Issue 02-5, “Definition of ‘Common Control’ in Relation to FASB Statement No. 141 (“EITF Issue 02-5”)”, which was never finalized or codified, has also been applied in practice to determine when entities are under common control. EITF Issue 02-5 indicates that common control would exist in any of the following situations:

•        An individual (including trusts in which the individual is the beneficial owner) or entity holds more than 50 percent of the voting ownership of each entity.

•        Immediate family members hold more than 50 percent of the voting ownership interest of each entity, and there is no evidence that those family members would vote their shares in any way other than in concert. Immediate family members include a married couple and their children, but not the married couple’s grandchildren. Entities might be owned in varying combinations among living siblings and their children. Those situations require careful consideration of the substance of the ownership and voting relationships.

•        Group of stockholders holds more than 50 percent of the voting ownership of each entity, and contemporaneous written evidence of an agreement to vote a majority of the entities’ shares in concert exists.

Prior to the ESGEN Business Combination and the contributions to Sun Managers, Sunergy was majority owned by 5 entities (the “Primary Sellers”):

•        Southern Crown Holdings, LLC (wholly owned by Anton Hruby) — 230,000 Common Units (23%)

•        LAMADD LLC (wholly owned by Gianluca Guy) — 230,000 Common Units (23%)

•        JKae Holdings, LLC (wholly owned by Kalen Larsen) — 215,000 Common Units (21.5%)

•        Clarke Capital, LLC (wholly owned by Brandon Bridgewater) — 215,000 Common Units (21.5%)

•        White Horse Energy, LC (wholly owned by Timothy Bridgewater) — 90,000 Common Units (9%)

Each of the above parties entered into a Voting Agreement, each dated September 7, 2023 (the “Voting Agreement”). The term of the Voting Agreement is for five years from the date of the Voting Agreement. The consummation of the ESGEN Business Combination occurred within the term of the Voting Agreement.

Prior to the ESGEN Business Combination and the contributions to Sun Managers, the Primary Sellers had 98% ownership in Sunergy. Immediately following the ESGEN Business Combination, the Primary Sellers owned 83.8% of the Common Stock of the registrant through their Zeo Class V Common Stock that have voting interests. The

Zeo Energy Corp.

Notes to the Condensed Consolidated Financial Statements

March 31, 2025

NOTE 1 — ORGANIZATION AND BUSINESS OPERATION (cont.)

Voting Agreement constitutes contemporaneous written evidence of an agreement to vote a majority of the Primary Sellers’ shares of the registrant in concert. Accordingly, the Primary Sellers retain majority control through the voting of their units in conjunction with the Voting Agreement immediately prior to the ESGEN Business Combination and their shares following the ESGEN Business Combination and, therefore, there is no change of control before or after the ESGEN Business Combination. This conclusion is appropriate even though there was no relationship or common ownership or control between Sunergy and ESGEN prior to the ESGEN Business Combination. Accordingly, the ESGEN Business Combination should be accounted for in accordance with the guidance for common control transactions in ASC 805-50.

Additional factors that were considered include the following:

•        Since the ESGEN Business Combination, the Board has been comprised of one individual designated by ESGEN and five individuals designated by Sunergy.

•        Since the ESGEN Business Combination, management of the Company has been the existing management at Sunergy immediately prior to the ESGEN Business Combination. The individual that was serving as the chief executive officer and chief financial officer of Sunergy’s management team immediately prior to the ESGEN Business Combination continues substantially unchanged upon completion of the ESGEN Business Combination.

For common control transactions that include the transfer of a business, the reporting entity is required to account for the transaction in accordance with the procedural guidance in ASC 805-50. The C Corporation (ESGEN) is considered to be a substantive entity, the LLC (OpCo) is a business and VIE, and the C Corporation is considered to be the accounting acquirer since it is the primary beneficiary of the LLC. In a transaction that is a combination of entities under common control, the acquirer (ESGEN) should recognize the acquired entity (OpCo and Sunergy) on the same basis as the entities’ common parent.

NOTE 2 — LIQUIDITY AND GOING CONCERN

As of March 31, 2025, the Company had approximately $3.5 million of working capital including $2.9 million of cash and cash equivalents. Management has assessed the going concern assumptions of the Company during the preparation of these condensed consolidated financial statements.

The Company’s condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Historically, the Company’s primary source of funding to support operations has been cash flows from operations.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and principles of Consolidation

The accompanying interim unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and notes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. These statements should be read in conjunction with Zeo’s audited financial statements for the fiscal year ended December 31, 2024 as included with the Company’s Form 10-K filed with the SEC on May 27, 2025. The results reported in these unaudited condensed consolidated financial statements are not necessarily indicative of results for the full fiscal year.

Zeo Energy Corp.

Notes to the Condensed Consolidated Financial Statements

March 31, 2025

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Reclassification

Certain amounts from prior period financial statements have been reclassified to align with the presentation used in the current condensed consolidated financial statements for comparative purposes. These reclassifications had no effect on the Company’s previously reported results of operations. An adjustment has been made to the condensed consolidated statements of cash flows for the three months ended March 31, 2024, to match this current year’s presentation of noncash financing lease expense. This change in classification does not affect previously reported cash flows from operating activities in the condensed consolidated statements of cash flows.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with US GAAP requires it to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Some of the more significant estimates include fair value of preferred shares, fair value of assets acquired and liabilities assumed in asset acquisitions, share-based compensation, fair value of warrant liabilities, redemption value of non-controlling interest, realizability of deferred tax assets, subsequent realizability of intangible assets, depreciation and amortization periods and collectability of accounts receivable. Due to the uncertainty involved in making estimates, actual results could differ from those estimates which could have a material effect on the financial condition and results of operations in future periods.

The Company bases its estimates and assumptions on historical experience and other factors, including the current economic environment and on various other judgements that it believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment could have a material effect on the financial condition and results of operations in future periods.

Segment Information

Operating segments are defined as components of an enterprise for which separate discrete financial information is evaluated regularly by the chief operating decision maker (“CODM”), in deciding how to allocate resources and assess performance. The CODM reviews financial information presented on a consolidated basis for the purposes of allocating resources and evaluating financial performance. Accordingly, the Company operates and manages its business as one operating and reportable segment. (See Note 19)

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less from the purchase date to be cash equivalents. The Company maintains its cash in checking and savings accounts. Income generated from cash held in savings accounts is recorded as interest income. The carrying value of the Company’s savings accounts is included in cash and cash equivalents and approximates the fair value.

Accounts receivable, net of allowance for credit losses

Accounts receivable is presented at the invoiced receivable amounts, less any allowance for any potential expected credit loss amounts, and do not bear interest. The Company estimates allowance for credit losses based on the creditworthiness of each customer, historical collections experience, forward looking information and other information including the aging of the receivables. The majority of our customers lease or finance their purchase and installation of solar panels through various financing companies. The financing companies remit payment to the Company typically within 3 weeks after installation. The Company is not deemed a borrower with these financing agreements and as a result is not subject to any of the terms of the financing transaction between the financing company and the customer.

Zeo Energy Corp.

Notes to the Condensed Consolidated Financial Statements

March 31, 2025

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following represents a roll forward of the allowance for credit losses as of March 31, 2025 and December 31, 2024:
	March 31, 2025	December 31, 2024
Allowance for credit losses, beginning of the period	$1,165,336	$862,580
Provision for credit losses	3,538,569	2,815,633
Write offs	—	(2,525,100)
Recoveries	—	12,223
Allowance for credit losses, as of the end of the period	$4,703,905	$1,165,336

Significant judgement is involved in determination of the collectability of accounts receivable. Management assesses the reasonability of collectability of accounts receivable on a quarterly basis to record the allowance for credit losses.

Contract assets

Contract assets costs include prepaid installation costs incurred prior to completion of installations of solar systems and accrued revenues for which the invoicing criteria have not been met. Contact assets include the cost of engineering, permits, governmental fees, other related solar installation costs and accrued revenues of $577,398 and $64,202 as of March 31, 2025 and December 31, 2024, respectively. These costs are charged to Cost of goods sold when each installation is completed. The following table summarizes the change in contract assets:
	March 31, 2025	December 31, 2024
Contract asset, beginning of the period	$64,202	$4,915,064
Cost of goods sold recognized during the period	(64,202)	(4,915,064)
Additions to contract assets prior to completion of performance obligation	577,398	64,202
Contract assets, as of the end of the period	$577,398	$64,202

Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of employee advances, advanced sales commissions, prepaid insurance, and other current assets.

Note receivable

The Company records notes receivable when it extends credit or financing to related parties or third parties. The Company evaluates notes receivable for collectability at each reporting period under the current expected credit loss (CECL) model, in accordance with ASC 326, Financial Instruments — Credit Losses (“ASC 326”). If necessary, an allowance for doubtful accounts is recorded to reflect potential losses. As of December 31, 2024, we evaluated the need for an allowance for credit loss using the guidelines set forth in ASC 326, and have determined this note is fully collectible and, therefore, we have not recorded an allowance against the note receivable balance.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and trade accounts receivable. The Company maintains its cash and cash equivalent balances in highly rated financial institutions, which at times may exceed federally insured limits. The amounts over these insured limits as of March 31, 2025, and December 31, 2024 were $2,644,103 and $5,384,115, respectively. The Company mitigates this concentration of credit risk by monitoring the credit worthiness of the financial institutions. No losses have been incurred to date on any deposits.

Zeo Energy Corp.

Notes to the Condensed Consolidated Financial Statements

March 31, 2025

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company performs periodic credit evaluations of its customers’ financial condition and also monitors the financial condition of the financial counterparties that finance customer transactions and generally does not require collateral. For customers who finance their systems through a lease product, the Third Party Operator (TPO) of the lease product is the contracted customer with the Company. Where the Company has a concentration of credit risk, it is with these TPO customers. At March 31, 2025, the Company had one customer who exceeded 10% of accounts receivable. Their balances were $2,481,952. At December 31, 2024, the Company had two customers who exceeded 10% of accounts receivable. Their balances were $3,192,077 and $2,306,096. For the three months ended March 31, 2025 and 2024, the Company had four and two customers, respectively, who exceeded 10% of revenue recognized. Their revenue recognized was $2,125,281, $1,318,939, $2,021,499 and $1,810,484 for the three months ended March 31, 2025 and $12,022,995 and $2,549,042 for the three months ended March 31, 2024, respectively.

Advertising and Marketing

The Company charges the costs of advertising to expense as incurred. For the three months ended March 31, 2025 and 2024, the Company incurred $54,686 and $45,268, respectively, of advertising and marketing costs.

Inventories

Inventories are primarily comprised of solar panels and other related items necessary for installations and service needs. Inventories are accounted for on a first-in-first-out basis and are measured at the lower of cost or net realizable value, where cost is determined using a weighted-average cost method. When evidence exists that the net realizable value of inventory is lower than its cost, the difference is recognized as cost of goods sold in the condensed consolidated statements of operations in the period identified. As of March 31, 2025 and December 31, 2024, inventory was $847,395 and $872,470, respectively.

Property, equipment and other fixed assets, net

Property, equipment and other fixed assets are carried at cost less accumulated depreciation and includes expenditures that substantially increase the useful lives of existing property and equipment. Maintenance, repairs, and minor renovations are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the related costs and accumulated depreciation are removed from their respective accounts, and any difference between the sale proceeds and the carrying amount of the asset is recognized as a gain or loss on disposal in the condensed consolidated Statements of Operations.

Software that is developed for internal use and is accounted for accordance with ASC 350, Intangibles, Goodwill and Other-Internal-Use Software. Qualifying costs incurred to develop internal-use software are capitalized when (i) the preliminary project stage is completed, (ii) management has authorized further funding for the completion of the project and (iii) it is probable that the project will be completed and perform as intended. These capitalized costs include compensation for employees who develop internal-use software and external costs related to development of internal-use software. Capitalization of these costs ceases once the project is substantially complete and the software is ready for its intended purpose. Internally developed software is amortized using the straight-line method over an estimated useful life. All other expenditures, including those incurred to maintain an internal-use software’s current level of performance, are expensed as incurred. When these assets are retired or disposed of, the cost and accumulated amortization thereon are removed, and any resulting gain or losses are included in the condense consolidated statements of operations.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is five years, across all asset classes.

The estimated useful lives and depreciation methods are reviewed at each year-end, with the effect of any changes in estimates accounted for prospectively. All depreciation expense is included with depreciation and amortization in the condensed consolidated statements of operations.

Zeo Energy Corp.

Notes to the Condensed Consolidated Financial Statements

March 31, 2025

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Impairment of long-lived assets

Management reviews each asset or asset group for impairment whenever events or circumstances indicate that the carrying value of an asset or asset group may not be recoverable, and at least annually. No impairment charges were recorded by the Company during the three months ended March 31, 2025, and 2024.

Business Combinations

The Company accounts for an acquisition as a business combination if the assets acquired and liabilities assumed in the transaction constitute a business in accordance with ASC Topic 805. Such acquisitions are accounted using the acquisition method by recognizing the identifiable tangible and intangible assets acquired and liabilities assumed, and any non-controlling interest in the acquired business, measured at their acquisition date fair values.

Where the set of assets acquired and liabilities assumed doesn’t constitute a business, it is accounted for as an asset acquisition and the individual assets and liabilities are recorded at their respective relative fair values corresponding to the consideration transferred.

Goodwill

Goodwill is recognized and initially measured as any excess of the acquisition-date consideration transferred in a business combination over the acquisition-date amounts recognized for the net identifiable assets acquired. Goodwill is not amortized but is tested for impairment annually, or more frequently if an event occurs or circumstances change that would more likely than not result in an impairment of goodwill. First, the Company assesses qualitative factors to determine whether or not it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company conducts a quantitative goodwill impairment test comparing the fair value of the applicable reporting unit with its carrying value. If the carrying amount of the reporting unit exceeds the fair value of the reporting unit, the Company recognizes an impairment loss in the condensed consolidated statements of operations for the amount by which the carrying amount exceeds the fair value of the reporting unit. The Company performs its annual goodwill impairment test at December 31 of each year. There was no goodwill impairment for the three months ended March 31, 2025, and 2024.

Intangible assets subject to amortization

Intangible assets include tradenames, customer lists, order backlog and non-compete agreements. Amounts are subject to amortization on a straight-line basis over the estimated period of benefit and are subject to annual impairment consideration. Costs incurred to renew or extend the term of a recognized intangible asset, such as the acquired tradename, are capitalized as part of the intangible asset and amortized over its revised estimated useful life.

Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the intangible assets may not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or any other significant adverse change that would indicate that the carrying amount of an asset or group of assets may not be recoverable. The Company evaluates the recoverability of intangible assets by comparing their carrying amounts to future net undiscounted cash flows expected to be generated by the intangible assets. If such intangible assets are considered to be impaired, the impairment recognized is measured as the amount by which the carrying amount of the intangible assets exceeds the fair value of the assets. The Company determines fair value based on discounted cash flows using a discount rate commensurate with the risk inherent in the Company’s current business model for the specific intangible asset being valued. No impairment charges were recorded for the three months ended March 31, 2025, and 2024.

Zeo Energy Corp.

Notes to the Condensed Consolidated Financial Statements

March 31, 2025

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Leases

The Company evaluates the contracts it enters into to determine whether such contracts contain leases at inception. A contract contains a lease if the contract conveys the right to control the use of identified property, plant or equipment for a period of time in exchange for consideration. At commencement, contracts containing a lease are further evaluated for classification as an operating or finance lease where the Company is a lessee. When the arrangements include lease and non-lease components, the Company accounts for them as a single lease component.

Operating Leases

A lease for which substantially all the benefits and risks incidental to ownership remain with the lessor is classified by the lessee as an operating lease. Operating leases are included in the line items right-of-use (“ROU”) operating lease asset, current portion of obligations under operating leases, and obligations under operating leases, non-current in the condensed consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term and obligations under lease represents its obligation to make lease payments arising from the lease. For operating leases, the Company measures its lease obligations based on the present value of the total lease payments not yet paid. These payments are then discounted based on the more readily determinable of the rate implicit in the lease or the Company’s incremental borrowing rate, which is the estimated rate the Company would be required to pay for a collateralized borrowing equal to the total lease payments over the term of the lease. The Company uses its incremental borrowing rate based on the information available at lease commencement date in determining the present value of lease payments. The Company measures ROU assets based on the corresponding lease obligation adjusted for payments made to the lessor at or before the commencement date, and initial direct costs it incurs under the lease. The Company begins recognizing lease expense when the lessor makes the underlying asset available to the Company. Lease expenses for lease payments is recognized on a straight-line basis over the lease term.

For leases with a lease term of less than one year (short-term leases), the Company has elected not to recognize an obligation or ROU asset on its condensed consolidated balance sheet. Instead, it recognizes the lease payments as expenses on a straight-line basis over the lease term. Short-term lease costs are immaterial to its condensed consolidated statements of operations and cash flows.

Finance leases

Leases that transfer substantially all of the benefits and risks incidental to the ownership of assets are accounted for as finance leases as if there was an acquisition of an asset and incurrence of an obligation at the inception of the lease. Lease cost for finance leases where the Company is the lessee includes the amortization of the ROU asset, which is amortized on a straight-line basis and recorded to depreciation and amortization and interest expense on the finance lease obligation, which is calculated using the effective interest method and recorded to interest expense on the accompanying condensed consolidated statements of operations. Finance lease ROU assets are amortized over the shorter of their estimated useful lives or the terms of the respective leases. If the Company is reasonably certain to exercise the option to purchase the underlying asset at the end of lease term, the finance lease ROU assets are amortized to the end of useful life of the assets on a straight-line basis.

Warrant Liabilities

The Company evaluates all of its financial instruments, including issued share purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 815-40, Derivatives and Hedging (“ASC 815-40”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period. The Company accounts for the Public Warrants (as defined in Note 12) in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the Warrants to fair value

Zeo Energy Corp.

Notes to the Condensed Consolidated Financial Statements

March 31, 2025

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the condensed consolidated statements of operations. The quoted market price is utilized as the fair value as of each relevant date.

Revenue Recognition

The Company accounts for revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). The Company applies judgment in the determination of performance obligations in accordance with ASC 606. Performance obligations in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the services is separately identifiable from other promises in the contract. In addition, a single performance obligation may comprise a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer. This principle is achieved through applying the following five-step approach:

•        Step 1 — Identification of the contract, or contracts, with a customer.

•        Step 2 — Identification of the performance obligations in the contract.

•        Step 3 — Determination of the transaction price.

•        Step 4 — Allocation of the transaction price to the performance obligations in the contract

•        Step 5 — Recognition of revenue when, or as, the Company satisfies a performance obligation.

The Company recognizes and records revenue from its operations upon completion of installation for both solar system installations and roofing installations. In connection with the sales and installation, a signed contract between the Company and the purchaser defines the duties and obligations of each party. The contract is specific as to the duties and responsibilities which govern the accounting for these transactions. Once the Company’s performance obligations are met with installation completed, according to the signed contract, the Company’s obligations are completed, and title is transferred to the buyer. The Company believes its performance obligation is completed once the installation of the solar panels is completed, which is prior to the customer receiving permission to operate the solar panels from the local utility company. The Company records sales revenue at this point in time. Many of the Company’s customers finance their obligations with third parties. In these situations, the finance company deducts their financing fees and remits the net amount to the Company. Revenue recorded is equal to the contract amount signed by the purchaser, net of the financing fees. The Company incurs several costs associated with the installation prior to its completion. In accordance with ASC 340, Other Assets and Deferred Costs, installation-related costs are recorded as prepaid expenses and other current assets and in turn are expensed when installation is completed. Thus, revenue recognition is in turn matched with the installation equipment costs and expense associated with the completion of each project.
	Three months ended March 31,
	2025	2024
Solar systems installations, net	8,374,912	19,043,775
Roofing installations	408,783	1,098,381
Total net revenues	$8,783,695	$20,142,156

Contract liabilities

The Company receives both customer advances and may receive lender advances from third-party financing company’s on behalf of customers. These amounts are recorded on the condensed consolidated balance sheets as contract liabilities and are considered a liability of the Company until the installation is completed. When the permission to turn on

Zeo Energy Corp.

Notes to the Condensed Consolidated Financial Statements

March 31, 2025

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(“PTO”) the solar panels from the local municipality is significantly delayed, the lender may withdraw their previous payments for a customer account until the PTO is completed. The contract liabilities amounts are expected to be recognized as revenue within a twelve months of the Company’s receipt of the funds. The following table summarizes the change in contract liabilities:
	March 31, 2025	December 31, 2024
Contract liabilities, beginning of the period	$203,607	$5,223,518
Revenue recognized from amounts included in contract liabilities at the beginning of the period	(203,607)	(5,223,518)
Cash received prior to completion of performance obligation	119,417	203,607
Contract liabilities, end of the period	$119,417	$203,607

Contract acquisition costs

The Company pays sales commissions to sales representatives based on a percentage of the value of sales contracts entered into by the customer and the Company. Payment is made to the sales representative once installation is completed. Such costs are included as sales and marketing on the condensed consolidated statements of operations. Since sales commission payments are subject to completion of the installation, payment is made commensurate with the recognition of revenue from the sale, and therefore the full expense is incurred as the Company does not have any remaining performance obligations.

Costs to obtain a contract are not considered to be incremental or material, and project duration generally does not span more than one year. Accordingly, the Company applies a practical expedient for these types of costs and as such, they are expensed in the period incurred.

Earnings per share

The Company reports both basic and diluted earnings per share. Basic earnings per share is calculated based on the weighted average number of shares of Class A Common Stock outstanding and excludes the dilutive effect of warrants, stock options, and other types of convertible securities. Diluted earnings per share is calculated based on the weighted average number of shares of Class A Common Stock outstanding and the dilutive effect of warrants and other types of participating securities are included in the calculation. Dilutive securities are excluded from the diluted earnings per share calculation if their effect is anti-dilutive, such as in periods where a net loss is reported.

Prior to the ESGEN Business Combination, the membership structure of Sunergy Renewables, LLC included membership units. In conjunction with the closing of the ESGEN Business Combination, the Company effectuated a recapitalization whereby all membership units were converted to common units of ESGEN OpCo, LLC, and Zeo Energy Corp. implemented a revised class structure including Class A Common Stock having one vote per share and economic rights and Class V Common Stock having one vote per share and no economic rights.

Stock-based Compensation

The Company recognizes an expense for stock-based compensation awards based on the estimated fair value of the award on the date of grant. The Company has elected to account for restricted stock awards with market conditions using a graded vesting method. This method recognizes the compensation cost in the condensed consolidated statements of operations over the requisite service period for each separately vesting tranche of awards. The Company has elected to recognize forfeitures as they occur rather than estimate expected forfeitures.

Zeo Energy Corp.

Notes to the Condensed Consolidated Financial Statements

March 31, 2025

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair value of Financial Instruments

Fair value is the price that would be received to sell an asset, or the amount paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). We classify fair value balances based on the observability of those inputs. The three levels of the fair value hierarchy are as follows:
Level 1 —	Inputs based on unadjusted quoted market prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
Level 2 —

Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar instruments in markets that are not active or for which all significant inputs are observable or can be corroborated by observable market data.

Level 3 —

Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are both unobservable for the asset and liability in the market and significant to the overall fair value measurement.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement. The recorded amounts of certain financial instruments, including cash and cash equivalents, accounts receivable, accrued expenses, advanced funding, accounts payable, and debt approximate fair value due to their relatively short maturities.

Redeemable Noncontrolling Interests

Noncontrolling interests represent the portion of OpCo that Zeo Energy Corp. controls and consolidates but does not own. The noncontrolling interests were created as a result of the ESGEN Business Combination and represent 33,730,000 common units issued by Zeo Energy Corp. to the prior investors. As of the close of the ESGEN Business Combination, Zeo Energy Corp. held a 13.0% interest in OpCo with the remaining 87.0% interest held by OpCo’s prior investors. At December 31, 2024, Zeo Energy Corp. held a 28.2% interest in ESGEN OpCo, LLC with the remaining 71.8% interest held by OpCo’s prior investors. During the three months ended March 31, 2025, 8,500,000 units were converted to Class A common stock. As a result, as of March 31, 2025, 25,230,000 units are outstanding. The prior investors’ interests in OpCo represent a redeemable noncontrolling interest. At its discretion, the members have the right to exchange their common units in OpCo (along with the cancellation of the paired shares of Zeo Energy Corp. or the Class V Common Stock) for either shares of Class A Common Stock on a one-to-one basis or cash proceeds of equal value at the time of redemption. Any redemption of OpCo common units in cash must be funded through a private or public offering of Class A Common Stock and is subject to the Company’s Board’s approval. As of March 31, 2025, the prior investors of OpCo hold the majority of the voting rights on the Board.

As the redeemable noncontrolling interests are redeemable upon the occurrence of an event that is not solely within the Company’s control, the Company classifies redeemable noncontrolling interests as temporary equity. The redeemable noncontrolling interests in common units were initially measured at the OpCo prior investors’ share in the net assets of the Company upon consummation of the ESGEN Business Combination. Subsequent remeasurements of the Company’s redeemable noncontrolling interests are recorded as a deemed dividend each reporting period, which reduces retained earnings, if any, or additional paid-in capital of Zeo Energy Corp. Remeasurements of the Company’s redeemable noncontrolling interests are based on the fair value of our Class A Common Stock.

Zeo Energy Corp.

Notes to the Condensed Consolidated Financial Statements

March 31, 2025

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Redeemable Convertible Preferred Units

The Company records redeemable convertible preferred units at fair value on the dates of issuance, net of issuance costs. The redeemable convertible preferred units have been classified outside of stockholders’ (deficit) equity as temporary equity on the accompanying condensed consolidated balance sheets because the shares contain certain redemption features that are not solely within the control of the Company. See Note 10 — Redeemable Noncontrolling Interests and Equity. Because the redeemable convertible preferred units are held by the Sponsor at the OpCo level, the preferred units are presented as a noncontrolling interests on the condensed consolidated balance sheets.

Income Taxes

Zeo Energy Corp. is a corporation and thus is subject to United States (“U.S.”) federal, state and local income taxes. OpCo is a partnership for U.S. federal income tax purposes and therefore does not pay U.S. federal income tax. Instead, the OpCo unitholders, including Zeo Energy Corp., are liable for U.S. federal income tax on their respective shares of OpCo’s taxable income. OpCo is liable for income taxes in those states which tax entities classified as partnerships for U.S. federal income tax purposes.

We use the asset and liability method of accounting for income taxes for the Company. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss (“NOL”) and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in income tax rates is recognized in the results of operations in the period that includes the enactment date. The realizability of deferred tax assets is evaluated quarterly based on a “more likely than not” standard and, to the extent this threshold is not met, a valuation allowance is recorded.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. Management has evaluated the Company’s tax positions, including its previous status as a pass-through entity for federal and state tax purposes, and has determined that the Company has taken no uncertain tax positions that require adjustment to the condensed consolidated financial statements. The Company’s reserve related to uncertain tax positions was zero as of March 31, 2025 and December 31, 2024. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2025 and December 31, 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses. The open tax years for U.S. federal and state income tax purposes are 2021 and forward.

Tax Receivable Agreement

In conjunction with the consummation of the ESGEN Business Combination, Zeo Energy Corp entered into a Tax Receivable Agreement (the “TRA”) with Opco and certain Opco members (the “TRA Holders”). Pursuant to the TRA, Zeo Energy Corp. is required to pay the TRA Holders 85% of the net cash savings, if any, in U.S. federal, state and local income and franchise tax (computed using simplifying assumptions to address the impact of state and local taxes) that the Company actually realizes (or is deemed to realize in certain circumstances) in periods after the ESGEN Business Combination as a result of, as applicable to each such TRA Holder, (i) certain increases in tax basis that occur as a result of the acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of such TRA Holder’s Exchangeable OpCo Units pursuant to the exercise of the OpCo Exchange Rights or a Mandatory Exchange and (ii) imputed interest deemed to be paid by the Company as a result of, and additional tax basis arising from, any

Zeo Energy Corp.

Notes to the Condensed Consolidated Financial Statements

March 31, 2025

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

payments it makes under the TRA. All such payments to the TRA Holders are the obligations of Zeo Energy Corp., and not that of Opco. As of March 31, 2025, there was 8,500,000 exchanges of Opco units for Class A Common Stock of Zeo Energy Corp. Payments under the TRA are not considered probable as of March 31, 2025.. Future exchanges will result in incremental tax attributes and potential cash tax savings for Zeo Energy Corp. The associated liability for the TRA will be recorded as a decrease to additional paid-in capital in the condensed consolidated statement of changes in stockholders’ deficit. As of March 31, 2025, the total unrecorded TRA liability is approximately $8.3 million, of which $3.5 million related to actual exchanges and $4.8 million related to hypothetical sale. In accordance with ASC Topic 450, Contingencies, any changes to an existing TRA liability, including changes to the fair value measurement or to re-establish a TRA liability related to prior year exchanges, will be recorded as tax receivable agreement in other income (expense), net in the condensed consolidated statement of operations. Similarly, if utilization of the deferred tax assets subject to the TRA becomes more likely than not in the future, the Company will record a liability related to the TRA which will be recorded in the condensed consolidated statement of operations. See Note 13 — Related Party Transactions.

New Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting-Improvements to Reportable Segment Disclosures (Topic 280) (“ASU 2023-07”), which requires an enhanced disclosure of segments on an annual and interim basis, including the title of the chief operating decision maker, significant segment expenses, and the composition of other segment items for each segment’s reported profit or loss. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The adoption of ASU 2023-07 did not have a material impact on the condensed consolidated financial statements. Refer to Note 17, Segment Reporting.

Recently Issued Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740) — Improvements to income tax disclosures (“ASU 2023-09”), expanding the disclosures requirement for income taxes primarily by requiring more detailed disclosure for income taxes paid and the effective tax rate reconciliation. ASU 2023-09 is effective for annual periods beginning after December 15, 2024. Early adoption is permitted, and adoption of ASU 2023-09 can be applied prospectively or retrospectively. The Company is currently evaluating the impact of this standard.

In November 2024, the FASB issued ASU 2024-03, “Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses” (“ASU 2024-03”). The standard requires additional disclosure of certain costs and expenses within the notes to the financial statements. The provisions of the standard are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027, with early adoption permitted. This accounting standards update may be applied either prospectively or retrospectively. The Company is currently evaluating the impact this standard will have on its condensed consolidated financial statements.

NOTE 4 — REVERSE RECAPITALIZATION

As discussed in Note 1, “Organization and Business Operation”, the ESGEN Business Combination was consummated on March 13, 2024, which, for accounting purposes, was treated as the equivalent of Zeo issuing stock for the net assets of ESGEN, accompanied by recapitalization. Under this method of accounting, ESGEN was treated as the acquired company for financial accounting and reporting purposes under US GAAP.

Zeo Energy Corp.

Notes to the Condensed Consolidated Financial Statements

March 31, 2025

NOTE 4 — REVERSE RECAPITALIZATION (cont.)

Transaction Proceeds

Upon closing of the ESGEN Business Combination, the Company received gross proceeds of $17.7 million from the ESGEN Business Combination, offset by total transaction costs and other fees totaling $7.4 million. The following table reconciles the elements of the ESGEN Business Combination to the condensed consolidated statements of cash flows and the condensed consolidated statements of changes in stockholders’ deficit for the period ended March 31, 2024:

Cash-trust and cash, net of redemptions	$2,714,091
Less: transaction costs, promissory note and professional fees, paid	(7,350,088)
Proceeds from Sponsor PIPE Investment	15,000,000
Net proceeds from the ESGEN Business Combination	10,364,003
Less: liabilities assumed	(12,861,808)
Reverse recapitalization, net	$(2,497,805)

The number of shares of Common Stock issued immediately following the consummation of the ESGEN Business Combination was:

	Class V Common Stock	Class A Common Stock
ESGEN Class A common stock, outstanding prior to the ESGEN Business Combination	—	7,027,636
Forfeiture of Class A founder shares	—	(2,900,000)
Less redemptions	—	(1,159,976)
Class A common stock of ESGEN	—	2,967,660
ESGEN Class B common stock, outstanding prior to the ESGEN Business Combination	—	1,280,923
ESGEN Business Combination shares	—	4,248,583
Sunergy Shares	33,730,000	—
Issuance of Class A Shares to third party advisors	—	553,207
Issuance of Class A Shares to backstop investor	—	225,174
Shares issued to sponsor	1,500,000	—
Common Stock immediately after the ESGEN Business Combination	35,230,000	5,026,964

Public and private placement warrants

The 13,800,000 Public Warrants issued at the time of ESGEN’s initial public offering remained outstanding and became warrants for the Company and the 14,040,000 private placement warrants were forfeited.

Redemption

Prior to the closing of the ESGEN Business Combination, certain ESGEN public stockholders exercised their right to redeem certain of their outstanding shares for cash, resulting in the redemption of 1,159,976 shares of ESGEN Class A common stock for an aggregate payment from the Trust of $13,336,056.

Zeo Energy Corp.

Notes to the Condensed Consolidated Financial Statements

March 31, 2025

NOTE 5 — PROPERTY, EQUIPMENT, AND OTHER FIXED ASSETS

Property, equipment and other fixed assets, net consisted of the following:

	As of March 31, 2025	As of December 31, 2024
Internally-developed software	$1,360,803	$988,225
Furniture	384,368	384,368
Equipment and vehicles	2,477,034	2,477,034
Leasehold improvements	10,000	10,000
Property and equipment	4,232,205	3,859,627
Accumulated depreciation	(1,602,922)	(1,383,664)
	$2,629,283	$2,475,963

Depreciation expense related to the Company’s property and equipment was $219,258 and $168,403 for the three months ended March 31, 2025, and 2024, respectively, which are included in depreciation and amortization expense on the accompanying condensed consolidated statements of operations.

NOTE 6 — INTANGIBLE ASSETS

The following is a summary of the Company’s intangible assets, net as of March 31, 2025 and December 31, 2024:

	Weighted Average Useful Life Remaining (in years)	March 31, 2025
		Gross Carrying Amount	Accumulated Amortization	Total
Trade names	—	$3,084,100	$3,084,100	$—
Customer lists	—	496,800	496,800	—
Non-compete	—	224,000	224,000	—
Order backlog	0.6	10,808,821	7,870,017	2,938,804
		$14,613,721	11,674,917	$2,938,804
	Weighted Average Useful Life Remaining (in years)	December 31, 2024
		Gross Carrying Amount	Accumulated Amortization	Total
Trade names	—	$3,084,100	$3,084,100	$—
Customer lists	—	496,800	496,800	—
Non-compete	—	224,000	224,000	—
Order backlog	0.6	10,808,821	3,237,665	7,571,156
		$14,613,721	7,042,565	$7,571,156

The Company periodically reviews the estimated useful lives of its identifiable intangible assets, taking into consideration any events or circumstances that might result in either a diminished fair value or revised useful life. Management has determined there have been no indicators of impairment or change in useful life for the three months ended March 31, 2025, and 2024. Amortization expense relating to the Company’s intangible assets was $4,632,352 and $257,008 for the three months ended March 31, 2025, and 2024, respectively, which is included in depreciation and amortization expenses on the accompanying condensed consolidated statements of operations.

As of March 31, 2025, all of the intangible asset for order backlog will be amortized in 2025.

Zeo Energy Corp.

Notes to the Condensed Consolidated Financial Statements

March 31, 2025

NOTE 7 — ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

The following table summarizes accrued expenses and other current liabilities:

	March 31, 2025	December 31, 2024
Accrued payroll	537,214	421,825
Accrued commissions	106,616	290,969
Accrued dealer fees	1,670,544	3,359,101
Accrued interest	72,997	84,425
Transaction costs	2,208,288	3,208,288
Taxes payable	532,400	—
Professional fees	383,114	383,114
Accrued Other	524,821	792,466
	$6,035,994	$8,540,188

NOTE 8 — LEASES

The Company leases both office space and warehouse space for its operations. Lease maturities vary from 2 to 5 years. These leases are recorded as operating leases and as such periodic payments (monthly) are expensed according to the period for which payment is made.

Operating lease costs recorded in general and administrative expenses in the condensed consolidated statements of operations were $196,574 and $163,965 for the three months ended March 31, 2025, and 2024, respectively.

The Company also leases multiple vehicles for its operations. The leases on vehicles generally have a 5-year term and are recorded as finance leases.

Finance lease costs recorded in depreciation and amortization in the condensed consolidated statements of operations were $34,119 and $34,118 for the three months ended March 31, 2025, and 2024, respectively. Finance lease costs recorded in interest expense in the condensed consolidated statements of operations were $11,174 and $14,332 for the three months ended March 31, 2025, and 2024, respectively.

The following amounts were recorded in the Company’s condensed consolidated balance sheets relating to its operating and finance lease and other supplemental information:

Other supplemental information:
Weighted average remaining lease term (years)
Operating leases	2.25	2.39
Finance leases	3.03	3.28
Weighted average discount rate
Operating leases	5.03%	4.97%
Finance leases	9.76%	9.76%

Zeo Energy Corp.

Notes to the Condensed Consolidated Financial Statements

March 31, 2025

NOTE 8 — LEASES (cont.)

The following tables present the maturity of operating and finance lease liabilities as of December 31, 2024:

Operating leases

Years	Operating Leases
2025	455,442
2026	572,098
2027	200,061
2028	58,565
Total lease payments	1,286,166
Less interest	68,203
Present value of lease liabilities	1,217,963

Finance leases

Years	Finance Leases
2025	128,607
2026	171,476
2027	171,476
2028	47,607
Total lease payments	519,166
Less interest	71,591
Present value of lease liabilities	447,575

The Company has deposited security payments related to the facility leases of $75,135 included in the accompanying condensed consolidated balance sheets as other assets.

NOTE 9 — DEBT

Vehicle Loans

The Company has financing arrangements for many of the vehicles in its fleet. The financing includes direct loans for each vehicle being financed. The Company entered into new vehicle financing arrangements totaling $0 and $311,029 for the three months ended March 31, 2025, and 2024, respectively. Payments of debt obligations are based on equal monthly payments for 60 months and include interest rates ranging from 4.94% – 11.09%. As of March 31, 2025, the weighted average interest rate on the Company’s short debt obligations was 6.75%. The combined amounts of these financial obligations are included in the condensed consolidated balance sheets as current portion of long-term debt and Long-term debt. The Company does not have debt covenants associated with these arrangements.

The following table presents the maturity analysis of the long-term debt as of March 31, 2025:

Years
2025	$223,745
2026	299,254
2027	135,976
2028	56,384
Total debt	715,359
Less current portion	301,091
Long-term debt	$414,268

Zeo Energy Corp.

Notes to the Condensed Consolidated Financial Statements

March 31, 2025

NOTE 9 — DEBT (cont.)

Notes payable

On December 24, 2024 (the “Issue Date”), the Company, issued a Promissory Note (the “Promissory Note”) to LHX Intermediate LLC (“LHX”), pursuant to which the Company could borrow up to an aggregate principal amount of $4,000,000 (the “Loan”). Subject to the terms and conditions set forth in the Promissory Note, the Loan shall be provided to the Company in three tranches: (i) $2,500,000 upon execution of the Promissory Note (the “Initial Advance”), (ii) $750,000 if the Company achieves the Tranche 2 Milestone within 60 days from the Initial Advance (the “Tranche 2 Advance”) and (iii) $750,000 if the Company achieves the Tranche 3 Milestone within 60 days from the Tranche 2 Advance. “Tranche 2 Milestone” means the submission by the Company to the applicable regulatory bodies at least 340 permits to install solar energy systems sold through the Company’s year-round sales program. “Tranche 3 Milestone” means the completion by the Company of the installation of at least 296 solar energy systems sold through the Company’s year-round sales program.” LHX may also waive any milestone described above and advance the applicable amounts to the Company. As of March 31, 2025, $2.5 million has been advanced and the balance of $2.5 million, net of debt discount is included in Convertible Promissory Note on the accompanying condensed consolidated balance sheet. On April 15, 2025, the Promissory Note was amended with the result that the Tranche 2 Advance would be delivered if a Tranche 2 Milestone is met within 120 days of the Initial Advance, and the Tranche 3 Advance would be delivered if a Tranche 3 Milestone is met within 120 days of the Tranche 2 Advance.

No interest shall be charged or accrue on the balance outstanding on the loan. The Loan will be repaid in full (the “Repayment”) by issuing to LHX or its designee of a number of the Company’s shares of Class A common stock (“Class A Common Stock”) equal to the quotient of (i) the outstanding and unpaid amount of the Loan, divided by (ii) $1.35 (the “Share Issuance”). The Repayment shall take place immediately following the later of: (x) the day falling on the first anniversary of the Issue Date (or the immediately previous business day) and (y) the date on which the stockholders of the Company approve the Share Issuance. Due to this provision, the Company considered whether the embedded conversion option qualifies for derivative accounting under ASC 815-15 “Derivatives and Hedging.” As the note is not convertible until maturity, no derivative liability was recognized as of March 31, 2025. Based on the Company’s stock price on the date the note was entered into, the computed effective interest rate on the loan was 58.0%. Based on the Company’s stock price at March 31, 2025, the computed effective interest rate on the loan was 11.9%.

In connection with the Promissory Note, on December 24, 2024, LHX entered into a voting agreement with the Company and certain stockholders of the Company (the “LHX Voting Agreement”), pursuant to which such stockholders agreed to vote (or cause to be voted), in person or by proxy, all the shares of Class A Common Stock and Class V common stock owned by such stockholders (i) in favor of the nomination and appointment of LHX’s designee to the board of directors of the Company (ii) in favor of the issuance by the Company to LHX of shares of Class A Common Stock in connection with an option that may be granted to LHX to purchase up to 4,000,000 shares of Class A Common Stock, subject to the terms and conditions therein and (iii) in favor of the Share Issuance, when required pursuant to the Promissory Note.

NOTE 10 — REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY

ESGEN Business Combination

The condensed consolidated statements of changes in stockholders’ deficit reflect the reverse recapitalization and ESGEN Business Combination as described in Note 1 — Organization and Business Operation and Note 4 — Reverse Recapitalization. As Sunergy was deemed to be the accounting acquirer in the ESGEN Business Combination, all periods prior to the consummation of the ESGEN Business Combination reflect the balances and activity of Sunergy Renewables, LLC. The condensed consolidated balances as of December 31, 2023 from the financial statements of Sunergy Renewables, LLC as of that date and membership unit activity in the condensed consolidated statements of change in stockholders’ equity, prior to the consummation of the ESGEN Business Combination have not been retroactively adjusted.

Zeo Energy Corp.

Notes to the Condensed Consolidated Financial Statements

March 31, 2025

NOTE 10 — REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY (cont.)

Upon consummation of the ESGEN Business Combination, the Company’s capital stock consisted of (i) 3,257,436 shares of Class A Common Stock held by the Sponsor, (ii) 1,026,960 shares of Class A Common Stock issued to public stockholders, net of redemptions as well as certain service providers, (iii) 742,568 shares of Class A Common Stock issued to Sunergy Renewables, LLC initial Stockholders other than Sponsor, (iv) 32,230,000 shares of Class V Common Stock issued to Sun Managers and other prior investors of Sunergy; and (v) 1,500,000 shares of Series A Preferred Stock and 1,500,000 shares of Class V Common Stock issued to Sponsor investors pursuant to the Sponsor PIPE Investment.

Private Placement

As described in Note 1 — Organization and Business Operation, pursuant to the Sponsor Subscription Agreement, at the Closing, a total of 1,500,000 Convertible OpCo Preferred Units (including an equal number of shares of the Company’s Class V Common Stock) were issued to the Sponsor in return for aggregate consideration of $15,000,000.

Lock-Up Agreements

Concurrently with the execution of the ESGEN Business Combination Agreement, on April 19, 2023, the Sponsor, ESGEN’s independent directors at the time of its initial public offering (“IPO”) and one or more client accounts of Westwood Group Holdings, Inc. (successor to Salient Capital Advisors, LLC) (the “Westwood Client Accounts” and, together with the Sponsor and certain independent directors of ESGEN, the “Initial Shareholders”), entered into an amendment to that certain Letter Agreement, dated as of October 22, 2021 (the “Letter Agreement”) (and as further amended on January 24, 2024, the “Letter Agreement Amendment”), pursuant to which, among other things, (i) the Initial Shareholders agreed not to transfer his, her or its ESGEN Class B ordinary shares (or the Class A Common Stock) prior to the earlier of (a) six months after the Closing or (b) subsequent to the Closing (A) if the last sale price of the Zeo Class A Common Stock quoted on Nasdaq is greater than or equal to $12 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-consecutive trading day period commencing at least 90 days after Closing, or (B) the date on which Zeo completes a liquidation, merger, share exchange or other similar transaction that results in all of Zeo’s stockholders having the right to exchange their Zeo Class A Common Stock for cash, securities or other property; and (ii) the Initial Shareholders and Sponsor agreed to forfeit an additional 500,000 shares of Zeo Class A Common Stock if, within two years of Closing, the Convertible OpCo Preferred Units are redeemed or converted (with such shares subject to a lock-up for two years after Closing).

On March 13, 2024, concurrently with the Closing, the Sellers entered into the Lock-Up Agreement, pursuant to which each of the Sellers agreed not to transfer its Exchangeable OpCo Units, as defined below, and corresponding shares of Zeo Class V Common Stock received in connection with the ESGEN Business Combination until the earlier of (i) six months after the Closing and (ii) subsequent to the Closing, (a) satisfaction of the Early Lock-Up Termination or (b) the date on which Zeo completes a PubCo Sale (as defined in the Lock-Up Agreement).

Registration Rights

Also concurrent with the Closing, on March 13, 2024, the Sellers, the Initial Shareholders, Piper (the “New PubCo Holders”) and Zeo entered into the Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”), pursuant to which, among other things, Zeo will provide the stockholders certain registration rights with respect to certain shares of Class A Common Stock held by them or otherwise issuable to them pursuant to the ESGEN Business Combination Agreement, the OpCo A&R LLC Agreement (as defined below) or the Company’s certificate of incorporation filed on March 13, 2024 (the “Zeo Charter”).

Zeo Energy Corp.

Notes to the Condensed Consolidated Financial Statements

March 31, 2025

NOTE 10 — REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY (cont.)

The table below reflects share information about the Company’s capital stock as of March 31, 2025.

	Par Value	Authorized	Issued	Treasury Stock	Outstanding
Class A Common Stock	$0.0001	300,000,000	21,796,464	—	21,796,464
Class V Common Stock	$0.0001	100,000,000	26,730,000	—	26,730,000
Class A convertible preferred units	$0.0001	1,500,000	1,500,000	—	1,500,000
Total shares		401,500,000	50,026,464	—	50,026,464

The table below reflects share information about the Company’s capital stock as of December 31, 2024.

	Par Value	Authorized	Issued	Treasury Stock	Outstanding
Class A Common Stock	$0.0001	300,000,000	13,252,964	—	13,252,964
Class V Common Stock	$0.0001	100,000,000	35,230,000	—	35,230,000
Class A convertible preferred units	$0.0001	1,500,000	1,500,000	—	1,500,000
Total shares		401,500,000	49,982,964	—	49,982,964

Class A Common Stock

Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record in person or by proxy on all matters which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law, each holder has no voting power with respect to, and will not be entitled to vote on, any amendment to its Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon (including any certificate of designations relating to any series of Preferred Stock) or under the General Corporation Law of the State of Delaware (the “DGCL”). The holders of the outstanding shares of Class A Common Stock shall be entitled to vote separately upon any amendment to its Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is disproportionately adverse as compared to the Class V Common Stock. Except as otherwise required in its Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

Class A Common Stockholders have rights to the economics of the Company and to receive dividend distributions, subject to applicable laws and the rights and preferences of holders of Series A Preferred Stock or any other series of stock having preference over or participation rights with Class A Common Stock. In the event of liquidation, dissolution or winding up of the affairs of Company, Class A Common Stock has rights to assets and funds of the Company available for distribution after making provisions for preferential and other amounts to the holders of Series A Preferred Stock or any other series of stock having preference over or participation rights with Class A Common Stock.

Class V Common Stock

Each holder of Class V Common Stock is entitled to one vote for each share of Class V Common Stock held of record in person or by proxy on all matters which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law, each holder has no voting power with respect to, and will not be entitled to vote on, any amendment to its Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon (including any certificate of designations relating to any

Zeo Energy Corp.

Notes to the Condensed Consolidated Financial Statements

March 31, 2025

NOTE 10 — REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY (cont.)

series of Preferred Stock) or under the DGCL. The holders of the outstanding shares of Class V Common Stock are entitled to vote separately upon any amendment to its Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is disproportionately adverse as compared to the Class A Common Stock. Except as otherwise required in its Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

Class V Common Stockholders do not have rights to the economics of the Company nor to receive dividend distributions, and would not be entitled to receive, with respect to such shares, any assets of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

On March 31, 2025, 8,500,000 shares of Class V Common Stock were converted into 8,500,000 Class A Common Stock.

Class A Convertible Preferred Units (Mezzanine Equity)

The Class A Convertible Preferred Unitholders have no voting rights and only have certain consent rights. However, as outlined above, the Preferred Units were issued in conjunction with Class V Common Stock, which entitle the holders to voting rights. The Class A Convertible Preferred Unitholders are to be paid dividends, quarterly in arrears at the rate of 10% per annum of the original price per share, plus the amount of previously accrued, but unpaid dividends, compounded monthly On each Dividend Payment Date, the Company must: (i) pay the Sponsor an amount equal to 30% of the Preferred Unit Dividends that have accrued for such Dividend Period (or portion of a Dividend Period, as applicable) and (ii) may elect to either (A) pay the remainder of the Preferred Unit Dividends that have accrued for the applicable Dividend Period in cash or (B) to the extent the remaining portion of any such Preferred Unit Dividends are not paid on the Dividend Payment Date in cash, the remaining portion of the Preferred Unit Dividends will continue to accrue and compound, as described above.

Following the first anniversary of the date on which the first Class A Convertible Preferred Unit was issued (the “Class A Convertible Preferred Unit Original Issue Date”) and continuing until the earlier of (A) March 13, 2027, the “Maturity Date,” (B) a Required Redemption (as described in the OpCo A&R LLC Agreement), (C) the date the Sponsor elects for a Put Option Redemption, or (D) a Transaction Event Conversion (as described in the OpCo A&R LLC Agreement), the Sponsor has the option to convert all, but not less than all, of the outstanding Class A Convertible Preferred Units into such number of Class B Units (an “Optional Conversion”) as is determined by dividing the Class A Convertible Preferred Unit Original Issue Price plus the aggregate accumulated and unpaid Class A Convertible Preferred Unit Accruing Dividends with respect to such Class A Convertible Preferred Units, if any, through the date the conversion occurs, by $11.00 (the “Optional Conversion Price”). The Sponsor must elect to convert all, but not less than all, of the outstanding Class A Convertible Preferred Units.

Each Class A Convertible Preferred Unit that is outstanding on the Maturity Date will be converted into such number of Class B Units (a “Maturity Date Conversion”) as is determined by dividing the Class A Convertible Preferred Unit Original Issue Price plus the aggregate accumulated and unpaid Class A Convertible Preferred Unit Accruing Dividends with respect to such Class A Convertible Preferred Units, if any, through and until the Maturity Date, by the Market Price (the “Maturity Date Conversion Price”). The “Market Price” shall mean the average of the daily VWAP of the Class A Common Stock during the five (5) Trading Days prior to the Maturity Date. The “VWAP” means, for any Trading Day, the per share daily volume weighted average price of the Class A Common Stock for such Trading Day on the principal trading exchange or market for the Common Stock (the “Principal Market”) from 9:30 a.m. Eastern Time through 4:00 p.m. Eastern Time (the “Measurement Period”) or, if such price is not available, “VWAP” shall mean the market value per share of Class A Common Stock on such Trading Day as determined, using a volume-weighted average method, by an independent investment banking firm or other similar party chosen by the Company. A “Trading Day” means any days during the course of which the Principal Market on which the Class A Common Stock is listed or admitted to trading is open for the exchange of securities.

Zeo Energy Corp.

Notes to the Condensed Consolidated Financial Statements

March 31, 2025

NOTE 10 — REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY (cont.)

If, after the Class A Convertible Preferred Unit Original Issue Date, the Company (i) makes a distribution on its Class B Units in securities (including Class B Units), (ii) subdivides or splits its outstanding Class B Units into a greater number of Class B Units, (iii) combines or reclassifies its Class B Units into a smaller number of Class B Units or (iv) issues by reclassification of its Class B Units any securities (including any reclassification in connection with a merger, consolidation or business combination in which the Company is the surviving person), then the Conversion Price in effect at the time of the record date for such distribution or of the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the Conversion of the Class A Convertible Preferred Units after such time shall entitle the Sponsor to receive the aggregate number of Class B Units that such holder would have been entitled to receive if the Class A Convertible Preferred Units had been converted into Class B Units immediately prior to such record date or effective date, as the case may be. An adjustment made pursuant to the applicable section of the OpCo A&R LLC Agreement shall become effective immediately after the record date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Company is the surviving person) or split. Such adjustment shall be made successively whenever any event described above shall occur. The Company and the ESGEN OpCo, LLC, as the case may be, agree that it will act in good faith to make any adjustment(s) required by the applicable sections of the OpCo A&R LLC Agreement equitably and in such a manner as to afford the Sponsor the benefits of the provisions hereof, and will not intentionally take any action to deprive such holders of the express benefit hereof.

Redemption

The Class A Convertible Preferred Units are redeemable in whole but not in part, at the then-applicable rate of return (“ Required Return”), at the option of the Company (subject to the OpCo A&R LLC Agreement), at any time prior to the Maturity Date (a “Required Redemption”), or (ii) if required by the Company upon the Sponsor’s delivery to the Company of a notice in accordance with the Sponsor electing a Put Option Redemption.

Upon the occurrence of a Liquidating Event (as defined in the OpCo A&R LLC Agreement), the Preferred Units will be entitled to distributions as follows:

•        Following the satisfaction of all of the Company’s debts and liabilities to creditors, and the satisfaction of all of the Company’s Liabilities to Members in satisfaction of liabilities for previously declared distributions, the Sponsor is entitled to an amount equal to the then-remaining Required Return with respect to each Preferred Unit then outstanding (the “Liquidation Redemption”).

•        The Sponsor does not participate in further distributions following the receipt of the Required Return (i.e., the Preferred Units are non-participating instruments).Upon any liquidation or deemed liquidation event, the holders of Class A Convertible Preferred Units will be entitled to receive out of the available proceeds, before any distribution is made to holders of Common Stock or any other junior securities, an amount per share equal to the greater of (i) 100% of the Accrued Value (as defined in the Certificate of Designation) or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Class A Common Stock immediately prior to the liquidation event.

Redeemable Noncontrolling Interests

As of March 31, 2025, the prior investors of Sunergy own 71.8% of the common units of the Company. The OpCo A&R LLC Agreement provides among other things, a holder of corresponding economic, non-voting Class B units of OpCo (the “Exchangeable OpCo Units”) has the right to cause OpCo to redeem one or more of such Exchangeable OpCo Units, together with the cancellation of an equal number of shares of such holder’s Zeo Class V Common Stock, for shares of Zeo Class A Common Stock on a one-for-one basis, or, at the election of Zeo (as manager of OpCo), cash, in each case, subject to certain restrictions set forth in the OpCo A&R LLC Agreement and the Charter. The OpCo A&R LLC Agreement also provides for mandatory OpCo Unit Redemptions in certain limited circumstances,

Zeo Energy Corp.

Notes to the Condensed Consolidated Financial Statements

March 31, 2025

NOTE 10 — REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY (cont.)

including in connection with certain changes of control. Subject to certain conditions, the Class A Convertible OpCo Preferred Units are redeemable by Zeo and following the first anniversary of the Closing may be converted by the Sponsor into Exchangeable OpCo Units (and then would be immediately exchanged on a one-for-one basis, together with an equal number of accompanying shares of Zeo Class V Common Stock, for shares Zeo Class A Common Stock). The Convertible OpCo Preferred Units have accruing distributions of 10% per annum and the Sponsor as holder thereof has certain consent rights over the taking of certain actions of OpCo and its subsidiaries.

The financial results of OpCo, LLC are consolidated with the Company with the redeemable noncontrolling interests’ share of our net loss separately allocated.

NOTE 11 — STOCK-BASED COMPENSATION

2024 Omnibus Incentive Plan

On March 6, 2024, the shareholders of ESGEN approved the Zeo Energy Corp. 2024 Omnibus Incentive Equity Plan (the “Incentive Plan”), which became effective upon the Closing. 3,220,400 of the outstanding shares of Class A Common Stock of the Company (the “Plan Share Reserve”) shall be available for awards under the Incentive Plan. Each Award granted under the Plan will reduce the Plan Share Reserve by the number of shares of Common Stock underlying the Award. Notwithstanding the foregoing, the Plan Share Reserve shall be automatically increased on the first day of the 2025 fiscal year through the 2029 fiscal year by a number of shares of Common Stock equal to the lesser of (i) the positive difference, if any, between 2% of the then-outstanding shares of Common Stock on the last day of the immediately preceding fiscal year, and (ii) a lower number of shares of Common Stock as may be determined by the Board.

The purpose of the Incentive Plan is to provide a means through which the Company and the other members of the Company and its subsidiaries (the “Company Group”) may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors of the Company and the other members of the Company Group can acquire and maintain an equity interest in the Company, or be paid incentive compensation measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company Group and aligning their interests with those of the Company’s stockholders.

March 2024 Grant

On the Closing Date the Company entered into an Executive Employment Agreement with the Company’s CEO. In addition to the CEO’s annual salary and cash bonus, the CEO became eligible to receive certain grants of vested shares under the Incentive Plan as follows:

•        50,000 vested shares to be granted on the date that is 12 months after the Closing Date.

•        50,000 vested shares to be granted on the date that is 24 months after the Closing Date.; and

•        50,000 vested shares to be granted on the date that is 35 months after the after the Closing Date.

The Company determined the grant date fair value per share was $6.97, a Level 1 measurement, by reference to the publicly traded stock price on March 13, 2024.

Further, if, within three (3) years of the effective date of the Closing, (i) the volume-weighted average price of shares of the publicly traded stock of the Company exceeds $7.50 for 20 or more days of any consecutive 30-day period, then the CEO will be granted vested equity from the Incentive Plan equal to 1% of the total issued and outstanding capital stock of the Company, (ii) the volume-weighted average price of shares of the publicly traded stock of the Company exceeds $12.50 for 20 or more days of any consecutive 30-day period, then the CEO will be granted additional vested equity from the Incentive Plan equal to 1% of the total issued and outstanding capital stock of the Company, (iii) and

Zeo Energy Corp.

Notes to the Condensed Consolidated Financial Statements

March 31, 2025

NOTE 11 — STOCK-BASED COMPENSATION (cont.)

the volume-weighted average price of shares of the publicly traded stock of the Company exceeds $15.00 for 20 or more days of any consecutive 30-day period, then the CEO will be granted additional vested equity from the Incentive Plan equal to 1% of the total issued and outstanding capital stock of the Company.

The per unit fair value and derived service period for each Tranche of Performance Based Executive Shares is included in the Valuation of Performance-based Equity Bonus Awards as of March 13, 2024, as follows:

Fair Value Summary	Tranche 1	Tranche 2	Tranche 3
Tranche per unit fair value	$5.96	$4.53	$3.82
Stock price on valuation date	$6.97	$6.97	$6.97
Derived service period	0.35 years	1.19 years	1.47 years

During the three months ended March 31, 2025, the Company recognized $718,674 in equity compensation expense related to these awards. As of March 31, 2025, the remaining unrecognized compensation expense was $1,340,614 under the Incentive Plan and is expected to be recognized over the remaining 1.9-year vesting period.

February 2025 Grants

On February 5, 2025, the Company granted an aggregate of 740,000 restricted shares of Class A Common Stock under the Incentive Plan to 11 employees/consultants. The restricted shares vest in three equal installments as follows.

•        One-third (1/3) on the date that is six months following the grant date;

•        One-third (1/3) on the date that is 18 months following the grant date; and

•        One-third (1/3) on the date that is 30 months following the grant date.

On February 5, 2025, the Company granted an aggregate of 250,000 restricted shares of Class A Common Stock under the Incentive Plan to seven employees/consultants. The restricted shares vest in three equal installments as follows.

•        One-third (1/3) on the date that is 12 months following the grant date;

•        One-third (1/3) on the date that is 24 months following the grant date; and

•        One-third (1/3) on the date that is 36 months following the grant date.

The Company determined the grant date fair value per share was $2.57, a Level 1 measurement, by reference to the publicly traded stock price on February 5, 2025.

During the three months ended March 31, 2025, the Company recognized $189,499 in equity compensation expense related to these awards. As of March 31, 2025, the remaining unrecognized compensation expense was $2,354,801 and is expected to be recognized over the remaining 2.9-year vesting period.

Sun Managers, LLC Management Incentive Plan

Sun Managers intends to grant Class B Units (as defined in the SM LLCA) in Sun Managers through the Sun Managers, LLC Management Incentive Plan (the “Management Incentive Plan”) adopted by Sun Managers to certain eligible employees or service providers of OpCo, Sunergy or their subsidiaries, in the discretion of Timothy Bridgewater, as manager of Sun Managers. Such Class B Units may be subject to a vesting schedule, and once such Class B Units become vested, there may be an exchange opportunity through which the grantees may request (subject to the terms of the Management Incentive Plan and the OpCo amended and restated limited liability company agreement in its entirely (the “OpCo A&R LLC Agreement”)) the exchange of their Class B Units into Seller OpCo Units (together with an equal number of Seller Class V Shares), which may then be converted into Zeo Class A Common Stock (subject to the terms of the Management Incentive Plan and the OpCo A&R LLC Agreement). Grants under the Management Incentive Plan will be made after ESGEN Closing.

Zeo Energy Corp.

Notes to the Condensed Consolidated Financial Statements

March 31, 2025

NOTE 11 — STOCK-BASED COMPENSATION (cont.)

Although Sun Managers is the legal issuer of the awards, all compensatory payments made by Sun Managers to individuals providing services to or for the benefit of the Company or its subsidiaries (including equity interests in Sun Managers) are treated as compensation paid by the Company under ASC 718. In accordance with the OpCo A&R LLCA, the Company allocates 100% of all related expense and deduction items to Sun Managers. These compensatory payments are accounted for as capital contributions from Sun Managers to the Company, with no new equity units issued in return.

On March 31, 2025, Sun Managers LLC granted an aggregate of 525,000 restricted shares of Zeo Class A Common Stock under the Management Incentive Plan to four employees/consultants. The restricted shares vested immediately upon grant. During the three months ended March 31, 2025, the Company recognized $792,750 in equity compensation expense related to these awards.

Seasonal Manager Stock Compensation Plan

Beginning January 1, 2025, certain eligible sales managers may earn shares of the Company’s Class A Common Stock under the Seasonal Manager Stock Compensation Plan, which operates under the umbrella of the Management Incentive Plan. Managers are eligible to earn 40 shares per kW installed for Projects sold by the manager’s organization, provided they exceed 1,500 kW installed during a calendar year, and as long as the manager sells 700kW the subsequent calendar year. The number of shares awarded may be reduced if the average price for Zeo stock during the quarter in which an Installations are completed exceeds $5 per share, the number of shares granted per kW will be correspondingly decreased.

The managers become eligible to receive certain grants of vested shares under the Seasonal Manager Stock Compensation Plan as follows:

•        50% of the shares for which Manager becomes eligible during a calendar year will be granted in Q1 (prior to the end of March) of the following calendar year (the “Tranche 1 Grant”) if Manager remains eligible at the time of the grant.

•        The remaining 50% of the shares for which Manager becomes eligible during a calendar year are granted in the Q1 of the second year following the calendar year in which eligibility is earned (the “Tranche 2 Grant”) if Manager remains eligible at the time of the grant.

On March 31, 2025, Sun Managers LLC granted an aggregate of 577,910 restricted shares of Zeo Class A Common Stock under the Management Incentive Plan to 10 sales managers. The restricted shares vest in two equal installments as follows.

•        One-half (1/2) immediately on the grant date; and

•        One-half (1/2) on the date that is 12 months following the grant date.

During the three months ended March 31, 2025, the Company recognized $436,323 in equity compensation expense related to these awards. As of March 31, 2025, the remaining unrecognized compensation expense of $436,323 and is expected to be recognized over the remaining one-year vesting period.

Zeo Energy Corp.

Notes to the Condensed Consolidated Financial Statements

March 31, 2025

NOTE 12 — WARRANT LIABILITIES

As part of ESGEN’s IPO, as defined in Note 11, ESGEN issued warrants to third-party investors where each whole warrant entitles the holder to purchase one share of the Company’s common stock at an exercise price of $11.50 per share (the “Public Warrants”). Simultaneously with the closing of the IPO, ESGEN completed the private sale of warrants where each warrant allows the holder to purchase one share of the Company’s Class A Common Stock at $11.50 per share (the “Private Warrants”)(together with the Public warrants, the “Warrants”). Upon the closing of the ESGEN Business Combination the 14,040,000 Private Warrants were forfeited. As of March 31, 2025 and December 31, 2024, there are 13,800,000 Public Warrants and no private placement warrants outstanding.

These warrants expire on the fifth anniversary of the ESGEN Business Combination or earlier upon redemption or liquidation and are exercisable commencing 30 days after the ESGEN Business Combination, provided that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder.

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable to each warrant holder; and

•        if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders.

The Public Warrants are recognized as derivative liabilities in accordance with ASC 815, Derivatives and Hedging (“ASC 815”). Accordingly, the Company recognized the warrant instruments as liabilities at fair value as of the Closing Date, with an offsetting entry to additional paid-in capital and adjusts the carrying value of the instruments to fair value through other income (expense) on the condensed consolidated statements of operations at each reporting period until they are exercised. As of March 31, 2025 and December 31, 2024, the Public Warrants are presented as warrant liabilities on the accompanying condensed consolidated balance sheets.

NOTE 13 — RELATED PARTY TRANSACTIONS

There was one operating lease with a related party, which expired by December 31, 2024 and was not renewed. Operating lease cost relating to this lease was $0 and $7,464 for the three month ended March 31, 2025 and 2024, respectively.

In 2023, some of the Company’s customers financed their obligations with a related party, Solar Leasing, whose CEO is also the CEO of the Company. These arrangements are similar to those with other third-party lenders. As such, Solar Leasing deducts their financing fees and remits the net amount to the Company. For the three months ended March 31, 2025, and 2024, the Company recognized $2,567,304 and $8,812,769 of revenue, net of financing fees of $974,833 and $3,856,219, respectively, from these arrangements. As of March 31, 2025, and December 31, 2024, the Company had $286,103 and $191,662 of accounts receivable, $545,805 and $0 of contract assets, $2,320,129 and $3,359,101 of accrued expenses and $0 and $2,000 of contract liabilities due to related parties relating to these arrangements, respectively.

Zeo Energy Corp.

Notes to the Condensed Consolidated Financial Statements

March 31, 2025

NOTE 13 — RELATED PARTY TRANSACTIONS (cont.)

On December 24, 2024, the Company entered into a Promissory Note with LHX (See Note 10). LHX owns 14.1% of the Company’s Class A Common Stock.

During the year ended December 31, 2024, Solar Leasing performed a fair-market-value assessment of its lease assets. As a result, Solar Leasing paid a discretionary rebate to the Company of $3,000,000 based on the excess of fair-market-value over the carrying value of its assets, primarily to optimize certain tax positions for its owners. The Company agreed to transfer the received rebate to White Horse Energy, LC (“White Horse Energy”), a entity wholly owned by the Company’s CEO, in the form of convertible debt. Additionally, the Company guarantees the outstanding indebtedness of Solar Leasing (approximately $10 million) which results in the Company having a variable interest in Solar Leasing. The Company determined it was not the primary beneficiary as defined in ASC 810-10-25-38A. Although the Company’s CEO, wholly owns White Horse Energy, the Company does not have any control over White Horse Energy or Solar Leasing, nor any obligation to absorb losses from Solar leasing. Based on the Company’s reassessment, the flow of funds resulting from the discretionary rebate does not transfer control or economic exposure to the Company in a manner that would require consolidation under ASC 810-10. White Horse Energy remains the primary beneficiary, and no changes to the Company’s financial statement presentation are required. For the three months ended March 31, 2025, the Company recorded interest income of $37,656 included in other income, net in the accompanying condensed consolidated statements of operations. As of March 31, 2025, the balance of $3,037,656 is included in note receivable — related party in the accompanying condensed consolidated balance sheet.

As described in Note 3, Zeo Energy Corp. entered into the TRA with the TRA Holders. As of March 31, 2025, the Company has not recorded a liability related to the tax savings it may realize from utilization of such deferred tax assets. As of March 31, 2025, the total unrecorded TRA liability is approximately $48.8 million. If utilization of the deferred tax assets subject to the TRA becomes more likely than not in the future, the Company will record a liability related to the TRA which will be recognized as expense within its condensed consolidated statements of operations.

NOTE 14 — FAIR VALUE MEASUREMENTS

Items Measured at Fair Value on a Recurring Basis:

The Company accounts for certain liabilities at fair value on a recurring basis and classifies these liabilities within the fair value hierarchy (Level 1, Level 2, or Level 3).

Liabilities subject to fair value measurements are as follows:

	March 31, 2025
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant liabilities	$785,551	$—	$—	$785,551
	December 31, 2024
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant liabilities	$1,449,000	$—	$—	$1,449,000

The Company’s Public Warrants are traded on the Nasdaq. As such, the Warrant valuation is based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. The fair value of the Warrant liabilities is classified within Level 1 of the fair value hierarchy.

Zeo Energy Corp.

Notes to the Condensed Consolidated Financial Statements

March 31, 2025

NOTE 15 — NET LOSS PER SHARE

Basic net loss per share of Class A common stock is computed by dividing net loss attributable to Class A common stockholders from March 13, 2024, or the Closing Date, to December 31, 2024, by the weighted-average number of shares of Class A common stock outstanding for the same periods.

Diluted net loss per share is the same as basic net loss per share as the inclusion of potentially issuable shares that would be anti-dilutive.

Prior to the ESGEN Business Combination, the membership structure of Sunergy Renewables, LLC included membership units. In conjunction with the closing of the ESGEN Business Combination, the Company effectuated a recapitalization whereby all membership units were converted to common units of OpCo and the Company implemented a revised class structure including Class A Common Stock having one vote per share and economic rights, and Class V Common Stock having one vote per share and no economic rights. Shares of the Company’s Class V Common Stock do not participate in the earnings or losses of the Company and are therefore not participating securities. The basic and diluted net income per share for the year ended December 31, 2024 represents only the period of March 13, 2024 to December 31, 2024.

The following table presents the computation of the basic and diluted income per share of Class A Common Stock for the three months ended March 31, 2025 and the period of March 13, 2024 (the Closing Date) to December 31, 2024:

	Three months ended March 31, 2025	The period of March 13, 2024 to March 31, 2024
Numerator
Net income attributable to Class A common shareholders	$(6,361,265)	$(1,722,607)
Denominator
Basic and diluted weighted-average shares of Class A common stock outstanding	13,252,964	994,345

Net income per share of Class A common stock – basic and diluted	$(0.48)	$(1.73)

The following table presents potentially dilutive securities, as of the end of the period, excluded from the computation of diluted net earnings per share of Class A Common Stock.

	Three months ended March 31, 2025	The period of March 13, 2024 to March 31, 2024
Warrants(1)	13,800,000	13,800,000
Series A Preferred Stock(2)	1,500,000	1,500,000
Convertible promissory notes(3)	1,851,852	—

____________

(1)      Represents number of instruments outstanding at the end of the period that were evaluated under the treasury stock method for potentially dilutive effects and were determined to be anti-dilutive.

(2)      Represents number of Preferred Units outstanding at the end of the period that were excluded using the if-converted method.

(3)      Represents number of shares that would be issued to settle the convertible promissory note as of the end of the period

Zeo Energy Corp.

Notes to the Condensed Consolidated Financial Statements

March 31, 2025

NOTE 16 — INCOME TAX

The Company has calculated the provision for income taxes during the interim reporting period by applying an estimate of the Annual Effective Tax Rate (AETR) for the full fiscal year to “ordinary” income or loss (pretax income or loss excluding unusual or infrequently occurring discrete items) for the reporting period. Our effective tax rate (ETR) from continuing operations was 3.9% expense on loss for the three months ended March 31, 2025, and 2.7% percent expense on loss for the three months ended March 31, 2024. The ETR for the three months ended March 31, 2025 differs from statutory rates primarily due to the non-controlling interest portion of ESGEN Opco, LLC, which is a partnership for federal tax purposes and a change in valuation allowance. During the first quarter of 2025, the Company exchanged corporate stock for additional ownership interests in ESGEN Opco, LLC. This greatly increased the investment in partnership deferred tax asset. Additionally, the Company determined that the deferred tax assets are not more likely than not to be realized based on all available evidence as of the current quarter and recorded a valuation allowance on deferred tax assets. The ETR for the three months ended March 31, 2024 differs from statutory rates primarily due to the non-controlling interest portion of ESGEN Opco, LLC, which is a partnership for federal tax purposes.

The components of the deferred income tax assets and liabilities were as follows:

	December 31, 2024	December 31, 2023
Other Asset assets:
Deferred tax assets	$5,914,920	$661,904
Valuation allowance	(5,914,920)	—
Net deferred tax asset	$—	$661,904
Deferred tax liabilities	—	(423,413)
Net deferred tax assets and liabilities	$—	$238,491

NOTE 17 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties — Weather Conditions

A significant portion of the Company’s business is conducted in the state of Florida. During recent years, there have been several hurricanes that impacted our marketing, sales and installation activities. Future hurricane storms can have an adverse impact of our sales installations.

Workmanship and Warranties

The Company typically warrants solar energy systems sold to customers for periods of one to ten years against defects in design and workmanship, and that installations will remain watertight.

The manufacturers’ warranties on the solar energy system components, which are typically passed through to the customers, typically have product warranty periods of 10 to 20 years and a limited performance warranty period of 25 years. As of March 31, 2025, and December 31, 2024, the Company did not record a warranty reserve as the historical costs incurred that the Company is required to pay have not been significant or indicative of the Company performing warranty work in the future. The Company, at its discretion, may provide certain reimbursements to customers if certain solar equipment is not operating as intended during future periods.

Litigation

In the normal course of business, the Company may become involved in various lawsuits and legal proceedings. While the ultimate results of these matters cannot be predicted with certainty, management does not expect them to have a material adverse effect on the financial position or results of operations of the Company.

Zeo Energy Corp.

Notes to the Condensed Consolidated Financial Statements

March 31, 2025

NOTE 17 — COMMITMENTS AND CONTINGENCIES (cont.)

Accrual for Probable Loss Contingencies

In the normal course of business, the Company is involved in various claims and legal proceedings. A liability is recorded for such matters when it is probable that a loss has been incurred and the amounts can be reasonably estimated. When only a range of possible loss can be established, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. Legal costs associated with loss contingencies are expensed as incurred.

NOTE 18 — SEGMENT REPORTING

The Company has one operating segment and one reportable segment, the business of sales and installation of solar panel technology to individual households within the United States. The Company’s chief operating decision-maker (“CODM”) is the chief executive officer. The CODM reviews and evaluates consolidated net income (loss) for purposes of evaluating financial performance, making operating decisions, allocating resources, and planning and forecasting for future periods.

All the Company’s long-lived assets and revenues are maintained in the U.S. Refer to Note 3 for further information on revenues.

The following presents the significant financial information with respect to the Company’s reportable segment for the three months ended March 31, 2025 and 2024:

	Three months ended March 31,
	2025	2024
Total revenue	$8,783,695	$20,142,156
Less: Cost of goods sold (exclusive of depreciation and amortization shown below):
Direct labor	1,719,462	3,112,285
Materials	2,224,562	9,409,074
Other	845,655	1,436,607
Less: Cost of goods sold (exclusive of depreciation and amortization shown below):	4,789,679	13,957,966
Less: Depreciation and amortization related to Cost of goods sold	219,259	168,403
Gross Profit	$3,774,757	$6,015,787

Depreciation and amortization	4,681,470	291,126
Commissions expense	1,864,112	3,652,591
Sales and marketing (exclusive of Commissions expense above)	273,668	2,901,196
General and administrative	10,467,593	3,219,422
Other income, net	(82,363)	—
Change in fair value of warrant liabilities	(663,449)	138,000
Interest expense	30,277	35,222

Net loss before taxes	(12,795,863)	(4,221,770)
Income tax (expense) benefit	(523,500)	114,668
Net loss	(13,319,363)	(4,107,102)

Zeo Energy Corp.

Notes to the Condensed Consolidated Financial Statements

March 31, 2025

NOTE 19 — SUBSEQUENT EVENTS

On April 15, 2025, the Promissory Note, as described in Note 9, was amended with the result that the Tranche 2 Advance would be delivered if a Tranche 2 Milestone is met within 120 days of the Initial Advance, and the Tranche 3 Advance would be delivered if a Tranche 3 Milestone is met within 120 days of the Tranche 2 Advance.

On April 17, 2025, the Company received a notice (the “Notice”) from Nasdaq notifying the Company that it is not in compliance with the periodic filing requirements for continued listing set forth in Nasdaq Listing Rule 5250(c)(1) because the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 (“Fiscal Year 2024 10-K”) was not filed with the Securities and Exchange Commission (the “SEC”) by the required due date of March 31, 2025. This Notice received from Nasdaq has no immediate effect on the listing or trading of the Company’s shares. Nasdaq has provided the Company with 60 calendar days, until Sunday, June 16, 2025, to submit a plan to regain compliance. If Nasdaq accepts the Company’s plan, then Nasdaq may grant the Company an exception until October 13, 2025 to regain compliance with the Nasdaq Listing Rules.

On May 28, 2025, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) by and among Heliogen, Inc., a Delaware corporation (“Heliogen”), Zeo Energy, Hyperion Merger Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Zeo Energy (“Merger Sub I”) and Hyperion Acquisition LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Zeo Energy (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”). Pursuant to the Merger Agreement, and upon the terms and subject to the satisfaction or waiver of the conditions therein: (i) in accordance with the General Corporation Law of the State of Delaware (“DGCL”), at the effective time of the First Merger (the “Effective Time”), Merger Sub I will merge with and into Heliogen (the “First Merger”), with Heliogen surviving the First Merger (Heliogen, as the surviving entity of the First Merger, the “First Surviving Corporation”) and immediately following the First Merger, the First Surviving Corporation will be a direct, wholly owned subsidiary of Zeo Energy; and (ii) in accordance with the DGCL and Delaware Limited Liability Company Act, immediately after the Effective Time, the First Surviving Corporation will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger (Merger Sub II, as the surviving entity of the Second Merger, the “Surviving Company”). The Merger Agreement and the consummation of the transactions contemplated thereby have been approved by each of the board of directors of Heliogen (“Heliogen’s Board of Directors”) and the board of directors of Zeo Energy, and Heliogen’s Board of Directors has resolved to recommend to the stockholders of Heliogen to approve the transactions contemplated by the Merger Agreement, including the Mergers, and adopt the Merger Agreement, subject to its terms and conditions.

Consideration to Heliogen Stockholders.    Subject to the terms and conditions of the Merger Agreement, at the Effective Time, by virtue of the First Merger, each issued and outstanding share of common stock, par value $0.0001 per share, of Heliogen (“Heliogen Common Stock”) (other than shares of Heliogen Common Stock held by Zeo Energy, Heliogen or their respective subsidiaries immediately prior to the Effective Time) will be cancelled and automatically converted into the right to receive (i) a number of shares of class A common stock, par value $0.0001 per share, of Zeo Energy (“Zeo Energy Class A Common Stock”) equal to the Exchange Ratio (as defined below), without interest (the “Share Merger Consideration”), and (ii) if applicable, an amount in cash, rounded to the nearest cent, in lieu of any fractional share interest in Zeo Energy Class A Common Stock to which such holder otherwise would have been entitled (the “Fractional Share Consideration” and together with the Share Merger Consideration, the “Merger Consideration”), subject to any required tax withholding.

As set forth in the Merger Agreement, the “Exchange Ratio” is the quotient obtained by dividing (i) the quotient of (A) the Total Merger Consideration divided by (B) the fully diluted share count of Heliogen Common Stock outstanding (including shares underlying outstanding shares of Heliogen’s preferred stock (if any), In-the-Money Options (as defined below), Heliogen’s restricted stock units (“RSUs”), and the Commercial Warrants (as defined below) but excluding shares underlying SPAC Warrants (as defined below)) (the “Fully-Diluted Shares,” which as of May 16, 2025 was equal to 6,616,949), by (ii) $1.5859 (the “Parent Stock Price”); and the “Total Merger Consideration” is $10.0 million, less (x) 50% of any amount by which Heliogen’s Net Cash at the closing of the First

Zeo Energy Corp.

Notes to the Condensed Consolidated Financial Statements

March 31, 2025

NOTE 19 — SUBSEQUENT EVENTS (cont.)

Merger (the “Closing”) is less than $13.0 million (the “Net Cash Collar Floor”), or plus (y) 50% of any amount by which Heliogen’s Net Cash at the Closing is more than $16.0 million (the “Net Cash Collar Ceiling”); and “Net Cash” is the cash and cash equivalents and other current assts of Heliogen and its subsidiaries as of the Closing, less certain specified liabilities of Heliogen and its subsidiaries as of the Closing, including unpaid transaction expenses.

The shares of Zeo Energy Class A Common Stock to be issued in connection with the Mergers will be listed on the Nasdaq Stock Market LLC (“Nasdaq”). The Mergers, taken together, are intended to constitute a single integrated transaction that qualifies as a reorganization for U.S. federal income tax purposes.

Under the terms of the Merger Agreement, the completion of the Mergers is subject to certain customary closing conditions, including, among others: (i) the approval of the Mergers and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Heliogen Common Stock entitled to vote thereon; (ii) the approval for listing on Nasdaq of the Zeo Energy Class A Common Stock to be issued in the Mergers; (iii) the effectiveness of a registration statement on Form S-4 (the “Registration Statement”) to be filed by Zeo Energy with the Securities and Exchange Commission (the “SEC”) registering the Zeo Energy Class A Common Stock to be issued in connection with the Mergers; (iv) the accuracy of the parties’ respective representations and warranties in the Merger Agreement, subject to specified materiality qualifications; (v) compliance by the parties with their respective covenants in the Merger Agreement in all material respects; (vi) the absence of any law or order restraining, enjoining or otherwise prohibiting the consummation of the Mergers; and (vii) the receipt by each party of opinions of counsel to the effect that the Mergers, taken together, will constitute a single integrated transaction that qualifies as a reorganization for U.S. federal income tax purposes. Zeo Energy has the following additional conditions to its obligations to consummate the Closing: (A) the absence of a material adverse effect with respect to Heliogen and its subsidiaries on or after the date of the Merger Agreement that is continuing as of immediately prior to the Closing; and (B) the effective amendment of that certain Rights Agreement, dated April 16, 2023 by and between Heliogen and Continental Stock Transfer and Trust Company, as amended on April 16, 2024, December 17, 2024 and April 14, 2025 (the “Rights Agreement”); and (C) Heliogen’s Net Cash at the Closing being equal to or greater than $10.0 million.

On June 8, 2025, Sunnova, one of the Company’s financing partners, voluntarily filed for protection under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court. As of the date of this report, Sunnova owes the Company an outstanding amount of $3,113,019 related to completed customer projects. The Company is actively monitoring the proceedings and has recorded a full reserve against this receivable.

On June 9, 2025, Mosaic, one of the Company’s financing partners, voluntarily filed for protection under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court. As of the date of this report, Mosaic owes the Company an outstanding amount of $734,140 related to completed customer projects. The Company is actively monitoring the proceedings, and no impairment has been recorded related to this receivable as of the balance sheet date, as management believes the amount remains collectible.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Zeo Energy Corp.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Zeo Energy Corp. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations, changes in shareholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2023.

Kansas City, Missouri
May 27, 2025

ZEO ENERGY CORP.
CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$5,634,115	$8,022,306
Accounts receivable, including $191,662 and $396,488 from related parties, net of allowance for credit losses of $1,165,336 and $862,580, as of December 31, 2024 and 2023, respectively	10,186,543	2,905,205
Inventories	872,470	350,353
Contract assets	64,202	4,915,064
Prepaid expenses and other current assets	2,131,345	40,403
Total current assets	18,888,675	16,233,331
Other assets	314,426	62,140
Property, equipment and other fixed assets, net	2,475,963	2,289,723
Right-of-use operating lease asset	1,268,139	1,135,668
Right-of-use finance lease asset	447,012	583,484
Intangibles, net	7,571,156	771,028
Related party note receivable	3,000,000	—
Goodwill	27,010,745	27,010,745
Total assets	$60,976,116	$48,086,119

Liabilities, redeemable noncontrolling interest and stockholders’ (deficit) equity
Current liabilities
Accounts payable	$2,780,885	$4,699,855
Accrued expenses and other current liabilities, including $3,359,101 and $2,415,966 with related parties at December 31, 2024 and 2023, respectively	8,540,188	4,646,365
Current portion of long-term debt	291,036	294,398
Current portion of obligations under operating leases	583,429	539,599
Current portion of obligations under finance leases	130,464	118,416
Convertible promissory note, net of debt issuance costs	2,440,000	—
Contract liabilities, including $2,000 and $1,160,848 with related parties as of December 31, 2024 and 2023, respectively	203,607	5,223,518
Total current liabilities	14,969,609	15,522,151
Obligations under operating leases, non-current	799,385	636,414
Obligations under finance leases, non-current	348,807	479,271
Warrant liabilities	1,449,000	—
Long-term debt	496,623	825,764
Total liabilities	18,063,424	17,463,600
Commitments and contingencies (Note 17)

Redeemable noncontrolling interests
Convertible preferred units, 1,500,000 units issued and outstanding as of December 31, 2024 and no units issued and outstanding as of December 31, 2023	16,130,871	—
Class B Units	115,693,900	—

Stockholders’ (deficit) equity
Class V common stock, $0.0001 par value, 100,000,000 authorized shares; 35,230,000 and 33,730,000 shares issued and outstanding as of December 31, 2024, and December 31, 2023, respectively	3,523	3,373
Class A common stock, $0.0001 par value, 300,000,000 authorized shares; 13,252,964 and no shares issued and outstanding as of December 31, 2024, and December 31, 2023, respectively	1,326	—
Additional paid-in capital	14,523,963	31,152,491
Accumulated deficit	(103,440,891)	(533,345)
Total stockholders’ (deficit) equity	(88,912,079)	30,622,519
Total liabilities, redeemable noncontrolling interests and stockholders’ (deficit) equity	$60,976,116	$48,086,119

The accompanying notes are an integral part of the financial statements.

ZEO ENERGY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2024	2023
Revenue, net	$51,088,065	$94,226,149
Related party revenue, net	22,156,018	15,464,852
Total revenue	73,244,083	109,691,001
Operating costs and expenses:
Cost of goods sold (exclusive of depreciation and amortization shown below)	38,021,519	59,436,674
Depreciation and amortization	4,836,538	1,841,874
Sales and marketing	19,587,073	30,324,059
General and administrative	21,628,725	12,949,067
Total operating expenses	84,073,855	104,551,674
(Loss) income from operations	(10,829,772)	5,139,327
Other income (expenses), net:
Other income, net	233,151	(183,401)
Change in fair value of warrant liabilities	69,000	—
Interest expense	(333,539)	(110,857)
Total other income (expense), net	(31,388)	(294,258)
Net (loss) income before taxes	(10,861,160)	4,845,069
Income tax benefit	988,802	—
Net (loss) income	(9,872,358)	4,845,069
Less: Net loss attributable to Sunergy Renewables, LLC prior to the ESGEN Business Combination	(523,681)	—
Net loss subsequent to the ESGEN Business Combination	(9,348,677)	4,845,069
Less: Net loss attributable to redeemable non-controlling interests	(6,679,788)	—
Net loss attributable to Class A common stock	$(2,668,889)	$4,845,069

Basic and diluted net loss per common share	$(0.48)	$4.85
Weighted average units outstanding, basic and diluted	5,546,925	1,000,000

The accompanying notes are an integral part of the financial statements.

ZEO ENERGY CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	Mezzanine Equity		Non- controlling interest	Common Units		Class V Common Stock		Class A Common Stock		Additional Paid in Capital	Retained Earnings (Accumulated Deficit)	Total Members’ Equity
	Shares	Amount		Units	Amount	Units	Amount	Units	Amount
Balance, December 31, 2022	—	$—	$—	1,000,000	$31,155,864	—	$—	—	$—	$—	$119,982	$31,275,846
Retroactive application of ESGEN Business Combination (Note 1)	—	—	—	(1,000,000)	(31,155,864)	33,730,000	3,373	—	—	31,152,491	—	—
Balance, December 31, 2022	—	—	—	—	—	33,730,000	3,373	—	—	31,152,491	119,982	31,275,846
Stockholder distributions	—	—	—	—	—	—	—	—	—	—	(5,498,396)	(5,498,396)
Net income	—	—	—	—	—	—	—	—	—	—	4,845,069	4,845,069
Balance, December 31, 2023	—	—	—	—	—	33,730,000	3,373	—	—	31,152,491	(533,345)	30,622,519
Stockholder distributions	—	—	—	—	—	—	—	—	—	—	(90,000)	(90,000)
Net loss prior to the ESGEN Business Combination	—	—	—	—	—	—	—	—	—	—	(523,681)	(523,681)
Effects of ESGEN Business Combination
Issuance of Class A Shares to third party advisors	—	—	—	—	—	—	—	178,207	18	891,017	—	891,035
Issuance of Class A Shares to backstop investor	—	—	—	—	—	—	—	225,174	23	1,569,440	—	1,569,463
Reverse Recapitalization (Note 3)	1,500,000	6,855,076	—	—	—	1,500,000	150	4,248,583	425	(2,498,380)	—	(2,497,805)
Transaction costs	—	—	—	—	—	—	—	—	—	(2,890,061)	—	(2,890,061)
Establishment of redeemable noncontrolling interest	—	—	26,116,548	—	—	—	—	—	—	(26,116,548)	—	(26,116,548)
Activities subsequent to ESGEN Business Combination
Stock-based compensation	—	—	—	—	—	—	—	375,000	37	7,360,697	—	7,360,734
Class A common stock issued to vendor	—	—	—	—	—	—	—	146,000	15	255,485	—	255,500
Lumio Asset purchase	—	—	—	—	—	—	—	6,206,897	621	8,131,035	—	8,131,656
Issuance of Class A Shares to private placement investor	—	—	—	—	—	—	—	1,873,103	187	2,715,813	—	2,716,000
Subsequent measurement of redeemable noncontrolling interest	—	—	105,672,002	—	—	—	—	—	—	(6,047,026)	(99,624,976)	(105,672,002)
Net income	—	9,414,862	(16,094,650)	—	—	—	—	—	—	—	(2,668,889)	(2,668,889)
Dividends paid to Preferred unit holders	—	(139,067)	—	—	—	—	—	—	—	—	—	—
Balance, December 31, 2024	1,500,000	$16,130,871	115,693,900	—	$—	35,230,000	$3,523	13,252,964	$1,326	$14,523,963	$(103,440,891)	$(88,912,079)

The accompanying notes are an integral part of the financial statements.

ZEO ENERGY CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2024	2023
Cash Flows from Operating Activities
Net (loss) income	$(9,872,358)	$4,845,069
Adjustment to reconcile net (loss) income to cash (used in) provided by operating activities
Depreciation and amortization	4,836,538	1,841,874
Gain on disposal of fixed assets	(91,684)	—
Change in fair value of warrant liabilities	(69,000)	—
Provision for credit losses	2,815,633	1,531,223
Noncash operating lease expense	705,293	550,425
Stock based compensation expense	7,951,248	—
Income tax benefit	(997,702)	—
Changes in operating assets and liabilities:
Accounts receivable	(8,785,973)	(3,475,661)
Accounts receivable due from related parties	204,826	(396,488)
Inventories	(131,898)	(63,207)
Contract assets	4,850,862	(4,795,309)
Prepaids and other current assets	(1,757,354)	61,852
Other assets	(13,795)	—
Due from related party	—	(104,056)
Accounts payable	(2,512,834)	4,501,798
Accrued expenses and other current liabilities	(1,140,780)	1,536,287
Accrued expenses and other current liabilities due to related parties	943,135	2,415,996
Contract liabilities	(3,861,063)	2,913,623
Contract liabilities due to related parties	(1,158,848)	1,160,848
Operating lease payments	(630,963)	(547,140)
Net cash (used in) provided by operating activities	(8,716,717)	11,977,134

Cash flows from Investing Activities
Purchases of property, equipment and other assets	(369,137)	(1,034,666)
Investment in related party note receivable	(3,000,000)	—
Asset acquisitions	(4,000,000)	—
Net cash used in investing activities	(7,369,137)	(1,034,666)

Cash flows from Financing Activities
Proceeds from the issuance of debt	—	311,029
Repayments of finance lease liabilities	(118,416)	(84,678)
Proceeds from private placement	2,716,000	—
Proceeds from the issuance of convertible preferred stock, net of transaction costs	9,221,649	—
Repayments of debt	(332,503)	(241,423)
Proceeds from convertible promissory note, net of debt issuance costs	2,440,000	—
Dividends paid to Convertible preferred units	(139,067)	—
Distributions to members	(90,000)	(5,173,396)
Net cash provided by (used in) financing activities	13,697,663	(5,188,468)

Net (decrease) increase in cash and cash equivalents	(2,388,191)	5,754,000
Cash and cash equivalents, beginning of period	8,022,306	2,268,306
Cash and cash equivalents, end of the period	$5,634,115	$8,022,306

Supplemental Cash Flow Information
Cash paid for interest	$124,488	$103,421
Accrual of distribution to owners	$—	$325,000
Cash paid for income taxes	$—	$—
Noncash finance lease expense	$136,472	$98,881

Non-cash transactions
Deferred equity issuance costs	$2,769,039	$—
Right-of-use assets obtained in exchange for operating lease liabilities	$837,764	$—
Issuance of Class A common stock to vendors	$891,035	$—
Issuance of Class A common stock to backstop investors	$1,569,463	$—
Preferred dividends	$9,275,795	$—

The accompanying notes are an integral part of the financial statements.

ZEO ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 1 — ORGANIZATION AND BUSINESS OPERATION

Zeo Energy Corp. (formerly known as ESGEN Acquisition Corporation or “ESGEN”), collectively with its subsidiaries (the “Company” or “Zeo”) is in the business of marketing, sales and installation, and maintenance of solar panel technology to individual households within the United States. As part of this, the Company may also provide roofing repairs and construction.

Zeo Energy Corp. was a blank check company originally incorporated on April 19, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On October 22, 2021, ESGEN consummated an initial public offering, after which its securities began trading on the Nasdaq Stock Market LLC (“Nasdaq”).

ESGEN Business Combination

On March 13, 2024 (the “Closing Date”), the Company consummated its previously announced business combination (the “ESGEN Closing”), pursuant to that certain Business Combination Agreement, dated as of April 19, 2023 (as amended on January 24, 2024, the “ESGEN Business Combination Agreement”), by and among Zeo Energy Corp., a Delaware corporation (f/k/a ESGEN Acquisition Corporation, a Cayman Islands exempted company), ESGEN OpCo, LLC, a Delaware limited liability company(“OpCo”), Sunergy Renewables, LLC, a Nevada limited liability company (“Sunergy”), the Sunergy equity holders set forth on the signature pages thereto or joined thereto (collectively, “Sellers” and each, a “Seller”, and collectively with Sunergy, the “Sunergy Parties”), for limited purposes, ESGEN LLC, a Delaware limited liability company (the “Sponsor”), and for limited purposes, Timothy Bridgewater, an individual, in his capacity as the Sellers Representative (collectively, the “ESGEN Business Combination”). Prior to the ESGEN Closing, (i) except as otherwise specified in the ESGEN Business Combination Agreement, each issued and outstanding Class B ordinary share of ESGEN was converted into one Class A ordinary share of ESGEN (the “ESGEN Class A Ordinary Shares” and such conversion, the “ESGEN Share Conversion”); and (ii) ESGEN was domesticated into the State of Delaware so as to become a Delaware corporation (the “Domestication”). In connection with the ESGEN Closing, the registrant changed its name from “ESGEN Acquisition Corporation” to “Zeo Energy Corp.”

Upon the Domestication, each then-outstanding ESGEN Class A Ordinary Share was cancelled and converted into one share of Class A common stock of the Company, par value $0.0001 per share (“Zeo Class A Common Stock”), and each then-outstanding ESGEN Public Warrant was assumed and converted automatically into a warrant of the registrant, exercisable for one share of Zeo Class A Common Stock. Additionally, each outstanding unit of ESGEN was cancelled and converted into one share of Zeo Class A Common Stock and one-half of one warrant of the Company.

In accordance with the terms of the ESGEN Business Combination Agreement, Sunergy caused all holders of any options, warrants or rights to subscribe for or purchase any equity interests of Sunergy or its subsidiaries or securities (including debt securities) convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire, any equity interests of Sunergy or any subsidiary thereof (collectively, the “Sunergy Convertible Interests”) existing immediately prior to the ESGEN Closing to either exchange or convert all such holder’s Sunergy Convertible Interests into limited liability interests of Sunergy (the “Sunergy Company Interests”) in accordance with the governing documents of Sunergy or the Sunergy Convertible Interests.

At the ESGEN Closing, ESGEN contributed to OpCo (1) all of its assets (excluding its interests in OpCo, but including the amount of cash in ESGEN’s Trust Account (the “Trust Account”) as of immediately prior to the ESGEN Closing (after giving effect to the exercise of redemption rights by ESGEN stockholders), and (2) a number of newly issued shares of Class V common stock of the registrant, par value $0.0001 per share, which generally have only voting rights (the “Zeo Class V Common Stock”), equal to the number of Seller OpCo Units (as defined in the ESGEN Business Combination Agreement) (the “Seller Class V Shares”). In exchange, OpCo issued to ESGEN (i) a number of Class A common units of OpCo (the “Manager OpCo Units”) which equaled the number of total shares of the Zeo Class A Common Stock issued and outstanding immediately after the ESGEN Closing and (ii) a number of warrants to purchase Manager OpCo Units which equaled the number of SPAC Warrants (as defined in the ESGEN Business

ZEO ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 1 — ORGANIZATION AND BUSINESS OPERATION (cont.)

Combination Agreement) issued and outstanding immediately after the ESGEN Closing (the transactions described above in this paragraph, the “ESGEN Contribution”). Immediately following the ESGEN Contribution, (x) the Sellers contributed to OpCo the Sunergy Company Interests and (y) in exchange therefor, OpCo transferred to the Sellers the Seller OpCo Units and the Seller Class V Shares.

Prior to the ESGEN Closing, the Sellers transferred 24.167% of their Sunergy Company Interests (which were thereafter exchanged for Seller OpCo Units and Seller Class V Shares at the ESGEN Closing, as described above) pro rata to Sun Managers, LLC, a Delaware limited liability company (“Sun Managers”), in exchange for Class A Units (as defined in the Sun Managers limited liability company agreement (the “SM LLCA”) in Sun Managers. In connection with such transfer, Sun Managers executed a joinder to, and became a “Seller” for purposes of, the ESGEN Business Combination Agreement. Sun Managers intends to grant Class B Units (as defined in the SM LLCA) in Sun Managers through the Sun Managers, LLC Management Incentive Plan (the “Management Incentive Plan”) adopted by Sun Managers to certain eligible employees or service providers of OpCo, Sunergy or their subsidiaries, in the discretion of Timothy Bridgewater, as manager of Sun Managers. Such Class B Units may be subject to a vesting schedule, and once such Class B Units become vested, there may be an exchange opportunity through which the grantees may request (subject to the terms of the Management Incentive Plan and the OpCo amended and restated limited liability company agreement in its entirely (the “OpCo A&R LLC Agreement”)) the exchange of their Class B Units into Seller OpCo Units (together with an equal number of Seller Class V Shares), which may then be converted into Zeo Class A Common Stock (subject to the terms of the Management Incentive Plan and the OpCo A&R LLC Agreement). Grants under the Management Incentive Plan will be made after ESGEN Closing.

As of the ESGEN Closing Date, upon consummation of the ESGEN Business Combination, the only outstanding shares of capital stock of the registrant were shares of Zeo Class A Common Stock and Zeo Class V Common Stock.

In connection with entering into the ESGEN Business Combination Agreement, ESGEN and the Sponsor entered into a subscription agreement, dated April 19, 2023, which ESGEN, the Sponsor and OpCo subsequently amended and restated on January 24, 2024 (the “Sponsor Subscription Agreement”), pursuant to which, among other things, the Sponsor agreed to purchase an aggregate of 1,000,000 OpCo preferred units (and be issued an equal number of shares of Zeo Class V Common Stock) (“Convertible OpCo Preferred Units”) concurrently with the ESGEN Closing at a cash purchase price of $10.00 per unit and up to an additional 500,000 Convertible OpCo Preferred Units (together with the concurrent issuance of an equal number of shares of Zeo Class V Common Stock) during the nine months after ESGEN Closing if called for by Zeo (the “Sponsor PIPE Investment”). Prior to the ESGEN Closing, ESGEN informed the Sponsor that it wished to call for the additional 500,000 Convertible OpCo Preferred Units at the Closing and, as a result, a total of 1,500,000 Convertible OpCo Preferred Units were issued to Sponsor in return for aggregate consideration of $15,000,000.

Accounting for the ESGEN Business Combination

The ESGEN Business Combination was accounted for as a reverse recapitalization with ESGEN being treated as the acquired company since there was no change in control in accordance with the guidance for common control transactions in Accounting Standards Codification (“ASC”) 805-50, Business Combinations — Related Issues (“ASC 805-50”). Accordingly, the financial statements of the combined entity will represent a continuation of the financial statements of Sunergy with the ESGEN Business Combination treated as the equivalent of Sunergy issuing stock for the net assets of ESGEN, accompanied by a recapitalization. The net assets of ESGEN were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the ESGEN Business Combination were those of Sunergy.

ZEO ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 1 — ORGANIZATION AND BUSINESS OPERATION (cont.)

Sunergy was determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

Based upon the evaluation of the OpCo A&R LLC Agreement, OpCo is considered to be a Variable Interest Entity (“VIE”) and ESGEN is considered to be the primary beneficiary through its membership interest and manager powers conferred to it through the Class A Units. For VIEs, the accounting acquirer is always considered to be the primary beneficiary. As such, Zeo will consolidate OpCo and will be considered the accounting acquirer; however, further consideration of whether the entities are under common control was required in order to determine whether there is an ultimate change in control and the acquisition method of accounting is required under ASC 805.

While Sunergy did not control or have common ownership of ESGEN prior to the consummation of the ESGEN Business Combination, the Company evaluated the ownership of the new entity subsequent to the consummation of the transaction to determine if common control existed. If the business combination is between entities under common control, then the acquisition method of accounting is not applicable and the guidance in ASC 805-50 regarding common control should be applied instead. The Financial Accounting Standards Board (“FASB”) ASC does not include a definition of common control. In practice, entities with a common parent entity, as determined under ASC 810, Consolidation, are generally considered to be under common control. Emerging Issues Task force (“EITF”) Issue 02-5, “Definition of ‘Common Control’ in Relation to FASB Statement No. 141 (“EITF Issue 02-5”)”, which was never finalized or codified, has also been applied in practice to determine when entities are under common control. EITF Issue 02-5 indicates that common control would exist in any of the following situations:

•        An individual (including trusts in which the individual is the beneficial owner) or entity holds more than 50 percent of the voting ownership of each entity.

•        Immediate family members hold more than 50 percent of the voting ownership interest of each entity, and there is no evidence that those family members would vote their shares in any way other than in concert. Immediate family members include a married couple and their children, but not the married couple’s grandchildren. Entities might be owned in varying combinations among living siblings and their children. Those situations require careful consideration of the substance of the ownership and voting relationships.

•        Group of stockholders holds more than 50 percent of the voting ownership of each entity, and contemporaneous written evidence of an agreement to vote a majority of the entities’ shares in concert exists.

Prior to the ESGEN Business Combination and the contributions to Sun Managers, Sunergy was majority owned by 5 entities (the “Primary Sellers”):

•        Southern Crown Holdings, LLC (wholly owned by Anton Hruby) — 230,000 Common Units (23%)

•        LAMADD LLC (wholly owned by Gianluca Guy) — 230,000 Common Units (23%)

•        JKae Holdings, LLC (wholly owned by Kalen Larsen) — 215,000 Common Units (21.5%)

•        Clarke Capital, LLC (wholly owned by Brandon Bridgewater) — 215,000 Common Units (21.5%)

•        White Horse Energy, LC (wholly owned by Timothy Bridgewater) — 90,000 Common Units (9%)

Each of the above parties entered into a Voting Agreement, dated September 7, 2023. The term of the Voting Agreement is for five years from the date of the Voting Agreement. The consummation of the ESGEN Business Combination occurred within the term of the Voting Agreement.

Prior to the ESGEN Business Combination and the contributions to Sun Managers, the Primary Sellers had 98% ownership in Sunergy. Immediately following the ESGEN Business Combination, the Primary Sellers owned 83.8% of the Common Stock of the registrant through their Zeo Class V Common Stock that have voting interests. The Voting Agreement constitutes contemporaneous written evidence of an agreement to vote a majority of the Primary Sellers’

ZEO ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 1 — ORGANIZATION AND BUSINESS OPERATION (cont.)

shares of the registrant in concert. Accordingly, the Primary Sellers retain majority control through the voting of their units in conjunction with the Voting Agreement immediately prior to the ESGEN Business Combination and their shares following the ESGEN Business Combination and, therefore, there is no change of control before or after the ESGEN Business Combination. This conclusion is appropriate even though there was no relationship or common ownership or control between Sunergy and ESGEN prior to the ESGEN Business Combination. Accordingly, the ESGEN Business Combination should be accounted for in accordance with the guidance for common control transactions in ASC 805-50.

Additional factors that were considered include the following:

•        Since the ESGEN Business Combination, the Board has been comprised of one individual designated by ESGEN and five individuals designated by Sunergy.

•        Since the ESGEN Business Combination, management of the Company has been the existing management at Sunergy immediately prior to the ESGEN Business Combination. The individual that was serving as the chief executive officer and chief financial officer of Sunergy’s management team immediately prior to the ESGEN Business Combination continues substantially unchanged upon completion of the ESGEN Business Combination.

For common control transactions that include the transfer of a business, the reporting entity is required to account for the transaction in accordance with the procedural guidance in ASC 805-50. The C Corporation (ESGEN) is considered to be a substantive entity, the LLC (OpCo) is a business and VIE, and the C Corporation is considered to be the accounting acquirer since it is the primary beneficiary of the LLC. In a transaction that is a combination of entities under common control, the acquirer (ESGEN) should recognize the acquired entity (OpCo and Sunergy) on the same basis as the entities’ common parent.

NOTE 2 — LIQUIDITY AND GOING CONCERN

As of December 31, 2024, the Company had approximately $3.9 million of working capital including $5.6 million of cash and cash equivalents. Management has assessed the going concern assumptions of the Company during the preparation of these consolidated financial statements.

The Company’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Historically, the Company’s primary source of funding to support operations has been cash flows from operations.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and principles of Consolidation

The consolidated financial statements for the Company as of December 31, 2024 and 2023 include the accounts of the Company’s wholly-owned subsidiaries for years ended 2024 and 2023. The accompanying consolidated financial statements have been prepared pursuant to the accounting principles generally accepted in the United States of America (“US GAAP”). References to the “ASC” hereafter refer to the Accounting Standards Codification established by the Financial Accounting Standards Board (“FASB”) as the source of authoritative US GAAP. All intercompany balances and transactions have been eliminated in consolidation.

Reclassification

Certain amounts from prior period financial statements have been reclassified to align with the presentation used in the current consolidated financial statements for comparative purposes. These reclassifications had no effect on the Company’s previously reported results of operations. An adjustment has been made to the Consolidated Statements of Cash Flows for the year ended December 31, 2023, to match this current year’s presentation of noncash financing lease expense. This change in classification does not affect previously reported cash flows from operating activities in the Consolidated Statements of Cash Flows.

ZEO ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with US GAAP requires it to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Some of the more significant estimates include fair value of preferred shares, fair value of assets acquired and liabilities assumed in asset acquisitions, share-based compensation, fair value of warrant liabilities, redemption value of non-controlling interest, subsequent realizability of intangible assets, depreciation and amortization periods and collectability of accounts receivable. Due to the uncertainty involved in making estimates, actual results could differ from those estimates which could have a material effect on the financial condition and results of operations in future periods.

The Company bases its estimates and assumptions on historical experience and other factors, including the current economic environment and on various other judgements that it believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment could have a material effect on the financial condition and results of operations in future periods.

Segment Information

Operating segments are defined as components of an enterprise for which separate discrete financial information is evaluated regularly by the chief operating decision maker (“CODM”), in deciding how to allocate resources and assess performance. The CODM reviews financial information presented on a consolidated basis for the purposes of allocating resources and evaluating financial performance. Accordingly, the Company operates and manages its business as one operating and reportable segment. (See Note 19)

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less from the purchase date to be cash equivalents. The Company maintains its cash in checking and savings accounts. Income generated from cash held in savings accounts is recorded as interest income. The carrying value of the Company’s savings accounts is included in cash and cash equivalents and approximates the fair value.

Accounts receivable, net of allowance for credit losses

Accounts receivable is presented at the invoiced receivable amounts, less any allowance for any potential expected credit loss amounts, and do not bear interest. The Company estimates allowance for credit losses based on the creditworthiness of each customer, historical collections experience, forward looking information and other information including the aging of the receivables. The majority of our customers lease or finance their purchase and installation of solar panels through various financing companies. The financing companies remit payment to the Company typically within 3 weeks after installation. The Company is not deemed a borrower with these financing agreements and as a result is not subject to any of the terms of the financing transaction between the financing company and the customer.

In September 2024, based on a reassessment of creditworthiness of customers, historical collections experience, forward looking information and other information including the aging of the receivables, the Company revised its estimate of allowance for credit losses.

This change in estimate has been accounted for prospectively in accordance with ASC 250, Accounting Changes and Error Corrections. In accordance with its policy, the Company reviews the estimated allowance for credit losses on an ongoing basis. This review indicated that the estimated allowance for credit losses in the Company’s consolidated financial statements should be increased. As a result, effective September 30, 2024, the Company recorded a change

ZEO ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

in estimate to increase the three and nine months provision for credit losses by $1,820,365, increase net loss by $1,820,365 for the three and nine months ended September 30, 2024, and increase basic and diluted net loss per common share by $0.30 and $0.49 for the three and nine months ended September 30, 2024.

The following represents a roll forward of the allowance for credit losses for the years ended December 31, 2024 and 2023:
	December 31, 2024	December 31, 2023
Allowance for credit losses, beginning of the period	$862,580	$742,772
Provision for credit losses	2,815,633	1,531,223
Write offs	(2,525,100)	(1,411,415)
Recoveries	12,223	—
Allowance for credit losses, as of the end of the period	$1,165,336	$862,580

Significant judgement is involved in determination of the collectability of accounts receivable. Management assesses the reasonability of collectability of accounts receivable on a quarterly basis to record the allowance for credit losses.

Contract assets

Contract assets costs include prepaid installation costs incurred prior to completion of installations of solar systems and accrued revenues for which the invoicing criteria have not been met. Prepaid installation costs include the cost of engineering, permits, governmental fees, and other related solar installation costs were $64,202 and $4,915,064 as of December 31, 2024 and 2023, respectively. These costs are charged to Cost of goods sold when each installation is completed. The following table summarizes the change in contract assets:
	December 31, 2024	December 31, 2023
Contract asset, beginning of the period	$4,915,064	$119,755
Cost of goods sold recognized during the period	(4,915,064)	(119,755)
Cash paid prior to completion of performance obligation	64,202	4,915,064
Contract assets, as of the end of the period	$64,202	$4,915,064

Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of employee advances, advanced sales commissions, prepaid insurance, and other current assets.

Note receivable

The Company records notes receivable when it extends credit or financing to related parties or third parties. The Company evaluates notes receivable for collectability at each reporting period under the current expected credit loss (CECL) model, in accordance with ASC 326, Financial Instruments — Credit Losses (“ASC 326”). If necessary, an allowance for doubtful accounts is recorded to reflect potential losses. As of December 31, 2024, we evaluated the need for an allowance for credit loss using the guidelines set forth in ASC 326, and have determined this note is fully collectible and, therefore, we have not recorded an allowance against the note receivable balance.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and trade accounts receivable. The Company maintains its cash and cash equivalent balances in highly rated financial institutions, which at times may exceed federally insured limits. The amounts over these insured limits

ZEO ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

as of December 31, 2024, and December 31, 2023 were $5,389,013 and $7,772,306, respectively. The Company mitigates this concentration of credit risk by monitoring the credit worthiness of the financial institutions. No losses have been incurred to date on any deposits.

The Company performs periodic credit evaluations of its customers’ financial condition and also monitors the financial condition of the financial counterparties that finance customer transactions and generally does not require collateral. For customers who finance their systems through a lease product, the Third Party Operator (TPO) of the lease product is the contracted customer with the Company. Where the Company has a concentration of credit risk, it is with these TPO customers. At December 31, 2024, the Company had two customers who exceeded 10% of accounts receivable. Their balances were $3,192,077 and $2,306,096. No one customer or financing counterparty exceeded 10% of accounts receivable as of December 31, 2023. For the years ended December 31, 2024 and 2023, the Company had three and one customers, respectively, who exceeded 10% of revenue recognized. Their revenue recognized was $17,834,595, $23,386,284 and $8,781,244 for 2024 and $13,083,458 for 2023, respectively. See Note 20 — subsequent events for further information.

Advertising and Marketing

The Company charges the costs of advertising to expense as incurred. For the years ended December 31, 2024 and 2023, the Company incurred $173,903 and $188,526, respectively, of advertising and marketing costs.

Inventories

Inventories are primarily comprised of solar panels and other related items necessary for installations and service needs. Inventories are accounted for on a first-in-first-out basis and are measured at the lower of cost or net realizable value, where cost is determined using a weighted-average cost method. When evidence exists that the net realizable value of inventory is lower than its cost, the difference is recognized as cost of goods sold in the consolidated statements of operations in the period identified. As of December 31, 2024 and 2023, inventory was $872,470 and $350,353, respectively.

Property, equipment and other fixed assets, net

Property, equipment and other fixed assets are carried at cost less accumulated depreciation and includes expenditures that substantially increase the useful lives of existing property and equipment. Maintenance, repairs, and minor renovations are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the related costs and accumulated depreciation are removed from their respective accounts, and any difference between the sale proceeds and the carrying amount of the asset is recognized as a gain or loss on disposal in the consolidated Statements of Operations.

Software that is developed for internal use and is accounted for accordance with ASC 350, Intangibles, Goodwill and Other-Internal-Use Software. Qualifying costs incurred to develop internal-use software are capitalized when (i) the preliminary project stage is completed, (ii) management has authorized further funding for the completion of the project and (iii) it is probable that the project will be completed and perform as intended. These capitalized costs include compensation for employees who develop internal-use software and external costs related to development of internal-use software. Capitalization of these costs ceases once the project is substantially complete and the software is ready for its intended purpose. Internally developed software is amortized using the straight-line method over an estimated useful life. All other expenditures, including those incurred to maintain an internal-use software’s current level of performance, are expensed as incurred. When these assets are retired or disposed of, the cost and accumulated amortization thereon are removed, and any resulting gain or losses are included in the consolidated statements of operations.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is five years, across all asset classes.

ZEO ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The estimated useful lives and depreciation methods are reviewed at each year-end, with the effect of any changes in estimates accounted for prospectively. All depreciation expense is included with depreciation and amortization in the consolidated statements of operations.

Impairment of long-lived assets

Management reviews each asset or asset group for impairment whenever events or circumstances indicate that the carrying value of an asset or asset group may not be recoverable, and at least annually. No impairment charges were recorded by the Company during the years ended December 31, 2024, and 2023.

Business Combinations

The Company accounts for an acquisition as a business combination if the assets acquired and liabilities assumed in the transaction constitute a business in accordance with ASC Topic 805. Such acquisitions are accounted using the acquisition method by recognizing the identifiable tangible and intangible assets acquired and liabilities assumed, and any non-controlling interest in the acquired business, measured at their acquisition date fair values.

Where the set of assets acquired and liabilities assumed doesn’t constitute a business, it is accounted for as an asset acquisition and the individual assets and liabilities are recorded at their respective relative fair values corresponding to the consideration transferred.

Goodwill

Goodwill is recognized and initially measured as any excess of the acquisition-date consideration transferred in a business combination over the acquisition-date amounts recognized for the net identifiable assets acquired. Goodwill is not amortized but is tested for impairment annually, or more frequently if an event occurs or circumstances change that would more likely than not result in an impairment of goodwill. First, the Company assesses qualitative factors to determine whether or not it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company conducts a quantitative goodwill impairment test comparing the fair value of the applicable reporting unit with its carrying value. If the carrying amount of the reporting unit exceeds the fair value of the reporting unit, the Company recognizes an impairment loss in the consolidated statements of operations for the amount by which the carrying amount exceeds the fair value of the reporting unit. The Company performs its annual goodwill impairment test at December 31 of each year. There was no goodwill impairment for the years ended December 31, 2024, and 2023.

Intangible assets subject to amortization

Intangible assets include tradenames, customer lists, order backlog and non-compete agreements. Amounts are subject to amortization on a straight-line basis over the estimated period of benefit and are subject to annual impairment consideration. Costs incurred to renew or extend the term of a recognized intangible asset, such as the acquired tradename, are capitalized as part of the intangible asset and amortized over its revised estimated useful life.

Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the intangible assets may not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or any other significant adverse change that would indicate that the carrying amount of an asset or group of assets may not be recoverable. The Company evaluates the recoverability of intangible assets by comparing their carrying amounts to future net undiscounted cash flows expected to be generated by the intangible assets. If such intangible assets are considered to be impaired, the impairment recognized is measured as the amount by which the carrying amount of the intangible assets exceeds the fair value of the assets. The Company determines fair value

ZEO ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

based on discounted cash flows using a discount rate commensurate with the risk inherent in the Company’s current business model for the specific intangible asset being valued. No impairment charges were recorded for the years ended December 31, 2024, and 2023.

Leases

The Company evaluates the contracts it enters into to determine whether such contracts contain leases at inception. A contract contains a lease if the contract conveys the right to control the use of identified property, plant or equipment for a period of time in exchange for consideration. At commencement, contracts containing a lease are further evaluated for classification as an operating or finance lease where the Company is a lessee. When the arrangements include lease and non-lease components, the Company accounts for them as a single lease component.

Operating Leases

A lease for which substantially all the benefits and risks incidental to ownership remain with the lessor is classified by the lessee as an operating lease. Operating leases are included in the line items right-of-use (“ROU”) operating lease asset, current portion of obligations under operating leases, and obligations under operating leases, non-current in the consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term and obligations under lease represents its obligation to make lease payments arising from the lease. For operating leases, the Company measures its lease obligations based on the present value of the total lease payments not yet paid. These payments are then discounted based on the more readily determinable of the rate implicit in the lease or the Company’s incremental borrowing rate, which is the estimated rate the Company would be required to pay for a collateralized borrowing equal to the total lease payments over the term of the lease. The Company uses its incremental borrowing rate based on the information available at lease commencement date in determining the present value of lease payments. The Company measures ROU assets based on the corresponding lease obligation adjusted for payments made to the lessor at or before the commencement date, and initial direct costs it incurs under the lease. The Company begins recognizing lease expense when the lessor makes the underlying asset available to the Company. Lease expenses for lease payments is recognized on a straight-line basis over the lease term.

For leases with a lease term of less than one year (short-term leases), the Company has elected not to recognize an obligation or ROU asset on its consolidated balance sheet. Instead, it recognizes the lease payments as expenses on a straight-line basis over the lease term. Short-term lease costs are immaterial to its consolidated statements of operations and cash flows.

Finance leases

Leases that transfer substantially all of the benefits and risks incidental to the ownership of assets are accounted for as finance leases as if there was an acquisition of an asset and incurrence of an obligation at the inception of the lease. Lease cost for finance leases where the Company is the lessee includes the amortization of the ROU asset, which is amortized on a straight-line basis and recorded to depreciation and amortization and interest expense on the finance lease obligation, which is calculated using the effective interest method and recorded to interest expense on the accompanying consolidated statements of operations. Finance lease ROU assets are amortized over the shorter of their estimated useful lives or the terms of the respective leases. If the Company is reasonably certain to exercise the option to purchase the underlying asset at the end of lease term, the finance lease ROU assets are amortized to the end of useful life of the assets on a straight-line basis.

Warrant Liabilities

The Company evaluates all of its financial instruments, including issued share purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 815-40, Derivatives and Hedging (“ASC 815-40”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period. The

ZEO ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Company accounts for the Public Warrants (as defined in Note 13) in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the consolidated statements of operations. The quoted market price is utilized as the fair value as of each relevant date.

Revenue Recognition

The Company accounts for revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). The Company applies judgment in the determination of performance obligations in accordance with ASC 606. Performance obligations in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the services is separately identifiable from other promises in the contract. In addition, a single performance obligation may comprise a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer. This principle is achieved through applying the following five-step approach:

•        Step 1 — Identification of the contract, or contracts, with a customer.

•        Step 2 — Identification of the performance obligations in the contract.

•        Step 3 — Determination of the transaction price.

•        Step 4 — Allocation of the transaction price to the performance obligations in the contract

•        Step 5 — Recognition of revenue when, or as, the Company satisfies a performance obligation.

The Company recognizes and records revenue from its operations upon completion of installation for both solar system installations and roofing installations. In connection with the sales and installation, a signed contract between the Company and the purchaser defines the duties and obligations of each party. The contract is specific as to the duties and responsibilities which govern the accounting for these transactions. Once the Company’s performance obligations are met with installation completed, according to the signed contract, the Company’s obligations are completed, and title is transferred to the buyer. The Company believes its performance obligation is completed once the installation of the solar panels is completed, which is prior to the customer receiving permission to operate the solar panels from the local utility company. The Company records sales revenue at this point in time. Many of the Company’s customers finance their obligations with third parties. In these situations, the finance company deducts their financing fees and remits the net amount to the Company. Revenue recorded is equal to the contract amount signed by the purchaser, net of the financing fees. The Company incurs several costs associated with the installation prior to its completion. In accordance with ASC 340, Other Assets and Deferred Costs, installation-related costs are recorded as prepaid expenses and other current assets and in turn are expensed when installation is completed. Thus, revenue recognition is in turn matched with the installation equipment costs and expense associated with the completion of each project.
	Years ended December 31,
	2024	2023
Solar systems installations, net	70,614,343	102,928,549
Roofing installations	2,629,740	6,762,452
Total net revenues	$73,244,083	$109,691,001

ZEO ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Contract liabilities

The Company receives both customer advances and may receive lender advances from third-party financing companies on behalf of customers. These amounts are recorded on the consolidated balance sheets as contract liabilities and are considered a liability of the Company until the installation is completed. When the permission to turn on (“PTO”) the solar panels from the local municipality is significantly delayed, the lender may withdraw their previous payments for a customer account until the PTO is completed. The contract liabilities amounts are expected to be recognized as revenue within twelve months of the Company’s receipt of the funds. The following table summarizes the change in contract liabilities:
	December 31, 2024	December 31, 2023
Contract liabilities, beginning of the period	$5,223,518	$1,149,047
Revenue recognized from amounts included in contract liabilities at the beginning of the period	(5,223,518)	(1,149,047)
Cash received prior to completion of performance obligation	120,143	5,223,518
Contract liabilities, end of the period	$120,143	$5,223,518

Contract acquisition costs

The Company pays sales commissions to sales representatives based on a percentage of the value of sales contracts entered into by the customer and the Company. Payment is made to the sales representative once installation is completed. Such costs are included as sales and marketing on the consolidated statements of operations. Since sales commission payments are subject to completion of the installation, payment is made commensurate with the recognition of revenue from the sale, and therefore the full expense is incurred as the Company does not have any remaining performance obligations.

Costs to obtain a contract are not considered to be incremental or material, and project duration generally does not span more than one year. Accordingly, the Company applies a practical expedient for these types of costs and as such, they are expensed in the period incurred.

Earnings per share

The Company reports both basic and diluted earnings per share. Basic earnings per share is calculated based on the weighted average number of shares of Class A Common Stock outstanding and excludes the dilutive effect of warrants, stock options, and other types of convertible securities. Diluted earnings per share is calculated based on the weighted average number of shares of Class A Common Stock outstanding and the dilutive effect of warrants and other types of participating securities are included in the calculation. Dilutive securities are excluded from the diluted earnings per share calculation if their effect is anti-dilutive, such as in periods where a net loss is reported.

Prior to the ESGEN Business Combination, the membership structure of Sunergy Renewable, LLC included membership units. In conjunction with the closing of the ESGEN Business Combination, the Company effectuated a recapitalization whereby all membership units were converted to common units of ESGEN OpCo, LLC, and Zeo Energy Corp. implemented a revised class structure including Class A Common Stock having one vote per share and economic rights and Class V Common Stock having one vote per share and no economic rights.

ZEO ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Stock-based Compensation

The Company recognizes an expense for stock-based compensation awards based on the estimated fair value of the award on the date of grant. The Company has elected to account for restricted stock awards with market conditions using a graded vesting method. This method recognizes the compensation cost in the consolidated statements of operations over the requisite service period for each separately vesting tranche of awards. The Company has elected to recognize forfeitures as they occur rather than estimate expected forfeitures.

Fair value of Financial Instruments

Fair value is the price that would be received to sell an asset, or the amount paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). We classify fair value balances based on the observability of those inputs. The three levels of the fair value hierarchy are as follows:
Level 1 —	Inputs based on unadjusted quoted market prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
Level 2 —

Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar instruments in markets that are not active or for which all significant inputs are observable or can be corroborated by observable market data.

Level 3 —

Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are both unobservable for the asset and liability in the market and significant to the overall fair value measurement.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement. The recorded amounts of certain financial instruments, including cash and cash equivalents, accounts receivable, accrued expenses, advanced funding, accounts payable, and debt approximate fair value due to their relatively short maturities.

Redeemable Noncontrolling Interests

Noncontrolling interests represent the portion of OpCo that Zeo Energy Corp. controls and consolidates but does not own. The noncontrolling interests were created as a result of the ESGEN Business Combination and represent 33,730,000 common units issued by Zeo Energy Corp. to the prior investors. As of the close of the ESGEN Business Combination, Zeo Energy Corp. held a 13.0% interest in OpCo with the remaining 87.0% interest held by OpCo’s prior investors. At December 31, 2024, Zeo Energy Corp. held a 28.2% interest in ESGEN OpCo, LLC with the remaining 71.8% interest held by OpCo’s prior investors. The prior investors’ interests in OpCo represent a redeemable noncontrolling interest. At its discretion, the members have the right to exchange their common units in OpCo (along with the cancellation of the paired shares of Zeo Energy Corp. or the Class V Common Stock) for either shares of Class A Common Stock on a one-to-one basis or cash proceeds of equal value at the time of redemption. Any redemption of OpCo common units in cash must be funded through a private or public offering of Class A Common Stock and is subject to the Company’s Board’s approval. As of December 31, 2024, the prior investors of OpCo hold the majority of the voting rights on the Board.

As the redeemable noncontrolling interests are redeemable upon the occurrence of an event that is not solely within the Company’s control, the Company classifies redeemable noncontrolling interests as temporary equity. The redeemable noncontrolling interests in common units were initially measured at the OpCo prior investors’ share in the net assets of the Company upon consummation of the ESGEN Business Combination. Subsequent remeasurements of the

ZEO ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Company’s redeemable noncontrolling interests are recorded as a deemed dividend each reporting period, which reduces retained earnings, if any, or additional paid-in capital of Zeo Energy Corp. Remeasurements of the Company’s redeemable noncontrolling interests are based on the fair value of our Class A Common Stock.

Redeemable Convertible Preferred Units

The Company records redeemable convertible preferred units at fair value on the dates of issuance, net of issuance costs. The redeemable convertible preferred units have been classified outside of stockholders’ (deficit) equity as temporary equity on the accompanying consolidated balance sheets because the shares contain certain redemption features that are not solely within the control of the Company. See Note 11 — Redeemable Noncontrolling Interests and Equity. Because the redeemable convertible preferred units are held by the Sponsor at the OpCo level, the preferred units are presented as a noncontrolling interests on the consolidated balance sheets.

Income Taxes

Zeo Energy Corp. is a corporation and thus is subject to United States (“U.S.”) federal, state and local income taxes. OpCo is a partnership for U.S. federal income tax purposes and therefore does not pay U.S. federal income tax. Instead, the OpCo unitholders, including Zeo Energy Corp., are liable for U.S. federal income tax on their respective shares of OpCo’s taxable income. OpCo is liable for income taxes in those states which tax entities classified as partnerships for U.S. federal income tax purposes.

We use the asset and liability method of accounting for income taxes for the Company. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss (“NOL”) and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in income tax rates is recognized in the results of operations in the period that includes the enactment date. The realizability of deferred tax assets is evaluated quarterly based on a “more likely than not” standard and, to the extent this threshold is not met, a valuation allowance is recorded.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. Management has evaluated the Company’s tax positions, including its previous status as a pass-through entity for federal and state tax purposes, and has determined that the Company has taken no uncertain tax positions that require adjustment to the consolidated financial statements. The Company’s reserve related to uncertain tax positions was zero as of December 31, 2024 and December 31, 2023. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2024 and December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses. The open tax years for U.S. federal and state income tax purposes are 2021 and forward.

Tax Receivable Agreement

In conjunction with the consummation of the ESGEN Business Combination, Zeo Energy Corp entered into a Tax Receivable Agreement (the “TRA”) with Opco and certain Opco members (the “TRA Holders”). Pursuant to the TRA, Zeo Energy Corp. is required to pay the TRA Holders 85% of the net cash savings, if any, in U.S. federal, state and local income and franchise tax (computed using simplifying assumptions to address the impact of state and local taxes) that the Company actually realizes (or is deemed to realize in certain circumstances) in periods after the ESGEN

ZEO ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Business Combination as a result of, as applicable to each such TRA Holder, (i) certain increases in tax basis that occur as a result of the acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of such TRA Holder’s Exchangeable OpCo Units pursuant to the exercise of the OpCo Exchange Rights or a Mandatory Exchange and (ii) imputed interest deemed to be paid by the Company as a result of, and additional tax basis arising from, any payments it makes under the TRA. All such payments to the TRA Holders are the obligations of Zeo Energy Corp., and not that of Opco. As of December 31, 2024, there have been no exchanges of Opco units for Class A Common Stock of Zeo Energy Corp. and, accordingly, no TRA liabilities currently exist. Future exchanges will result in incremental tax attributes and potential cash tax savings for Zeo Energy Corp. The associated liability for the TRA will be recorded as a decrease to additional paid-in capital in the consolidated statement of changes in stockholders’ deficit. As of December 31,2024, assuming a hypothetical exchange of all outstanding units, the total TRA would be $27.6 million. In accordance with ASC Topic 450, Contingencies, any changes to an existing TRA liability, including changes to the fair value measurement or to re-establish a TRA liability related to prior year exchanges, will be recorded as tax receivable agreement in other income (expense), net in the consolidated statement of operations. Similarly, if utilization of the deferred tax assets subject to the TRA becomes more likely than not in the future, the Company will record a liability related to the TRA which will be recorded in the consolidated statement of operations. See Note 14 — Related Party Transactions.

New Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting-Improvements to Reportable Segment Disclosures (Topic 280) (“ASU 2023-07”), which requires an enhanced disclosure of segments on an annual and interim basis, including the title of the chief operating decision maker, significant segment expenses, and the composition of other segment items for each segment’s reported profit or loss. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The adoption of ASU 2023-07 did not have a material impact on the consolidated financial statements. Refer to Note 19, Segment Reporting.

Recently Issued Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740) — Improvements to income tax disclosures (“ASU 2023-09”), expanding the disclosures requirement for income taxes primarily by requiring more detailed disclosure for income taxes paid and the effective tax rate reconciliation. ASU 2023-09 is effective for annual periods beginning after December 15, 2024. Early adoption is permitted, and adoption of ASU 2023-09 can be applied prospectively or retrospectively. The Company is currently evaluating the impact of this standard.

In November 2024, the FASB issued ASU 2024-03, “Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses” (“ASU 2024-03”). The standard requires additional disclosure of certain costs and expenses within the notes to the financial statements. The provisions of the standard are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027, with early adoption permitted. This accounting standards update may be applied either prospectively or retrospectively. The Company is currently evaluating the impact this standard will have on its consolidated financial statements.

NOTE 4 — REVERSE RECAPITALIZATION

As discussed in Note 1, “Organization and Business Operation”, the ESGEN Business Combination was consummated on March 13, 2024, which, for accounting purposes, was treated as the equivalent of Zeo issuing stock for the net assets of ESGEN, accompanied by recapitalization. Under this method of accounting, ESGEN was treated as the acquired company for financial accounting and reporting purposes under US GAAP.

ZEO ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 4 — REVERSE RECAPITALIZATION (cont.)

Transaction Proceeds

Upon closing of the ESGEN Business Combination, the Company received gross proceeds of $17.7 million from the ESGEN Business Combination, offset by total transaction costs and other fees totaling $7.4 million. The following table reconciles the elements of the ESGEN Business Combination to the consolidated statements of cash flows and the consolidated statements of changes in stockholders’ deficit for the period ended December 31, 2024:

Cash-trust and cash, net of redemptions	$2,714,091
Less: transaction costs, promissory note and professional fees, paid	(7,350,088)
Proceeds from Sponsor PIPE Investment	15,000,000
Net proceeds from the ESGEN Business Combination	10,364,003
Less: liabilities assumed	(12,861,808)
Reverse recapitalization, net	$(2,497,805)

The number of shares of Common Stock issued immediately following the consummation of the ESGEN Business Combination was:

	Class V Common Stock	Class A Common Stock
ESGEN Class A common stock, outstanding prior to the ESGEN Business Combination	—	7,027,636
Forfeiture of Class A founder shares	—	(2,900,000)
Less redemptions	—	(1,159,976)
Class A common stock of ESGEN	—	2,967,660
ESGEN Class B common stock, outstanding prior to the ESGEN Business Combination	—	1,280,923
ESGEN Business Combination shares	—	4,248,583
Sunergy Shares	33,730,000	—
Issuance of Class A Shares to third party advisors	—	553,207
Issuance of Class A Shares to backstop investor	—	225,174
Shares issued to sponsor	1,500,000	—
Common Stock immediately after the ESGEN Business Combination	35,230,000	5,026,964

Public and private placement warrants

The 13,800,000 Public Warrants issued at the time of ESGEN’s initial public offering remained outstanding and became warrants for the Company and the 14,040,000 private placement warrants were forfeited.

Redemption

Prior to the closing of the ESGEN Business Combination, certain ESGEN public stockholders exercised their right to redeem certain of their outstanding shares for cash, resulting in the redemption of 1,159,976 shares of ESGEN Class A common stock for an aggregate payment from the Trust of $13,336,056.

NOTE 5 — ASSET PURCHASE

Lumio Purchase Agreement

On October 25, 2024, the Company, entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Lumio Holdings, Inc., a Delaware corporation (“Lumio”), and Lumio HX, Inc., a Delaware corporation (together with Lumio, the “Lumio Sellers”), pursuant to which, subject to the terms and conditions set forth in the Asset Purchase

ZEO ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 5 — ASSET PURCHASE (cont.)

Agreement, the Company agreed to acquire certain assets of the Lumio Sellers on an as-is, where-is basis, including uninstalled residential solar energy contracts, certain inventory, intellectual property and intellectual property rights, equipment, records, and other intangible assets (collectively, the “Assets”), free and clear of any liens other than certain specified liabilities of the Lumio Sellers that are being assumed (collectively, the “Liabilities” and such acquisition of the Assets and assumption of the Liabilities together, the “Transaction”) for a total purchase price of (i) $4 million in cash and (ii) 6,206,897 shares of the Company’s Class A Common Stock, par value $0.0001 (the “Common Stock”), to be paid to LHX Intermediate, LLC, a Delaware limited liability company (“LHX”). The Asset Purchase Agreement contains customary representations, warranties and covenants of the parties for a transaction involving the acquisition of assets from a debtor in bankruptcy, including the condition that the Bankruptcy Court (as defined below) enter an order authorizing and approving the Transaction.

The Lumio Sellers are debtors in a voluntary Chapter 11 case before the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), which commenced on September 3, 2024.

The Company evaluated this acquisition under ASC 805, Business Combinations (“ASC 805”). ASC 805 requires that an acquirer determine whether it has acquired a business. If the criteria of ASC 805 are met, a transaction would be accounted for as a business combination and the purchase price is allocated to the respective net assets and liabilities assumed based on their fair values and a determination is made whether any goodwill results from the transaction. In evaluating the criteria outlined by this standard, the Company concluded that the acquired set of assets did not meet the US GAAP definition of a business. The Company did not acquire an assembled workforce nor a substantive process. Therefore, the Company accounted for the purchase as an asset acquisition rather than a business combination, and allocated the total consideration transferred on the date of the acquisition to the assets and liabilities acquired on a relative fair value basis.

The acquisition cost was allocated to the assets acquired as follows:

October 24, 2024
Purchase consideration:
Initial Cash Purchase Price	$4,000,000
Issuance of Stock	8,131,656
Assumed liabilities	1,000,000
Total purchase consideration	$13,131,656

Purchase price allocation:
Accounts receivable	$1,515,824
Inventory	390,219
Fixed assets	416,792
Order backlog	10,808,821
Fair value of net assets acquired	$13,131,656

The Company determined the fair value of the Order Backlog intangible asset by applying the multi-period excess earnings method. The excess earnings valuation method estimates the value of the order backlog equal to the present value of the incremental after-tax cash flows attributable to that order backlog over its remaining economic life. Some of the more significant assumptions utilized in our asset valuations included projected revenues, probability of cancellation, and the discount rate. The fair value using the excess earnings valuation method was determined using an estimated weighted average cost of capital of 15.5%, which reflects the risks inherent in future cash flow projections and represents a rate of return that a market participant would expect for this asset. This fair value measurement was based on significant inputs not observable in the market and thus represent Level 3 fair value measurement. The fair value was then adjusted based on relative fair value as compared to the other assets acquired.

ZEO ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 6 — PROPERTY, EQUIPMENT, AND OTHER FIXED ASSETS

Property, equipment and other fixed assets, net consisted of the following:

	December 31, 2024	December 31, 2023
Internally-developed software	$988,225	$691,745
Furniture	384,368	126,007
Equipment and vehicles	2,477,034	2,220,168
Leasehold improvements	10,000	—
Property and equipment	3,859,627	3,037,920
Accumulated depreciation	(1,383,664)	(748,197)
	$2,475,963	$2,289,723

Depreciation expense related to the Company’s property and equipment was $691,373 and $444,660 for the years ended December 31, 2024, and 2023, respectively, which are included in depreciation and amortization expense on the accompanying consolidated statements of operations.

NOTE 7 — INTANGIBLE ASSETS

The following is a summary of the Company’s intangible assets, net as of December 31, 2024 and 2023:

	Weighted Average Useful Life Remaining (in years)	December 31, 2024
		Gross Carrying Amount	Accumulated Amortization	Total
Trade names	—	$3,084,100	$3,084,100	$—
Customer lists	—	496,800	496,800	—
Non-compete	—	224,000	224,000	—
Order backlog	0.6	10,808,821	3,237,665	7,571,156
		$14,613,721	7,042,565	$7,571,156
	Weighted Average Useful Life Remaining (in years)	December 31, 2023
		Gross Carrying Amount	Accumulated Amortization	Total
Trade names	0.8	$3,084,100	$2,313,072	$771,028
Customer lists	—	496,800	496,800	—
Non-compete	—	224,000	224,000	—
		$3,804,900	$3,033,872	$771,028

The Company periodically reviews the estimated useful lives of its identifiable intangible assets, taking into consideration any events or circumstances that might result in either a diminished fair value or revised useful life. Management has determined there have been no indicators of impairment or change in useful life for the years ended December 31, 2024, and 2023. Amortization expense relating to the Company’s intangible assets was $4,008,693 and $1,298,333 for the years ended December 31, 2024, and 2023, respectively, which is included in depreciation and amortization expenses on the accompanying consolidated statements of operations.

As of December 31, 2024, all of the intangible asset for order backlog will be amortized in 2025.

ZEO ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 8 — ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

The following table summarizes accrued expenses and other current liabilities:

	December 31, 2024	December 31, 2023
Accrued payroll	421,825	136,668
Accrued commissions	290,969	856,360
Accrued dealer fees	3,359,101	2,415,966
Accrued interest	84,425	—
Transaction costs	3,208,288	—
Professional fees	383,114	—
Accrued Other	792,466	1,237,371
	$8,540,188	$4,646,365

NOTE 9 — LEASES

The Company leases both office space and warehouse space for its operations. Lease maturities vary from 2 to 5 years. These leases are recorded as operating leases and as such periodic payments (monthly) are expensed according to the period for which payment is made.

Operating lease costs recorded in general and administrative expenses in the consolidated statements of operations were $719,049 and $599,873 for the years ended December 31, 2024, and 2023, respectively.

The Company also leases multiple vehicles for its operations. The leases on vehicles generally have a 5-year term and are recorded as finance leases.

Finance lease costs recorded in depreciation and amortization in the consolidated statements of operations were $136,472 and $98,881 for the years ended December 31, 2024, and 2023, respectively. Finance lease costs recorded in interest expense in the consolidated statements of operations were $52,100 and $44,506 for the years ended December 31, 2024, and 2023, respectively.

The following amounts were recorded in the Company’s consolidated balance sheets relating to its operating and finance lease and other supplemental information:

Other supplemental information:
Weighted average remaining lease term (years)
Operating leases	2.39	2.86
Finance leases	3.28	4.28
Weighted average discount rate
Operating leases	4.97%	4.26%
Finance leases	9.76%	9.75%

The following tables present the maturity of operating and finance lease liabilities as of December 31, 2024:

Operating leases

Years	Operating Leases
2025	636,225
2026	572,098
2027	200,061
2028	58,565
Total lease payments	1,466,949
Less interest	84,135
Present value of lease liabilities	1,382,814

ZEO ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 9 — LEASES (cont.)

Finance leases

Years	Finance Leases
2025	171,476
2026	171,476
2027	171,476
2028	47,607
Total lease payments	562,035
Less interest	82,764
Present value of lease liabilities	479,271

The Company has deposited security payments related to the facility leases of $80,794 included in the accompanying consolidated balance sheets as other assets.

NOTE 10 — DEBT

Vehicle Loans

The Company has financing arrangements for many of the vehicles in its fleet. The financing includes direct loans for each vehicle being financed. The Company entered into new vehicle financing arrangements totaling $0 and $311,029 for the years ended December 31, 2024, and 2023, respectively. Payments of debt obligations are based on equal monthly payments for 60 months and include interest rates ranging from 4.94% – 11.09%. As of December 31, 2024, the weighted average interest rate on the Company’s short debt obligations was 6.75%. The combined amounts of these financial obligations are included in the consolidated balance sheets as current portion of long-term debt and Long-term debt. The company does not have debt covenants associated with these arrangements.

The following table presents the maturity analysis of the long-term debt as of December 31, 2024:

Years
2025	$291,036
2026	299,254
2027	135,976
2028	61,392
Total debt	787,659
Less current portion	291,036
Long-term debt	$496,623

Notes payable

On December 24, 2024 (the “Issue Date”), the Company, issued a Promissory Note (the “Promissory Note”) to LHX Intermediate LLC (“LHX”), pursuant to which the Company could borrow up to an aggregate principal amount of $4,000,000 (the “Loan”). Subject to the terms and conditions set forth in the Promissory Note, the Loan shall be provided to the Company in three tranches: (i) $2,500,000 upon execution of the Promissory Note (the “Initial Advance”), (ii) $750,000 if the Company achieves the Tranche 2 Milestone within 60 days from the Initial Advance (the “Tranche 2 Advance”) and (iii) $750,000 if the Company achieves the Tranche 3 Milestone within 60 days from the Tranche 2 Advance. “Tranche 2 Milestone” means the submission by the Company to the applicable regulatory bodies at least 340 permits to install solar energy systems sold through the Company’s year-round sales program. “Tranche 3 Milestone” means the completion by the Company of the installation of at least 296 solar energy systems sold through the Company’s year-round sales program.” LHX may also waive any milestone described above and

ZEO ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 10 — DEBT (cont.)

advance the applicable amounts to the Company. As of December 31, 2024, $2.5 million has been advanced and the balance of $2.4 million, net of debt discount is included in Convertible promissory note on the accompanying Consolidated Balance Sheet.

No interest shall be charged or accrue on the balance outstanding on the loan. The Loan will be repaid in full (the “Repayment”) by issuing to LHX or its designee of a number of the Company’s shares of Class A common stock (“Class A Common Stock”) equal to the quotient of (i) the outstanding and unpaid amount of the Loan, divided by (ii) $1.35 (the “Share Issuance”). The Repayment shall take place immediately following the later of: (x) the day falling on the first anniversary of the Issue Date (or the immediately previous business day) and (y) the date on which the stockholders of the Company approve the Share Issuance. Due to this provision, the Company considered whether the embedded conversion option qualifies for derivative accounting under ASC 815-15 “Derivatives and Hedging.” As the note is not convertible until maturity, no derivative liability was recognized as of December 31, 2024. Based on the Company’s stock price on the date the note was entered into, the computed effective interest rate on the loan is 58%.

In connection with the Promissory Note, on December 24, 2024, LHX entered into a Voting Agreement with the Company and certain stockholders of the Company (the “Voting Agreement”), pursuant to which such stockholders agreed to vote (or cause to be voted), in person or by proxy, all the shares of Class A Common Stock and Class V common stock owned by such stockholders (i) in favor of the nomination and appointment of LHX’s designee to the board of directors of the Company (ii) in favor of the issuance by the Company to LHX of shares of Class A Common Stock in connection with an option that may be granted to LHX to purchase up to 4,000,000 shares of Class A Common Stock, subject to the terms and conditions therein and (iii) in favor of the Share Issuance, when required pursuant to the Promissory Note.

NOTE 11 — REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY

ESGEN Business Combination

The consolidated statements of changes in stockholders’ deficit reflect the reverse recapitalization and ESGEN Business Combination as described in Note 1 — Organization and Business Operation and Note 4 — Reverse Recapitalization. As Sunergy was deemed to be the accounting acquirer in the ESGEN Business Combination, all periods prior to the consummation of the ESGEN Business Combination reflect the balances and activity of Sunergy Renewables, LLC. The consolidated balances as of December 31, 2023 from the financial statements of Sunergy Renewables, LLC as of that date and membership unit activity in the consolidated statements of change in stockholders’ equity, prior to the consummation of the ESGEN Business Combination have not been retroactively adjusted.

Upon consummation of the ESGEN Business Combination, the Company’s capital stock consisted of (i) 3,257,436 shares of Class A Common Stock held by the Sponsor, (ii) 1,026,960 shares of Class A Common Stock issued to public stockholders, net of redemptions as well as certain service providers, (iii) 742,568 shares of Class A Common Stock issued to Sunergy Renewables, LLC initial Stockholders other than Sponsor, (iv) 32,230,000 shares of Class V Common Stock issued to Sun Managers and other prior investors of Sunergy; and (v) 1,500,000 shares of Series A Preferred Stock and 1,500,000 shares of Class V Common Stock issued to Sponsor investors pursuant to the Sponsor PIPE Investment.

Private Placement

As described in Note 1 — Organization and Business Operation, pursuant to the Sponsor Subscription Agreement, at the Closing, a total of 1,500,000 Convertible OpCo Preferred Units (including an equal number of shares of the Company’s Class V Common Stock) were issued to the Sponsor in return for aggregate consideration of $15,000,000.

ZEO ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 11 — REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY (cont.)

Lock-Up Agreements

Concurrently with the execution of the ESGEN Business Combination Agreement, on April 19, 2023, the Sponsor, ESGEN’s independent directors at the time of its initial public offering (“IPO”) and one or more client accounts of Westwood Group Holdings, Inc. (successor to Salient Capital Advisors, LLC) (the “Westwood Client Accounts” and, together with the Sponsor and certain independent directors of ESGEN, the “Initial Shareholders”), entered into an amendment to that certain Letter Agreement, dated as of October 22, 2021 (the “Letter Agreement”) (and as further amended on January 24, 2024, the “Letter Agreement Amendment”), pursuant to which, among other things, (i) the Initial Shareholders agreed not to transfer his, her or its ESGEN Class B ordinary shares (or the Class A Common Stock) prior to the earlier of (a) six months after the Closing or (b) subsequent to the Closing (A) if the last sale price of the Zeo Class A Common Stock quoted on Nasdaq is greater than or equal to $12 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-consecutive trading day period commencing at least 90 days after Closing, or (B) the date on which Zeo completes a liquidation, merger, share exchange or other similar transaction that results in all of Zeo’s stockholders having the right to exchange their Zeo Class A Common Stock for cash, securities or other property; and (ii) the Initial Shareholders and Sponsor agreed to forfeit an additional 500,000 shares of Zeo Class A Common Stock if, within two years of Closing, the Convertible OpCo Preferred Units are redeemed or converted (with such shares subject to a lock-up for two years after Closing).

On March 13, 2024, concurrently with the Closing, the Sellers entered into the Lock-Up Agreement, pursuant to which each of the Sellers agreed not to transfer its Exchangeable OpCo Units, as defined below, and corresponding shares of Zeo Class V Common Stock received in connection with the ESGEN Business Combination until the earlier of (i) six months after the Closing and (ii) subsequent to the Closing, (a) satisfaction of the Early Lock-Up Termination or (b) the date on which Zeo completes a PubCo Sale (as defined in the Lock-Up Agreement).

Registration Rights

Also concurrent with the Closing, on March 13, 2024, the Sellers, the Initial Shareholders, Piper (the “New PubCo Holders”) and Zeo entered into the Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”), pursuant to which, among other things, Zeo will provide the stockholders certain registration rights with respect to certain shares of Class A Common Stock held by them or otherwise issuable to them pursuant to the ESGEN Business Combination Agreement, the OpCo A&R LLC Agreement (as defined below) or the Company’s certificate of incorporation filed on March 13, 2024 (the “Zeo Charter”).

The table below reflects share information about the Company’s capital stock as of December 31, 2024.

	Par Value	Authorized	Issued	Treasury Stock	Outstanding
Class A Common Stock	$0.0001	300,000,000	13,252,964	—	13,252,964
Class V Common Stock	$0.0001	100,000,000	35,230,000	—	35,230,000
Class A convertible preferred units	$0.0001	1,500,000	1,500,000	—	1,500,000
Total shares		401,500,000	49,982,964	—	49,982,964

Class A Common Stock

Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record in person or by proxy on all matters which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law, each holder has no voting power with respect to, and will not be entitled to vote on, any amendment to its Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon (including any certificate of designations relating to any series

ZEO ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 11 — REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY (cont.)

of Preferred Stock) or under the General Corporation Law of the State of Delaware (the “DGCL”). The holders of the outstanding shares of Class A Common Stock shall be entitled to vote separately upon any amendment to its Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is disproportionately adverse as compared to the Class V Common Stock. Except as otherwise required in its Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

Class A Common Stockholders have rights to the economics of the Company and to receive dividend distributions, subject to applicable laws and the rights and preferences of holders of Series A Preferred Stock or any other series of stock having preference over or participation rights with Class A Common Stock. In the event of liquidation, dissolution or winding up of the affairs of Company, Class A Common Stock has rights to assets and funds of the Company available for distribution after making provisions for preferential and other amounts to the holders of Series A Preferred Stock or any other series of stock having preference over or participation rights with Class A Common Stock.

LHX Subscription Agreement

On October 25, 2024, the Company and LHX entered into a Subscription Agreement (the “LHX Subscription Agreement”) pursuant to which LHX purchased 1,873,103 shares of Common Stock (the “Shares”) at a purchase price per share of $1.45 for an aggregate purchase price of $2,716,000 (the “Share Purchase”) which is reflected on the statement of changes in stockholders’ deficit and statement of cash flows. Pursuant to the LHX Subscription Agreement, the Company has also (i) appointed one individual designated by LHX to its board of directors (the “Board”) and (ii) filed a registration statement registering the resale of the Shares within 15 days of the Share Purchase and to use reasonable efforts to have such registration statement declared effective as soon as practicable thereafter.

Class V Common Stock

Each holder of Class V Common Stock is entitled to one vote for each share of Class V Common Stock held of record in person or by proxy on all matters which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law, each holder has no voting power with respect to, and will not be entitled to vote on, any amendment to its Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon (including any certificate of designations relating to any series of Preferred Stock) or under the DGCL. The holders of the outstanding shares of Class V Common Stock are entitled to vote separately upon any amendment to its Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is disproportionately adverse as compared to the Class A Common Stock. Except as otherwise required in its Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

Class V Common Stockholders do not have rights to the economics of the Company nor to receive dividend distributions, and would not be entitled to receive, with respect to such shares, any assets of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Class A Convertible Preferred Units (Mezzanine Equity)

The Class A Convertible Preferred Unitholders have no voting rights and only have certain consent rights. However, as outlined above, the Preferred Units were issued in conjunction with Class V Common Stock, which entitle the holders to voting rights. The Class A Convertible Preferred Unitholders are to be paid dividends, quarterly in arrears at the

ZEO ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 11 — REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY (cont.)

rate of 10% per annum of the original price per share, plus the amount of previously accrued, but unpaid dividends, compounded monthly On each Dividend Payment Date, the Company must: (i) pay the Sponsor an amount equal to 30% of the Preferred Unit Dividends that have accrued for such Dividend Period (or portion of a Dividend Period, as applicable) and (ii) may elect to either (A) pay the remainder of the Preferred Unit Dividends that have accrued for the applicable Dividend Period in cash or (B) to the extent the remaining portion of any such Preferred Unit Dividends are not paid on the Dividend Payment Date in cash, the remaining portion of the Preferred Unit Dividends will continue to accrue and compound, as described above.

Following the first anniversary of the date on which the first Class A Convertible Preferred Unit was issued (the “Class A Convertible Preferred Unit Original Issue Date”) and continuing until the earlier of (A) March 13, 2027, the “Maturity Date,” (B) a Required Redemption (as described in the OpCo A&R LLC Agreement), (C) the date the Sponsor elects for a Put Option Redemption, or (D) a Transaction Event Conversion (as described in the OpCo A&R LLC Agreement), the Sponsor has the option to convert all, but not less than all, of the outstanding Class A Convertible Preferred Units into such number of Class B Units (an “Optional Conversion”) as is determined by dividing the Class A Convertible Preferred Unit Original Issue Price plus the aggregate accumulated and unpaid Class A Convertible Preferred Unit Accruing Dividends with respect to such Class A Convertible Preferred Units, if any, through the date the conversion occurs, by $11.00 (the “Optional Conversion Price”). The Sponsor must elect to convert all, but not less than all, of the outstanding Class A Convertible Preferred Units.

Each Class A Convertible Preferred Unit that is outstanding on the Maturity Date will be converted into such number of Class B Units (a “Maturity Date Conversion”) as is determined by dividing the Class A Convertible Preferred Unit Original Issue Price plus the aggregate accumulated and unpaid Class A Convertible Preferred Unit Accruing Dividends with respect to such Class A Convertible Preferred Units, if any, through and until the Maturity Date, by the Market Price (the “Maturity Date Conversion Price”). The “Market Price” shall mean the average of the daily VWAP of the Class A Common Stock during the five (5) Trading Days prior to the Maturity Date. The “VWAP” means, for any Trading Day, the per share daily volume weighted average price of the Class A Common Stock for such Trading Day on the principal trading exchange or market for the Common Stock (the “Principal Market”) from 9:30 a.m. Eastern Time through 4:00 p.m. Eastern Time (the “Measurement Period”) or, if such price is not available, “VWAP” shall mean the market value per share of Class A Common Stock on such Trading Day as determined, using a volume-weighted average method, by an independent investment banking firm or other similar party chosen by the Company. A “Trading Day” means any days during the course of which the Principal Market on which the Class A Common Stock is listed or admitted to trading is open for the exchange of securities.

If, after the Class A Convertible Preferred Unit Original Issue Date, the Company (i) makes a distribution on its Class B Units in securities (including Class B Units), (ii) subdivides or splits its outstanding Class B Units into a greater number of Class B Units, (iii) combines or reclassifies its Class B Units into a smaller number of Class B Units or (iv) issues by reclassification of its Class B Units any securities (including any reclassification in connection with a merger, consolidation or business combination in which the Company is the surviving person), then the Conversion Price in effect at the time of the record date for such distribution or of the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the Conversion of the Class A Convertible Preferred Units after such time shall entitle the Sponsor to receive the aggregate number of Class B Units that such holder would have been entitled to receive if the Class A Convertible Preferred Units had been converted into Class B Units immediately prior to such record date or effective date, as the case may be. An adjustment made pursuant to the applicable section of the OpCo A&R LLC Agreement shall become effective immediately after the record date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Company is the surviving person) or split. Such adjustment shall be made successively whenever any event described above shall occur. The Company and the ESGEN OpCo, LLC, as the case may be, agree that it will act in good faith to make any adjustment(s) required by the applicable sections of the OpCo A&R LLC Agreement equitably and in such a manner as to afford the Sponsor the benefits of the provisions hereof, and will not intentionally take any action to deprive such holders of the express benefit hereof.

ZEO ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 11 — REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY (cont.)

Redemption

The Class A Convertible Preferred Units are redeemable in whole but not in part, at the then-applicable rate of return (” Required Return”), at the option of the Company (subject to the OpCo A&R LLC Agreement), at any time prior to the Maturity Date (a “Required Redemption”), or (ii) if required by the Company upon the Sponsor’s delivery to the Company of a notice in accordance with the Sponsor electing a Put Option Redemption.

Upon the occurrence of a Liquidating Event (as defined in the OpCo A&R LLC Agreement), the Preferred Units will be entitled to distributions as follows:

•        Following the satisfaction of all of the Company’s debts and liabilities to creditors, and the satisfaction of all of the Company’s Liabilities to Members in satisfaction of liabilities for previously declared distributions, the Sponsor is entitled to an amount equal to the then-remaining Required Return with respect to each Preferred Unit then outstanding (the “Liquidation Redemption”).

•        The Sponsor does not participate in further distributions following the receipt of the Required Return (i.e., the Preferred Units are non-participating instruments).Upon any liquidation or deemed liquidation event, the holders of Class A Convertible Preferred Units will be entitled to receive out of the available proceeds, before any distribution is made to holders of Common Stock or any other junior securities, an amount per share equal to the greater of (i) 100% of the Accrued Value (as defined in the Certificate of Designation) or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Class A Common Stock immediately prior to the liquidation event.

The Class A Convertible Preferred Units are carried at their current redemption value of $16,130,871 on the accompany balance sheet as of December 31, 2024.

Redeemable Noncontrolling Interests

As of December 31, 2024, the prior investors of Sunergy own 71.8% of the common units of the Company. The OpCo A&R LLC Agreement provides among other things, a holder of corresponding economic, non-voting Class B units of OpCo (the “Exchangeable OpCo Units”) has the right to cause OpCo to redeem one or more of such Exchangeable OpCo Units, together with the cancellation of an equal number of shares of such holder’s Zeo Class V Common Stock, for shares of Zeo Class A Common Stock on a one-for-one basis, or, at the election of Zeo (as manager of OpCo), cash, in each case, subject to certain restrictions set forth in the OpCo A&R LLC Agreement and the Charter. The OpCo A&R LLC Agreement also provides for mandatory OpCo Unit Redemptions in certain limited circumstances, including in connection with certain changes of control. Subject to certain conditions, the Class A Convertible OpCo Preferred Units are redeemable by Zeo and following the first anniversary of the Closing may be converted by the Sponsor into Exchangeable OpCo Units (and then would be immediately exchanged on a one-for-one basis, together with an equal number of accompanying shares of Zeo Class V Common Stock, for shares Zeo Class A Common Stock). The Convertible OpCo Preferred Units have accruing distributions of 10% per annum and the Sponsor as holder thereof has certain consent rights over the taking of certain actions of OpCo and its subsidiaries.

The financial results of OpCo, LLC are consolidated with the Company with the redeemable noncontrolling interests’ share of our net loss separately allocated.

ZEO ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 12 — STOCK-BASED COMPENSATION

2024 Omnibus Incentive Plan

On March 6, 2024, the shareholders of ESGEN approved the Zeo Energy Corp. 2024 Omnibus Incentive Equity Plan (the “Incentive Plan”), which became effective upon the Closing. 3,220,400 of the outstanding shares of Class A Common Stock of the Company (the “Plan Share Reserve”) shall be available for awards under the Incentive Plan. Each Award granted under the Plan will reduce the Plan Share Reserve by the number of shares of Common Stock underlying the Award. Notwithstanding the foregoing, the Plan Share Reserve shall be automatically increased on the first day of the 2025 fiscal year through the 2029 fiscal year by a number of shares of Common Stock equal to the lesser of (i) the positive difference, if any, between 2% of the then-outstanding shares of Common Stock on the last day of the immediately preceding fiscal year, and (ii) a lower number of shares of Common Stock as may be determined by the Board.

The purpose of the Incentive Plan is to provide a means through which the Company and the other members of the Company and its subsidiaries (the “Company Group”) may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors of the Company and the other members of the Company Group can acquire and maintain an equity interest in the Company, or be paid incentive compensation measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company Group and aligning their interests with those of the Company’s stockholders.

On the Closing Date the Company entered into an Executive Employment Agreement with the Company’s CEO. In addition to the CEO’s annual salary and cash bonus, the CEO became eligible to receive certain grants of vested shares under the Incentive Plan as follows:

•        50,000 vested shares to be granted on the date that is 12 months after the Closing Date.

•        50,000 vested shares to be granted on the date that is 24 months after the Closing Date.; and

•        50,000 vested shares to be granted on the date that is 35 months after the after the Closing Date.

The Company determined the grant date fair value per share was $6.97, a Level 1 measurement, by reference to the publicly traded stock price on March 13, 2024.

Further, if, within three (3) years of the effective date of the Closing, (i) the volume-weighted average price of shares of the publicly traded stock of the Company exceeds $7.50 for 20 or more days of any consecutive 30-day period, then the CEO will be granted vested equity from the Incentive Plan equal to 1% of the total issued and outstanding capital stock of the Company, (ii) the volume-weighted average price of shares of the publicly traded stock of the Company exceeds $12.50 for 20 or more days of any consecutive 30-day period, then the CEO will be granted additional vested equity from the Incentive Plan equal to 1% of the total issued and outstanding capital stock of the Company, (iii) and the volume-weighted average price of shares of the publicly traded stock of the Company exceeds $15.00 for 20 or more days of any consecutive 30-day period, then the CEO will be granted additional vested equity from the Incentive Plan equal to 1% of the total issued and outstanding capital stock of the Company.

The per unit fair value and derived service period for each Tranche of Performance Based Executive Shares is included in the Valuation of Performance-based Equity Bonus Awards as of March 13, 2024, as follows:

3/13/2024
Stock price	$6.97
Tranche 1 hurdle price	$7.50
Tranche 2 hurdle price	$12.50
Tranche 3 hurdle price	$15.00
Risk-free rate	4.28%
Volatility	55.00%

ZEO ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 12 — STOCK-BASED COMPENSATION (cont.)

The per unit fair value and derived service period for each Tranche of Performance Based Executive Shares is included in the Valuation of Performance-based Equity Bonus Awards as of March 13, 2024, as follows:

Fair Value Summary	Tranche 1	Tranche 2	Tranche 3
Tranche per unit fair value	$5.96	$4.53	$3.82
Stock price on valuation date	$6.97	$6.97	$6.97
Derived service period	0.35 years	1.19 years	1.47 years

During the year ended December 31, 2024, $7,951,248, respectively, of equity compensation expense was recognized for these awards, as well as 375,000 and 120,707 awards issued to salespeople and vendors, respectively, at the close of the ESGEN Business Combination based on the fair value of the stock on that date. As of December 31, 2024, an unrecognized compensation expense of $2,059,288 was determined and is expected to be recognized over the remaining 2.5 years.

NOTE 13 — WARRANT LIABILITIES

As part of ESGEN’s IPO, as defined in Note 11, ESGEN issued warrants to third-party investors where each whole warrant entitles the holder to purchase one share of the Company’s common stock at an exercise price of $11.50 per share. Simultaneously with the closing of the IPO, ESGEN completed the private sale of warrants where each warrant allows the holder to purchase one share of the Company’s Class A Common Stock at $11.50 per share. Upon the closing of the ESGEN Business Combination the 14,040,000 Private Warrants were forfeited. As of December 31, 2024, there are 13,800,000 Public Warrants and no private placement warrants outstanding.

These warrants expire on the fifth anniversary of the ESGEN Business Combination or earlier upon redemption or liquidation and are exercisable commencing 30 days after the ESGEN Business Combination, provided that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder.

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable to each warrant holder; and

•        if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders.

The Public Warrants are recognized as derivative liabilities in accordance with ASC 815, Derivatives and Hedging (“ASC 815”). Accordingly, the Company recognized the warrant instruments as liabilities at fair value as of the Closing Date, with an offsetting entry to additional paid-in capital and adjusts the carrying value of the instruments to fair value through other income (expense) on the consolidated statements of operations at each reporting period until they are exercised. As of December 31, 2024, the Public Warrants are presented as warrant liabilities on the accompanying consolidated balance sheets.

ZEO ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 14 — RELATED PARTY TRANSACTIONS

There was one operating lease with a related party, which expired by December 31, 2024 and was not renewed. Operating lease cost relating to this lease was $15,009 and $28,880 for the years ended December 31, 2024 and 2023, respectively. As of December 31, 2024 and 2023, the related party operating lease ROU asset was $0 and $75,378, respectively, and the related party operating lease liability was $0 and $58,134, respectively.

In 2023, some of the Company’s customers financed their obligations with a related party, Solar Leasing, whose CEO is also the CEO of the Company. These arrangements are similar to those with other third-party lenders. As such, Solar Leasing deducts their financing fees and remits the net amount to the Company. For the years ended December 31, 2024, and 2023, the Company recognized $22,156,018 and $15,464,852 of revenue, net of financing fees of $8,246,532 and $6,851,232, respectively, from these arrangements. As of December 31, 2024, and 2023, the Company had $191,662 and $396,488 of accounts receivable, $3,359,101 and $2,415,966 of accrued expenses and $2,000 and $1,160,848 of contract liabilities due to related parties relating to these arrangements, respectively.

On December 24, 2024, the Company entered into a Promissory Note with LHX (See Note 10). LHX owns 14.1% of the Company’s Class A Common Stock.

During the year ended December 31, 2024, Solar Leasing performed a fair-market-value assessment of its lease assets. As a result, Solar Leasing paid a discretionary rebate to the Company of $3,000,000 based on the excess of fair-market-value over the carrying value of its assets, primarily to optimize certain tax positions for its owners. The Company agreed to transfer the received rebate to White Horse Energy, LC (“White Horse Energy”), a entity wholly owned by the Company’s CEO, in the form of convertible debt. Additionally, the Company guarantees the outstanding indebtedness of Solar Leasing (approximately $10 million) which results in the Company having a variable interest in Solar Leasing. The Company determined it was not the primary beneficiary as defined in ASC 810-10-25-38A. Although the Company’s CEO, wholly owns White Horse Energy, the Company does not have any control over White Horse Energy or Solar Leasing, nor any obligation to absorb losses from Solar leasing. Based on the Company’s reassessment, the flow of funds resulting from the discretionary rebate does not transfer control or economic exposure to the Company in a manner that would require consolidation under ASC 810-10. White Horse Energy remains the primary beneficiary, and no changes to the Company’s financial statement presentation are required. The $3,000,000 convertible note is recorded as a Related Party Note Receivable on the consolidated balance sheet as of December 31, 2024. The balances relating to Solar Leasing are reflected as related party balances in the accompany consolidated financial statements.

As described in Note 3, Zeo Energy Corp. entered into the TRA with the TRA Holders. As of December 31, 2024, the Company has not recorded a liability related to the tax savings it may realize from utilization of such deferred tax assets. As of December 31, 2024, assuming a hypothetical exchange of all outstanding units, the total TRA would be $27.6 million. If utilization of the deferred tax assets subject to the TRA becomes more likely than not in the future, the Company will record a liability related to the TRA which will be recognized as expense within its consolidated statements of operations.

On August 27, 2024, the Company entered into a guarantee for a Business Loan Agreement (Loan) between Solar Leasing I, LLC and a bank. The Loan is for up to $10,000,000. At 12/31/2024, Solar Leasing I, LLC had an outstanding loan balance of $3,460,840. This Loan is also personally guaranteed by the Company’s CEO and manager of Solar Leasing I, LLC, Tim Bridgewater.

ZEO ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 15 — FAIR VALUE MEASUREMENTS

Items Measured at Fair Value on a Recurring Basis:

The Company accounts for certain liabilities at fair value on a recurring basis and classifies these liabilities within the fair value hierarchy (Level 1, Level 2, or Level 3).

Liabilities subject to fair value measurements are as follows:

	December 31, 2024
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant liabilities	$1,449,000	$—	$—	$1,449,000

The Company’s Public Warrants are traded on the Nasdaq. As such, the Warrant valuation is based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. The fair value of the Warrant liabilities is classified within Level 1 of the fair value hierarchy. There were no warrant liabilities as of December 31, 2023.

NOTE 16 — NET LOSS PER SHARE

Basic net loss per share of Class A common stock is computed by dividing net loss attributable to Class A common stockholders from March 13, 2024, or the Closing Date, to December 31, 2024, by the weighted-average number of shares of Class A common stock outstanding for the same periods.

Diluted net loss per share is the same as basic net loss per share as the inclusion of potentially issuable shares that would be anti-dilutive.

Prior to the ESGEN Business Combination, the membership structure of Sunergy Renewables, LLC included membership units. In conjunction with the closing of the ESGEN Business Combination, the Company effectuated a recapitalization whereby all membership units were converted to common units of OpCo and the Company implemented a revised class structure including Class A Common Stock having one vote per share and economic rights, and Class V Common Stock having one vote per share and no economic rights. Shares of the Company’s Class V Common Stock do not participate in the earnings or losses of the Company and are therefore not participating securities. The basic and diluted net income per share for the year ended December 31, 2024 represents only the period of March 13, 2024 to December 31, 2024.

The following table presents the computation of the basic and diluted income per share of Class A Common Stock for the period of March 13, 2024 (the Closing Date) to December 31, 2024:

Year ended December 31, 2024
Numerator
Net income attributable to Class A common shareholders	$(2,668,889)
Denominator
Basic and diluted weighted-average shares of Class A common stock outstanding	5,546,925

Net income per share of Class A common stock – basic and diluted	$(0.48)

ZEO ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 16 — NET LOSS PER SHARE (cont.)

The following table presents potentially dilutive securities, as of the end of the period, excluded from the computation of diluted net earnings per share of Class A Common Stock.

Year ended December 31, 2024
Warrants(1)	13,800,000
Series A Preferred Stock(2)	1,500,000
Convertible promissory notes(3)	1,851,852

____________

(1)      Represents number of instruments outstanding at the end of the period that were evaluated under the treasury stock method for potentially dilutive effects and were determined to be anti-dilutive.

(2)      Represents number of Preferred Units outstanding at the end of the period that were excluded using the if-converted method.

(3)      Represents number of shares that would be issued to settle the convertible promissory note as of the end of the period

NOTE 17 — COMMITMENTS AND CONTINGENCIES

Workmanship and Warranties

The Company typically warrants solar energy systems sold to customers for periods of one to ten years against defects in design and workmanship, and that installations will remain watertight.

The manufacturers’ warranties on the solar energy system components, which are typically passed through to the customers, typically have product warranty periods of 10 to 20 years and a limited performance warranty period of 25 years. As of December 31, 2024, and 2023, the Company did not record a warranty reserve as the historical costs incurred that the Company is required to pay have not been significant or indicative of the Company performing warranty work in the future. The Company, at its discretion, may provide certain reimbursements to customers if certain solar equipment is not operating as intended during future periods.

Litigation

In the normal course of business, the Company may become involved in various lawsuits and legal proceedings. While the ultimate results of these matters cannot be predicted with certainty, management does not expect them to have a material adverse effect on the financial position or results of operations of the Company.

Accrual for Probable Loss Contingencies

In the normal course of business, the Company is involved in various claims and legal proceedings. A liability is recorded for such matters when it is probable that a loss has been incurred and the amounts can be reasonably estimated. When only a range of possible loss can be established, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. Legal costs associated with loss contingencies are expensed as incurred.

NOTE 18 — INCOME TAXES

Prior to the close of the ESGEN Business Combination, the Company’s financial reporting predecessor, Sunergy Renewables, LLC, was treated as a pass-through entity for tax purposes and no provision was recorded. As of the date of the ESGEN Business Combination (March 2024), the operations of the Company ceased to be taxed as an partnership resulting in a change in tax status for federal and state income tax purposes. This change in tax status requires immediate recognition of any deferred tax assets or liabilities as of the transaction date as the Company will now be directly liable for income taxes. The recognition of these initial deferred balances, if any, would be recorded as an additional tax expense in the period of the transaction. In addition, the Company will accrue current and deferred tax expense based on ongoing activity from that date.

ZEO ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 18 — INCOME TAXES (cont.)

The components of the provision (benefit) for income taxes were as follows:

	Year ended December 31, 2024	Year ended December 31, 2023
Current:
Federal	$—	—
State and local	8,900	—
Total current provision	8,900	—
Deferred:
Federal	$(814,350)	$—
State and local	(183,352)	—
Total deferred benefit	(997,702)
Total benefit	(988,802)	—

The effective tax rate differs from the statutory tax rates as follows:

	Year ended December 31, 2024	Year ended December 31, 2023
Tax at statutory federal rate	21.00%	—%
State income taxes, less federal income tax benefits	1.6%	—%
Investment in Sunergy Renewables, LLC	(0.5)%	—%
Noncontrolling interest in Sunergy Renewables, LLC	(12.1)%	—%
Income attributable to Sunergy Renewables prior to ESGEN Business Combination	(1.0)%	—%
Other	0.1%	—%
Provision for income taxes	9.1%	—%

Deferred income tax assets and liabilities result primarily from temporary differences in the recognition of various expenses for tax and financial statement purposes, and from the recognition of the tax benefits of net operating loss carryforwards.

The components of the deferred income tax assets and liabilities were as follows:

	December 31, 2024	December 31, 2023
Deferred tax assets:
Net operating losses and tax credit carry-forward	$190,907	$—
Accrued stock compensation	198,575	—
Accrued liabilities	268,766	—
Other	3,656	—
Gross deferred tax asset	$661,904	$—
Less valuation allowance	—	—
Net deferred tax asset	$661,904	$—
Deferred tax liabilities:
Goodwill	(423,413)	—
Total deferred tax liability	$(423,413)	$—
Net deferred tax asset	$238,491	$—

ZEO ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 18 — INCOME TAXES (cont.)

The net deferred tax asset as of December 31, 2024 is included in other assets in the accompanying consolidated balance sheet.

As of December 31, 2024, the Company had federal NOL of approximately $0.7 million, and state NOL carryforwards of approximately $0.9 million. As of December 31, 2024, the Company had NOL carryforwards of approximately $0 million. The federal NOL carryforwards generated in the tax years 2024 will never expire and the state NOL carryforwards have varying expiration dates based on the jurisdiction. Utilization of the NOL carryforwards may be subject to an annual limitation according to Section 382 of the Internal Revenue Code of 1986 as amended, and similar provisions.

ASC 740, Income Taxes, requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all of the evidence, has determined it is more likely than not that the Company will be able to recognize the benefits of its net deferred tax assets. At December 31, 2023, the Company did not record a valuation allowance as there were not any deferred tax assets recorded as the Company is taxed as a partnership.

There was an increase in deferred tax assets of $238,491 which resulted in $997,702 thousand of deferred tax benefit and an offsetting $759,211 recorded in additional paid-in-capital. The total net deferred tax asset of $238,491 includes $423,413 deferred tax liability as a result of the Business Combination. The excess of the Company’s book carrying value in its investment in OpCo over its tax basis in this investment resulted in a deferred tax liability, with an offsetting effect recorded to deferred income tax expense of $335,798 and additional paid-in-capital of $759,211.

The Company recognizes interest accrued to unrecognized tax benefits and penalties as income tax expense. There were no penalties or interest accrued as of, nor recognized during the years ended December 31, 2024 and 2023.

As of December 31, 2024 and 2023, the Company has not recorded an amount of gross unrecognized tax benefits for uncertain tax positions for the current or prior year planned tax filing positions. No unrecognized tax benefits are applicable for prior periods.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions where applicable based on the statute of limitations that apply in each jurisdiction.

The Company has no open tax audits with any taxing authority as of December 31, 2024.

The Company actively monitors domestic and global tax law changes to account for the effects in the period the legislation is enacted, as applicable.

NOTE 19 — SEGMENT REPORTING

The Company has one operating segment and one reportable segment, the business of sales and installation of solar panel technology to individual households within the United States. The Company’s chief operating decision-maker (“CODM”) is our chief executive officer. Our CODM reviews and evaluates consolidated net income (loss) for purposes of evaluating financial performance, making operating decisions, allocating resources, and planning and forecasting for future periods.

All the Company’s long-lived assets and revenues are maintained in the U.S. Refer to Note 3 for further information on revenues.

ZEO ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 19 — SEGMENT REPORTING (cont.)

The following presents the significant financial information with respect to the Company’s reportable segment for the years ended December 31, 2024 and 2023 (in thousands):

	Year ended December 31,
	2024	2023
Total revenue	$73,244,083	$109,691,001
Less: Cost of goods sold (exclusive of depreciation and amortization shown below):
Direct labor	9,857,796	13,488,173
Materials	23,730,300	40,830,481
Other	4,433,423	5,118,020
Less: Cost of goods sold (exclusive of depreciation and amortization shown below):	38,021,519	59,436,674
Less: Depreciation and amortization related to Cost of goods sold	827,848	444,663
Gross Profit	$34,394,716	$49,809,664

Depreciation and amortization	4,008,690	1,397,211
Commissions expense	15,827,850	28,679,176
Sales and marketing (exclusive of Commissions expense above)	3,759,223	1,644,883
General and administrative	21,628,724	12,949,067
Other expense, net	(233,151)	183,401
Change in fair value of warrant liabilities	(69,000)	—
Interest expense	333,539	110,857

Net (loss) income before taxes	(10,861,159)	4,845,069
Income tax benefit	988,802	—
Net (loss) income	(9,872,357)	4,845,069

NOTE 20 — SUBSEQUENT EVENTS

On April 17, 2025, the Company received a notice (the “Notice”) from Nasdaq notifying the Company that it is not in compliance with the periodic filing requirements for continued listing set forth in Nasdaq Listing Rule 5250(c)(1) because the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 (“Fiscal Year 2024 10-K”) was not filed with the Securities and Exchange Commission (the “SEC”) by the required due date of March 31, 2025. This Notice received from Nasdaq has no immediate effect on the listing or trading of the Company’s shares. Nasdaq has provided the Company with 60 calendar days, until Sunday, June 16, 2025, to submit a plan to regain compliance. If Nasdaq accepts the Company’s plan, then Nasdaq may grant the Company an exception until October 13, 2025 to regain compliance with the Nasdaq Listing Rules.

In the disclosure on “Concentration of credit risk” found in Note 3 — Summary of Significant Accounting Policies, the company identified that two customers exceeded 10% of accounts receivable. As of the date of this report, one of those customers has not made payment towards those accounts receivable and may pose a credit risk of $2,306,096.

Heliogen, Inc.
Consolidated Balance Sheets
($ in thousands, except share data)
(Unaudited)

	March 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$30,064	$36,949
Short-term restricted cash	—	500
Receivables, net	179	764
Prepaid and other current assets	1,160	865
Total current assets	31,403	39,078
Operating lease right-of-use assets	146	2,831
Property, plant and equipment, net	137	315
Long-term restricted cash	—	1,000
Other long-term assets	998	1,066
Total assets	$32,684	$44,290
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade payables	$1,170	$1,450
Accrued expenses and other current liabilities	7,401	11,164
Total current liabilities	8,571	12,614
Operating lease liabilities, non-current	730	2,314
Other long-term liabilities	354	344
Total liabilities	9,655	15,272
Commitments and contingencies (Note 12)
Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized and no shares outstanding as of March 31, 2025 and December 31, 2024	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized; 6,116,752 and 6,096,084 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	1	1
Additional paid-in capital	435,556	435,159
Accumulated other comprehensive loss	(538)	(511)
Accumulated deficit	(411,990)	(405,631)
Total stockholders’ equity	23,029	29,018
Total liabilities and stockholders’ equity	$32,684	$44,290

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Heliogen, Inc.
Consolidated Statements of Operations
($ in thousands, except per share and share data)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Revenue:
Services revenue	$—	$954
Grant revenue	—	574
Total revenue	—	1,528
Cost of revenue:
Cost of services revenue (including depreciation)	—	903
Cost of grant revenue	—	574
Total cost of revenue	—	1,477
Gross profit	—	51

Operating expenses:
Selling, general and administrative	4,638	12,355
Research and development	1,088	3,791
Impairment and other charges	1,155	32
Total operating expenses	6,881	16,178
Operating loss	(6,881)	(16,127)

Interest income	300	683
Loss on warrant remeasurement	(3)	(24)
Other income, net	227	245
Net loss before taxes	(6,357)	(15,223)
Provision for income taxes	(2)	(2)
Net loss	$(6,359)	$(15,225)

Loss per share:
Loss per share – Basic and Diluted	$(1.03)	$(2.53)
Weighted-average number of shares outstanding – Basic and Diluted	6,170,087	6,020,992

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Heliogen, Inc.
Consolidated Statements of Comprehensive Loss
($ in thousands)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Net loss	$(6,359)	$(15,225)
Other comprehensive loss, net of taxes:
Unrealized gains on available-for-sale securities	—	1
Cumulative translation adjustment	(27)	(2)
Total other comprehensive loss, net of taxes	(27)	(1)
Comprehensive loss	$(6,386)	$(15,226)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Heliogen, Inc.
Consolidated Statements of Stockholders’ Equity (Deficit)
($ in thousands, except share data)
(Unaudited)

	Three Months Ended March 31, 2025
	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Amount
Balance as of December 31, 2024	6,096,084	$1	$435,159	$(511)	$(405,631)	$29,018
Net loss	—	—	—	—	(6,359)	(6,359)
Other comprehensive loss	—	—	—	(27)	—	(27)
Share-based compensation	—	—	406	—	—	406
Vesting of restricted stock units	31,205	—	—	—	—	—
Tax withholding related to vesting of restricted stock units	(10,537)	—	(9)	—	—	(9)
Balance as of March 31, 2025	6,116,752	$1	$435,556	$(538)	$(411,990)	$23,029
	Three Months Ended March 31, 2024
	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Amount
Balance as of December 31, 2023	5,946,315	$1	$430,678	$(516)	$(438,178)	$(8,015)
Net loss	—	—	—	—	(15,225)	(15,225)
Other comprehensive loss	—	—	—	(1)	—	(1)
Share-based compensation	—	—	1,286	—	—	1,286
Vesting of restricted stock units	35,382	—	—	—	—	—
Tax withholding related to vesting of restricted stock units	(11,324)	—	(17)	—	—	(17)
Vesting of warrants issued in connection with customer agreements	—	—	51	—	—	51
Balance as of March 31, 2024	5,970,373	$1	$431,998	$(517)	$(453,403)	$(21,921)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Heliogen, Inc.
Consolidated Statements of Cash Flows
($ in thousands)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,359)	$(15,225)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	24	446
Impairment charges	861	—
Share-based compensation	406	1,286
Change in fair value of warrants	3	24
Deferred income taxes	2	2
Non-cash operating lease expense	330	458
Other non-cash operating activities	(375)	(119)
Changes in assets and liabilities:
Receivables, net	529	(1,331)
Inventories, net	—	133
Prepaid and other current assets	(307)	(1,147)
Trade payables and accrued liabilities	(3,236)	135
Contract liabilities	—	1,308
Change in contract loss provisions, net	—	(824)
Other non-current assets and liabilities	(308)	541
Net cash used in operating activities	(8,430)	(14,313)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	—	(150)
Proceeds from sale of property, plant and equipment	54	—
Maturities of available-for-sale securities	—	10,000
Net cash provided by investing activities	54	9,850

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment related to taxes for net-share settlement of share-based compensation	(9)	(17)
Net cash used in financing activities	(9)	(17)
Decrease in cash, cash equivalents and restricted cash	(8,385)	(4,480)
Cash, cash equivalents and restricted cash at the beginning of the period	38,449	64,215
Cash, cash equivalents and restricted cash at the end of the period	$30,064	$59,735

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$30,064	$58,235
Short-term restricted cash	—	500
Long-term restricted cash	—	1,000
Total cash, cash equivalents and restricted cash	$30,064	$59,735

Non-cash investing and financing activities:
Fair value of Project Warrants recognized in equity	$—	$51
Capital expenditures incurred but not yet paid	$—	$65

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Heliogen, Inc.
Notes to the Unaudited Consolidated Financial Statements

Note 1 — Organization and Basis of Presentation

Background

Heliogen, Inc. and its subsidiaries (collectively, “Heliogen” or the “Company”), is a renewable energy technology company focused on delivering round-the-clock, low-carbon energy production, using concentrated sunlight and thermal energy storage to deliver cost-effective, load-following, high-capacity factor thermal and electric energy. Unless otherwise indicated or the context requires otherwise, references in our unaudited consolidated financial statements to “we,” “us,” or “our” and similar expressions refer to Heliogen.

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information. Accordingly, these unaudited consolidated financial statements do not include all information or notes required by GAAP for annual financial statements. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the annual financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for fair statement.

The results reported in these unaudited consolidated financial statements are not necessarily indicative of the results that may be reported for the entire year. These unaudited consolidated financial statements should be read in conjunction with the annual financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2024 (our “Annual Report”), filed with the Securities and Exchange Commission on March 27, 2025.

Certain immaterial prior period amounts, such as severance costs, have been reclassified to conform to current period presentation. These changes did not have a material impact on our financial position or results of operations.

Liquidity and Going Concern

These financial statements have been prepared assuming the Company will continue as a going concern. This basis of accounting contemplates continuity of operations, realization of assets and satisfaction of liabilities and commitments in the normal course of business. These financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern.

As of March 31, 2025, the Company had liquidity of $30.1 million, consisting of cash and cash equivalents and no debt. During the three months ended March 31, 2025, the Company incurred a net loss of $6.4 million and used cash in operations of $8.4 million. The Company expects to continue to generate operating losses and have significant cash outflows from operating activities for at least the next few years. Based on these factors, the Company anticipates that it may not have sufficient resources to fund its cash obligations for the next 12 months after the issuance date of the unaudited consolidated financial statements, which raises substantial doubt about the Company’s ability to continue as a going concern. The Company has evaluated the conditions discussed above and is taking various steps in an effort, to alleviate them, including the following actions.

In the second quarter of 2024, the Company made the strategic decision to implement a targeted plan, which included a workforce reduction, the closing of the Company’s manufacturing facility in Long Beach, California, (the “Manufacturing Facility”) and a reduction in third-party costs. In February 2025, we terminated the lease for the Manufacturing Facility. These actions were intended to further reduce structural costs and operating expenses and better align the Company’s operating structure for commercialization with a technology-centric business model, as the Company continued to explore and evaluate strategic alternatives with its third-party financial advisor.

In the fourth quarter of 2024, in an effort to conserve cash and in light of the shifting landscape following the United States (“U.S.”) presidential election, the Company made the decision to halt construction of the steam plant in Plains, Texas (the “Texas Steam Plant”) and close its research and development (“R&D”) facility in Lancaster, California. Furthermore,

Heliogen, Inc.
Notes to the Unaudited Consolidated Financial Statements

Note 1 — Organization and Basis of Presentation (cont.)

in December 2024, after completing value engineering for the next phase of the commercial-scale concentrated solar energy facility to be built in Mojave, California (the “Capella Project”), Heliogen and Woodside Energy USA Inc. (“Woodside”) decided not to pursue construction of the facility due to escalated costs.

The Company is continuing to explore additional cost saving opportunities, while also engaging with a financial advisor to explore and evaluate strategic transactions, which could include, among other things, acquisitions, divestitures, a merger or sale and partnerships. No assurance can be given that any future strategic transactions will be completed on terms that are satisfactory to the Company.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the amounts reported in our unaudited consolidated financial statements and the accompanying notes. Despite our intention to establish accurate estimates and reasonable assumptions, actual results could differ materially from such estimates and assumptions.

Note 2 — Revenue

Disaggregated Revenue

The following table provides information about disaggregated revenue:

	Three Months Ended March 31,
$ in thousands	2025	2024
Project revenue	$—	$533
Engineering services revenue	—	421
Total services revenue	—	954
Grant revenue	—	574
Total revenue	$—	$1,528

During the three months ended March 31, 2025, the Company did not recognize any revenue or cost of revenue, as it did not have any active revenue generating projects at the time. The Company continues to undergo a significant transition as it prioritizes commercial deployment of its energy solutions with a technology-centric business model.

Services Revenue

Project revenue recognized during the three months ended March 31, 2024 was associated with a commercial-scale demonstration agreement (“CSDA”) the Company entered into with Woodside in March 2022 for the Capella Project. In the fourth quarter of 2024, after completing value engineering for the next phase of the Capella Project, Heliogen and Woodside decided not to pursue construction of the facility due to escalated costs. Effective December 2024, the CSDA was terminated and the Capella Project was canceled. At that time the Company had no remaining performance obligations under the CSDA.

Engineering services revenue recognized during the three months ended March 31, 2024 was associated with engineering studies and projects in the U.S. and Europe.

Grant Revenue

Grant revenue recognized during the three months ended March 31, 2024 was for costs incurred during the period to support the Capella Project that were reimbursable under an award received from the U.S. Department of Energy (the “DOE Award”). Effective December 2024, the Capella Project was canceled and as a result, the Company began the process to close out the DOE Award, which is still underway as of March 31, 2025.

Heliogen, Inc.
Notes to the Unaudited Consolidated Financial Statements

Note 2 — Revenue (cont.)

Contract Estimates

No provision for contract losses was recognized during the three months ended March 31, 2024. We amortized $0.8 million during the three months ended March 31, 2024 of the previously recognized contract loss provisions as a reduction to cost of services revenue incurred during the periods based on percentages of completion.

Performance Obligations

Revenue recognized under contracts with customers, which excludes amounts to be received from government grants, relates solely to the performance obligations satisfied during the three months ended March 31, 2024 with no revenue recognized from performance obligations satisfied in prior periods. As of March 31, 2025, we had no outstanding performance obligations.

Receivables

Receivables consisted of the following:

$ in thousands	March 31, 2025	December 31, 2024
Trade receivables	$745	$737
Grant receivables:
Billed	—	151
Unbilled	—	377
Total grant receivables	—	528
Other receivables	179	215
Total receivables	924	1,480
Allowance for credit losses	(745)	(716)
Total receivables, net	$179	$764

Customer Concentrations

The following table shows the customers, including governmental entities, who accounted for greater than 10% of our total revenue:

	Three Months Ended March 31,
	2025	2024
Customer A	—%	57%
Customer B	—%	38%

The following table shows the customers, including governmental entities, who accounted for greater than 10% of our total receivables:

	March 31, 2025	December 31, 2024
Customer B	—%	69%

Note 3 — Warrants

Public Warrants and Private Warrants

The Company’s warrant liabilities as of March 31, 2025 include public warrants (the “Public Warrants”) and private placement warrants (the “Private Warrants,” and together with the Public Warrants, the “Public and Private Warrants”). The Public Warrants and Private Warrants permit warrant holders to purchase in the aggregate 238,095 shares and

Heliogen, Inc.
Notes to the Unaudited Consolidated Financial Statements

Note 3 — Warrants (cont.)

6,667 shares, respectively, of the Company’s common stock at an exercise price of $402.50 per share. The Public and Private Warrants became exercisable on March 18, 2022 and expire on December 30, 2026, or earlier upon redemption or liquidation. The Public and Private Warrants are recorded as liabilities on the consolidated balance sheets and measured at fair value at each reporting date, with the change in fair value included in gain (loss) on warrant remeasurement on the consolidated statements of operations.

The Company’s Public and Private Warrants are measured at fair value on a recurring basis summarized in the following table by fair value measurement level:

$ in thousands	Level	March 31, 2025	December 31, 2024
Liabilities:
Public Warrants(1)	1	$37	$34
Private Warrants(1)	2	1	1

____________

(1)      Included in other long-term liabilities on the consolidated balance sheets.

Private Warrants.    The fair value of the Private Warrants approximates the fair value of the Public Warrants due to the existence of similar redemption provisions. As a result, the Company has determined that the fair value of the Private Warrants at a specific date would be similar to that of the Public Warrants, and thus the fair value is determined by using the closing price of the Public Warrants, which was $0.004 as of March 31, 2025.

Project Warrants

In connection with the execution of the CSDA with Woodside in March 2022, the Company issued warrants permitting Woodside to purchase 26,068 shares of the Company’s common stock at an exercise price of $0.35 per share (the “Project Warrants”). The Project Warrants expire upon the earlier of a change of control of the Company or March 28, 2027 and vest pro rata with certain payments required to be made by Woodside under the CSDA. The fair value of the Project Warrants upon issuance was $173.60 per warrant based on the closing price of the Company’s common stock on March 28, 2022, less the exercise price. The Project Warrants are recorded as equity on the consolidated balance sheets.

The Company recognizes additional paid-in capital related to the Project Warrants to reflect the attribution of the Project Warrants’ fair value in a manner similar to revenue recognized under the CSDA. In December 2024, the CSDA was terminated and as a result, vesting of the Project Warrants ceased. During the three months ended March 31, 2024, $0.1 million was recognized as additional paid-in capital related to the vesting of Project Warrants. As of March 31, 2025, vested Project Warrants were exercisable for 15,168 shares of the Company’s common stock.

Collaboration Warrants

In connection with the execution of a collaboration agreement (the “Collaboration Agreement”) with Woodside in March 2022, the Company issued warrants permitting Woodside to purchase 104,275 shares of the Company’s common stock at an exercise price of $0.35 per share (the “Collaboration Warrants”). Under the Collaboration Agreement, Woodside will assist us in defining product offerings that use our modular technology for potential customers. The Collaboration Warrants expire upon the earlier of a change of control of the Company or March 28, 2027. Of these warrants, (i) half of the warrants vested immediately upon execution of the Collaboration Agreement, to purchase 52,138 shares of the Company’s common stock and (ii) the remaining warrants will vest based on certain specified performance goals under the Collaboration Agreement. The fair value of the Collaboration Warrants upon issuance was $173.60 per warrant based on the closing price of the Company’s common stock on March 28, 2022, less the exercise price. The Collaboration Warrants are recorded as equity on the consolidated balance sheets.

Heliogen, Inc.
Notes to the Unaudited Consolidated Financial Statements

Note 4 — Property, Plant and Equipment

Major classes of property, plant and equipment, consisted of the following:

$ in thousands	Estimated Useful Lives in Years	March 31, 2025	December 31, 2024
Leasehold improvements	5 – 7	$36	$36
Computer equipment	2 – 3	2,003	2,019
Machinery, vehicles and other equipment	5 – 7	185	504
Furniture and fixtures	2	174	321
Total property, plant and equipment		2,398	2,880
Accumulated depreciation		(2,261)	(2,565)
Total property, plant and equipment, net		$137	$315

Depreciation expense for property, plant and equipment was $24 thousand and $0.4 million for the three months ended March 31, 2025 and 2024, respectively, and is recorded in selling, general and administrative (“SG&A”) expense with a portion allocated to cost of services revenue.

Asset Sales

During the second quarter of 2024, we began to sell assets, which were primarily located at our Manufacturing Facility as a result of the decision to close the facility. During the three months ended March 31, 2025, we received $54 thousand in proceeds from the sale of property, plant and equipment and recognized a loss of $0.1 million from disposal of assets, which is recorded in SG&A expense.

Note 5 — Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

$ in thousands	March 31, 2025	December 31, 2024
Payroll and other employee benefits	$506	$1,431
Professional fees	477	1,116
Research, development and project costs	5,053	5,616
Operating lease liabilities, current portion	974	2,550
Other accrued expenses	391	451
Total accrued expenses and other current liabilities	$7,401	$11,164

Note 6 — Leases

The Company has operating leases, primarily for real estate. There are no material residual value guarantees associated with any of the Company’s operating leases.

Pasadena, California.    On May 23, 2021, we executed a seven-year lease for office space in Pasadena, California (the “Pasadena Office Lease”). The Pasadena Office Lease includes an early termination option at no cost, which we intend to exercise on May 31, 2026. During the three months ended March 31, 2025, we performed an impairment assessment of our Pasadena Office Lease due to continued workforce reductions and a decline in the market for subleases as the lease termination nears. We determined that the carrying value of the Pasadena Office Lease exceeded the fair value of the respective remaining lease term and recorded a right-of-use asset impairment of $0.9 million, which is included in impairment and other charges on our consolidated statements of operations.

Long Beach, California.    Effective July 27, 2021, we executed a lease for manufacturing space in Long Beach, California (the “Long Beach Lease”) for five years. As security for the Company’s faithful performance of its obligations under the Long Beach Lease, a commercial bank issued an unconditional and irrevocable $1.5 million standby letter of credit payable to the lessor. Effective February 18, 2025, we executed a lease termination agreement

Heliogen, Inc.
Notes to the Unaudited Consolidated Financial Statements

Note 6 — Leases (cont.)

for the Long Beach Lease, which resulted in a one-time termination fee of $0.8 million. In connection with the lease termination, the Company removed the remaining $1.5 million right-of-use asset and $2.8 million operating lease liabilities for the Long Beach Lease, and recognized a gain on termination of lease of $0.5 million. Further, pursuant to the terms of the lease termination, the cash collateralized $1.5 million standby letter of credit was released to the Company in March 2025.

The following table provides information on the amounts of our right-of-use assets and liabilities included on our consolidated balances sheets:

$ in thousands	Financial Statement Line	March 31, 2025	December 31, 2024
Operating lease right-of-use assets	Operating lease right-of-use assets	$146	$2,831
Operating lease liabilities, current	Accrued expenses and other current liabilities	974	2,550
Operating lease liabilities, non-current	Operating lease liabilities, non-current	730	2,314

The weighted-average remaining lease terms and discount rates for the Company’s operating leases were as follows:

	March 31, 2025	December 31, 2024
Weighted-average remaining lease term (years)	3.5	2.5
Weighted-average discount rate	10.5%	8.4%

The following table summarizes the supplemental cash flow information related to leases:

	Three Months Ended March 31,
$ in thousands	2025	2024
Cash paid for amounts included in the measurement of operating lease liabilities	$441	$690
Right-of-use assets obtained in exchange for new operating lease liabilities	—	132
Right-of-use assets removed upon lease termination	1,494	—

As of March 31, 2025, the maturities of our future undiscounted cash flows associated with our operating lease liabilities were as follows:

$ in thousands
2025 (remaining months)	$803
2026	603
2027	109
2030	111
2031	112
Thereafter	437
Total future lease payments	$2,175
Less: Imputed interest	(471)
Present value of future lease payments	$1,704

Heliogen, Inc.
Notes to the Unaudited Consolidated Financial Statements

Note 7 — Equity

Stockholders Rights Plan

On April 16, 2025, the Company entered into Amendment No. 3 to the Rights Agreement, dated as of April 16, 2023, by and between the Company and Continental Stock Transfer & Trust Company, as rights agent (as amended by that certain Amendment No. 1, dated as of April 16, 2024, and by that certain Amendment No. 2 dated as of December 17, 2024, the “Rights Agreement”) to extend the expiration date of the Rights Agreement until April 17, 2026, unless the Rights (as defined below) are earlier redeemed or exchanged by the Company. Under the Rights Agreement, the Company’s Board of Directors (the “Board”) declared a dividend of one preferred share purchase right (“Right”) for each outstanding share of the Company’s common stock to the stockholders of record as of the close of business on April 28, 2023, and adopted a limited duration stockholder rights plan. The Rights will be exercisable only if a person or group (an “acquiring person”) acquires or launches a tender or exchange offer to acquire beneficial ownership (which includes certain synthetic equity interests) of 12.5% or more of the Company’s outstanding common stock (20% for certain passive institutional investors as described in the Rights Agreement) without the approval of the Board. Once the Rights become exercisable, each Right will entitle its holder (other than the acquiring person, whose rights will become void) to purchase for $26.40, subject to adjustment, additional shares of our common stock having a market value of twice such exercise price. In addition, the Rights Agreement has customary flip-over and exchange features.

Amendment No. 1 to the Rights Agreement, amended the definition of “acquiring person” to reflect the terms and conditions of the limited waiver previously granted by us to Nant Capital, LLC and certain of its affiliates, as previously disclosed on the Company’s Current Report on Form 8-K dated February 15, 2024.

The Rights Agreement will reduce the likelihood that any entity, person or group gains control of Heliogen through open market accumulation without paying all stockholders an appropriate control premium or without providing our Board sufficient time to make informed judgments and take actions that are in the best interests of all stockholders.

Note 8 — Earnings (Loss) per Share

The calculation of basic and diluted earnings (loss) per share (“EPS”) were as follows:

	Three Months Ended March 31,
$ in thousands, except share and per share data	2025	2024
Numerator:
Net loss	$(6,359)	$(15,225)
Denominator:
Weighted-average common shares outstanding	6,099,299	5,952,672
Weighted-average impact of warrants(1)	70,788	68,320
Denominator for basic EPS – weighted-average shares	6,170,087	6,020,992
Effect of dilutive securities	—	—
Denominator for diluted EPS – weighted-average shares	6,170,087	6,020,992

EPS – Basic and Diluted	$(1.03)	$(2.53)

____________

(1)      Warrants that have a $0.35 exercise price per common share are assumed to be exercised when vested because common shares issued for little consideration upon exercise are included in outstanding shares for the purposes of computing basic and diluted EPS.

Heliogen, Inc.
Notes to the Unaudited Consolidated Financial Statements

Note 8 — Earnings (Loss) per Share (cont.)

The following securities were excluded from the calculation of EPS as their impact would be anti-dilutive:

	Three Months Ended March 31,
	2025	2024
Stock options	136,351	184,254
Shares issuable under the employee stock purchase plan	11,225	10,149
Unvested restricted stock units	362,591	278,242
Unvested warrants	63,037	64,530
Vested warrants	244,762	244,762

Note 9 — Share-based Compensation

The Heliogen, Inc. 2021 Equity Incentive Plan aims to incentivize employees, directors and consultants who render services to the Company through the granting of stock awards, including stock options, stock appreciation right awards, restricted stock awards, restricted stock unit (“RSU”) awards, performance awards, and other stock-based awards.

The following table summarizes our share-based compensation expense by the affected line on our consolidated statements of operations:

	Three Months Ended March 31,
$ in thousands	2025	2024
Cost of services revenue	$—	$47
Selling, general and administrative	459	878
Research and development	(53)	361
Total share-based compensation expense	$406	$1,286

The following table summarizes our share-based compensation expense by grant type:

	Three Months Ended March 31,
$ in thousands	2025	2024
Stock options	$68	$129
Restricted stock units	335	1,148
Employee stock purchase plan	3	9
Total share-based compensation expense	$406	$1,286

Stock Options

The following table summarizes the Company’s stock option activity:

$ in thousands, except share and per share data	Number of Shares	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value ($)
Outstanding balance as of December 31, 2024	162,927	$9.64	3.95	$—
Forfeited	(432)	67.16
Expired	(26,144)	6.30
Outstanding balance as of March 31, 2025	136,351	$10.10	3.91	$—
Exercisable as of March 31, 2025	136,254	$10.05	3.91	$—

Heliogen, Inc.
Notes to the Unaudited Consolidated Financial Statements

Note 9 — Share-based Compensation (cont.)

Restricted Stock Units

The following table summarizes the Company’s RSU award activity:

	Number of Shares	Weighted Average Grant Date Fair Value ($)
Unvested as of December 31, 2024	458,495	$11.97
Vested	(31,205)	30.77
Forfeited	(64,699)	9.45
Unvested as of March 31, 2025	362,591	$10.80

As of March 31, 2025, the unrecognized compensation cost related to unvested RSU awards was $1.9 million which is expected to be recognized over a weighted-average period of 1.8 years.

Note 10 — Impairment and Other Charges

Impairment and other charges consisted of the following:

	Three Months Ended March 31,
$ in thousands	2025	2024
Operating lease right-of-use asset	$861	$—
Manufacturing Facility closing costs	112	—
Severance costs	182	32
Total impairment and other charges	$1,155	$32

Right-of-Use Asset Impairment

During the three months ended March 31, 2025, we recorded a right-of-use asset impairment of $0.9 million associated with the Pasadena Office Lease. Refer to Note 6 — Leases — Pasadena, California for additional information.

Manufacturing Facility Closure

In May 2024, the Company made the strategic decision to implement a targeted plan, which included a workforce reduction, the closing of its Manufacturing Facility and a reduction in third-party costs. These actions were intended to further reduce structural costs and operating expenses and better align the Company’s operating structure for commercialization with a technology-centric business model. Costs and charges related to the implementation of the Company’s targeted plan, were accrued when probable and reasonably estimable or at the time of program announcement.

During the three months ended March 31, 2025, the Company incurred $0.1 million of costs associated with the lease termination in connection to the targeted plan, bringing the total impairment and other charges incurred since May 2024 to $5.2 million. Refer to Part II, Item 8, Note 13 — Impairments and Other Charges — Manufacturing Facility Closure in our Annual Report for additional information about the impairment and other charges recorded during the year ended December 31, 2024.

As of December 31, 2024, the Company had a liability of $0.3 million associated with closing the Manufacturing Facility, which was included in accrued expenses and other current liabilities on our consolidated balance sheets and was fully paid on the effective date of the Long Beach Lease termination in February 2025.

Heliogen, Inc.
Notes to the Unaudited Consolidated Financial Statements

Note 10 — Impairment and Other Charges (cont.)

Reorganization Costs

During the three months ended March 31, 2025 and 2024, we recorded severance costs of $0.2 million and $32 thousand, respectively, related to employee severance and related benefits. As of March 31, 2025, we had $0.3 million accrued for employee severance and related benefits, which is included in accrued expenses and other current liabilities on our consolidated balance sheets.

Note 11 — Income Taxes

We calculate our quarterly tax provision pursuant to the guidelines in Accounting Standards Codification (“ASC”) 740, Income Taxes. ASC 740 requires companies to estimate the annual effective tax rate for current year ordinary income. The estimated annual effective tax rate represents the Company’s estimate of the tax provision in relation to the best estimate of pre-tax ordinary income or loss. The estimated annual effective tax rate is then applied to year-to-date ordinary income or loss to calculate the year-to-date interim tax provision. The relationship between our income tax provision or benefit and our pre-tax book income or loss can vary significantly from period to period considering, among other factors, the overall level of pre-tax book income or loss and changes in the blend of jurisdictional income or loss that is taxed at different rates and changes in valuation allowances. The income tax provision was $2 thousand and $2 thousand for the three months ended March 31, 2025 and 2024, respectively. Any income tax benefit associated with the pre-tax loss for the three months ended March 31, 2025 and 2024, resulting primarily from the U.S. jurisdiction, is offset by a full valuation allowance.

The Company is under audit by the Internal Revenue Services for the year ended December 31, 2022. We believe that we have made adequate provision for all income tax uncertainties.

Note 12 — Commitments and Contingencies

From time to time, we are involved in various claims and lawsuits arising in the normal course of business, including proceedings involving tort and other general liability claims and other miscellaneous claims. We recognize a liability when we believe the loss is probable and reasonably estimable. We currently believe that the ultimate outcome of such lawsuits and proceedings will not, individually or in the aggregate, have a material effect on our unaudited consolidated financial statements as of and for the three months ended March 31, 2025.

Note 13 — Segment Reporting

We manage our business on a consolidated basis and operate as one operating segment, which includes all activities related to our concentrated solar energy technology and thermal energy storage. Our chief operating decision maker (“CODM”) is our chief executive officer. The CODM reviews consolidated operating expenses, as presented on our consolidated statements of operations, to measure segment profit or loss, alongside with cash and cash equivalents, as presented on our consolidated balance sheets. In addition to the significant expense categories presented on our consolidated statements of operations, the CODM reviews the SG&A and R&D expenses on a more disaggregated level.

The CODM uses these financial metrics to allocate resources on a consolidated basis, which enables the CODM to assess both the overall level of resources available and optimize distribution of resources across functions and R&D programs in line with our long-term strategic goals. The CODM does not evaluate our operating segment using total assets information.

Heliogen, Inc.
Notes to the Unaudited Consolidated Financial Statements

Note 13 — Segment Reporting (cont.)

The following table provides information about disaggregated SG&A expenses:

	Three Months Ended March 31,
$ in thousands	2025	2024
Employee compensation, excluding share-based compensation	$2,247	$4,211
Share-based compensation	459	878
Other selling, general and administrative(1)	1,932	7,266
Total selling, general and administrative	$4,638	$12,355

____________

(1)      Other SG&A expense primarily consists of professional and consulting fees, facilities and other related costs and other administrative expenses.

The following table provides information about disaggregated R&D expenses:

	Three Months Ended March 31,
$ in thousands	2025	2024
Employee compensation, excluding share-based compensation	$797	$2,493
Share-based compensation	(53)	361
Other research and development(1)	344	937
Total research and development	$1,088	$3,791

____________

(1)      Other R&D expense primarily consists of direct R&D costs, prototyping and testing expenses.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Heliogen, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Heliogen, Inc. and its subsidiaries (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations, of comprehensive income (loss), of stockholders’ equity (deficit) and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company expects to continue to generate operating losses and have significant cash outflows from operating activities that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
March 27, 2025

We have served as the Company’s auditor since 2022.

Heliogen, Inc.
Consolidated Balance Sheets
($ in thousands, except share data)

	December 31,
	2024	2023
ASSETS
Cash and cash equivalents	$36,949	$62,715
Short-term restricted cash	500	500
Investments	—	12,386
Receivables, net	764	4,679
Inventories, net	—	1,956
Prepaid and other current assets	865	1,230
Total current assets	39,078	83,466
Operating lease right-of-use assets	2,831	13,909
Property, plant and equipment, net	315	5,577
Long-term restricted cash	1,000	1,000
Other long-term assets	1,066	3,081
Total assets	$44,290	$107,033
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Trade payables	$1,450	$746
Accrued expenses and other current liabilities	11,164	8,907
Contract liabilities	—	17,008
Contract loss provisions	—	75,340
Total current liabilities	12,614	102,001
Operating lease liabilities, non-current	2,314	12,878
Other long-term liabilities	344	169
Total liabilities	15,272	115,048
Commitments and contingencies (Note 16)
Stockholders’ equity (deficit)
Preferred stock, $0.0001 par value; 10,000,000 shares authorized and no shares outstanding as of December 31, 2024 and 2023	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized; 6,096,084 shares issued and outstanding as of December 31, 2024 and 5,946,315 shares issued and outstanding as of December 31, 2023	1	1
Additional paid-in capital	435,159	430,678
Accumulated other comprehensive loss	(511)	(516)
Accumulated deficit	(405,631)	(438,178)
Total stockholders’ equity (deficit)	29,018	(8,015)
Total liabilities and stockholders’ equity (deficit)	$44,290	$107,033

The accompanying notes are an integral part of these consolidated financial statements.

Heliogen, Inc.
Consolidated Statements of Operations
($ in thousands, except per share and share data)

	Year Ended December 31,
	2024	2023
Revenue:
Services revenue	$19,844	$888
Grant revenue	3,380	3,557
Total revenue	23,224	4,445
Cost of revenue:
Cost of services revenue (including depreciation)	4,655	3,677
Cost of grant revenue	3,380	3,517
Contract loss (adjustments) provisions	(74,117)	52,854
Total cost of revenue	(66,082)	60,048
Gross profit (loss)	89,306	(55,603)

Operating expenses:
Selling, general and administrative	36,320	49,495
Research and development	16,335	21,028
Impairment and other charges	7,024	8,934
Total operating expenses	59,679	79,457
Operating income (loss)	29,627	(135,060)

Interest income	2,299	1,448
Gain on warrant remeasurement	66	542
Other income, net	561	3,473
Net income (loss) before taxes	32,553	(129,597)
Provision for income taxes	(6)	(1)
Net income (loss)	$32,547	$(129,598)

Earnings (loss) per share:
Basic	$5.36	$(22.26)
Diluted	$5.22	$(22.26)

Weighted-average number of shares outstanding:
Basic	6,071,530	5,822,389
Diluted	6,231,240	5,822,389

The accompanying notes are an integral part of these consolidated financial statements.

Heliogen, Inc.
Consolidated Statements of Comprehensive Income (Loss)
($ in thousands)

	Year Ended December 31,
	2024	2023
Net income (loss)	$32,547	$(129,598)
Other comprehensive income, net of taxes:
Unrealized gains on available-for-sale securities	1	308
Cumulative translation adjustment	4	(231)
Total other comprehensive income, net of taxes	5	77
Comprehensive income (loss)	$32,552	$(129,521)

The accompanying notes are an integral part of these consolidated financial statements.

Heliogen, Inc.
Consolidated Statements of Stockholders’ Equity (Deficit)
($ in thousands, except share data)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Equity (Deficit)	Total
	Shares	Amount
Balance as of December 31, 2022	5,511,839	$1	$434,496	$(593)	$(308,580)	$125,324
Net loss	—	—	—	—	(129,598)	(129,598)
Other comprehensive income	—	—	—	77	—	77
Share-based compensation	—	—	(5,164)	—	—	(5,164)
Issuance of common stock under employee stock purchase plan	33,156	—	184	—	—	184
Vesting of restricted stock units	156,646	—	—	—	—	—
Tax withholding related to vesting of restricted stock units	(10,403)	—	(21)	—	—	(21)
Exercise of stock options	255,872	—	1,171	—	—	1,171
Payment for fractional shares in connection with the reverse stock split	(795)	—	(7)	—	—	(7)
Vesting of warrants issued in connection with customer agreements	—	—	19	—	—	19
Balance as of December 31, 2023	5,946,315	1	430,678	(516)	(438,178)	(8,015)
Net income	—	—	—	—	32,547	32,547
Other comprehensive income	—	—	—	5	—	5
Share-based compensation	—	—	2,633	—	—	2,633
Issuance of common stock under employee stock purchase plan	26,303	—	33	—	—	33
Vesting of restricted stock units	168,427	—	—	—	—	—
Tax withholding related to vesting of restricted stock units	(48,779)	—	(95)	—	—	(95)
Exercise of stock options	3,818	—	3	—	—	3
Vesting of warrants issued in connection with customer agreements	—	—	1,907	—	—	1,907
Balance as of December 31, 2024	6,096,084	$1	$435,159	$(511)	$(405,631)	$29,018

The accompanying notes are an integral part of these consolidated financial statements.

Heliogen, Inc.
Consolidated Statements of Cash Flows
($ in thousands)

	Year Ended December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$32,547	$(129,598)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	965	2,142
Impairment charges	4,706	7,774
Provision for inventory reserve	1,729	2,391
Share-based compensation	2,633	(5,164)
Change in fair value of warrants	(66)	(542)
Change in fair value of contingent consideration	—	(353)
Deferred income taxes	6	1
Non-cash operating lease expense	1,989	1,711
Other non-cash operating activities	771	(1,304)
Changes in assets and liabilities:
Receivables, net	3,330	4,084
Inventories, net	227	(1,713)
Prepaid and other current assets	381	92
Trade payables and accrued liabilities	2,223	(3,330)
Contract liabilities	(15,145)	6,689
Change in contract loss provisions, net	(75,340)	46,888
Other non-current assets and liabilities	195	(1,412)
Net cash used in operating activities	(38,849)	(71,644)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(264)	(1,257)
Proceeds from sale of property, plant and equipment	906	—
Purchases of available-for-sale securities	—	(97,189)
Maturities of available-for-sale securities	12,500	185,100
Net cash provided by investing activities	13,142	86,654

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	3	1,175
Proceeds from issuance of common stock under employee stock purchase plan	33	184
Payment related to taxes for net-share settlement of share-based compensation	(95)	(21)
Payment for fractional shares in connection with the reverse stock split	—	(7)
Net cash provided by (used in) financing activities	(59)	1,331
Increase (decrease) in cash, cash equivalents and restricted cash	(25,766)	16,341
Cash, cash equivalents and restricted cash at the beginning of the year	64,215	47,874
Cash, cash equivalents and restricted cash at the end of the year	$38,449	$64,215

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$36,949	$62,715
Short-term restricted cash	500	500
Long-term restricted cash	1,000	1,000
Total cash, cash equivalents and restricted cash	$38,449	$64,215

Non-cash investing and financing activities:
Fair value of Project Warrants recognized in equity	$1,907	$19

The accompanying notes are an integral part of these consolidated financial statements.

Heliogen, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

Note 1 — Organization and Basis of Presentation

Background

Heliogen, Inc. and its subsidiaries (collectively, “Heliogen” or the “Company”), is a renewable energy technology company focused on delivering round-the-clock, low-carbon energy production, using concentrated sunlight and thermal energy storage to deliver cost-effective, load-following, high-capacity factor thermal and electric energy. Unless otherwise indicated or the context requires otherwise, references in our consolidated financial statements to “we,” “us,” or “our” and similar expressions refer to Heliogen.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and include the accounts of Heliogen and the subsidiaries it controls. All intercompany balances are eliminated in consolidation. Certain immaterial prior period amounts, such as severance costs, have been reclassified to conform to current period presentation. These changes did not have a material impact on our financial position or results of operations.

Liquidity and Going Concern

These financial statements have been prepared assuming the Company will continue as a going concern. This basis of accounting contemplates continuity of operations, realization of assets and satisfaction of liabilities and commitments in the normal course of business. These financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern.

As of December 31, 2024, the Company had liquidity of $36.9 million, consisting of $36.9 million of cash and cash equivalents and no debt. During the year ended December 31, 2024, the Company used cash in operations of $38.8 million. The Company expects to continue to generate operating losses and have significant cash outflows from operating activities for at least the next few years. Based on these factors, the Company anticipates that it may not have sufficient resources to fund its cash obligations for the next 12 months after the issuance date of the consolidated financial statements, which raises substantial doubt about the Company’s ability to continue as a going concern. The Company has evaluated the conditions discussed above and is taking various steps in an effort, to alleviate them, including the following actions.

In the second quarter of 2024, the Company made the strategic decision to implement a targeted plan, which included a workforce reduction, the closing of the Company’s manufacturing facility in Long Beach, California, (the “Manufacturing Facility”) and a reduction in third-party costs. These actions were intended to further reduce structural costs and operating expenses and better align the Company’s operating structure for commercialization with a technology-centric business model, as the Company continued to explore and evaluate strategic alternatives with its third-party financial advisor.

In the fourth quarter of 2024, in an effort to conserve cash and in light of the shifting landscape following the United States (“U.S.”) presidential elections, the Company made the decision to halt construction of the steam plant in Plains, Texas (the “Texas Steam Plant”) and close its research and development (“R&D”) facility in Lancaster, California. Furthermore, in December 2024, after completing value engineering for the next phase of the commercial-scale concentrated solar energy facility to be built in Mojave, California (the “Capella Project”), Heliogen and Woodside Energy USA Inc. (“Woodside”) decided not to pursue construction of the facility due to escalated costs.

The Company is continuing to explore additional cost saving opportunities, while also engaging with a financial advisor to explore and evaluate strategic transactions, which could include, among other things, acquisitions, divestitures, a merger or sale and partnerships. No assurance can be given that any future strategic transactions will be completed on terms that are satisfactory to the Company.

Heliogen, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

Note 1 — Organization and Basis of Presentation (cont.)

Emerging Growth Company

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as modified by the Jumpstart Our Business Startups Act of 2012, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We have elected not to use the extended transition period for complying with any new or revised financial accounting standards, and as such, we are required to adopt new or revised standards at the same time as other public companies.

Note 2 — Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and the accompanying notes. On an ongoing basis, we evaluate our estimates, including those related to inputs used to recognize revenue over time, accounting for income taxes, fair values of share-based compensation, inventory valuation, lease liabilities, warrant liabilities, contingent consideration, goodwill impairments and long-lived asset impairments. Despite our intention to establish accurate estimates and reasonable assumptions, actual results could differ materially from such estimates and assumptions.

Cash and Cash Equivalents

We consider highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. As of December 31, 2024 and 2023, our cash and cash equivalents balances were $36.9 million and $62.7 million, respectively.

Restricted Cash

As of December 31, 2024 and 2023, our restricted cash balance, including the long-term portion, was $1.5 million and was comprised of a standby letter of credit issued in relation to a lease for manufacturing space in Long Beach, California (the “Long Beach Lease”). In February 2025, the Long Beach Lease was terminated and in March 2025 the $1.5 million standby letter of credit was released to the Company.

Investments

The primary objectives of our investment portfolio, which includes our highly liquid investments classified as cash equivalents, are to maintain the safety of our invested capital, provide prudent levels of liquidity to accommodate operational and capital needs and maintain an acceptable level of risk. These risks include credit risk, interest rate risk and concentration risk, which are mitigated through the use of various well-established financial institutions as well as an investments portfolio consisting of very liquid and high credit quality instruments. The Company reviews its available-for-sale securities portfolio for impairment and determines if impairment is due to credit losses or other reasons. In making the assessment of whether a loss is from credit or other factors, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency and adverse conditions related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows is less than the amortized cost basis, a credit loss exists and an allowance

Heliogen, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

Note 2 — Significant Accounting Policies (cont.)

is created, limited by the amount that the fair value is less than the amortized cost basis. Subsequent activity related to the credit loss component (e.g., write-offs, recoveries) is recognized as part of the allowance for credit losses on available-for-sale securities.

We classify investments in fixed maturity securities at the acquisition date and reevaluate the classification at each balance sheet date. Held-to-maturity investments are carried at amortized cost, reflecting the ability and intent to hold the securities to maturity. Trading investments are securities acquired with the intent to sell in the near term and are carried at fair value with changes in fair value reported in earnings. All other fixed maturity securities are classified as available-for-sale and are carried at fair value with net unrealized gains or losses related to non-credit factors reported as a component of accumulated other comprehensive income. The difference between the original cost and maturity value of a fixed maturity security is amortized to earnings using the interest method.

As of December 31, 2023, all of our investments in fixed maturity securities are classified as available-for-sale, have original maturities of one year or less and are disclosed as investments on our consolidated balance sheets. The Company had no investments in fixed maturity securities as of December 31, 2024.

The cost of securities sold is based on the specific-identification method. During the years ended December 31, 2024 and 2023, there were no sales of investments. There were no credit losses for available-for-sale securities recognized during the years ended December 31, 2024 and 2023 and no allowance for credit losses as of December 31, 2024 and 2023.

As of December 31, 2024 and 2023, interest receivable on our investments, including cash equivalents, was $60 thousand and $0.1 million, respectively, and is included in receivables on our consolidated balance sheets.

Accounts Receivable

We record accounts receivable based on contracted prices when we obtain an unconditional right to payment under the terms of our customer contracts or government grants. The carrying value of such receivables, net of the allowance for credit losses, represents the estimated net realizable value. Payment terms for receivables from customers are generally due upon demand or within 30 days.

As a practical expedient, we do not adjust the promised amount of consideration for the effects of a significant financing component when we expect, at contract inception, that the period between our transfer of a promised product or service to a customer and when the customer pays for that product or service will be one year or less. We typically do not include extended payment terms in our contracts with customers.

Allowance for Credit Losses

The allowance for credit losses is a valuation account that is deducted from a financial asset’s amortized cost to present the net amount we expect to collect from such asset. We estimate allowances for credit losses using relevant available information from both internal and external sources. We monitor the estimated credit losses associated with our trade accounts receivable and unbilled accounts receivable based primarily on our collection history and the delinquency status of amounts owed to us, which we determine based on the aging of such receivables. Such methods and estimates are adjusted, as appropriate, for relevant past events, current conditions and reasonable and supportable forecasts. We recognize write-offs within the allowance for credit losses when cash receipts associated with our financial assets are deemed uncollectible. As of December 31, 2024 and 2023, we had $0.7 million and $0.2 million, respectively, of allowance for credit losses for trade receivables associated with our projects in Germany.

We consider governmental grant receivables to be fully collectible and accordingly, no allowance for credit loss balance has been established. If amounts become uncollectible, they are charged to operations.

Heliogen, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

Note 2 — Significant Accounting Policies (cont.)

Inventories

Inventories consist primarily of raw materials, work in progress and finished goods. Inventories are stated at the lower of cost or net realizable value. Provisions are made to reduce obsolete inventories for excess quantities to their estimated net realizable values based on future demand, market conditions and valuation. Refer to Note 6 — Inventories for additional information.

Property, Plant and Equipment

We report our property, plant and equipment at cost, less accumulated depreciation and any impairment losses. Cost includes the price paid to acquire or construct the assets, required installation costs, interest capitalized during the construction period and any expenditures that substantially add to the value of or substantially extend the useful life of the assets. We capitalize costs related to computer software obtained or developed for internal use, which generally includes enterprise-level business and finance software that we customize to meet our specific operational requirements. We expense repair and maintenance costs at the time we incur them.

We begin depreciation for our property, plant and equipment when the assets are placed in service. We consider such assets to be placed in service when they are both in the location and condition for their intended use. We compute depreciation expense using the straight-line method over the estimated useful lives of assets. We depreciate leasehold improvements over the shorter of their estimated useful lives or the remaining term of the lease. The estimated useful life of an asset is reassessed whenever applicable facts and circumstances indicate a change in the estimated useful life of such asset has occurred. Refer to Note 7 — Property, Plant and Equipment for additional information.

Impairment of Long-lived Assets

We assess long-lived assets classified as “held and used,” including our property, plant and equipment and finite-lived intangibles, for impairment whenever events or changes in circumstances arise, including consideration of technological obsolescence, which may indicate that the carrying amount of such assets may not be recoverable. For purposes of recognition and measurement of an impairment loss, long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities.

When impairment indicators are present, we compare undiscounted future cash flows, including the eventual disposition of the asset group at market value, to the asset group’s carrying value to determine if the asset group is recoverable. If the carrying value of the asset group exceeds the undiscounted future cash flows, we measure any impairment by comparing the fair value of the asset group to its carrying value. Fair value is generally determined by considering (i) internally developed discounted cash flows for the asset group, (ii) third-party valuations, and/or (iii) information available regarding the current market value for such assets. If the fair value of an asset group is determined to be less than its carrying value, an impairment in the amount of the difference is recorded in the period that the impairment indicator occurs. Estimating future cash flows requires significant judgment and such projections may vary from the cash flows eventually realized. Refer to Note 13 — Impairment and Other Charges for additional information.

We consider a long-lived asset to be abandoned after we have ceased use of the asset and we have no intent to use or repurpose it in the future. Abandoned long-lived assets are recorded at their salvage value, if any.

Leases

At inception, we determine whether an arrangement is a lease and the appropriate classification as an operating or finance lease. When a lease is identified, a right-of-use asset and the corresponding lease liability are recognized upon commencement of the lease term based on the present value of the lease payments not yet paid, discounted using our incremental borrowing rate, in the event that the implicit rate is not available. The right-of-use asset is also adjusted

Heliogen, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

Note 2 — Significant Accounting Policies (cont.)

for prepayments and initial direct costs. Our leases may contain renewal options that are exercisable at our discretion. At the commencement date of a lease, we include in the lease term any periods covered by a renewal option, to the extent we are reasonably certain to exercise such options. Leases with an initial term of one year or less are considered short-term leases and are not recognized as lease assets and liabilities. Right-of-use assets are assessed periodically for impairment if events or circumstances occur that indicate the carrying amount of the asset may not be recoverable.

We recognize operating lease costs on a straight-line basis over the lease term, and any variable lease costs are recognized in the period in which they are incurred. We do not separate lease and nonlease components of a contract.

Goodwill

Goodwill represents the excess of the purchase price over the estimated fair value of net tangible and identifiable intangible assets acquired in business combinations. Goodwill is not amortized but is evaluated for impairment at the reporting unit level. The Company determined it has one reporting unit as of December 31, 2024 and 2023, which is the same as its single operating segment. The Company performs its goodwill impairment evaluation at least annually, as of October 1, or more frequently if events or changes in circumstances indicate that it is more likely than not that the fair value of the Company’s reporting unit is less than its carrying value. The Company may first apply a qualitative assessment to determine if it is more likely than not that goodwill is impaired. If the qualitative assessment indicates that it is more likely than not that impairment exists, or if the Company chooses to bypass the assessment, a quantitative assessment is performed, which involves comparing the fair value of the reporting unit to its carrying value, including goodwill. If the carrying value of the reporting unit exceeds its estimated fair value, the Company would record an impairment loss equal to the excess. Refer to Note 13 — Impairment and Other Charges — Goodwill Impairment for additional information.

Cloud Computing Arrangements

Implementation costs incurred in cloud computing hosting arrangements that are service contracts are capitalized. These costs include external direct costs for materials and services. Software maintenance and training costs are expensed in the period in which they are incurred. The capitalized implementation costs are included in other long-term assets on our consolidated balance sheets and are amortized using the straight-line method over the term of the cloud computing hosting arrangement, including reasonably certain renewals, beginning when the module or component of the hosting arrangement is ready for its intended use. Cash payments for capitalized implementation costs are classified as cash outflows from operating activities.

During the year ended December 31, 2023, we capitalized cloud computing implementation costs for enterprise resource planning systems of $1.1 million and had amortization expense of $0.8 million, which was included in selling, general and administrative (“SG&A”) expense on our consolidated statements of operations.

During the fourth quarter of 2023, we recorded an impairment of $1.5 million to fully impair the remaining book value of our cloud computing implementation costs, included in impairment and other charges on our consolidated statements of operations. Refer to Note 13 — Impairment and Other Charges — Asset Impairments for additional information.

Revenue Recognition

Our revenue is derived from services revenue and grant revenue. Our services revenue is derived from contracts with customers and our grant revenue is derived from government grants.

Heliogen, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

Note 2 — Significant Accounting Policies (cont.)

Services Revenue

Our contracts with customers may include multiple promised goods and services. In such cases, we identify performance obligations by evaluating whether the promised goods and services are capable of being distinct within the context of the contract at contract inception. Promised goods and services that are not distinct at contract inception are combined. Once we identify the performance obligations, we determine a transaction price based on contractual amounts and an estimate of variable consideration. We allocate the transaction price to each performance obligation based on the relative stand-alone selling price (“SSP”) maximizing the use of observable inputs. Judgment is exercised to determine the SSP of each distinct performance obligation. We account for contract modifications prospectively when the remaining goods or services are distinct and on a cumulative catch-up basis when the remaining goods or services are not distinct.

Our services revenue is further disaggregated into project revenue and engineering revenue, which are discussed in more detail below.

Project Revenue.    We recognize project revenue over time as work is performed using the incurred costs method, which we believe is the method that most accurately reflects our progress toward satisfaction of the performance obligation. Under this method, project revenue arising from fixed-price contracts is recognized as work is performed based on the ratio of costs incurred to date compared to the total estimated costs at completion of the performance obligations.

Contract Estimates.    Incurred costs include all direct material, labor and subcontractor costs, and those indirect costs related to contract performance, such as indirect labor, supplies and tools. Other costs for inventoried items, such as heliostats, are included in incurred costs when the item has been installed by being permanently attached or fitted. Cost-based input methods of revenue recognition require us to make estimates of net contract revenues and costs to complete the projects. In making such estimates, significant judgment is required to evaluate assumptions related to the amount of net contract revenues, including the impact of any performance incentives, liquidated damages and other payments to customers. Significant judgment is also required to evaluate assumptions related to the costs to complete the projects, including materials, labor, contingencies and other system costs. If a change in facts or circumstances occurs, the estimates will be adjusted, and the revenue recognized to date will be adjusted based on the revised estimates. Differences between the cumulative revenue recognized based on the previous estimates and the revenue recognized based on the revised estimates are recognized as an adjustment to revenue in the period in which the change in estimate occurs under the cumulative catch-up method.

If the estimated total costs on any contract are greater than the net contract revenues, we recognize the entire estimated loss in the period the loss becomes known and present such losses as contract loss provisions. Following recognition of contract loss provisions, we amortize the loss recognized in future periods as a reduction to cost of revenues using a similar method of measuring progress for each contract as done for revenue being recognized. We recognize changes in estimated contract revenue or total estimated costs and the resulting adjustment in the contract loss provision on a cumulative basis.

Engineering Services Revenue.    We recognize engineering services revenue over time as customers receive and consume the benefit of such services. Engineering service contracts with customers can be short-term or span several years and present amounts due to the Company for providing engineering, R&D, or other similar services in our field of expertise.

Contract Assets and Liabilities.    Billing practices are governed by the contract terms of each project based upon costs incurred, achievement of milestones or predetermined schedules. Billings do not necessarily correlate with revenue recognized over time using the incurred costs method. Contract assets include unbilled amounts typically resulting from revenue under long-term contracts when the incurred costs method of revenue recognition is utilized and revenue recognized exceeds the amount billed to the customer. Contract liabilities consist of deferred revenue for advance

Heliogen, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

Note 2 — Significant Accounting Policies (cont.)

payments and billings in excess of revenue recognized. When we receive consideration, or such consideration is unconditionally due, from a customer prior to transferring goods or services to the customer under the terms of a sales contract, we record deferred revenue, which represents a contract liability.

As a practical expedient, we do not adjust the consideration in a contract for the effects of a significant financing component when we expect, at contract inception, that the period between a customer’s advance payment and our transfer of a promised product or service to the customer will be one year or less. Additionally, we do not adjust the consideration in a contract for the effects of a significant financing component when the consideration is received as a form of performance security.

Government Grants

We assess government contracts received, including cost reimbursement agreements, to determine if the agreement should be accounted for as an exchange transaction or a grant. An agreement is accounted for as a grant if the resource provider does not receive commensurate value in return for the assets transferred. As there is no authoritative guidance under GAAP for accounting for grants to for-profit business entities, the Company accounts for the grants by analogy to International Accounting Standard 20, Accounting for Government Grants and Disclosure of Government Assistance. Additionally, a government grant is recognized only when there is reasonable assurance that (1) the entity will comply with any conditions attached to the grant and (2) the grant will be received.

Funds to be received under the Company’s government grants are presented as grant revenue. The related reimbursable expenses are expensed as incurred and presented separately as cost of grant revenue. Refer to Note 3 — Revenue for additional information.

Research and Development

We incur R&D costs during the process of researching and developing new products and enhancing our existing products, technologies and manufacturing processes. Our R&D costs consist primarily of employee compensation, materials and outside services. We expense these costs as incurred until the resulting product has been completed, tested and made ready for commercial scale-up.

Reorganization Costs

We recognize reorganization costs for one-time termination benefits, including severance payments, outplacement job training, counseling and other termination benefits, at fair value at the communication date if no future service is required. Reorganization costs for one-time termination benefits in which the employee is required to render service until termination in order to receive the benefits are recognized ratably over the future service period.

Earnings (Loss) per Share

Basic earnings (loss) per share (“EPS”) is computed by dividing net income (loss) by the sum of the weighted-average number of common shares outstanding and the weighted-average number of shares issuable under certain vested warrants. Diluted EPS is computed by dividing net income (loss) by the sum of the basic weighted-average number of common shares outstanding and dilutive potential securities, which potentially could include shares that may be issued under our stock options, employee stock purchase plan, restricted stock units (“RSU”) and warrants, as determined by using the treasury stock method. Refer to Note 11 — Earnings (Loss) per Share for additional information.

Share-based Compensation

We recognize share-based compensation expense for the estimated fair value of equity awards issued as compensation to individuals over the requisite service period, which generally ranges from six months to four years. We account for forfeitures as they occur. Accordingly, in the absence of a modification, if an individual’s continuous service

Heliogen, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

Note 2 — Significant Accounting Policies (cont.)

is terminated, all previously unvested awards granted to such individual are forfeited, which results in a benefit to share-based compensation expense in the period of termination equal to the cumulative expense recorded through the termination date for the unvested awards. For employee stock awards with graded vesting schedules and only services conditions, we recognize share-based compensation expense on a straight-line basis over the total requisite service period of the award, ensuring that cumulative recorded share-based compensation expense equals the grant date fair value of vested awards at each period-end.

For modifications of share-based payment awards, we record the incremental fair value of the modified award as share-based compensation on the date of modification for vested awards or over the remaining vesting period for unvested awards. The incremental compensation is the excess of the fair value of the modified award on the date of modification over the fair value of the original award immediately before the modification. In addition, we record the remaining unrecognized compensation cost for the original cost of the award on the modification date over the remaining vesting period for unvested awards.

Commitments and Contingencies

We record liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Although we cannot predict the outcome of legal or other proceedings with certainty, when it is probable that a loss has been incurred and the amount is reasonably estimable, GAAP requires us to accrue an estimate of the probable loss or range of loss or make a statement that such an estimate cannot be made.

Income Taxes

We use the asset and liability method to account for income taxes whereby we calculate deferred tax assets or liabilities using the enacted tax rates and tax law applicable to when any temporary differences are expected to reverse. We establish valuation allowances, when necessary, to reduce deferred tax assets to the extent it is more likely than not that such deferred tax assets will not be realized.

Income tax expense includes (i) deferred tax expense, which generally represents the net change in deferred tax assets or liabilities during the year plus any change in valuation allowances and (ii) current tax expense, which represents the amount of tax currently payable to or receivable from taxing authorities. We only recognize tax benefits related to uncertain tax positions that are more likely than not of being sustained upon examination. For those positions that satisfy such recognition criteria, the amount of tax benefit that we recognize is the largest amount of tax benefit that is more likely than not of being sustained on ultimate settlement of the uncertain tax position. The Company’s policy is to recognize interest and penalties related to uncertain tax positions, if any, in the income tax provision.

Fair Value Measurements

We measure certain assets and liabilities at fair value, which is defined as the price that would be received from the sale of an asset or paid to transfer a liability (i.e., an exit price) on the measurement date in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability. Our fair value measurements use the following hierarchy, which prioritizes valuation inputs based on the extent to which the inputs are observable in the market.

•        Level 1 — Valuations based on unadjusted quoted prices from active markets for identical assets or liabilities.

•        Level 2 — Valuations in which significant inputs are observable either directly or indirectly — other than Level 1 inputs.

•        Level 3 — Valuations in which significant inputs are unobservable.

Heliogen, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

Note 2 — Significant Accounting Policies (cont.)

Recent Accounting Pronouncements

In November 2024, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), which requires more detailed disclosures about specified categories of expenses (including employee compensation, depreciation, and amortization) included in certain expense captions presented on the face of the income statement. In addition, ASU 2024-03 requires an entity to disclose a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively, and to disclose the total amount of selling expenses and, in annual reporting periods, an entity’s definition of selling expenses. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, with early adoption permitted on a prospective or retrospective basis. The Company is currently evaluating the impact of this guidance on the Company’s consolidated financial statements and related disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Taxes Disclosures (“ASU 2023-09”), which requires greater disaggregation of income tax disclosures to increase transparency and usefulness. The new standard requires additional information to be disclosed with respect to the income tax rate reconciliation, disaggregation of income taxes paid and modifying other income tax-related disclosures. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024, with early adoption permitted on a prospective or retrospective basis. The Company is currently evaluating the impact of this guidance on the Company’s consolidated financial statements and related disclosures.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires companies to enhance the disclosures about segment expenses on an annual and interim basis. The new standard requires disclosure of significant segment expenses that are regularly provided to an entity’s chief operating decision maker (“CODM”) and included in the reported segment measure of profit or loss. In addition, ASU 2023-07 requires the disclosure of the CODM’s title and a description of how the CODM uses the reported measures to assess segment performance and to allocate resources. Such disclosures apply to entities with a single reportable segment. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023 and interim periods beginning after December 15, 2024, with early adoption permitted. The Company adopted this guidance during the year ended December 31, 2024. The adoption of ASU 2023-07 resulted in additional segment reporting disclosures in the Company’s consolidated financial statements, with no impact to the Company’s financial position or results of operations. Refer to Note 17 — Segment Reporting for additional information.

Note 3 — Revenue

Disaggregated Revenue

The following table provides information about disaggregated revenue:

$ in thousands	Year Ended December 31,
	2024	2023
Project revenue	$19,065	$300
Engineering services revenue	779	588
Total services revenue	19,844	888
Grant revenue	3,380	3,557
Total revenue	$23,224	$4,445

Services Revenue

The Company’s recognized project revenue is associated with a commercial-scale demonstration agreement (“CSDA”) executed with Woodside in March 2022 for the Capella Project for the customer’s use in research, development and testing. Pursuant to the CSDA, Woodside would pay up to $50.0 million to us to complete the Capella Project. The

Heliogen, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

Note 3 — Revenue (cont.)

total transaction price for the CSDA was $45.5 million reflecting a reduction in contract price for the fair value of the Project Warrants (defined and discussed further in Note 4 — Warrants — Project Warrants) granted to Woodside in connection with the CSDA.

In the fourth quarter of 2024, after completing value engineering for the next phase of the Capella Project, Heliogen and Woodside decided not to pursue construction of the facility due to escalated costs. Effective in December 2024, the Company received notice of termination of the CSDA from Woodside. Refer to Contract Modifications and Estimates below for additional information.

Engineering services revenue consists of amounts recognized under contracts with customers for the provision of engineering, R&D, or other similar services in our field of expertise. The Company’s recognized engineering services revenue is associated with engineering studies and projects in the U.S. and Europe.

Contract Modifications and Estimates

In the fourth quarter of 2023, the Company adjusted its Capella Project estimate after completing the front-end engineering and design phase. As a result of the adjustment to the Capella Project estimate, the Company recorded an unfavorable cumulative adjustment to project revenue of $3.4 million and recognized additional contract loss provisions of $52.9 million during the year ended December 31, 2023.

As mentioned above, in the fourth quarter of 2024, the decision was made to not move forward with the Capella Project and the CSDA was terminated. At the time that the Capella Project was canceled, the Company had no remaining performance obligations under the CSDA. As a result, the termination of the CSDA was accounted for as a contract modification on a cumulative catch-up basis and the Company recorded a favorable cumulative adjustment to project revenue of $17.5 million, which primarily consisted of deferred revenue, during the year ended December 31, 2024. Additionally, the Company reduced the remaining contract loss provision liability to zero on the consolidated balance sheet as of December 31, 2024 and recognized a favorable adjustment to the contract loss provision of $74.1 million on the consolidated statement of operations during the year ended December 31, 2024.

The Company amortized $1.2 million and $6.0 million during the years ended December 31, 2024 and 2023, respectively, of the previously recognized contract loss provisions as a reduction to cost of services revenue incurred during the periods based on percentages of completion.

Performance Obligations

Revenue recognized under contracts with customers, which excludes amounts to be received from government grants, relates solely to the performance obligations satisfied during the years ended December 31, 2024 and 2023 with no revenue recognized from performance obligations satisfied in prior periods. As of December 31, 2024, we had no outstanding performance obligations from our customer contracts.

Grant Revenue

The Company’s grant revenue is primarily related to the Company’s award received in October 2021 from the U.S. Department of Energy (the “DOE”) of up to $39.0 million (the “DOE Award”) to support the Capella Project, of which $3.9 million was allocated to be paid directly by the DOE to another party providing services under the DOE Award at the Company’s direction. Under the DOE Award, the Company was entitled to receive up to $35.1 million in funds under the DOE Award pursuant to budget periods defined in the DOE Award as reimbursement for costs incurred in completing the tasks specified in the DOE Award that are part of the Capella Project. As a result of the decision to not pursue construction of the Capella Project, the Company has begun the process to close out the DOE Award as of December 31, 2024 and we do not anticipate receiving any additional funds.

Heliogen, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

Note 3 — Revenue (cont.)

Receivables

Receivables consisted of the following:

$ in thousands	December 31,
	2024	2023
Trade receivables	$737	$954
Grant receivables:
Billed	151	—
Unbilled	377	3,623
Total grant receivables	528	3,623
Other receivables	215	309
Total receivables	1,480	4,886
Allowance for credit losses	(716)	(207)
Total receivables, net	$764	$4,679

Contract Assets and Liabilities

The following table outlines the activity related to contract assets, which is included in total receivables on our consolidated balance sheets:

$ in thousands
Balance as of December 31, 2022	$560
Additions to unbilled receivables	177
Amounts billed to customers	(762)
Foreign currency translation adjustments	25
Balance as of December 31, 2023	$—

The Company did not have any activity related to contract assets during the year ended December 31, 2024.

The following table outlines the activity related to contract liabilities:

$ in thousands
Balance as of December 31, 2022	$10,348
Payments received in advance of performance	6,960
Revenue recognized	(300)
Recognition of consideration payable associated with Project Warrants	(19)
Other	19
Balance as of December 31, 2023	$17,008
Payments received in advance of performance	4,700
Revenue recognized	(19,065)
Recognition of consideration payable associated with Project Warrants	(1,907)
Other	(736)
Balance as of December 31, 2024	$—

During the years ended December 31, 2024 and 2023, we recognized revenue of $17.0 million and $0.3 million, respectively, that was included in contract liabilities as of December 31, 2023 and 2022, respectively. Refer to Contract Modifications and Estimates above for additional information regarding the CSDA termination.

Heliogen, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

Note 3 — Revenue (cont.)

Customer Concentrations

The following table shows the customers, including governmental entities, who accounted for greater than 10% of our total revenue:

	Year Ended December 31,
	2024	2023
Customer A	85%	—%
Customer B	15%	80%

The following table shows the customers, including governmental entities, who accounted for greater than 10% of our total receivables:

	December 31,
	2024	2023
Customer B	69%	77%
Customer C	—%	12%

Note 4 — Warrants

Public Warrants and Private Warrants

The Company’s warrant liabilities as of December 31, 2024 include public warrants (the “Public Warrants”) and private placement warrants (the “Private Warrants,” and together with the Public Warrants, the “Public and Private Warrants”). The Public Warrants and Private Warrants permit warrant holders to purchase in the aggregate 238,095 shares and 6,667 shares, respectively, of the Company’s common stock at an exercise price of $402.50 per share. The Public and Private Warrants became exercisable on March 18, 2022 and expire on December 30, 2026, or earlier upon redemption or liquidation. The Company has the ability to redeem outstanding Public Warrants prior to their expiration, at a price of $0.35 per warrant, provided that the last reported sales price of the Company’s common stock equals or exceeds $630.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the notice date of redemption. In addition, the Company has the ability to redeem all, but not less than all, of the outstanding Public and Private Warrants prior to their expiration, at a price of $3.50 per warrant if the last reported sales price of the Company’s common stock equals or exceeds $350.00 on the trading day prior to the date of the notice. The Company evaluated the Public and Private Warrants and concluded that a provision in the underlying warrant agreement dated March 16, 2021, by and between Athena Technology Acquisition Corp. and Continental Stock Transfer & Trust Company, related to certain tender or exchange offers precludes the Public and Private Warrants from being accounted for as components of equity. As both the Public and Private Warrants meet the definition of a derivative, they are recorded as liabilities on the consolidated balance sheets and measured at fair value at each reporting date, with the change in fair value included in gain (loss) on warrant remeasurement on the consolidated statements of operations.

Project Warrants

In connection with the execution of the CSDA with Woodside in March 2022, the Company issued warrants permitting Woodside to purchase 26,068 shares of the Company’s common stock at an exercise price of $0.35 per share (the “Project Warrants”). The Project Warrants expire upon the earlier of a change of control of the Company or March 28, 2027 and vest pro rata with certain payments required to be made by Woodside under the CSDA. The fair value of the Project Warrants upon issuance was $173.60 per warrant based on the closing price of the Company’s common stock on March 28, 2022, less the exercise price.

Heliogen, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

Note 4 — Warrants (cont.)

The Project Warrants were determined to be consideration payable to a customer and are equity-classified pursuant to the guidance in Accounting Standards Codifications (“ASC”) 718, Compensation — Stock Compensation (“ASC 718”). The total transaction price associated with the CSDA was reduced by $4.5 million, which represented the total consideration payable to Woodside for the Project Warrants upon issuance in March 2022.

The Company recognizes additional paid-in capital related to the Project Warrants to reflect the attribution of the Project Warrants’ fair value in a manner similar to revenue recognized under the CSDA. During the year ended December 31, 2024, we recognized $1.9 million as additional paid-in capital, primarily as a result of the termination of the CSDA, compared to $19 thousand recognized as additional paid-in capital related to the vesting of Project Warrants for the year ended December 31, 2023. As of December 31, 2024, vested Project Warrants were exercisable for 15,168 shares of the Company’s common stock.

Collaboration Warrants

In connection with the execution of a collaboration agreement (the “Collaboration Agreement”) with Woodside in March 2022, the Company issued warrants permitting Woodside to purchase 104,275 shares of the Company’s common stock at an exercise price of $0.35 per share (the “Collaboration Warrants”). Under the Collaboration Agreement, Woodside will assist us in defining product offerings that use our modular technology for potential customers. The Collaboration Warrants expire upon the earlier of a change of control of the Company or March 28, 2027. Of these warrants, (i) half of the warrants vested immediately upon execution of the Collaboration Agreement, to purchase 52,138 shares of the Company’s common stock and (ii) the remaining warrants will vest based on certain specified performance goals under the Collaboration Agreement. The fair value of the Collaboration Warrants upon issuance was $173.60 per warrant based on the closing price of the Company’s common stock on March 28, 2022, less the exercise price.

The Collaboration Warrants were determined to be consideration payable to a customer or non-employee under ASC 718 and are recorded as equity on the consolidated balance sheets and the related expense is recognized ratably as SG&A expense for marketing services to be provided over the estimated service period. The Company recognized SG&A expense, related to the vesting of the Collaboration Warrants, of $2.0 million during the year ended December 31, 2023.

During the fourth quarter of 2023, we recorded an impairment of $5.3 million to fully impair the remaining book value of our Collaboration Warrants, included in impairment and other charges on our consolidated statements of operations. Refer to Note 13 — Impairment and Other Charges — Asset Impairments for additional information.

Vendor Warrants

During the years ended December 31, 2023 and 2022, the Company issued warrants to purchase 1,285 and 2,197 shares of the Company’s common stock, respectively, at an exercise price of $0.35 per share (collectively, the “Vendor Warrants”), to a vendor as compensation for services to be performed by the vendor. The Vendor Warrants had a cumulative fair value upon issuance of $0.3 million and expire on August 14, 2029 and April 19, 2028, respectively.

The Vendor Warrants were determined to be consideration payable to a non-employee under ASC 718 and are recorded as equity on the consolidated balance sheets. As of January 18, 2024, all Vendor Warrants were fully vested.

Registration Rights

The holders of the Project Warrants, Collaboration Warrants and Vendor Warrants are entitled to certain demand registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Heliogen, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

Note 5 — Fair Value of Financial Instruments

The Company’s assets and liabilities measured at fair value on a recurring basis are summarized in the following table by fair value measurement level:

$ in thousands		December 31,
	Level	2024	2023
Assets:
Investments	1	$—	$12,386
Liabilities:
Public Warrants(1)	1	$34	$97
Private Warrants(1)	2	1	3

____________

(1)      Included in other long-term liabilities on the consolidated balance sheets.

Private Warrants.    The fair value of the Private Warrants approximates the fair value of the Public Warrants due to the existence of similar redemption provisions. As a result, the Company has determined that the fair value of the Private Warrants at a specific date would be similar to that of the Public Warrants, and thus the fair value is determined by using the closing price of the Public Warrants, which was $0.004 as of December 31, 2024.

Contingent Consideration.    In connection with the acquisition of HelioHeat GmbH in September 2021, part of the fair value of the consideration transferred was contingent consideration. The contingent consideration was classified as Level 3 in the fair value hierarchy and measured at fair value using a probability-weighted discounted cash flow model utilizing estimated timing for the commissioning and required operational period of a commercial facility using the acquired particle receiver technology.

As of December 31, 2024 and 2023, the fair value of the contingent consideration was zero. The following table summarizes the activities of our Level 3 fair value measurement for the year ended December 31, 2023:

($ in thousands)
Balance as of December 31, 2022	$353
Change in fair value(1)	(353)
Balance as of December 31, 2023	$—

____________

(1)      The changes in the fair value of the contingent consideration are included in other income, net on our consolidated statements of operations.

Note 6 — Inventories

Inventories consisted of the following:

$ in thousands	December 31,
	2024	2023
Raw materials	$—	$1,870
Finished goods	—	2,424
Work in process	—	53
Reserve for excess and obsolete inventory	—	(2,391)
Total inventories, net	$—	$1,956

Heliogen, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

Note 6 — Inventories (cont.)

During the years ended December 31, 2024 and 2023, the Company recorded inventory reserves, included in cost of services revenue on our consolidated statements of operations, to adjust for excess and obsolete inventories. During the third quarter of 2024, in connection with the closure of our Manufacturing Facility, the Company sold the excess and obsolete inventory and wrote-off the corresponding reserve. The following table shows the change in the inventory reserves:

($ in thousands)
Balance as of December 31, 2022	$—
Charges to costs and expenses	2,391
Balance as of December 31, 2023	$2,391
Charges to costs and expenses	1,729
Recoveries and write-offs	(4,120)
Balance as of December 31, 2024	$—

Note 7 — Property, Plant and Equipment

Major classes of property, plant and equipment, consisted of the following:

$ in thousands	Estimated Useful Lives in Years	December 31,
		2024	2023
Leasehold improvements	5 – 7	$36	$3,107
Computer equipment	2 – 3	2,019	2,165
Machinery, vehicles and other equipment	5 – 7	504	4,307
Furniture and fixtures	2	321	664
Construction in progress		—	125
Total property, plant and equipment		2,880	10,368
Accumulated depreciation		(2,565)	(4,791)
Total property, plant and equipment, net		$315	$5,577

Depreciation expense for property, plant and equipment was $0.9 million and $2.1 million for the years ended December 31, 2024 and 2023, respectively, and is recorded in SG&A expense with a portion allocated to cost of services revenue.

During the second quarter of 2024, we recorded an impairment of property, plant and equipment of $3.4 million, included in impairment and other charges on our consolidated statements of operations. Refer to Note 13 — Impairment and Other Charges — Manufacturing Facility Closure for additional information.

Asset Sales

During the second quarter of 2024, we began to sell assets, which were primarily located at our Manufacturing Facility as a result of the decision to close the facility. During the year ended December 31, 2024, we received $0.9 million in proceeds from the sale of property, plant and equipment and recognized a loss of $0.3 million from disposal of assets, which is recorded in SG&A expense.

Heliogen, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

Note 8 — Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

$ in thousands	December 31,
	2024	2023
Payroll and other employee benefits	$1,431	$1,084
Professional fees	1,116	1,913
Research, development and project costs	5,616	3,658
Inventory in-transit	—	29
Operating lease liabilities, current portion	2,550	1,792
Other accrued expenses	451	431
Total accrued expenses and other current liabilities	$11,164	$8,907

Note 9 — Leases

The Company has operating leases, primarily for real estate. There are no material residual value guarantees associated with any of the Company’s operating leases.

Pasadena, California.    On May 23, 2021, we executed a seven-year lease for office space in Pasadena, California (the “Pasadena Office Lease”). The Pasadena Office Lease includes a termination option under which the Company can terminate the lease for any reason and at no cost, with proper notice, at any time effective on or after May 31, 2026. As of December 31 2024, we anticipate we will exercise the early termination option and end the Pasadena Office Lease on May 31, 2026 due to the various workforce reductions that have occurred during the year. As a result, during the year ended December 31, 2024, our right-of-use asset and operating lease liabilities for the Pasadena Office Lease were both decreased by $1.5 million.

In May 2021, Heliogen sub-leased a portion of its office space subject to the Pasadena Office Lease to Idealab, a California corporation (“Idealab”). In March and May 2023, Heliogen entered into amendments to the sub-lease with Idealab.

Long Beach, California.    Effective July 27, 2021, we executed the Long Beach Lease for five years, with an option for the Company to renew for an additional five years, which we originally anticipated utilizing. As discussed in Note 13 — Impairment and Other Charges — Manufacturing Facility Closure, in May 2024, the Company made the decision to close the Manufacturing Facility, therefore, the Company no longer anticipates utilizing the five-year renewal option for the Long Beach Lease. As a result, during the second quarter of 2024, our right-of-use asset and operating lease liabilities for the Long Beach Lease were both decreased by $6.4 million.

As of December 31 2024, we performed an impairment assessment of our Long Beach Lease, given the decision to close the Manufacturing Facility and discussions to terminate the Long Beach Lease and recorded a right-of-use asset impairment of $0.8 million, which is included in impairment and other charges on our consolidated statements of operations. Effective February 18, 2025, we executed a lease termination agreement for the Long Beach Lease.

As security for the Company’s faithful performance of its obligations under the Long Beach Lease, a commercial bank issued an unconditional and irrevocable $1.5 million standby letter of credit payable to the lessor. As of December 31, 2024, the Company still had a $1.5 million standby letter of credit outstanding associated with the Long Beach lease, included in restricted cash on our consolidated balance sheet. Pursuant to the terms of the lease termination, the $1.5 million standby letter of credit was released to the Company in March 2025.

Houston, Texas.    On January 1, 2022, we executed a 26-month lease for office space in Houston, Texas (the “Houston Office Lease”) with an option for the Company to renew for an additional two years. On October 27, 2023, we executed an amendment to the Houston Office Lease. The amendment provides for an extension of 30-months to the Houston Office Lease terms commencing on March 1, 2024 and added additional office space.

Heliogen, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

Note 9 — Leases (cont.)

Plains, Texas.    On October 1, 2023, we executed a ten-year term lease in Plains, Texas for rural undeveloped agricultural land and we initiated construction on the Texas Steam Plant (the “Texas Steam Plant Lease”). The Texas Steam Plant Lease includes an option for the Company to extend for an additional ten years.

In the fourth quarter of 2024, in an effort to conserve cash and in light of the shifting landscape following the U.S. presidential elections, we made the decision to halt construction of our Texas Steam Plant. As a result, we performed an impairment assessment of our Texas Steam Plant Lease as of December 31, 2024 and recorded a right-of-use asset impairment of $0.5 million, which is included in impairment and other charges on our consolidated statements of operations.

The following table provides information on the amounts of our right-of-use assets and liabilities included on our consolidated balances sheets:

$ in thousands	Financial Statement Line	December 31,
		2024	2023
Operating lease right-of-use assets	Operating lease right-of-use assets	$2,831	$13,909
Operating lease liabilities, current	Accrued expenses and other current liabilities	2,550	1,792
Operating lease liabilities, non-current	Operating lease liabilities, non-current	2,314	12,878

The following table summarizes the components of lease costs:

$ in thousands	Year Ended December 31,
	2024	2023
Operating lease cost	$2,738	$2,759
Sublease income	(167)	(155)
Total lease cost	$2,571	$2,604

The Company has variable and other related lease costs which were not considered material for the years ended December 31, 2024 and 2023.

The weighted-average remaining lease terms and discount rates for the Company’s operating leases were as follows:

	December 31,
	2024	2023
Weighted-average remaining lease term (years)	2.5	7.0
Weighted-average discount rate	8.4%	7.4%

The following table summarizes the supplemental cash flow information related to leases:

	Year Ended December 31,
$ in thousands	2024	2023
Cash paid for amounts included in the measurement of operating lease liabilities	$2,819	$2,717
Right-of-use assets obtained in exchange for new operating lease liabilities	132	847
Decrease in right-of-use asset and operating lease liabilities due to lease remeasurement	7,868	—

Heliogen, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

Note 9 — Leases (cont.)

As of December 31, 2024, the maturities of our future undiscounted cash flows associated with our operating lease liabilities were as follows:

$ in thousands
2025	$2,854
2026	1,947
2027	109
2028	111
2029	112
Thereafter	437
Total future lease payments	$5,570
Less: Imputed interest	(706)
Present value of future lease payments	$4,864

Right-of-way Lease.    In April 2022, we executed a 30-year right-of-way lease agreement with the Bureau of Land Management (the “BLM”) for land within the Brenda Solar Energy Zone (the “Brenda SEZ”). The agreement has an initial annual base rent of $19 thousand and contains a 2% per annum escalation clause. The Company may relinquish the lease early which will terminate the lease as of the end of the then-current calendar year.

The Brenda SEZ provides ideal conditions for concentrated solar installations, allowing for a project that could produce low-cost, low-carbon power to meet growing demand while reducing emissions. However, as of December 31, 2024, the Company does not have the ability to use the premises for project development without approval from the BLM. As a result, the Company has not recognized an operating right-of-use asset or liability on the consolidated balance sheets. During the year ended December 31, 2024, the Company paid an annual base rent of $30 thousand.

Note 10 — Equity

Common Stock

The Company is authorized to issue 500,000,000 shares of common stock, $0.0001 par value per share. As of December 31, 2024 and 2023, there were 6,096,084 and 5,946,315 shares of common stock issued and outstanding, respectively.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock, $0.0001 par value per share. As of December 31, 2024, no shares of preferred stock have been issued. The Company’s Board of Directors (the “Board”) has the authority to issue shares of preferred stock and to determine the rights, preferences, privileges and restrictions, including voting rights, of those shares.

Stockholder Matters

As previously reported, on November 7, 2023, the NYSE notified the Company that it had determined to commence proceedings to delist the Company’s common stock and Public Warrants from the NYSE. Trading in these securities was immediately suspended. The NYSE reached its decision to delist these securities pursuant to Section 802.01B of the NYSE Listed Company Manual. On April 15, 2024, the Company notified the NYSE that the Company intended to withdraw its appeal of the delisting determination and on June 10, 2024, the NYSE filed with the SEC a Notification

Heliogen, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

Note 10 — Equity (cont.)

of Removal From Listing and/or Registration under Section 12(b) of the Exchange Act on Form 25 in order to delist the Company’s common stock and Public Warrants from the NYSE and deregister the Company’s common stock and Public Warrants under Section 12(b) of the Exchange Act. The delisting became effective on June 20, 2024.

The Company’s common stock is currently quoted on the OTCQX, the highest market tier operated by the OTC Markets Group, Inc. The Company intends to continue to comply with public company SEC regulations and other NYSE listing requirements, including filing quarterly financial statements, having independently audited financials, and maintaining an independent board of directors with corporate governance rules and oversight committees.

Stockholders Rights Plan

On April 16, 2023, the Company’s Board declared a dividend of one preferred share purchase right (“Right”) for each outstanding share of the Company’s common stock to the stockholders of record as of the close of business on April 28, 2023, and adopted a limited duration stockholder rights plan, as set forth in the Rights Agreement, dated as of April 16, 2023 (the “Rights Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as rights agent. The Rights will be exercisable only if a person or group (an “acquiring person”) acquires or launches a tender or exchange offer to acquire beneficial ownership (which includes certain synthetic equity interests) of 12.5% or more of the Company’s outstanding common stock (20% for certain passive institutional investors as described in the Rights Agreement) without the approval of the Board. Under the original terms of the Rights Agreement, once the Rights become exercisable, each Right will entitle its holder (other than the acquiring person, whose rights will become void) to purchase for $122.50, subject to adjustment, additional shares of our common stock having a market value of twice such exercise price. In addition, the Rights Agreement has customary flip-over and exchange features.

On April 16, 2024, we entered into Amendment No. 1 (the “Amendment”) to the Rights Agreement. The Amendment extended the final expiration date of the Rights Agreement by one year such that the Rights will now expire on April 17, 2025. The Amendment also changed the definition of “Exercise Price” from $122.50 to $26.40 and amended the definition of “acquiring person” to reflect the terms and conditions of the limited waiver previously granted by us to Nant Capital, LLC and certain of its affiliates, as previously disclosed on the Company’s Current Report on Form 8-K dated February 15, 2024. The Rights Agreement otherwise remains unmodified and in full force and effect in accordance with its terms.

On December 17, 2024, we entered into Amendment No. 2 to the Rights Agreement, as amended, which made for certain technical amendments to the rights and obligations of the Board to administer and make determinations with respect to the Rights Agreement, as amended, and the rights issued thereunder. The Rights Agreement, as amended, otherwise remains unmodified and in full force and effect in accordance with its terms.

The Rights Agreement will reduce the likelihood that any entity, person or group gains control of Heliogen through open market accumulation without paying all stockholders an appropriate control premium or without providing our Board sufficient time to make informed judgments and take actions that are in the best interests of all stockholders.

Heliogen, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

Note 11 — Earnings (Loss) per Share

The calculation of basic and diluted EPS were as follows:

$ in thousands, except share and per share data	Year Ended December 31,
	2024	2023
Numerator:
Net income (loss)	$32,547	$(129,598)
Denominator:
Weighted-average common shares outstanding	6,001,949	5,754,037
Weighted-average impact of warrants(1)	69,581	68,352
Denominator for basic EPS – weighted-average shares	6,071,530	5,822,389
Effect of dilutive securities	159,710	—
Denominator for diluted EPS – weighted-average shares	6,231,240	5,822,389

EPS – Basic	$5.36	$(22.26)
EPS – Diluted	$5.22	$(22.26)

____________

(1)      Warrants that have a $0.35 exercise price per common share are assumed to be exercised when vested because common shares issued for little consideration upon exercise are included in outstanding shares for the purposes of computing basic and diluted EPS.

The following securities were excluded from the calculation of EPS as their impact would be anti-dilutive:

	Year Ended December 31,
	2024	2023
Stock options	162,927	204,394
Shares issuable under the employee stock purchase plan	—	11,371
Unvested restricted stock units	89,860	339,287
Unvested warrants	—	59,540
Vested warrants	244,762	244,762

Note 12 — Share-based Compensation

On December 28, 2021, the stockholders approved the Heliogen, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) and the Heliogen, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”). The 2021 Plan aims to incentivize employees, directors and consultants who render services to the Company through the granting of stock awards, including stock options, stock appreciation right awards, restricted stock awards, RSU awards, performance awards and other stock-based awards.

As of December 31, 2024, 327,265 shares of common stock were reserved for issuance under the 2021 Plan. In addition, such aggregate number of shares of common stock automatically increases on January 1 of each year, beginning on January 1, 2022 and ending on (and including) January 31, 2031, in an amount equal to 4% of the total number of shares of the Company’s common stock outstanding on December 31 of the preceding year or a lesser number of shares determined by the Board. The aggregate number of shares of common stock that may be issued pursuant to the exercise of incentive stock options under the 2021 Plan is 1,018,642 shares.

Heliogen, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

Note 12 — Share-based Compensation (cont.)

The following table summarizes our share-based compensation expense by the affected line on our consolidated statements of operations:

$ in thousands	Year Ended December 31,
	2024	2023
Cost of services revenue	$166	$550
Selling, general and administrative	2,276	(6,464)
Research and development	191	750
Total share-based compensation expense	$2,633	$(5,164)

The following table summarizes our share-based compensation expense by grant type:

$ in thousands	Year Ended December 31,
	2024	2023
Stock options	$517	$(11,738)
Restricted stock units	2,077	6,220
Employee stock purchase plan	39	238
Vendor Warrants	—	116
Total share-based compensation expense	$2,633	$(5,164)

Stock Options

We value our stock options using the Black-Scholes option pricing model, which was developed for use in estimating the fair value of stock options. Black-Scholes and other option valuation models require the input of highly subjective assumptions, including the fair value of our common stock, expected term, expected volatility, risk-free interest rate and expected dividends. The Company did not grant any stock option awards during the years ended December 31, 2024 and 2023.

The following table summarizes the Company’s stock option activity:

$ in thousands, except share and per share data	Number of Shares	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value ($)
Outstanding balance as of December 31, 2022	891,509	$107.85	7.62
Exercised	(254,139)	4.57
Forfeited	(332,585)	203.48
Expired	(100,391)	250.58
Outstanding balance as of December 31, 2023	204,394	12.64	5.82	$6
Exercised	(3,818)	0.70
Forfeited	(4,565)	47.89
Expired	(33,084)	23.93
Outstanding balance as of December 31, 2024	162,927	$9.64	3.95	$—
Exercisable as of December 31, 2024	159,303	$9.35	3.90	$—

The total intrinsic value of stock options exercised was $7 thousand and $1.6 million for the years ended December 31, 2024 and 2023, respectively. As of December 31, 2024, the unrecognized compensation cost related to stock options was $0.1 million which is expected to be recognized over a weighted-average period of 0.3 years.

Heliogen, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

Note 12 — Share-based Compensation (cont.)

During the year ended December 31, 2023, we recognized a net reduction of $12.5 million in share-based compensation expense, included in SG&A expense, as a result of 279,589 stock options forfeited in connection with the termination of our former Chief Executive Officer in the first quarter of 2023.

Restricted Stock Units

The fair value of RSU awards is measured at the fair value of the Company’s common stock on the grant date. For the years ended December 31, 2024 and 2023, we estimated the fair value of RSU awards using the closing stock price on the grant date or the modification date.

The following table summarizes the Company’s RSU award activity:

	Number of Shares	Weighted Average Grant Date Fair Value ($)
Unvested as of December 31, 2022	327,141	$153.12
Granted	356,230	9.63
Vested	(156,646)	109.60
Forfeited	(187,438)	83.51
Unvested as of December 31, 2023	339,287	58.92
Granted	523,702	1.54
Vested	(168,427)	43.13
Forfeited	(236,067)	33.55
Unvested as of December 31, 2024	458,495	$11.97

The grant date fair value of vested RSU awards was $7.3 million and $17.2 million for the years ended December 31, 2024 and 2023, respectively. As of December 31, 2024, the unrecognized compensation cost related to unvested RSU awards was $2.9 million which is expected to be recognized over a weighted-average period of 2.0 years.

Employee Stock Purchase Plan

Under the 2021 ESPP, eligible employees may elect to purchase the Company’s common stock at the end of each offering period, which will generally be six months, at a 15% discount to the market price of the Company’s common stock at the beginning or the end of each offering period on May 15 and November 15 of each year, whichever is lower, using funds deducted from their payroll during the offering period. Eligible employees can authorize payroll deductions of up to 15% of their eligible earnings, subject to certain limitations.

As of December 31, 2024, 243,335 shares of common stock were reserved for issuance under the 2021 ESPP. In addition, such aggregate number of shares of common stock will automatically increase on January 1 of each year, beginning on January 1, 2022 and ending on (and including) January 1, 2031. The number of shares added each calendar year will equal the lesser of (i) 1% of the total number of shares of common stock outstanding on December 31 of the preceding calendar year, (ii) 271,638 shares, or (iii) a lesser number of shares than described under (i) or (ii) as determined by the Board. As of December 31, 2024, 59,459 shares have been issued under the 2021 ESPP.

Heliogen, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

Note 13 — Impairment and Other Charges

Impairment and other charges consisted of the following:

$ in thousands	Year Ended December 31,
	2024	2023
Property, plant and equipment	$3,354	$—
Operating lease right-of-use assets	1,352	—
Manufacturing Facility closing costs	300	—
Cloud computing arrangements(1)	—	1,484
Collaboration Warrants(2)	—	5,282
Goodwill	—	1,008
Severance costs	2,018	1,160
Total impairment and other charges	$7,024	$8,934

____________

(1)      Prior to the impairment, cloud computing arrangements were included in other long-term assets on our consolidated balance sheets.

(2)      Prior to the impairment, Collaboration Warrants of $1.6 million was included in prepaid and other current assets and $3.7 million was included in Collaboration Warrants, non-current on our consolidated balance sheets.

Manufacturing Facility Closure

In May 2024, the Company made the strategic decision to implement a targeted plan, which included a workforce reduction, the closing of its Manufacturing Facility and a reduction in third-party costs. These actions were intended to further reduce structural costs and operating expenses and better align the Company’s operating structure for commercialization with a technology-centric business model. Costs and charges related to the implementation of the Company’s targeted plan, were accrued when probable and reasonably estimable or at the time of program announcement. In connection with the targeted plan, the Company incurred a total of $5.1 million impairment and other charges during the year ended December 31, 2024 consisting of the below charges.

Management concluded that the actions of the targeted plan constituted a triggering event and as a result, we performed an impairment assessment for our long-lived assets, including right-of-use assets. During the second quarter of 2024, we recorded impairments of $3.4 million to property, plant and equipment related to leasehold improvements, machinery and equipment and other fixed assets located at our Manufacturing Facility. Additionally, in the second quarter of 2024, we recorded severance costs of $0.6 million related to employee transition, severance and related benefits, primarily associated with the workforce reduction mentioned above.

During the year ended December 31, 2024, the Company recorded a right-of-use asset impairment of $0.8 million associated with the termination of the Long Beach Lease and costs of $0.3 million associated with closing our Manufacturing Facility. Refer to Note 9 — Leases — Long Beach, California for additional information.

As of December 31, 2024, the Company has a liability of $0.3 million associated with closing the Manufacturing Facility, which is included in accrued expenses and other current liabilities on our consolidated balance sheets and was fully paid on the effective date of the Long Beach Lease termination.

Asset Impairments

During the year ended December 31, 2024, we recorded total right-of-use asset impairments of $1.4 million, of which $0.8 million was associated with the Long Beach Lease, as mentioned above, and the remainder $0.5 million was associated with the Texas Steam Plant Lease. Refer to Note 9 — Leases — Plains, Texas for additional information.

As of December 31, 2023, management concluded that the Company’s liquidity position and forecast of operating results and cash flows at the time constituted a triggering event and as a result, we performed an impairment assessment for our long-lived assets, including right-of-use assets. While the Company continued to believe in the long-term

Heliogen, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

Note 13 — Impairment and Other Charges (cont.)

commercial viability of our products and technology, we also believed that we would continue to incur losses for a longer period than was originally estimated and would require additional cash investment before we could generate positive cash flow. As a result, during the fourth quarter of 2023, we recorded impairments of $1.5 million to fully impair the remaining book value of our cloud computing implementation costs and $5.3 million to fully impair the remaining book value of our Collaboration Warrants.

Goodwill Impairment

During the first quarter of 2023, we assessed our goodwill for impairment due to a sustained decrease in the Company’s market capitalization. The Company concluded that it was more likely than not that the fair value of its reporting unit was less than its carrying amount as of March 31, 2023. As a result, we fully impaired goodwill and recorded an impairment of $1.0 million during the first quarter of 2023.

Reorganization Costs

During the year ended December 31, 2024, we recorded total severance costs of $2.0 million related to employee severance and related benefits, of which $0.6 million was associated with the Manufacturing Facility closing, as mentioned above, and the remainder $1.4 million was associated with various workforce reductions throughout the year.

In February 2023, the Company initiated a strategic plan to respond to market feedback, streamline our operations, and improve our financial condition. As a result, during the year ended December 31, 2023, we recorded severance costs of $1.2 million for employee severance and related benefits.

Note 14 — Income Taxes

Provision for income taxes consisted of the following:

	Year Ended December 31,
$ in thousands	2024	2023
Current:
State	$6	$1
Deferred:
Foreign	—	—
Provision for income taxes	$6	$1

The domestic and foreign components of pre-tax income were as follows:

	Year Ended December 31,
$ in thousands	2024	2023
Domestic	$33,416	$(129,092)
Foreign	(863)	(505)
Net income (loss) before taxes	$32,553	$(129,597)

Heliogen, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

Note 14 — Income Taxes (cont.)

The effective tax rate of the Company differed from the federal statutory rate as follows:

	Year Ended December 31,
$ in thousands	2024		2023
U.S. federal statutory income tax rate	$6,836	21.0%	$(27,215)	21.0%
State taxes, net of federal benefit	3,061	9.4%	(9,566)	7.4%
Warrant liabilities remeasurement	(14)	—%	(114)	0.1%
Share-based compensation	1,483	4.6%	(1,303)	1.0%
Goodwill impairment	—	—%	212	(0.2)%
Valuation allowance	(11,776)	(36.2)%	37,751	(29.1)%
Other	416	1.2%	236	(0.2)%
Provision for income taxes	$6	—%	$1	—%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized. The increase in the valuation allowance during the year ended December 31, 2024 was due to net increases in our net deferred tax assets. No portion of our valuation allowance was released into our income tax benefit during the year ended December 31, 2024.

The components of the deferred tax assets and liabilities were as follows:

	December 31,
$ in thousands	2024	2023
Deferred tax assets:
Net operating loss carryforwards	$75,618	$66,701
Share-based compensation	926	3,139
Operating lease liabilities	1,422	4,399
Capitalized research and development costs	8,974	7,985
Provision for contract losses	—	22,452
Other	4,357	4,571
Gross deferred tax assets	91,297	109,247
Less: Valuation allowance	(84,569)	(96,346)
Net deferred tax assets	6,728	12,901
Deferred tax liabilities:
Depreciation and amortization	—	(1,340)
Operating lease right-of-use assets	(1,250)	(4,158)
Other	(5,478)	(7,403)
Total deferred tax liabilities	(6,728)	(12,901)
Net deferred income taxes	$—	$—

In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the analysis of federal and state deferred tax balances, future tax projections and availability of taxable income in the carryback period, the Company recorded a valuation allowance against the federal and state deferred tax assets of $84.6 million and $96.3 million as of December 31, 2024 and 2023, respectively.

Heliogen, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

Note 14 — Income Taxes (cont.)

As of December 31, 2024, the Company has federal net operating loss (“NOL”) carryforwards of $244.4 million, of which $10.1 million were generated prior to 2018 and will begin to expire in 2033, unless previously utilized, but may be used to offset up to 100% of future taxable income before expiration. Under current law, our federal NOLs generated in tax years beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such federal NOLs is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to federal tax law. As of December 31, 2024, the Company has state NOL carryforwards of $265.7 million which will begin to expire in 2033. As of December 31, 2024, the Company has foreign NOL carryforwards of $3.0 million, which may be carried forward indefinitely.

The 2021 through 2024 tax years remain open to examination by the Internal Revenue Service and the 2020 through 2024 tax years remain open to examination by the state tax authorities. In addition, the utilization of net loss carryforwards is subject to federal and state review for the periods in which those net losses were incurred.

Utilization of the net operating loss and research tax credit carryforwards are subject to an annual limitation based on changes in ownership, as defined by Sections 382 and 383 of the Internal Revenue Code of 1986, as amended.

The Company is under audit by the Internal Revenue Services for the year ended December 31, 2022. We believe that we have made adequate provision for all income tax uncertainties.

Note 15 — Related Party Transactions

NantG Power, LLC

On March 24, 2023, Heliogen entered into an agreement with NantG Power, LLC (“NantG”), an affiliated sister-company to Nant Capital LLC, a holder of more than 5% of Heliogen’s outstanding voting stock, to provide front-end concept design and R&D engineering services. During the years ended December 31, 2024 and 2023, the Company recognized $0.2 million and $0.1 million, respectively, of services revenue from NantG. As of December 31, 2024, we had no outstanding receivables with NantG. As of December 31, 2023, we had outstanding accounts receivable of $0.1 million with NantG.

Note 16 — Commitments and Contingencies

From time to time, we are involved in various claims and lawsuits arising in the normal course of business, including proceedings involving tort and other general liability claims and other miscellaneous claims. We recognize a liability when we believe the loss is probable and reasonably estimable. We currently believe that the ultimate outcome of such lawsuits and proceedings will not, individually or in the aggregate, have a material effect on our consolidated financial statements as of and for the year ended December 31, 2024.

Note 17 — Segment Reporting

We manage our business on a consolidated basis and operate as one operating segment, which includes all activities related to our concentrated solar energy technology and thermal energy storage. Our CODM is our chief executive officer. The CODM reviews consolidated operating expenses, as presented on our consolidated statements of operations, to measure segment profit or loss, alongside with cash and cash equivalents, as presented on our consolidated balance sheets. In addition to the significant expense categories presented on our consolidated statements of operations, the CODM reviews the SG&A and R&D expenses on a more disaggregated level.

The CODM uses these financial metrics to allocate resources on a consolidated basis, which enables the CODM to assess both the overall level of resources available and optimize distribution of resources across functions and R&D programs in line with our long-term strategic goals. The CODM does not evaluate our operating segment using total assets information.

Heliogen, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

Note 17 — Segment Reporting (cont.)

The following table provides information about disaggregated SG&A expenses:

$ in thousands	Year Ended December 31,
	2024	2023
Employee compensation, excluding share-based compensation	$12,906	$22,453
Share-based compensation	2,276	(6,464)
Collaboration Warrants	—	1,981
Other selling, general and administrative(1)	21,138	31,525
Total selling, general and administrative	$36,320	$49,495

____________

(1)      Other SG&A expense primarily consists of professional and consulting fees, facilities and other related costs and other administrative expenses.

The following table provides information about disaggregated R&D expenses:

$ in thousands	Year Ended December 31,
	2024	2023
Employee compensation, excluding share-based compensation	$8,521	$9,640
Share-based compensation	191	750
Other research and development(1)	7,623	10,638
Total research and development	$16,335	$21,028

____________

(1)      Other R&D expense primarily consists of direct R&D costs, prototyping and testing expenses.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions.

Amount
Securities and Exchange Commission registration fee		$31,207
Accountants’ fees and expenses		*
Legal fees and expenses		*
Miscellaneous		*
Total expenses	$	*

____________

*        These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 14. Indemnification of Directors and Officers.

Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides for indemnification for Zeo’s directors and officers to the fullest extent permitted by the DGCL. In addition, as permitted by Delaware law, the Charter includes provisions that eliminate the personal liability of Zeo’s directors and officers for monetary damages resulting from breaches of certain fiduciary duties as a director or officer. The effect of this provision is to restrict Zeo’s rights and the rights of its stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:

•        any breach of his or her duty of loyalty to us or our stockholders;

•        acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law;

•        unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•        any transaction from which the director derived an improper personal benefit.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Our Charter provides that, to the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director or officer of Zeo shall not be personally liable to Zeo or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of Zeo shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment. Further, our Charter provides that, to the fullest extent permitted by law, Zeo may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of Zeo or any predecessor of Zeo or is or was serving at the request of Zeo as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of Common Stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding unregistered securities issued by us within the past three years. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

On December 24, 2024, we issued a promissory note to LHX Intermediate LLC, pursuant to which we can borrow up to an aggregate principal amount of $4,000,000, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering without any form of general solicitation or general advertising.

On March 13, 2024, prior to the Closing, the Sponsor was issued 1,500,000 shares of Class V Common Stock pursuant to the terms of the Sponsor Subscription Agreement in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering without any form of general solicitation or general advertising.

On March 13, 2024, at the Closing, the Sellers collectively received 33,730,000 shares of Class V Common Stock pursuant to the terms of the Business Combination Agreement in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering without any form of general solicitation or general advertising.

On April 27, 2021, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain expenses on ESGEN’s behalf in consideration of 7,187,500 ESGEN Class B ordinary shares. Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On September 27, 2021, ESGEN sold 831,393 Class B ordinary shares to the Salient Client Accounts at a price of approximately $0.004 per share. Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

In connection with the closing of the IPO, the Sponsor purchased an aggregate of 11,240,000 private placement warrants for a purchase price of $1.00 per whole warrant, and the Salient Client Accounts purchased an aggregate of 2,800,000 for a purchase price of $1.00 per whole warrant, each pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The private placement warrants were forfeited at the Closing.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description
		Form	Exhibit	Filing Date
2.1	Business Combination Agreement, dated as of April 19, 2023, by and among ESGEN, Sunergy, the Sellers, OpCo, the Sponsor and Timothy Bridgewater.	8-K	2.1	April 20, 2023
2.2	Amendment No. 1 to Business Combination Agreement, dated as of January 24, 2024, by and between ESGEN and Sunergy.	8-K	2.1	January 25, 2024
2.3	Agreement and Plan of Merger and Reorganization, dated as of May 28, 2025, by and among Zeo Energy Corp., Heliogen, Inc., Hyperion Merger Corp. and Hyperion Acquisition LLC	8-K	2.1	May 29, 2025
3.1	Certificate of Incorporation of Zeo Energy Corp.	8-K	3.1	March 20, 2024
3.2	Bylaws of Zeo Energy Corp.	8-K	3.2	March 20, 2024
5.1**	Opinion of Ellenoff Grossman & Schole LLP with respect to the legality of the securities being offered.
10.1	Amended and Restated Subscription Agreement, dated as of January 24, 2024, by and among ESGEN, OpCo and the Sponsor.	8-K	10.2	January 25, 2024
10.2	Letter Agreement, dated as of October 22, 2021, by and among ESGEN, the Sponsor and the Insiders party thereto.	8-K	10.5	October 25, 2021
10.3	Amendment to Letter Agreement, dated as of April 19, 2023, by and among ESGEN, the Sponsor and the Insiders party thereto.	8-K	10.1	April 20, 2023
10.4	Amendment No. 2 to Letter Agreement, dated as of January 24, 2024, by and among ESGEN, the Sponsor and the Insiders party thereto.	8-K	10.1	January 25, 2024
10.5	Side Letter, dated as of March 13, 2024 by and among ESGEN, Sponsor, Sunergy and the other parties thereto.	8-K	10.5	March 20, 2024
10.6	Non-Redemption Agreement, dated as of March 11, 2024, by and between ESGEN and The K2 Principal Fund L.P.	8-K	10.1	March 12, 2024
10.7	Amended and Restated Registration Rights Agreement, dated as of March 13, 2024.	8-K	10.7	March 20, 2024
10.8	OpCo A&R LLC Agreement, dated as of March 13, 2024.	8-K	10.8	March 20, 2024
10.9	Form of Lock-Up Agreement.	8-K	2.1	April 20, 2023
10.10	Tax Receivable Agreement, dated as of March 13, 2024.	8-K	10.10	March 20, 2024
10.11	Form of Indemnification Agreement.	8-K	10.11	March 20, 2024
10.12	Employment Agreement, dated March 13, 2024, by and between Opco and Timothy Bridgewater.	8-K	10.12	March 20, 2024
10.13	Employment Agreement, dated March 13, 2024, by and between Opco and Kalen Larsen.	8-K	10.13	March 20, 2024
10.14	Employment Agreement, dated March 13, 2024, by and between Opco and Gianluca “Luke” Guy.	8-K	10.14	March 20, 2024
10.15	Employment Agreement, dated March 13, 2024, by and between Opco and Brandon Bridgewater.	8-K	10.15	March 20, 2024
10.16	Employment Agreement, dated March 13, 2024, by and between Opco and Cannon Holbrook.	8-K	10.1	August 20, 2024
10.17	Zeo Energy Corp. 2024 Omnibus Incentive Equity Plan.	8-K	10.17	March 20, 2024
10.18	Promissory Note, dated December 24, 2024, between the Company and LHX Intermediate LLC.	8-K	10.1	December 26, 2024
10.19	Form of Voting Agreement, dated December 24, 2024, between the Company, LHX Intermediate LLC and certain stockholders of the Company.	8-K	10.2	December 26, 2024
10.20	Asset Purchase Agreement, dated as of October 25, 2024, by and between the Company and the sellers party thereto.	8-K	10.1	October 31, 2024

Exhibit Number	Description
		Form	Exhibit	Filing Date
10.21	Subscription Agreement, dated as of October 25, 2024, by and between the Company and LHX Intermediate LLC.	8-K	10.2	October 31, 2024
10.22	Form of Voting and Support Agreement.	8-K	10.2	May 29, 2025
21.1	Subsidiaries of Zeo Energy Corp.	10-K	21.1	April 1, 2024
23.1*	Consent of Grant Thornton LLP, independent registered public accounting firm of Zeo Energy Corp.
23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Heliogen, Inc.
23.3**	Consent of Ellenoff Grossman & Schole LLP (included as part of Exhibit 5.1).
24.1**	Power of Attorney (included on signature page to this Registration Statement).
101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document).
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107**	Exhibit Fee

____________

*        Filed herewith.

**      Previously filed.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)    to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)    that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)    to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)    that, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each:

prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)    that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)     the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(d)    any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized, on this 22nd day of July, 2025.

Zeo Energy Corp.
By:	/s/ Timothy Bridgewater
Name:	Timothy Bridgewater
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 22, 2025.

Name	Position	Date
/s/ Timothy Bridgewater	Chief Executive Officer	July 22, 2025
Timothy Bridgewater	(Principal Executive Officer)
/s/ Cannon Holbrook	Chief Financial Officer	July 22, 2025
Cannon Holbrook	(Principal Financial Officer and Principal Accounting Officer)
*	Director	July 22, 2025
Dr. Abigail M. Allen
*	Director	July 22, 2025
James P. Benson
*	Director	July 22, 2025
Neil Bush
*	Director	July 22, 2025
Mark Jacobs
* By:	/s/ Timothy Bridgewater
Timothy Bridgewater, Attorney-in-fact